                                                              EXHIBIT (a)(5)(AA)

                          UNITED STATES DISTRICT COURT
                          EASTERN DISTRICT OF MICHIGAN

---------------------------------------x
SIMON PROPERTY GROUP, INC.,            :
SIMON PROPERTY ACQUISITIONS, INC.,
AND RANDALL J. SMITH,                  :

                       Plaintiffs,     :
                                            CIVIL ACTION NO. 02-74799
                 - against -           :
                                            The Honorable Victoria A. Roberts
TAUBMAN CENTERS, INC., A. ALFRED       :
TAUBMAN, ROBERT S. TAUBMAN, LISA            Magistrate Judge Virginia M. Morgan
A. PAYNE, GRAHAM T. ALLISON, PETER     :
KARMANOS, JR., WILLIAM S. TAUBMAN,
ALLAN J. BLOOSTEIN, JEROME A.          :
CHAZEN, AND S. PARKER GILBERT,
                                       :
                       Defendants.
                                       :

---------------------------------------x

               APPENDIX TO SPG PLAINTIFFS' AND RANDALL J. SMITH'S
                       MOTION FOR A PRELIMINARY INJUNCTION


                                    VOLUME IV
                                  A1273 - A1550

                                INDEX TO APPENDIX
                    TO SPG PLAINTIFFS' AND RANDALL J. SMITH'S
                       MOTION FOR A PRELIMINARY INJUNCTION

                           VOLUME I: PUBLIC DOCUMENTS

                                                                                              Page
SPG Offer to Purchase for Cash, dated Dec. 5, 2002..............................................Al

SPG and Westfield Supplement to the Offer to Purchase, dated Jan. 15, 2003.....................A56

TCI Schedule 14D-9/A Amendment No. 3, dated Dec. 20, 2002......................................A95

TCI Common Stock Prospectus, dated Nov. 20, 1992 (Defendants' Exhibit 7)......................A158

TCI Articles of Incorporation, dated Aug. 9, 2000 ............................................A348

TCI Second Amendment and Restatement of Agreement of
      Limited Partnership, dated Sept. 30, 1998 ..............................................A383

TCI Form 8-K, dated Aug. 18, 1998 (Payne Exhibit 1)...........................................A448

TCI Form 8-K, dated Sept. 30, 1998 (Payne Exhibit 2)..........................................A468

TCI Schedule 14D-9, dated December 11, 2002 (Gilbert Exhibit 10)..............................A486

Press Release, Taubman Centers, Inc., dated Jan. 21, 2003.....................................A512

TCI Schedule 13D/A, dated Nov. 14, 2002.......................................................A516

Press Release, Taubman Centers, Inc., dated Dec. 17, 2002 ....................................A570

TCI Schedule 13D/A, dated Jan. 28, 2003.......................................................A573

                    VOLUME II: DEPOSITION EXHIBITS/DOCUMENTS

                                                                                              Page
NOVA Restructuring and Recapitalization Plan Goldman Sachs as Advisor
      to the NOVA Family (Rosenberg Exhibit 7)................................................A600

Project NOVA Goldman Sachs Value Added (Rosenberg Exhibit 8)..................................A602

Memorandum to IBD Innovation Award Committee, dated Nov. 18, 1998
    (Rosenberg Exhibit 10) ...................................................................A608

Goldman Sachs Handwritten Notes (Bloostein Exhibit 3) ........................................A610

Separation and Relative Value Adjustment Agreement, dated Aug. 17, 1998.......................A775

REIT Flowchart (Bloostein Exhibit 2)..........................................................A845

Morgan Stanley Handwritten Notes (Niehaus Exhibit 3) .........................................A846

Letter from Morgan Stanley to the Taubman Partnership Committee and Board of
     Directors, dated Aug. 17, 1998 (Niehaus Exhibit 8) ......................................A847

Minutes of Meeting of the Partnership Committee of TCI, dated June 24, 1998
    (Gilbert Exhibit 3) ......................................................................A850

Project NOVA, Preliminary Transaction Term Sheet Unit Redemption Transaction,
    revised June 29, 1998 ....................................................................A854

1998 Draft Press Releases (Taubman Exhibit 12) ...............................................A861

TCI Ownership Structure, May 2001 Proxy (Rosenberg Exhibit 5) ................................A912

Letter from Goldman Sachs to R. Taubman, dated Oct. 25, 2002 (R. Taubman Exhibit 9) ..........A914

Minutes of a Special Meeting of the Board of Directors of TCI,
    dated Oct. 28, 2002 (Rosenberg Exhibit 1) ................................................A923

Voting Agreements, dated Nov. 14, 2002 (R. Taubman Exhibit 13) ...............................A928

Letter from D. Simon to R. Taubman, dated Oct. 22, 2002 (Bloostein Exhibit 4) ................A935

              VOLUME III: DEPOSITION TESTIMONY/CASES & AUTHORITIES

                                                                                              Page
Excerpts from the Deposition Transcript of Allan J. Bloostein, taken Jan. 14, 2003 ...........A938

Excerpts from the Deposition Transcript of Simon Parker Gilbert, taken Jan. 9, 2003 ..........A984

Excerpts from the Deposition Transcript of G. William Miller, taken Jan. 22, 2003............A1030

Excerpts from the Deposition Transcript of Lisa Payne, taken Jan. 17, 2003 ..................A1037

Excerpts from the Deposition Transcript of Christopher J. Niehaus, taken Jan. 17, 2003 ......A1060

 Excerpts from the Deposition Transcript of Adam Rosenberg, taken Jan. 24, 2003..............A1087

Excerpts from the Deposition Transcript of David Simon, taken Jan. 24, 2003 .................A1119

Excerpts from the Deposition Transcript of Robert Taubman, taken January 16, 2003 ...........A1124

MICH. COMP LAWS ss. 450.1790-1799 ..........................................................A1163

DAVID M. EINHORN ET AL, REIT M&A TRANSACTIONS-PECULIARITIES AND
      COMPLICATIONS, 55 BUS. LAW. (Feb. 2000) ...............................................A1172

MILLER V. VILL. HILL DEV. CORP., NO. 220297, 2001 WL 754050
      (Mich. Ct. App. July 3, 2001) .........................................................A1214

MM CO., INC. V. LIQUID AUDIO, INC., No. 606, 2002, 2003 WL 58969
      (Del. Jan. 7, 2003) ...................................................................A1217

PACKER V. YAMPOL, 1986 WL 4748 (Del. Ch. 1986) ..............................................A1228

PHILLIPS V. INSITUFORM OF AM., INC., Civ. A. No. 9173, 1987 WL 16285
      (Del. Ch. 1987) .......................................................................A1240

SCHAFFER EX REL. LASERSIGHT INC. V. CC INV., LDC, No. 99 Civ. 2821 (VM), 2002 WL
      31869391 (S.D.N.Y. Dec. 20, 2002) .....................................................A1249

SEILON, INC. V. LAMB, No. C 83-314,1983 WL 1354 (N.D. Ohio July 27, 1983) ...................A1257

                                    VOLUME IV

                                                                                              Page
SPG Press Release, dated Feb. 17, 2003 ......................................................A1273

Computershare Report of Shares Tendered, dated Feb. 14, 2003.................................A1275

REIT Wrap, dated Feb. 18, 2003...............................................................A1276

TCI Schedule 14D-9A, dated Feb. 19, 2003 ....................................................A1281

TCI Schedule 14D-9A, dated Feb. 4, 2003 .....................................................A1288

Defendants' Response to Plaintiffs' Third Request For
      Production Of Documents ...............................................................A1293

The Rouse Company Letter to R. Taubman, dated May 1, 1998....................................A1298

TCI Closing Stock Price, May 1, 1998 ........................................................A1299

TCI 2002 Proxy Statement ....................................................................A1300

Excerpts from the Deposition Transcript of Lucian Bebchuk, taken Feb. 19, 2003...............A1331

Excerpts from the Deposition Transcript of Martin Cicco, taken Feb. 5, 2003..................A1347

Excerpts from the Deposition Transcript of M. Travis Keath, taken Feb. 13, 2003..............A1352

Excerpts from the Deposition Transcript of Peter Lowy, taken Feb. 19, 2003 ..................A1368

Excerpts from the Deposition Transcript of G. William Miller, taken Jan. 22, 2003............A1373

Excerpts from the Deposition Transcript of Adam Rosenberg, taken Jan. 24, 2003...............A1381

Excerpts from the Deposition Transcript of David Simon, taken Jan. 24, 2003 .................A1389

Excerpts from the Deposition Transcript of Randall J. Smith, taken Feb. 14, 2003 ............A1393

Excerpts from the Deposition Transcript of Robert Taubman, taken Jan. 16, 2003...............A1405

Excerpts from the Deposition Transcript of Philip Ward, taken Jan. 17, 2003 .................A1409

17 C.F.R. ss. 240.13d-3(a), 13d-5(b)(1).....................................................A1415

IND. CODE ANN. s. 23-1-42-1...................................................................A1419

AVACUS PARTNERS, L.P. V. BRIAN, Civ. A. No. 11001, 1990 WL 161909
      (Del. Ch. Oct. 24, 1990) ..............................................................A1423

CLARK V. SAKOWSKI, No. 210508, 2000 WL 33405937
      (Mich. App. Oct. 13, 2000.) ...........................................................A1432

EMERSON RADIO CORP. V. INT'L JENSEN INC., Civ. A. Nos. 15130, 14992,
      1996 WL 483086 (Del. Ch. Aug. 15, 1996) ...............................................A1436

FDIC V. HYDE PARK APARTMENTS, No. 94-56673, 1996 WL 138558
      (9th Cir. Mar. 27. 1996) ..............................................................A1457

GIBRALT CAP. CORP. V. SMITH, No. 17422, 2001 WL 647837
      (Del. Ch. May 9, 2001) ................................................................A1461

OMNICARE, INC. V. NCS HEALTHCARE, INC., No. 605, 649, 2002 Del. LEXIS 723
      (Del. Ch. Dec. 10, 2002) ..............................................................A1475

IN RE SHELL OIL CO., Civ. A. No. 8080, 1990 WL 201390
      (Del. Ch. Dec. 11, 1990) ..............................................................A1480

STEWART V. ALVAREZ, No. Civ. A. No. 02-1159, 2002 U.S. Dist. LEXIS 19195
      (E.D. La. Oct. 7, 2002) ...............................................................A1519

TOMCZAK V. THIOKOL, INC., Civ. A. No. 7861, 1990 WL 42607 (Del. Ch. Apr. 5, 1990) ...........A1523

SPG Schedule TO/A, Amendment No. 16, dated Feb. 27, 2003 ....................................A1537

Affidavit of Keith R. Pauley ................................................................A1546

Affidavit of Robert H. Steers ...............................................................A1548

                                      A1273

                                                         EXHIBIT NO. (a) (5) (S)

 (SIMON PROPERTY GROUP LOGO]                                    [WESTFIELD LOGO]


Simon Contact:                                                Westfield Contact:
Shelly Doran                                                         Katy Dickey
Simon Property               George Sard/Paul Caminiti/        Westfield America
   Group, Inc.                    Hugh Burns                        310/445-2407
                               Citigate Sard Verbinnen
317/685-7330                    212/687-8080


                      85% OF TAUBMAN CENTERS COMMON SHARES
                        TENDERED INTO SPG/WESTFIELD OFFER
        ----------------------------------------------------------------

     NEW YORK, February 17, 2003 - Simon Property Group, Inc. (NYSE: SPG) and Westfield America, Inc., the U.S. subsidiary of Westfield America Trust (ASX:
WFA), today announced that approximately 85% of the outstanding common shares of Taubman Centers, Inc. (NYSE: TCO), or a total of 44,135,107 of the 52,207,756 common shares outstanding, have been tendered as of February 14, 2003 into the $20.00 per share all-cash offer by SPG and Westfield.

     The offer has been extended until midnight, New York City time, on March 28, 2003, unless further extended. The offer was previously scheduled to expire on February 14, 2003.

     David Simon, Chief Executive Officer of SPG, and Peter Lowy, Chief Executive Officer of Westfield America, Inc., issued the following joint statement: "We are gratified to have received such an unprecedented and overwhelming mandate from TCO's public shareholders in support of our $20.00 per share all-cash offer. The shareholders have sent a powerful message to TCO's Board of Directors. The TCO Board should now respect the wishes of TCO's public shareholders, who own 99% of TCO, and take all steps necessary to facilitate the offer. We again invite the TCO Board to meet with us so that we can quickly complete this mutually beneficial transaction."

     The complete terms and conditions of the offer are set forth in the Offer to Purchase, as amended, and the related Letter of Transmittal, copies of which are on file with the SEC and available by contacting the information agent, MacKenzie Partners, Inc. at (800) 322-2885. Merrill Lynch & Co. is acting as financial advisor to SPG and Westfield America, Inc. and is the Dealer Manager for the Offer. Willkie Farr & Gallagher is acting as legal advisor to SPG and Skadden, Arps, Slate, Meagher & Flom LLP is acting as legal advisor to Westfield America, Inc. Simpson Thacher & Bartlett is acting as legal advisor to Merrill Lynch & Co.

                                      A1274

About Simon Property Group

Headquartered in Indianapolis, Indiana, Simon Property Group, Inc. is a real estate investment trust engaged in the ownership and management of income-producing properties, primarily regional malls and community shopping centers. Through its subsidiary partnerships, it currently owns or has an interest in 242 properties containing an aggregate of 183 million square feet of gross leasable area in 36 states, as well as eight assets in Europe and Canada and ownership interests in other real estate assets. Additional Simon Property Group information is available at http://about.simon.com/corpinfo/index.html.

About Westfield America, Inc.

Westfield America, Inc. is a United State's subsidiary of Westfield America Trust (ASX: WFA), the second-largest property trust listed on the Australian Stock Exchange. WFA owns a majority interest in the Westfield America portfolio of 63 centers, branded as Westfield Shoppingtowns. Westfield Shoppingtowns are home to more than 8,400 specialty stores and encompass 64 million square feet in the states of California, Colorado, Connecticut, Florida, Illinois, Indiana, Maryland, Missouri, Nebraska, New Jersey, New York, North Carolina, Ohio and Washington.

                                      # # #
Important Information

This news release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any TCO shares, and is not a solicitation of a proxy. Simon Property Group and Simon Property Acquisitions, Inc., a wholly owned subsidiary of Simon Property Group, filed a tender offer statement on Schedule TO with the Securities and Exchange Commission on December 5, 2002 (as amended), with respect to the offer to purchase all outstanding shares of TCO common stock. Investors and security holders are urged to read this tender offer statement as amended because it contains important information. Investors and security holders may obtain a free copy of the tender offer statement and other documents filed by SPG and WFA with the Commission at the Commission's web site at http://www.sec.gov. The tender offer statement and any related materials may also be obtained for free by directing such requests to MacKenzie Partners, Inc. at (800) 322-2885.

Forward-looking statements

This release contains some forward-looking statements as defined by the federal securities laws which are based on our current expectations and assumptions, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, projected or implied. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

                                      A1275


                                    [COMPUTERSHARE LOGO]
                                    Computershare Trust Company of New York
                                    Wall Street Plaza, 88 Pine St, 19th Floor
                                    New York, New York 10005

14-Feb-03
JAMES M. BARKLEY
General Counsel and Secretary
Simon Property Group, Inc.
National City Center
115 West Washington Street, Suite 15 East
Indianapolis, IN 46204
jbarklev@simon.com

                                                                      REPORT: 47


    RE: SIMON PROPERTIES ACQUISITIONS, INC. A WHOLLY OWNED SUBSIDIARY OF SIMON PROPERTY GROUP, INC. OFFER TO PURCHASE SHARES OF COMMON STOCK OF TAUBMAN CENTERS, INC.
           Effective: December 5, 2002


Dear Mr. Barkley:

In our capacity as Depositary for the subject offer, the following is our report of activity through 12:00 Midnight on 2/14/2003.


            PHYSICAL TENDERS   BOOK-ENTRY                    DELIVERIES & TOTAL TENDERED
------------------------------------------------------------------------------------------------------------
            Items  Shares       Items Shares      Items  Shares                   Items             Shares
------------------------------------------------------------------------------------------------------------
PREVIOUS        62   37,779.428   395  38,697,502     37      5,397,142           457         38,735,281.428
------------------------------------------------------------------------------------------------------------
Herewith         0        0.000     0           0      8      2,684.595           0                    0.000
------------------------------------------------------------------------------------------------------------
Cleared          0           0      0                  0              0           0                        0
------------------------------------------------------------------------------------------------------------
Withdrawn        0           0      0           0      0                          0                        0
------------------------------------------------------------------------------------------------------------
TOTAL           62   37,779.428   395  38,697,502     45  5,399,826.595           457         38,735,281.428
------------------------------------------------------------------------------------------------------------

 *=protects not included in totals until cleared

 If you have questions concerning this report, please contact Brendan Bulfin at
 212.701.7635 or myself at, 212.701.7622.

 Sincerely,
 Robert Neff
 Operations Manager

 cc:        Neda Meshkaty                       Mark Harnett
            Richard Campbell                    MacKenzie Partners, Inc.
            Computershare                       mharnett@mackenziepartners.com

            Charlie Koons                       Dan Burch

                                      A1276

SUBJECT: REIT WRAP
         for TUESDAY,
         FEBRUARY 18, 2003

"REALTY STOCK REVIEW"
(bvinocur@rainmaker-media.com)

02/18/2003 09:07 AM PLEASE RESPOND TO BVINOCUR

    TO:    "REIT WRAP SUBSCRIBERS"
bvinocur@rainmaker-media.com

    CC:
    SUBJECT:   REIT WRAP for TUESDAY, FEBRUARY 18, 2003

********** Mark Your Calendars **********

New York University's Eighth Annual REIT Symposium will be held on April 2, 2003 at The Waldorf=Astoria in New York City. Conference details and sign-up information are available on our website in the data downloads area. Point your browser to http://www.realtystockreview.com.

To download a PDF of the conference brochure click on data downloads in the upper left-hand-corner of our home page. Scroll down the data downloads page to "Industry Events" and click on the download button.

Remember, Realty Stock Review subscribers get a 20% discount!

If you have trouble logging onto our site or downloading the brochure, contact Marg Menges at 732-493-0437 or mailto:margmenges@rainmaker-media.com.

******************************************

REIT Wrap for Tuesday, February 18th

Front Page: REITs Slip, A Bit. Plus, The Just Say "No" Defense.

Odds & Ends: ProLogis Leases Space to Giraud Logistique; Sherman Resigns from Crescent Board; and Kimco to Joint Market Kmart Stores.

Standbys: Market Recap, including the Credit Markets; Winners & Losers; and New Highs and Lows, including Preferreds.

The Morgan Stanley REIT Index (RMS) shed 0.44%, or 1.83 points, on Valentine's Day. Volume (see below) was lighter than usual. Year-to-date through Friday's close, RMS had posted a negative 4.3% total return.

Losers outnumbered gainers, on Friday. 73 of the 113 companies that comprise the Morgan Stanley REIT Index closed down; 36 ended the day up; and 4 were unchanged.

The average weighted yield on the Morgan Stanley REIT Index (at Friday's close) was 7.6%. RMS finished 2002 with an average weighted yield of 7.1%.

19.5 million shares changed hands, on Friday; down from Thursday's 21.9 million shares. Over the prior 30-day period, RMS' average daily volume was 22.2 million shares.

02/21/2003

                                      A1277

The Just Say "No" Defense

As we reported in a REIT Flash yesterday, approximately 85% of the outstanding common shares of Taubman Centers (TCO) were tendered in response to Simon/Westfield's $20 per share offer.

According to a Simon/Westfield press release, a total of 44,135,107 of the 52,207,756 common shares outstanding had been tendered as of midnight on February 14, 2003. Simon/Westfield extended their tender until midnight East Coast time on March 28.

ROUGHLY AN hour after the tender results hit the wire, Taubman Centers issued a statement reiterating that its board believes the Simon/Westfield offer is "inadequate, opportunistic and does not reflect the underlying value of the company's assets or its growth prospects."

Taubman's press release dismissed what buy-siders and analysts said was a much greater-than-expected response to the Simon/Westfield tender offer. "We figured the number, at best, would be in the low- to mid-70% range, one buy-sider told us. The vote, he added, signals that investors who have been at this a long time believe the Simon/Westfield offer is a credible one. "We believe it's now up to the Taubman family and TCO's independent directors either to come up with a better deal, or to sell the company to Simon/Westfield," he stressed.

He added the suggestion by the Taubman family and the company's independent directors that the company is worth north of the $20 now on the table conveniently ignores at least two crucial points.

First, he said, the issue isn't what the company is worth, but rather whether a $20 per share offer today is superior to what a lot of savvy investors believe the company is likely to be trading at, say, 3 years from today. "To reject this offer you have to believe that TCO would be changing hands at a price that on a present value basis would exceed $20 per share, today. We don't think that's case."

Second, he underscored, that discussions about what Taubman is "worth" are rendered moot by the family's and board's action. "Management and the board have demonstrated an unwillingness to unlock what they contend is substantial value in excess of what the shares are trading for, today. If you look back at the roughly ten-year trading history for this company, it has always changed hands at a very significant discount to estimates of net asset value; larger than for any of its mall peers. For NAV to have any real meaning, investors have to believe that a company's management and board are committed to unlocking value by whatever means necessary. This management team and this board are sending exactly the opposite signal."

Taubman added in its release yesterday afternoon: "According to Simon's announcement, approximately 44 million of the 84 million shares of Taubman Centers voting stock were tendered into the offer. This amount is insufficient to meet Simon's own minimum Tender Offer condition or to purchase the company since at least two-thirds of Taubman Centers' 84 million issued and outstanding voting shares - approximately 56 million voting shares - must approve any sale transaction or amendment to the corporate charter."

One analyst characterized Taubman's interpretation of the results as "particularly lame". He added, "This is but the latest evidence of a

02/21/2003

                                      A1278

management team and a board that is out of touch with the common shareholders, as well as the current climate in corporate America, generally." The analysts pointed out, "An 85% vote is damn near unprecendented."

That said, other analysts said that absent a change-of-heart by the Taubman family, it will be up to a Michigan court, which is scheduled to hear arguments on the lawsuit brought by Simon on March 21, to decide whether Simon/Westfield will have a shot to close on their offer. Said one veteran portfolio manager, "The sad fact is that the independent Taubman directors probably cannot do much unless, the Taubman family says, 'okay.'" Added the portfolio manager, "Even if they cannot change the rules on their own, we're hoping the Taubman directors will at least hire their own team of advisers. To do anything less, in our view, is a breach of their fiduciary duty."

Buy-siders said today's trading should signal whether the arbs believe it's now more likely that TCO will change hands. "We expect the shares to trade up, at least modestly today," a buy-sider told us early this morning.

Odds & Ends

ProLogis Leases Space to Giraud Logistique...ProLogis (PLD) signed a lease with Giraud Logistique for a 213,000 square foot facility at Cergy-Pontoise Distribution Center located northeast of Paris, France. Giraud Logistique, a third-party logistics provider, will use the facility for the distribution of cosmetics.

ProLogis owns seven facilities for a total of 813,256 square feet of distribution space in Cergy. Additional ProLogis tenants in the park include Lear Corporation, Siemens and TNT Jet Services.

The company's website is at http://www.prologis.com._

Sherman Resigns from Crescent Board... Crescent Real Estate Equities Company
(CEI) said David Sherman resigned from its board, effective immediately. In a statement, the company said Sherman will be devoting more time to his other business activities, which include being a co-managing member of Metropolitan Real Estate Equity Management, LLC, as well as continuing his role as an adjunct professor of real estate at Columbia University Graduate School of Business Administration.

The company's website is at http://www.cei-crescent.com.

Kimco to Joint Market Kmart Stores ...Kmart Corp. (KMRTQ) said Friday it reached an agreement with Kimco Realty Corp. (KIM) for the joint marketing of approximately 317 Kmart locations and related properties in the United States and Puerto Rico that KMRTQ is in the process of closing.

The locations range in size from approximately 50,000 square feet to more than 190,000 square feet and are located in freestanding, strip and mall locations in 44 states and Puerto Rico. This group of stores includes 57 Kmart SuperCenter locations.

Kimco's website is at http://www.kimcorealty.com.

Recapping The Action

All four non-REIT benchmarks we track daily rallied, on Friday. The Dow

                                      A1279

Jones Industrial Average rose 2.05%, or 158.93 points, to 7908.80; the Standard & Poor's 500-stock index gained 2.14%, or 17.52 points, to 834.89; the Nasdaq Composite climbed 2.56%, or 32.73 points, to 1310.17; and the Russell 2000 closed up 1.05%, or 3.73 points, to 358.50.

The 10-year Treasury fell 21/32, on Friday; its yield climbed to 3.963%. The 30-year bond dropped 1 and 6/32, on February 14; its yield rose to 4.887%.

The Morgan Stanley REIT Index (RMS) fell 0.44%, or 1.83 points, to 409.47, on Friday. (The high on February 14 was 412.03; the low was 408.62.) Year-to-date through Friday's close, RMS had posted a negative 4.33% total return. As of the close on February 14, RMS' average weighted yield was 7.58%.

Cohen & Steers Realty Majors (RMP), which we use to follow the performance of large-cap REITs, finished Friday at 353.35, down 0.43%, or 1.52 points. (The high on February 14 was 355.75; the low was 352.47.) Year-to-date through Friday's close, RMP had posted a negative 4.04% total return. As of the close on February 14, RMP's average weighted yield was 7.15%.

Of the 113 companies that comprise the Morgan Stanley REIT Index: 36 finished up; 73 closed down; and 4 were unchanged, on Friday. Of the 30 companies that make up Cohen & Steers Realty Majors: 8 closed up and 22 finished down, on February 14.

Over the past 30 trading sessions (i.e., January 2 through February 13), the Morgan Stanley REIT Index's trading volume averaged 22.2 million shares. RMS traded 19.5 million shares on Friday; down from Thursday's 21.9 million shares. Cohen & Steers Realty Majors' average trading volume over the past 30 trading sessions was 12.0 million shares. On February 14, RMP traded 9.4 million shares; down from Thursday's 10.8 million shares. (Editor's Note: Trading volumes represent consolidated share volumes. The companies that comprise Cohen &
Steers Realty Majors are 30 large-cap REITs. Both RMS and RMP are total return indices, with dividends reinvested.)

Winners and Losers

February 14's big winners were: Mid-Atlantic Realty (MRR) up 2.21%, or 38 cents, to $17.60; Starwood (HOT) up 2.05%, or 45 cents, to $22.45; U.S. Restaurant Properties (USV) up 1.72%, or 24 cents, to $14.19; FelCor (FCH) up 1.65%, or 11 cents, to $6.79; Associated Estates (AEC) up 1.42%, or 8 cents, to $5.70; and Kimco (KIM) up 1.36%, or 43 cents, to $32.02.

Friday's big losers were: Universal Health Realty (UHT) down 5.03%, or $1.35, to $25.51; MeriStar (MHX) down 4.93%, or 18 cents, to $3.47; Nationwide Health
(NHP) down 2.69%, or 36 cents, to $13.00; Hospitality Properties (HPT) down 2.66%, or.82 cents, to $29.98; Malan (MAL) down 2.54%, or 10 cents, to $3.83;
and Trizec (TRZ) down 2.02%, or 18 cents, to $8.72.

New Highs and Lows

Two REITs/REOCs (nonREIT real estate operating company) set new highs, on
Friday: Brookfield Homes (BHS) and Newcastle Investment Corp. (NCT).

One REIT/REOC preferred (tickers vary depending on quote service) set a new high, on February 14: Mills Corp. 9.0% Series C CUMUL RDM PFD (MLS-C).

                                      A1280

Twelve REITs/REOCs set new lows, on Friday: Archstone-Smith (ASN); AvalonBay
(AVB); Chateau (CPJ); Health Care Property Investors (HCP); Nationwide Health
(NHP); Prime Hospitality (PDQ); Reckson (RA); Reckson Class B (RAB); RFS Hotel Inv (RFS); Shurgard (SHU); Sovran (SSS); and West Coast Rlty Investors (MPQ).

One REIT/REOC preferred set a new low, on February 14: FelCor 9.0% B CUMUL RDM DEP SHRS PFD (FCH-B).

Have a Great Week,
Barry Vinocur
direct dial: 732-493-8172
EMAIL: mailto:bvinocur@rainmaker-media.com
Websites: http://www.realtystockreview.com and http://www.property-mag.com

-------------------------------------------------------------

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
                                      A1281

                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                 -----------------------------------------------


                                Schedule 14D-9/A
                   SOLICITATION/RECOMMENDATION STATEMENT UNDER
             SECTION 14(D)(4) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 17)

                 -----------------------------------------------


                              Taubman Centers, Inc.
                            (Name of Subject Company)
                              Taubman Centers, Inc.
                      (Name of Person(s) Filing Statement)

     Common Stock, Par Value $0.01 Per Share (Title of Class of Securities)


                                    876664103

                      (CUSIP Number of Class of Securities)

                 -----------------------------------------------

                                 Lisa A. Payne
                              Taubman Centers, Inc.
                             200 East Long Lake Road
                             Suite 300, P.O. Box 200
                        Bloomfield Hills, Michigan 48303
                                 (248) 258-6800
   (Name, Address and Telephone Number of Person Authorized to Receive Notice
          Communications on Behalf of the Person(s) Filing Statement)


                 -----------------------------------------------
                                 With copies to:

  Cyril Moscow                   Jeffrey H. Miro           Adam 0. Emmerich
Honigman Miller Schwartz        Kenneth H. Gold           Trevor S. Norwitz
       and                     Miro, Weiner & Kramer        Robin Panovka
   Cohn, LLP                   38500 Woodward Avenue,   Wachtell, Lipton, Rosen
2290 First National Building        Suite 100                  & Katz
  660 Woodward Avenue            Bloomfield Hills,          51 West 52nd Street
    Detroit, Michigan              Michigan 48303       New York, New York 10019
  48226-3583                       (248) 646-2400            (212) 403-1000
   (313) 465-7000


- Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

--------------------------------------------------------------------------------

                                                       A1282


This Amendment No. 17 amends and supplements the Solicitation/Recommendation Statement on Schedule 14D-9 initially filed with the Securities and Exchange Commission (the "Commission") on December 11, 2002 (as subsequently amended, the "Schedule 14D-9"), by Taubman Centers, Inc., a Michigan corporation (the "Company" or "Taubman Centers") relating to the tender offer made by Simon Property Acquisitions, Inc. ("Offeror"), a wholly owned subsidiary of Simon Property Group, Inc. ("Simon") and Westfield America, Inc. ("Westfield"), as set forth in a Tender Offer Statement filed by Simon on Schedule TO, dated December 5, 2002 (the "Schedule TO") and a Supplement to the Offer to Purchase, dated January 15, 2003 filed by Simon on Schedule TO-T/A (Amendment No. 6) (the "Supplement"), to pay $20.00 net to the seller in cash, without interest thereon, for each Common Share, upon the terms and subject to the conditions set forth in the Schedule TO and the Supplement. Unless otherwise indicated, all capitalized terms used but not defined herein shall have the meanings ascribed to them in the Schedule 14D-9.

ITEM 9. Exhibits.

Item 9 is hereby amended and supplemented by adding thereto the following:

Exhibit No.  Description
-----------  -----------

(a)(43)      Press release issued by Taubman Centers on February 17, 2003

(a)(44)      Letter to Taubman Centers Associates

                                      A1283

                                    SIGNATURE

                After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 19, 2003                                  Taubman Centers, Inc.


                                            By: /s/ Robert S. Taubman
                                                -------------------------------
                                                Robert S. Taubman
                                                Chairman of the Board, President
                                                and Chief Executive Officer

                                      A1284

                                  EXHIBIT INDEX


EXHIBIT NO.             DESCRIPTION
-----------             -----------

a)(43)                  Press release issued by Taubman Centers on February 17,
                        2003

(a)(44)                 Letter to Taubman Centers Associates

                                      A1285

[Taubman Logo]                                        Taubman Centers, Inc.
                                                      200 East Long Lake
                                                      Bloomfield Hills, MI 48304
                                                      (248) 258-6800


CONTACT:

Barbara Baker                             Joele Frank/Matthew Sherman
Taubman Centers, Inc.                     Joele Frank, Wilkinson Brimmer Katcher
(248) 258-7367                            (212) 355-4449
www.taubman.com

FOR IMMEDIATE RELEASE

TAUBMAN CENTERS COMMENTS ON SIMON PROPERTY GROUP'S
TENDER OFFER STATUS

        Bloomfield Hills, Mich., Feb 17, 2003 - Taubman Centers, Inc. (NYSE:TCO) today responded to Simon Property Group's (NYSE:SPG) announcement of the status of its unsolicited hostile cash tender offer made in conjunction with a subsidiary of Westfield America Trust (ASX:WFA) for Taubman Centers:

        As we have previously stated, Taubman Centers' Board of Directors believes that the Simon offer is inadequate, opportunistic and does not reflect the underlying value of the Company's assets or its growth prospects.

        According to Simon's announcement today, approximately 44 million of the 84 million shares of Taubman Centers voting stock were tendered into the offer. This amount is insufficient to meet Simon's own minimum Tender Offer condition or to purchase the Company since at least two-thirds of Taubman Centers' 84 million issued and outstanding voting shares - approximately 56 million voting shares - must approve any sale transaction or amendment to the corporate charter.

        Simon's hostile offer is not a logical catalyst for a sale. The Board's position remains clear - the Company is not for sale and there is no roadmap to completion of this offer. The facts have not changed: more than 30 percent of outstanding Taubman Centers voting shares have publicly announced their opposition to Simon's hostile offer.

                                      A1286

        Our collection of upscale regional mall assets cannot be replicated. They represent the most productive portfolio of regional malls in the public sector and have always been and will always be highly coveted. The Company has a strong track record, has delivered more than an 80% total return to shareholders over the past five years, and has also achieved a nearly 20% FFO (Funds From Operations) per share growth rate for 2002, the highest among retail REITs.

        Taubman Centers, Inc., a real estate investment trust, currently owns and/or manages 30 urban and suburban regional and super regional shopping centers in 13 states. In addition Stony Point Fashion Park (Richmond, Va.) is under construction and will open September 18, 2003, and NorthLake Mall (Charlotte, N.C.) will begin construction later this year and will open August 5, 2005. The Taubman Centers Board of Directors on February 10, 2003 announced that it has authorized the expansion of its existing buyback program to repurchase up to an additional $100 million of the Company's common shares. Taubman Centers is headquartered in Bloomfield Hills, Mich.

This press release contains forward-looking statements within the meaning of the Securities Act of 1933 as amended. These statements reflect management's current views with respect to future events and financial performance. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to changes in general economic and real estate conditions including further deterioration in consumer confidence, changes in the interest rate environment and availability of financing, and adverse changes in the retail industry. Other risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K. Notwithstanding any statement in this press release, Taubman Centers acknowledges that the safe harbor for forward-looking statements under Section 21E of the Securities Exchange Act of 1934, as amended, added by the Private Securities Litigation Reform Act of 1995, does not apply to forward-looking statements made in connection with a tender offer.

                                      # # #

                                      A1287

                                                                Exhibit (a) (44)
                                                                ----------------


Dear Taubman Centers Associates:

As you will see in the attached press release, today the Company responded to Simon and Westfield's announcement of the status of their hostile unsolicited tender offer.

According to their announcement, approximately 44 million of the 84 million shares of Taubman Centers voting stock were tendered into the offer. This amount is insufficient to purchase the company since at least two-thirds of Taubman Centers' 84 million issued and outstanding shares - approximately 56 million voting shares - must approve any sale transaction or amendment to the corporate charter. We anticipate that there will be significant press coverage of the tender results, and that Simon and Westfield will "proclaim victory" because they have received more than two-thirds of the common shares; however, the only two-thirds that count is the two-thirds of the 84 million issued and outstanding shares as required by the company's charter.

The Board's position remains clear - the company is not for sale and there is no roadmap to completion of Simon and Westfield's inadequate and opportunistic offer.

We greatly appreciate your continued support and hard work. If you have any questions, please contact Barb Baker or me. We will keep you updated as events progress.

                                      A1288

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                              --------------------

                                SCHEDULE 14D-9/A
                   SOLICITATION/RECOMMENDATION STATEMENT UNDER
             SECTION 14(D)(4) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 14)

                              --------------------

                              TAUBMAN CENTERS, INC.
                            (Name of Subject Company)

                              TAUBMAN CENTERS, INC.
                      (Name of Person(s) Filing Statement)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                         (Title of Class of Securities)

                                    876664103
                      (CUSIP Number of Class of Securities)

                              --------------------

                                  LISA A. PAYNE
                              TAUBMAN CENTERS, INC.
                             200 EAST LONG LAKE ROAD
                             SUITE 300, P.O. BOX 200
                        BLOOMFIELD HILLS, MICHIGAN 48303
                                 (248) 258-6800
 (Name, Address and Telephone Number of Person Authorized to Receive Notice and
           Communications on Behalf of the Person(s) Filing Statement)

                              --------------------

                                 WITH COPIES TO:

      CYRIL MOSCOW                 JEFFREY H. MIRO          ADAM 0. EMMERICH
HONIGMAN MILLER SCHWARTZ AND       KENNETH H. GOLD         TREVOR S. NORWITZ
        COHN, LLP               MIRO, WEINER & KRAMER         ROBIN PANOVKA
2290 FIRST NATIONAL BUILDING    38500 WOODWARD AVENUE,   WACHTELL, LIPTON, ROSEN
  660 WOODWARD AVENUE                  SUITE 100                  & KATZ
 DETROIT, MICHIGAN 48226-3583     BLOOMFIELD HILLS,        51 WEST 52ND STREET
       (313) 465-7000              MICHIGAN 48303       NEW YORK, NEW YORK 10019
                                  (248) 646-2400             (212) 403-1000
/ / Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

================================================================================

                                      A1289

This Amendment No. 14 amends and supplements the Solicitation/ Recommendation Statement on Schedule 14D-9 initially filed with the Securities and Exchange Commission (the "Commission") on December 11, 2002 (as subsequently amended, the "Schedule 14D-9"), by Taubman Centers, Inc., a Michigan corporation (the "Company" or "Taubman Centers") relating to the tender offer made by Simon Property Acquisitions, Inc. ("Offeror"), a wholly owned subsidiary of Simon Property Group, Inc. ("Simon") and Westfield America, Inc. ("Westfield"), as set forth in a Tender Offer Statement filed by Simon on Schedule TO, dated December 5, 2002 (the "Schedule TO") and a Supplement to the Offer to Purchase, dated January 15, 2003 filed by Simon on Schedule TO-T/A (Amendment No. 6) (the "Supplement"), to pay $20.00 net to the seller in cash, without interest thereon, for each Common Share, upon the terms and subject to the conditions set forth in the Schedule TO and the Supplement. Unless otherwise indicated, all capitalized terms used but not defined herein shall have the meanings ascribed to them in the Schedule 14D-9.

ITEM 9. EXHIBITS.

Item 9 is hereby amended and supplemented by adding thereto the following:

EXHIBIT NO.                        DESCRIPTION
-----------                        -----------
Exhibit (a)(36)                    Letter to Taubman Centers Associates

                                      A1290

                                    SIGNATURE

               After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 4, 2003                          Taubman Centers, Inc.


                                                 By: /s/ Lisa A. Payne
                                                     --------------------------
                                                     Lisa A. Payne
                                                     Executive Vice President,
                                                     Chief Financial Officer

                                      A1291

                                  EXHIBIT INDEX

EXHIBIT NO.                        DESCRIPTION
-----------                        -----------
Exhibit (a)(36)                    Letter to Taubman Centers Associates

                                      A1292

Dear Taubman Centers Associates:

As the attached press release makes clear, today the Company announced that results for the fourth quarter and full year 2002 are expected to significantly exceed the Company's previously announced guidance to investors. We are very pleased with these strong results, which we believe validate both the strategies and the value of this Company. The Company also announced that it is increasing its guidance for 2003 as a result of the strong fourth quarter performance as well its progress on leasing and the favorable interest rate environment. The Company will release final results for 2002 including its supplemental disclosures on February 10, 2003.

Each of you has played an integral role in the success of our Company. You have remained focused on our business and have continued to deliver. I want to thank each of you for your hard work and dedication.

I also wanted to take this opportunity to update you on some of the latest developments regarding the Simon offer. In November, certain non-family stockholders granted me durable proxies providing me with the sole and absolute right to vote their shares. As you may know, on January 28, at my request, these voting agreements were terminated. The voting agreements formed the basis for at least one of the claims alleged by Simon in its litigation against the Company and by terminating these voting agreements we believe we have taken this issue off the table.

You may have heard that Simon has imposed February 14 as a deadline and stated that it will withdraw its offer unless at least two-thirds of the common shares are tendered by the deadline. We believe that this "deadline" is illusory and irrelevant to the outcome of Simon's unsolicited hostile takeover effort. It is illusory because Simon cannot complete its offer unless at least two-thirds of Taubman Centers' 84 million voting shares - that's 56 million voting shares - approve the offer. As the members of the Taubman family hold approximately 30 percent of the voting shares and are opposed to the offer, this is extremely unlikely to happen. Accordingly, while I believe Simon will likely take the opportunity to generate significant press coverage if it receives two-thirds of the common shares - about 35 million of 52 million common shares - the underlying facts have not changed. There is no path to completion to Simon's offer, and therefore their statements will be irrelevant.

We deeply appreciate your continued support and efforts. If you have any questions, please contact Barb Baker or me. We will keep you updated as events progress.

                                      A1293

                          UNITED STATES DISTRICT COURT
                          EASTERN DISTRICT OF MICHIGAN

SIMON PROPERTY GROUP, INC., and
SIMON PROPERTY ACQUISITIONS, INC.,

                  Plaintiffs,             File No. 02-74799

v.                                        The Honorable Victoria A. Roberts
                                          Magistrate Judge Virginia M. Morgan

TAUBMAN CENTERS, INC., A. ALFRED
TAUBMAN, ROBERT S. TAUBMAN, LISA A.
PAYNE, GRAHAM T. ALLISON, PETER
KARMANOS, JR., WILLIAM S. TAUBMAN,
ALLAN J. BLOOSTE1N, JEROME A. CHAZEN,
and S. PARKER GILBERT,

                  Defendants.

Carl H. Yon Ende (P 21867)                Joseph Aviv (P 30014)
Todd A. Holleman (P 57699)                Bruce L. Segal (P 36703)
Miller, Canfield, Paddock & Stone, P.L.C. Matthew F. Leitman (F 48999)
Attorneys for Plaintiffs                  Miro Weiner & Kramer
Suite 2500                                Attorneys for Defendants
150 West Jefferson Avenue                 Suite 100
Detroit, Michigan 48226-4415              38500 Woodward Avenue
Telephone: (313) 963-6420                 Bloomfield Hills, Michigan 48303-0908
Facsimile: (313) 496-7500                 Telephone: (248) 258-1207
                                          Facsimile: (248) 646-4021

                                          I.W. Winsten (P 30528)
                                          Raymond W. Henney (P 35860)
                                          Honigman Miller Schwartz and Cohn, LLP
                                          Attorneys for Defendants
                                          2290 First National Building
                                          Detroit, Michigan 48226-3583
                                          Telephone: (313) 465-7000
                                          Facsimile: (313) 465-7411

                    DEFENDANTS' RESPONSE TO PLAINTIFFS' THIRD
                       REQUEST FOR PRODUCTION OF DOCUMENTS

                                      A1294

     The defendants by their attorneys, Miro Weiner & Kramer, a professional corporation, and Honigman Miller Schwartz and Cohn, LLP, for their response to the Plaintiffs' Third Request for Production of Documents, say:

                               GENERAL OBJECTIONS

     1. Defendants object to each document request to the extent that it seeks disclosure of information protected by the attorney client privilege, the work product doctrine, and any other privilege recognized or conferred by law.

     2. Defendants object to each document request to the extent it purports to seek production of documents created or reviewed after the date the complaint was filed, December 5, 2002.


     3. Defendants object to the "INSTRUCTIONS" to the extent they purport to impose on the defendants obligations greater than or inconsistent with the obligations of Rules 26 and 34 of the Federal Rules of Civil Procedure.

     4. Defendants object to the "DEFINITIONS" to the extent they purport to impose on the defendants obligations greater than or inconsistent with the obligations of Rules 26 and 34 of the Federal Rules of Civil Procedure.

     5. Defendants object to the "DEFINITIONS" and the definitions of the "Company," "relating to," "concerning," and "documents," in particular, because the definitions are overbroad and unduly burdensome and oppressive.

     6. Defendants object to the direction to produce documents for inspection and copying at the offices of Willkie Farr & Gallagher, 787 Seventh Avenue, New York, New York 10019 because that direction is not reasonable. Documents produced in response to this request will be made available for inspection and copying at the offices of Miro Weiner & Kramer,

                                      A1295

38500 Woodward Avenue, Bloomfield Hills, Michigan 48304, and of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, unless otherwise specified.

     7. Defendants object to the specified date, time, and manner of inspection because they are not reasonable and are unduly burdensome and oppressive.

     8. Defendants object to each document request to the extent it fails to describe with reasonablec particularity the items to be inspected.

                          RESPONSE TO DOCUMENT REQUESTS

DOCUMENT REQUEST NO. 1: All documents concerning any expression of interest between January 1, 1996 and December 31, 1998 TO ACQUIRE the Company's stock or assets by The Rouse Company.

RESPONSE: Defendants object to this request because it (i) seeks documents containing confidential and propriety business and commercial information, {iii) seeks documents protected by the attorney-client privilege, and (iv) seeks documents that are not relevant or reasonably calculated to lead to the discovery of admissible evidence.

DOCUMENT REQUEST NO. 2: All documents concerning changes or amendments to the management agreement between or among The Taubman Company Limited Partnership, The Taubman Realty Group Limited Partnership and/or the Company in connection with the Company's 1998 restructuring, including but not limited to a copy of the management agreement that reflects any such changes or amendments.

RESPONSE: Subject to, and without waiving, the objection that this request (i) seeks documents that are not relevant or reasonably calculated to lead to the discovery of admissable evidence and (ii) seeks documents containing confidential and propriety business and commercial information, and subject to the protective order regarding the use and disclosure of

                                      A1296

confidential discovery material, defendants have already produced documents responsive to this request. To the extent this requests seeks documents other than those which have already been produced, defendants object to their production because the request (i) is overbroad and unduly burdensome and oppressive, (ii) seeks documents containing cinfidential and proprietary business and commercial information, (iii) seeks documents protected by the attorney-client privilege, and (iv) seeks documents that are not relevant or reasonably calculated to lead to the discovery of admissible evidence.

DOCUMENT REQUEST NO. 3: All documents concerning any approval or acknowledgment, whether oral or written, by the New York Stock Exchange concerning the Series B Preferred Stock.

RESPONSE: Subject to, and without waiving, the objection that this request seeks documents (i) that are not relevant or reasonably calculated to lead to the discovery of admissible evidence and (ii) documents containing confidential and propriety business and commercial information, and subject to the parties' execution, and the entry by the Court, of a reasonable protective order regarding the use and disclosure of confidential discovery material, defendants will make the following documents available for inspection and copying:

     Correspondence from David A. Handelsman to John Longobardi dated July 6,
1998

     Correspondence from David A. Handelsman to John Longobardi dated August 18, 1998 Additional documents may be made available for inspection and copying as they are received and reviewed by counsel for defendants. As to any remaining documents that may be responsive to this request, Defendants object to their production because the request (i) is overbroad and unduly burdensome and oppressive, (ii) seeks documents containing confidential and propriety business and commercial information, (iii) seeks documents protected by the attorney-client

                                      A1297

privilege, and (iv) seeks documents that are not relevant or reasonably calculated to lead to the discovery of admissible evidence.

DOCUMENT REQUEST NO. 4: The engagement letter between the Company and Goldman, Sachs & Co. in connection with the SPG Offer and/or the SPG Tender Offer.

response: subject to, and without waiving, the objection that this request seeks documents (i) that are not relevant or reasonably calculated to lead to the discovery of admissible evidence and (ii) documents containing confidential and propriety business and commercial information, and subject to the parties' execution, and the entry by the Court, of a reasonable protective order regarding the use and disclosure of confidential discovery material, defendants will make the requested document available for inspection and copying.


MIRO WEINER & KRAMER                             HONIGMAN MILLER SCHWARTZ
a professional corporation                         AND COHN, LLP
Attorneys for Defendants                         Attorneys for Defendants
                                                 J.W. Winsten (P 30528)
                                                 Raymond W. Henney (P 35860)
By:  /s/ Joseph Aviv                             2290 First National Building
     --------------------------------            Detroit, Michigan 48226-3583
     Joseph Aviv (p 30014)                       Telephone: (313) 465-7000
     Bruce L. Segal (P 36703)
     Matthew F. Leitman (P 48999)
     Suite 100
     38500 Woodward Avenue
     Bloomfield Hills, MI 48303-0908
     Telephone: (248) 258-1207
     Facsimile: (248) 646-4021

Of Counsel:

WACHTELL, LIPTON, ROSEN & KATZ
51 West 52nd Street
New York, New York 10019

                                      A1298

                                THE ROUSE COMPANY

                                      May 1, 1998

Anthony W. Deering
Chairman and
Chief Executive Officer


Mr. Robert S. Taubman
President and Chief Executive Officer
Taubman Centers, Inc.
200 East Long Lake Road
Bloomfield Hills, Michigan 48304

Dear Bobby:

     I enjoyed having the opportunity of seeing you and spending some time together last week.

     I hope that, as you reflect further on our discussions, you will share my view that a merger of our two companies would create significant value for our respective shareholders. The Rouse Company and Taubman Centers, Inc. have a great deal in common, and I believe that a combination of our companies would result in substantial synergistic benefits, including reduced costs and enhanced revenues. The many recent transactions just confirm the increasing consolidation in our industry.

     Recognizing the significant benefits and value creation that a combination of our companies would produce, The Rouse Company is prepared to acquire Taubman Centers, Inc. (and partnership units in The Taubman Realty Group Limited Partnership) in a tax-free merger based on a purchase price of $17.50 per share, payable in common stock of The Rouse Company. We are also prepared to offer a cash alternative for those investors so inclined. We understand that members of the Taubman Family and related parties might wish to retain their partnership units, in which event such units could be converted at a later date.

     Our offer is based on information which is generally available to the public, and we would be prepared to reconsider our offer based on any additional information you might make available. We have not had access to documents that describe the management arrangements for your properties, and our offer assumes that The Rouse Company would be able to assume management and leasing of all properties.

     I look forward to discussing this proposal with you.


                                                 Very truly yours,


                                                 /s/ Tony Deering
                                                 Anthony W. Deering


cc: Board of Directors
    Taubman Centers, Inc.

           10275 Little Patuxent Parkway Columbia, Maryland 21044-3466
                                  414-992-6543

                                      A1299

PAGE                                                             P233 EQUITY GPO
Hit (MENU) to return to graph or (PAGE) to continue.
PRICE TABLE W/MOV AVE & VOL                                          PAGE 2 OF 2




TCO US                                                                  USD
    THIS PAGE: 5/1/98 TO: 511/98


-----------------------------------------------------------------------------------------------------
     DATE      OPEN       HIGH       LOW         CLOSE         MA1      MA2        VOL       VAVE
-----------------------------------------------------------------------------------------------------
     F 5/ 1    13.6875    13.875     13.5625     13.6875       13.212   13.14      415200

Australia 61 2 9777 8600   Brazil 5511 3048 4500   Europe 44 20 7330 7500
Germany 49 69 920410 Hong Kong 852 2977 6000 Japan 81 3 3201 8900
Singapore 65 6212 1000  U.S. 1 212 318 2000 Copyright 2003 Bloomberg L.P.
                                            G510-698-0 26-Feb-03 12:28:58

[BLOOMBERG PROFESSIONAL LOGO]

                                      A1300

                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

    Filed by the registrant /X/
    Filed by a party other than the registrant / /
    Check the appropriate box:
    / / Preliminary proxy statement.       / / Confidential, for use of the
                                               Commission only (as permitted by
                                               Rule 14a-6(e)(2).
    /X/ Definitive proxy statement.
    / / Definitive additional materials.
    / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

                             Taubman Centers. Inc.
 -------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

 -------------------------------------------------------------------------------

    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant) Payment of filing fee (check the appropriate box):
    /X/ No fee required.
    / / Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.
    (1) Title of each class of securities to which transaction applies:

 -------------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

 -------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

 -------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

 -------------------------------------------------------------------------------

    (5) Total fee  paid:

 -------------------------------------------------------------------------------

    / / Fee paid previously with preliminary materials;

 -------------------------------------------------------------------------------

    / / Check box if any part of the fee is offset as provided by Exchange Act
        Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount Previously Paid:

 -------------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

 -------------------------------------------------------------------------------

    (3) Filing Party:

 -------------------------------------------------------------------------------

    (4) Date Filed:

 -------------------------------------------------------------------------------

                                      A1301

                                 [TAUBMAN LOGO]

                              TAUBMAN CENTERS, INC.
                            NOTICE OF ANNUAL MEETING
                                 OF SHAREHOLDERS
                             TO BE HELD MAY 30, 2002

To the Shareholders of
Taubman Centers, Inc.

     The Annual Meeting of Shareholders of TAUBMAN CENTERS, INC. (the "Company") will be held on Thursday, May 30, 2002, at the Community House, 380 South Bates Street, Birmingham, Michigan, at 11:00 a.m., local time, for the following purposes:

          1. To elect two directors to serve until the annual meeting of shareholders in 2005;

          2. To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the year ending December 31, 2002; and

          3. To transact such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on April 1, 2002 as the record date for determining the shareholders that are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement.

                                            By Order of the Board of Directors

                                            ROBERT S. TAUBMAN,
                                            Chairman of the Board, President and
                                            Chief Executive Officer

Bloomfield Hills, Michigan
April 12, 2002

        EVEN IF YOU INTEND TO BE PRESENT AT THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE TO ENSURE THE PRESENCE OF A QUORUM. ANY PROXY MAY BE REVOKED IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE MEETING.

                                      A1302

                                TABLE OF CONTENTS

 ABOUT THE MEETING ................................................................    1
    What is the purpose of the annual meeting?.....................................    1
    Who is entitled to vote?.......................................................    1
    What counts as Voting Stock?...................................................    1
    What is the Series B Preferred Stock?..........................................    1
    What constitutes a quorum?.....................................................    2
    How do I vote?.................................................................    2
    Can I change my vote after I return my proxy card?.............................    2
    What are the Board's recommendations?..........................................    3
    What vote is required to approve each item?....................................    3
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.....................    4
   Section 16(a) Beneficial Ownership Reporting Compliance.........................    8
ITEM 1 -- ELECTION OF DIRECTORS....................................................    8
  MANAGEMENT   ....................................................................    9
        Directors, Nominees and Executive Officers ................................    9
        The Board of Directors and Committees......................................   11
        Compensation of Directors .................................................   12
        Certain Transactions ......................................................   12
    REPORT OF THE AUDIT COMMITTEE .................................................   13
    EXECUTIVE COMPENSATION ........................................................   16
        Summary Compensation Table ................................................   16
        Long-Term Incentive Plan -- 2001 Awards ...................................   18
        Senior Short Term Incentive Plan ..........................................   18
        Incentive Option Plan......................................................   18
        Aggregated Option Exercises During 2001 and Year-End
         Option Values.............................................................   19
        Long-Term Performance Compensation Plan....................................   19
        Ccmpensation Committee Report on Executive
         Compensation .............................................................   20
        Shareholder Return Performance Graph ......................................   22
        Certain Employment Arrangements ...........................................   22
ITEM 2 -- RATIFICATION OF SELECTION OF INDEPENDENT
   AUDITORS .......................................................................   24
OTHER MATTERS......................................................................   24
COSTS OF PROXY SOLICITATION .......................................................   25
ADDITIONAL INFORMATION.............................................................   25
   Presentation of Shareholder Proposals at 2003 Annual
        Meeting ...................................................................   25
   Annual Report...................................................................   25

                                      A1303

                              TAUBMAN CENTERS, INC.
                       200 EAST LONG LAKE ROAD, SUITE 300
                                  P.O. BOX 200
                      BLOOMFIELD HILLS, MICHIGAN 48303-0200

                                 PROXY STATEMENT

     This Proxy Statement contains information regarding the annual meeting of shareholders of Taubman Centers, Inc. (the "Company"), to be held at 11:00 a.m., local time, on Thursday, May 30, 2002, at the Community House, 380 South Bates Street, Birmingham, Michigan. The Company's Board of Directors is soliciting proxies for use at the meeting and at any adjournment or postponement. The Company expects to mail this Proxy Statement on or about April 12, 2002.

                                ABOUT THE MEETING

What is the purpose of the annual meeting?

     At the annual meeting, holders of the Company's Common Stock and Series B Non-Participating Convertible Preferred Stock (the "Series B Preferred Stock" and, together with the Common Stock, the "Voting Stock") will act upon the matters outlined in the accompanying Notice of meeting, including the election of two directors to serve three-year terms, and the ratification of the Board's selection of the independent auditors. In addition, management will report on the performance of the Company during 2001 and will respond to questions from shareholders.

Who is entitled to vote?

     Only record holders of Voting Stock at the close of business on the record date of April 1, 2002, are entitled to receive notice of the annual meeting and to vote those shares of Voting Stock that they held on the record date. Each outstanding share of Voting Stock is entitled to one vote on each matter to be voted upon at the annual meeting.

What counts as Voting Stock?

     The Company's Common Stock and Series B Preferred Stock constitute the Voting Stock of the Company. The Common Stock and the Series B Preferred Stock vote together as a single class. The Company's 8.30% Series A Cumulative Redeemable Preferred Stock (the "Series A Preferred Stock") does not entitle its holders to vote. Although the Company has authorized the issuance of shares of additional series of Preferred Stock pursuant to the exercise of conversion rights granted to certain holders of preferred equity in The Taubman Realty Group Limited Partnership ("TRG"), the Company's majority-owned subsidiary partnership through which the Company conducts all of its operations, at this time no other shares of capital stock other than the Voting Stock and the Series A Preferred Stock are outstanding.

What is the Series B Preferred Stock?

     The Series B Preferred Stock was first issued in late 1998 and is currently held by partners in TRG other than the Company. The Series B Preferred Stock entitles its holders to one vote per share on all matters submitted to the Company's shareholders. In addition, the holders of Series B Preferred Stock (as a separate class) are entitled to nominate up to four individuals for election as directors. In connection with Mr. A. Alfred Taubman's resignation from the Board of Directors in December 2001, the holders of the Series B Preferred Stock waived until May 2003 the nine member Board requirement set forth in the Company's Articles, thereby permitting the size of the Board of Directors to be temporarily reduced to eight members and eliminating the vacancy caused by such resignation. The number of individuals the holders of the Series B Preferred Stock may nominate in any given year is reduced by the number of directors nominated by such holders in prior years whose terms are not expiring and, in this year, by the seat eliminated when the Board of Directors was reduced to eight members. The holders of Series B Preferred Stock are entitled to nominate two individuals for election as directors of the Company at the annual meeting.

What constitutes a quorum?

     The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of Voting Stock outstanding on the record date will constitute a quorum for purposes of electing directors and ratifying the Board's selection of auditors. As of the record date, 82,784,497 shares of Voting Stock were outstanding. Proxies received but marked as abstentions and "broker non-votes" that may result from beneficial owners' failure to give specific voting instructions to their brokers or other nominees holding in "street name" will be counted as present to determine whether there is a cuorum.

How do I vote?

     If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. If you attend the annual meeting, you may deliver your completed proxy card in person or vote by ballot. If you own your shares of Common Stock through a broker, trustee, bank or other nominee but want to vote your shares in person, you should also bring with you a proxy or letter from such broker, trustee, bank or other nominee confirming that you beneficially own such shares.

Can I change my vote after I return my proxy card?

     You may change your vote at any time before the proxy is exercised by filing with the Secretary of the Company either a notice revoking the proxy or a properly signed proxy that is dated later than the proxy card. If you attend the annual meeting, the individuals named as proxy holders in the enclosed proxy card will nevertheless have authority to vote your shares in accordance with your instructions on the proxy card unless you indicate at the meeting that you intend to vote your shares yourself.

                                      A1305

What are the Board's recommendations?

     Unless you give different instructions on the proxy card, the proxy holders will vote in accordance with the recommendations of the Board of Directors. The Board recommends a vote:

          for election of the nominated slate of directors (see pages 8 through 24); and

          for ratification of Deloitte & Touche LLP as the Company's independent auditors for 2002 (see page 24)

With respect to any other matter that properly comes before the annual meeting, the proxy holders named in the proxy card will vote as the Board recommends or, if the Board gives no recommendation, in their own discretion.

What vote is required to approve each item?

     ELECTION OF DIRECTORS. Nominees who receive the most votes cast at the annual meeting will be elected as directors. The slate of directors discussed in this Proxy Statement consists of two individuals, one for each director whose term is expiring. A properly signed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be voted for the director(s) so indicated, but it will be counted to determine whether there is a quorum.

     RATIFICATION OF AUDITORS. The affirmative vote of a majority of the votes cast at the annual meeting will be necessary to ratify the Board of Directors' appointment of Deloitte & Touche LLP as the Company's independent auditors for 2002.

     OTHER MATTERS. If any other matter is properly submitted to the shareholders at the annual meeting, its adoption will require the affirmative vote of two-thirds of the shares of Voting Stock outstanding on the record date. The Board of Directors does not propose to conduct any business at the annual meeting other than the election of two directors and the ratification of auditors.

     EFFECT OF BROKER NON-VOTES AND ABSTENTIONS. The election of directors and the ratification of the Board's appointment of auditors will be determined by votes cast. Because "broker non-votes" and abstentions are included only in the calculation of shares present and do not count as votes cast, they will not affect the election of directors and the ratification of auditors.

                                      A1306

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

     The Company owns a 62% managing partner's interest in TRG, through which the Company conducts all of its operations. TRG is a partnership that owns, develops, acquires, and operates regional shopping centers nationally. The following table sets forth certain information regarding the beneficial ownership of the Company's Voting Stock and of partnership interests in TRG ("Units of Partnership Interest" or "Units") as of April 1, 2002.

     The share information in the table (both numbers of shares and percentages) reflects ownership of Common Stock and Series B Preferred Stock, which for this purpose are treated as a single class of voting stock; however, the footnotes to the table provide ownership information for the Common Stock and Series B Preferred Stock on a separate basis, including (for any shareholder owning at least one percent of the Common Stock or Series B Preferred Stock, as applicable) the percentage of the outstanding shares of the separate class that the holder's shares represent.

                                                                                                     PERCENTAGE
                                                                                      UNITS OF      OWNERSHIP OF
                                                                                     PARTNERSHIP      UNITS OF
                                                         NO. OF       PERCENT OF     INTEREST IN     PARTNERSHIP
DIRECTORS. EXECUTIVE OFFICERS AND 5% SHAREHOLDERS       SHARES(1)      SHARES(1)        TRG         INTEREST IN TRG
---------------------------------------------------     ----------     ----------     -----------    ---------------
Robert S. Taubman..................................      3,919.506(2)         4.6%(2)   3,911,506(3)         4.5%
William S. Taubman.................................        753,489(4)            *        739,989(5)            *
Lisa A. Payne .....................................        608,328(6)            *              0              0
Courtney Lord......................................        195,129(7)            *        193,095(8)            *
John L. Simon......................................         26,918(9)            *              0              0
Graham T. Allison..................................          1,430               *              0              0
Allan J. Bloostein.................................          5,000               *              0              0
Jerome A. Chazen ..................................         10,000(10)           *              0              0
S. Parker Gilbert .................................        130,000(11)           *              0              0
Peter Karmanos, Jr ................................         40,000(12)           *              0              0
A. Alfred Taubman .................................     24.856,024(13)       30.0%(13) 24,669,087(14)       29.8%
Morgan Stanley, Dean Witter, & Co. ................       6,123,024(15)        7.4%(15)          0              0
Morgan Stanley Dean Witter
 Asset Management, Inc.
 1585 Broadway
 New York, New York 10036
Security Capital Group Incorpcrated................      5,327,175(16)        6.4%(16)          0              0
Security Capital Research Management Incorporated..
 125 Lincoln Avenue
 Santa Fe, New Mexico 87501
LaSalle Investment Management, Inc. ...............      4,253,350(17)        5.1%(17)          0              0
LaSalle Investment Management
  (Securities), L.P.
  200 East Randolph Drive
  Chicago, Illinois 60601

                                      A1307

                                                                                                     PERCENTAGE
                                                                                      UNITS OF      OWNERSHIP OF
                                                                                     PARTNERSHIP      UNITS OF
                                                         NO. OF       PERCENT OF     INTEREST IN     PARTNERSHIP
DIRECTORS, EXECUTIVE OFFICERS AND 5% SHAREHOLDERS       SHARES(1)      SHARES(1)        TRG         INTEREST IN TRG
--------------------------------------------------     ----------     ----------     -----------    ---------------
Cohen & Steers Capital Management, Inc......            2.950,455(18)        3.6%(18)          0              0
  757 Third Avenue
 New York, New York 10017
GMPTS Limited Partnership(19) ..............            2,890,925(20)        3.5%(20)          0              0
 767 Fifth Avenue
 New York, NY 10153
European Investors, Inc.....................            2,832,712(21)        3.4%(21)          0              0
 EII Realty Securities, Inc.
  667 Madison Avenue
 New York, New York 10021
Stichting Pensioenfonds voor de Gezondheid,...          2,548,000(22)        3.1%(22)          0              0
 Geestelijke en Maatschappelijke Belangen
 Kroostwey-Noord 149
 P. 0. Box 117
 3700 AC Zeist
 The Netherlands
Directors and Executive Officers as a Group...          5,701,846(23)        6.5%(23)  4,844,590(23)        5.6%(23)

--------------
 *   less than 1%

(1) The Company has relied upon information supplied by certain beneficial owners and upon information contained in filings with the Securities Exchange Commission. Figures shown include shares of Common Stock and Series B Preferred Stock, which vote together as a single class on all matters generally submitted to shareholders. Each share of Common Stock and Series B Preferred Stock is entitled to one vote. Under certain circumstances, the Series B Preferred Stock is convertible into Common Stock at the ratio of 14,000 shares of Series B Preferred Stock for each share of Common Stock (any resulting fractional shares will be redeemed for cash). Share figures shown assume that individuals who acquire Units of Partnership Interest upon the exercise of options ("Incentive Options") granted under TRG's 1992 Incentive Option Plan (the "Incentive Option Plan") exchange the newly issued Units for an equal number of shares of Common Stock under the Company's exchange offer (the "Continuing Offer") to certain partners in TRG and holders of Incentive Options. Share figures and Unit figures shown assume that outstanding Units are not exchanged for Common Stock under the Continuing Offer and that outstanding shares of Series B Preferred Stock are not converted into Common Stock. As of April 1, 2002, there were 82,784,497 outstanding shares of Voting Stock, consisting of 51,017,431 shares of Common Stock and 31,767,066 shares of Series B Preferred Stock.

(2) Consists of 5,925 shares of Series B Preferred Stock that Mr. Robert S. Taubman owns, 547,945 shares of Series B Preferred Stock held by R & W-TRG LLC ("R&W"), a company that Mr. Taubman and his brother, William S. Taubman, own (or, in aggregate, 1.7% of Series B Preferred Stock), 3,357,636 shares of Common Stock that Mr. Taubman has the right to receive in exchange for Units of Partnership Interest that are subject to vested Incentive Options and an additional 8,000 shares of Common Stock owned by his wife and son for which Mr. Taubman

                                      A1308

     disclaims any beneficial interest (or, in aggregate, 6.2% of Common Stock). Excludes all shares of Voting Stock held by TRA Partners ("TRAP"), Taubman Realty Ventures ("TRV"), Taub-Co Management, Inc. ("Taub-Co"), or TG Partners, Limited Partnership ("TG"), because Mr. Taubman has no voting or dispositive control over such entities' assets, see notes 13 and 14 below. Mr. Taubman disclaims any beneficial interest in the Voting Stock held by or through entities beyond his pecuniary interest in the entities that own the securities.

(3) Consists of 5,925 Units of Partnership Interest that Mr. Robert S. Taubman owns, 547,945 Units of Partnership Interest held by R&W, and 3,357,636 Units of Partnership Interest that Mr. Taubman has the right to receive upon the exercise of vested Incentive Options. Excludes all Units of Partnership Interest owned by TRAP, TRV, Taub-Co, or TG. Mr. Taubman disclaims any beneficial ownership in the Units held by R&W or the other entities beyond his pecuniary interest in R&W and the other entities.

(4) Consists of 5,925 shares of Series B Preferred Stock that Mr. William S. Taubman owns, 734,064 shares of Common Stock that Mr. Taubman has the right to receive upon the exchange of Units of Partnership Interest that are subject to vested Incentive Options and 13,500 shares of Common Stock owned by his children and for which Mr. Taubman disclaims any beneficial interest (or, in aggregate, 1.4% of Common Stock). Excludes 547,945 shares of Series B Preferred Stock that R&W holds and that are included in Robert S. Taubman's holdings described above. Excludes all shares of Voting Stock held by TRAP, TRV, Taub-Co, or TG because Mr. Taubman has no voting or dispositive control over such entities' assets, see notes 13 and 14 below. Mr. Taubman disclaims any beneficial interest in the Series B Preferred Stock held by R&W and in the Voting Stock held by TRAP, TRV, Taub-Co, and TG beyond his pecuniary interest in the entities that own the securities.

(5) Consists of 5,925 Units of Partnership Interest that Mr. William S. Taubman owns and 734,064 Units of Partnership Interest subject to vested Incentive Options held by Mr. Taubman. Excludes 547,945 Units that R&W holds and that are included in Robert S. Taubman's holdings described above. Excludes all Units of Partnership Interest owned by TRAP, TRV, Taub-Co, or TG. Mr. Taubman disclaims any beneficial ownership in the Units held by R&W or the other entities beyond his pecuniary interest in R&W and the other entities.

(6) Consists of 7,500 shares of Common Stock that Ms. Payne owns and 600,828 shares of Common Stock that Ms. Payne will have the right to receive in exchange for Units of Partnership Interest that are subject to vested Incentive Options (or, in aggregate, 1.2% of Common Stock).

(7) Consists of 1,504 shares of Common Stock owned by Mr. Lord, 530 shares of Common Stock owned by Mr. Lord's wife for which he disclaims any beneficial interest; and 193,095 shares of Series B Preferred Stock acquired by Mr. Lord in exchange for all of Mr. Lord's equity interest in Lord Associates, Inc. in November 1999. Does not include 174,058 shares of Series B Preferred Stock acquired by Mr. Lord in connection with the Lord Associates transaction for which Mr. Lord has granted to TG Partners an irrevocable proxy and over which Mr. Lord has no voting or dispositive power, see note 14 below.

                                      A1309

(8) Consists of 193,095 Units of Partnership Interest acquired by Mr. Lord in exchange for all of Mr. Lord's equity interest in Lord Associates, Inc. in November 1999. Does not include 174,058 Units of Partnership Interest acquired by Mr. Lord in connection with the Lord Associates transaction for which Mr. Lord has granted to TG Partners an irrevocable proxy, which are not presently entitled to receive any partnership distributions, except upon liquidation and over which Mr. Lord has no voting or dispositive power. Such units are released from the irrevocable proxy and become entitled to receive partnership distributions over the three years remaining in the original five-year vesting period. See note 14 below. See also "Certain Employment Arrangements."

(9) Consists of 2,000 shares of Common Stock that Mr. Simon owns, 3,191 shares of Common Stock which Mr. Simon may be deemed to own through his investment in the Taubman Centers Stock Fund, one of the investment options under the Company's 401(k) Plan, and 21,727 shares of Common Stock that Mr. Simon has the right to receive in exchange for Units of Partnership Interest that are subject to vested Incentive Options.

(10) Excludes 15,000 shares of Series A Preferred Stock owned by Mr. Chazen and 20,000 shares (or, in the aggregate, less than 1%) of Series A Preferred Stock owned by his children and for which Mr. Chazen disclaims any beneficial ownership. The Series A Preferred Stock does not entitle its holders to vote.

(11) includes 80,000 shares of Common Stock held by The Gilbert 1996 Charitable Remainder Trust, an irrevocable trust of which Mr. Gilbert is a co-trustee. Mr. Gilbert disclaims any beneficial interest in such shares beyond any deemed pecuniary interest as the result of his wife's current beneficial interest in the trust.

(12) Consists solely of shares of Common Stock.

(13) Includes 100 shares of Common Stock owned by Mr. A. Alfred Taubman's revocable trust and 186,837 shares of Common Stock held by TRAP. Mr. Taubman's trust is the managing general partner of TRAP and has the sole authority to vote and dispose of the Common Stock held by TRAP. The remaining shares consist of 24,669,087 outstanding shares (or 77.7%) of Series B Preferred Stock that may be deemed to be owned by Mr. Taubman in the same manner as the Units of Partnership Interest described in note 14 below. Mr. Taubman disclaims any beneficial ownership of the Common Stock or Series B Preferred Stock held by TRAP and the other entities identified in note 14 below beyond his pecuniary interest in the entities that own the securities.

(14) Consists of 9,875 Units of Partnership Interest held by Mr. A. Alfred Taubman's trust, 17,699,879 Units of Partnership Interest owned by TRAP, 11,011 Units of Partnership Interest owned by TRV, of which Mr. Taubman's trust is the managing general partner, and 1,975 Units of Partnership Interest held by Taub-Co. Because the sole holder of voting shares of Taub-Co is Taub-Co Holdings Limited Partnership, of which Mr. Taubman's trust is the managing general partner, Mr. Taubman may be deemed to be the beneficial owner of the Units of Partnership interest held by Taub-Co. Mr. Taubman disclaims beneficial ownership of any Units held by Taub-Co beyond his pecuniary interest in Taub-Co. Also includes 6,327,098 Units of Partnership Interest owned by TG Partners, 445,191 Units held by a subsidiary of TG Partners (such subsidiary and TG Partners are collectively

                                      A1310

     referred to as "TG") and 174,058 Units of Partnership Interest which are held by Mr. Lord but for which Mr. Lord has granted an irrevocable proxy to TG Partners. The 174,058 Units held by Mr. Lord are not presently entitled to any partnership distributions except in the event of a liquidation. Such Units will be released from the irrevocable proxy and become entitled to receive distributions over the three years remaining in the original five-year vesting period. Because Mr. Taubman, through control of TRV's and TG Partners' managing partner, has sole authority to vote and (subject to certain limitations) dispose of the Units of Partnership Interest held by TRV and TG, respectively, Mr. Taubman may be deemed to be the beneficial owner of all of the Units of Partnership Interest held by TRV and TG. Mr. Taubman disclaims beneficial ownership of any Units of Partnership Interest held by TRG and TG beyond his pecuniary interest in those entities.

(15) Consists solely of shares of Common Stock (12.0%) held on behalf of various investment advisory clients, none of which holds more than 5% of the Common Stock.

(16) Consists solely of shares of Common Stock (10.4%).

(17) Consists solely of shares of Common Stock (8.3%) and includes ownership of Common Stock on behalf of Stichting Pensioenfonds Voor de Gezondheid Geestelijke en Maatschappelijke Belangen.

(18) Consists solely of shares of Common Stock (5.8%).

(19) Wholly-owned by two employee pension funds of General Motors Corporation.

(20) Consists solely of shares of Common Stock (5.7%).

(21) Consists solely of shares of Common Stock (5.6%).

(22) Consists solely of shares of Common Stock (5.0%).

(23) See Notes 2 through 12 above.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's officers and directors and persons who own more than 10% of a registered class of the Company's equity securities ("insiders") file reports of ownership and changes in ownership with the Securities Exchange Commission (the "SEC"). Insiders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file. Based on the Company's review of the insiders' forms furnished to the Company and representations made by the Company's officers and directors, no insider failed to file on a timely basis a
Section 16(a) form with respect to any transaction in the Company's equity securities.

                         ITEM 1 -- ELECTION OF DIRECTORS

     The Board of Directors consists of eight members serving three-year staggered terms. Two directors are to be elected at the annual meeting to serve until the annual meeting of shareholders in 2005. The two nominees, Robert S. Taubman and Lisa A. Payne, are both presently serving on the Board of Directors.

                                      A1311

     Both Robert S. Taubman and Lisa A. Payne have consented to serve a three-year term. If either of them should become unavailable, the Board may designate a substitute nominee. In that case, the proxy holders named as proxies in the accompanying proxy card will vote for the Board's substitute nominee. Additional information regarding the nominees, the directors whose terms are not expiring, and management of the Company is contained under the caption "Management" below.

                                   MANAGEMENT

DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

     The Board of Directors consists of eight members divided into three classes serving staggered terms. Under the Company's Articles of Incorporation, a majority of the Company's directors must be neither officers nor employees of the Company or its subsidiaries. Officers of the Company serve at the pleasure of the Board.

     The directors and executive officers of the Company are as follows:

                                                                                        TERM
              NAME                   AGE                       TITLE                   ENDING
              ----                   ---                       -----                   ------
Robert S. Taubman* ...............   48    Chairman of the Board, President and         2002
                                           Chief Executive Officer
Lisa A. Payne*....................   43    Executive Vice President, Chief Financial    2002
                                           and Administrative Officer, and Director
Graham T. Allison ................   61    Director                                     2003
Peter Karmanos, Jr................   59    Director                                     2003
William S. Taubman ...............   43    Executive Vice President and Director        2003
Allan J. Bloostein ...............   72    Director                                     2004
Jerome A. Chazen .................   75    Director                                     2004
S. Parker Gilbert ................   68    Director                                     2004
Esther R. Blum ...................   47    Senior Vice President, Controller, and
                                           Chief Accounting Officer
Courtney Lord ...................    51    Senior Vice President of Leasing
John L. Simon ...................    55    Senior Vice President of Development

----------
*  Standing for re-election to a three-year term.

     Robert S. Taubman is the Chairman of the Board, President and Chief Executive Officer of the Company and The Taubman Company LLC (the "Manager"), which is the indirect subsidiary of TRG (the Company's operating partnership) that manages the Company's regional shopping center interests. Mr. Taubman has been a director of the Company since 1992. Mr. Taubman is also a director of Comerica Bank and of Sotheby's Holdings, Inc., the international art auction house, and represents the Company as a director of fashionmall.com, Inc., a company originally organized to market and sell fashion apparel and related accessories and products over the internet. He is also a member of the Board of Governors of the National Association of Real Estate Investment

                                      A1312

Trusts, a director of the Real Estate Roundtable, a Trustee of the Urban Land Institute, and a former trustee of the International Council of Shopping Centers. Mr. Taubman is the brother of William S. Taubman.

     Lisa A. Payne is an Executive Vice President and the Chief Financial and Administrative Officer of the Company and the Manager. Ms. Payne has been a director of the Company since 1997. Prior to joining the Company in 1997, Ms. Payne was a vice president in the real estate department of Goldman, Sachs & Co., where she held various positions between 1986 and 1996.

     Graham T. Allison is the Douglas Dillon Professor of Government at Harvard University and a director of CDC Nvest Funds. Mr. Allison has been a director of the Company since 1996 and previously served on the Board from 1992 until 1993, when he became the United States Assistant Secretary of Defense.

     Peter Karmanos, Jr. is the founder and has served as a director since the inception of Compuware Corporation, a global provider of software solutions and professional services headquartered in Farmington Hills, Michigan. Mr. Karmanos has served as Compuware's Chairman since November 1978 and as its Chief Executive Officer since July 1987. He is also a member of the Board of Trustees of the Detroit Medical Center.

     William S. Taubman is an Executive Vice President of the Company and the Manager and has been a director of the Company since 2000. His responsibilities include the overall management of the development, leasing, and center operations functions. He has held various executive positions with the Manager since prior to 1994. He is also a director of the Detroit Institute of Arts. Mr. Taubman is the brother of Robert S. Taubman.

     Allan J. Bloostein is a former Vice Chairman of The May Department Stores Company and the President of Allan J. Bloostein Associates, and serves as a consultant in retail and consumer goods marketing. Mr. Bloostein was, until his retirement during 2000, a director of CVS Corporation, which operates the CVS Pharmacy chain, and is a director or trustee of over 20 mutual fund companies that Salomon Smith Barney sponsors. Mr. Bloostein has been a director of the Company since 1992.

     Jerome A. Chazen is Chairman Emeritus of Liz Claiborne, Inc. He is a director of fashionmall.com, Inc., a company originally organized to market and sell fashion apparel and related accessories and products over the internet, and Chairman of Chazen Capital Partners, a private investment company. Mr. Chazen has been a director of the Company since 1992.

     S. Parker Gilbert is a retired Chairman of Morgan Stanley Group, Inc. Mr. Gilbert has been a director of the Company since 1992.

     Esther R. Blum is a Senior Vice President, the Controller, and Chief Accounting Officer of the Company. Ms. Blum became a Vice President of the Company in January 1998, when she assumed her current principal functions, and a Senior Vice President in March 1999. Between 1992 and 1997, Ms. Blum served as the Manager's Vice President of Financial Reporting and served the Manager in various other capacities between 1986 and 1992. Prior to joining the Manager in 1986, Ms. Blum was a C.P.A. and audit manager for Deloitte & Touche LLP.

                                      A1313

     Courtney Lord is the Manager's Senior Vice President of Leasing. Mr. Lord became the Senior Vice President of Leasing of the Manager in November of 1999, having been hired in connection with TRG's acquisition of all of the outstanding stock of Lord Associates, Inc. Between 1989 and 1999, Mr. Lord served as president of Lord Associates, Inc., a retail-leasing firm based in Alexandria, Virginia.

     John L. Simon is the Manager's Senior Vice President of Development and has served in such position since 1988.

THE BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors of the Company held four meetings and acted by unanimous written consent twice during 2001. The Board of Directors has four standing committees: a five-member Audit Committee, a three-member Compensation Committee, a three-member Executive Committee, and a three-member Nominating Committee. During 2001, all directors attended at least 75% of the aggregate of the meetings of the Board of Directors and all committees of the Board on which they served. Directors fulfill their responsibilities not only by attending Board and committee meetings, but also through consultation with the Chief Executive Officer and other members of management on matters that affect the Company.

     During 2001, the Audit Committee consisted of Jerome A. Chazer, Chairman, Graham T. Allison, Allan J. Bloostein, S. Parker Gilbert and Peter Karmanos, Jr. The Audit Committee is responsible for providing independent, objective oversight and review of the Company's auditing, accounting and financial reporting processes, including reviewing the audit results and monitoring the effectiveness of the Company's internal audit function. In addition, the Audit Committee recommends to the Board of Directors the appointment of the independent auditors. The Audit Committee met twice during 2001.

     During 2001, the Compensation Committee consisted of S. Parker Gilbert, Chairman, Jerome A. Chazen and Peter Karmanos, Jr. The Compensation Committee's primary responsibility is to review the compensation and employee benefit policies applicable to employees of the Manager and, in particular, senior management. The Compensation Committee met twice during 2001.

     During 2001, the Executive Committee consisted of Robert S. Taubman, Chairman, Allan J. Bloostein, and Graham T. Allison. The Executive Committee has the authority to exercise many of the functions of the full Board of Directors between meetings of the Board and met once and acted by written consent twice during 2001.

     During 2001, the Board's Nominating Committee consisted of Allan J. Bloostein, Chairman, S. Parker Gilbert, and Robert S. Taubman. The Nominating Committee is responsible for advising and making recommendations to the Board of Directors on matters concerning the selection of candidates as nominees for election as directors in the event a vacancy arises on the Board of Directors, other than vacancies for which holders of the Series B Preferred Stock are entitled to propose nominees. In recommending candidates to the Board, the Nominating Committee seeks individuals of proven competence who have demonstrated excellence in their chosen fields. The Nominating Committee does not have a procedure for shareholders to submit nominee recommendations. The Nominating Committee did not meet during 2001.

                                      A1314

COMPENSATION OF DIRECTORS

     During 2001, the Company paid directors who are neither employees nor officers of the Company or its subsidiaries an annual fee of $35,000, a meeting fee of $1,000 for each Board or committee meeting attended, and reimbursed outside directors for expenses incurred in attending meetings and as a result of other work performed for the Company. For 2001, the Company incurred costs of $214,000 relating to the services of Messrs. Allison, Bloostein, Chazen, Gilbert and Karmanos, as directors of the Company.

     As part of its overall program of charitable giving, TRG maintains a charitable gift program for the Company's outside directors. Under this charitable gift program, TRG matches an outside director's donation to one or more qualifying charitable organizations. TRG generally limits matching contributions to an aggregate maximum amount of $10,000 per director per year. Individual directors derive no financial benefit from this program since all charitable deductions accrue solely to TRG. During 2001, TRG made 2 matching contributions in the total amount of $10,000.

CERTAIN TRANSACTIONS

     TRG recently entered into a definitive purchase and sale agreement to acquire a 50% general partnership interest in SunValley Associates, a California general partnership that owns the SunValley Shopping Center located in Contra Costa County, California. The transaction is expected to close sometime during the first half of 2002. The Manager has managed the property since its development and will continue to do so after the acquisition. Although TRG is purchasing its interest in SunValley from an unrelated third party, the other partner is an entity owned and controlled by Mr. A. Alfred Taubman, the Company's largest shareholder, recently retired Chairman of the Board of Directors and the father of Robert and William Taubman. In determining whether or not to proceed with the acquisition, the Company's directors considered, among other things, the advice of independent outside counsel, the fact that the purchase price of the interest had been negotiated at arm's length with the independent third party, and Mr. A. Alfred Taubman's agreement to amend SunValley's partnership agreement upon consummation of the acquisition to name TRG as the managing general partner, to provide that so long as TRG has an ownership interest in the property, the Manager will remain its manager and leasing agent pursuant to an agreement containing the same favorable terms as in the existing leasing and management agreement between SunValley and the Manager, and to otherwise contain terms similar to partnership agreements the Company has negotiated with unrelated third parties. Messrs. William and Robert Taubman recused themselves from the Board's discussion regarding, and did not vote on the decision to go through with, the acquisition. TRG will be represented by independent outside counsel in the negotiation of a definitive partnership agreement with Mr. A. Alfred Taubman.

     When the Company acquired Lord Associates, Inc. in November 1999, Courtney Lord, who in connection with such acquisition became the Manager's Senior Vice President of Leasing, retained his interest in certain agreements with third parties entitling him to receive a commission or other remuneration in the event TRG purchases, leases and/or develops certain parcels of real estate. The remuneration Mr. Lord is entitled to receive is fixed for certain agreements; for others the remuneration ultimately paid to Mr. Lord will depend on the terms of any transaction between TRG and such third party. During 2000, Mr. Lord received $320,000 in commissions paid by the joint venture

                                      A1315

between TRG and Swerdlow Real Estate Group to develop Dolphin Mall. During 2001, Mr. Lord did not receive any such payments.

     A. Alfred Taubman and certain of his affiliates receive various property management services from the Manager. For such services, Mr. A. Taubman and affiliates paid the Manager approximately $3.1 million in 2001.

     During 2001, the Manager paid approximately $2.7 million in rent and operating expenses for office space in the building in which the Manager maintains its principal offices and in which A. Alfred Taubman, Robert S. Taubman, and William S. Taubman have financial interests.

     During 1997, TRG acquired an option to purchase certain real estate on which TRG was exploring the possibility of developing a shopping center. A. Alfred Taubman, Robert S. Taubman, and William S. Taubman HAVE A FINANCIAL INTEREST IN the optionor. The option agreement required option payments of $150,000 during each of the first five years, $400,000 in the sixth year, and $500,000 in the seventh year. To date, TRG has made payments of $450,000. In 2000, TRG decided not to go forward with the project and reached an agreement with the optionor to be reimbursed at the time of the sale or lease of the real estate for an amount equal to the lesser of 50% of the project costs to date or $350,000. Under the agreement, TRG's obligation to make further option payments was suspended. TRG expects to receive $350,000 in total reimbursements, though the timing will depend on the sale or lease of the real estate and is uncertain. After receipt of such amount, the option will be terminated.

     Committees of outside directors review business transactions between the Company and its subsidiaries and related parties to ensure that the Company's involvement in such transactions, including those described above, is on arm's length terms.

                          REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of the Board is responsible for providing independent, objective oversight and review of the Company's accounting functions and internal controls. The Audit Committee acts under a written charter first adopted and approved by the Board of Directors in 1993. Each of the members of the Audit Committee is independent as defined in such charter and the New York Stock Exchange listing standards. A copy of the Audit Committee Charter was filed as an exhibit to the Company's Proxy Statement for the 2001 Annual Shareholders Meeting in accordance with SEC requirements.

     The responsibilities of the Audit Committee include recommending to the Board an accounting firm to be engaged as the Company's independent accountants. Additionally, and as appropriate, the Audit Committee reviews and evaluates, and discusses and consults with management, internal audit personnel and the independent accountants regarding, the following:

     - the plan for, and the independent accountants' report on, each audit of the Company's financial statements;

     - the Company's quarterly and annual financial statements contained in reports filed with the SEC or sent to shareholders;

                                      A1316

     - changes in the Company's accounting practices, principles, controls or methodologies, or in its financial statements;

     - significant developments in accounting rules;

     - the adequacy of the Company's internal accounting controls, and accounting, financial and auditing personnel; and

     - the continued independence of the Company's outside auditors and the monitoring of any engagement of the outside auditors to provide non-audit services.

     In March 2002, the Audit Committee reviewed the Audit Committee Charter and, after appropriate review and discussion, the Audit Committee determined that the Committee had fulfilled its responsibilities under the Audit Committee Charter.

     The Audit Committee is responsible for recommending to the Board that the Company's financial statements be included in the Company's annual report. The Committee took a number of steps in making this recommendation for 2001. First, the Audit Committee discussed with Deloitte & Touche LLP ("Deloitte"), the Company's independent accountants for 2001, those matters required to be communicated and discussed between an issuer's independent accountants and its audit committee under applicable auditing standards, including information regarding the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed with Deloitte its independence and received a letter from Deloitte concerning such independence as required under applicable independence standards for auditors of public companies. This discussion and disclosure informed the Audit Committee of Deloitte's independence, and assisted the Audit Committee in evaluating such independence. Finally, the Audit Committee reviewed and discussed, with management and Deloitte, the Company's audited consolidated balance sheets at December 31, 2001 and 2000, and consolidated statements of income, cash flows and stockholders' equity for the three years ended December 31, 2001. Based on the discussions with Deloitte concerning the audit, the independence discussions, and the financial statement review and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board (and the Board agreed) that these financial statements be included in the Company's 2001 Annual Report on Form 10-K.

     AUDIT FEES. The aggregate fees billed for professional services rendered by Deloitte for the audit of the Company's annual financial statements for the year ended December 31, 2001 and its reviews of the financial statements included in the Company's quarterly reports on Form 10-Q for fiscal year 2001 (collectively, the "Audit Services"), were $870,000. This includes $408,000 related to individual shopping center audit reports, an employee benefit plan audit and accounting consultations.

     FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. The aggregate fees billed for the provision by Deloitte of information technology services, including the operation, design and implementation of hardware and software which generated information significant to the Company's financial statements (the "Financial Information Systems Design and Implementation Services"), for fiscal year 2001, were $102,000.

                                      A1317

     ALL OTHER FEES. The aggregate fees billed for services rendered by Deloitte, other than the Audit Services and the Financial Information Systems Design and Implementation Services, for fiscal year 2001 were $1,249,000. These services included fees for consulting services related to process improvement projects in the development and leasing departments and tax consultations.

     The Audit Committee, based on its reviews and discussions with management and Deloitte noted above, determined that the provision of the Other Services and the Financial Information Systems Design and Implementation Services by Deloitte was compatible with maintaining Deloitte's independence.

                               THE AUDIT COMMITTEE

                            Jerome A Chazen, Chairman
                                Graham T. Allison
                               Allan J. Bloostein
                                S. Parker Gilbert
                               Peter Karmanos, Jr.

                                      A1318

                             EXECUTIVE COMPENSATION

     The following table sets forth information concerning the annual and long-term compensation of those persons who during 2001 were (i) the chief executive officer and (ii) the other executive officers of the Company whose compensation is required to be disclosed pursuant to the rules of the Securities Exchange Commission (the "Named Officers"). As explained more fully below, amendments to the Company's long-term compensation plan affected the manner in which awards under such plan are reported. As a result, in order to understand the total compensation granted to the Named Officers in 2001, the following Summary compensation Table must be read in conjunction with Long-Term Incentive Plan Awards table contained on page 18.

                           SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM
                                             ANNUAL COMPENSATION          COMPENSATION
                                            ---------------------    -----------------------
                                                                       AWARDS      PAYOUTS
                                                                     ----------  -----------
                                                                     NUMBER OF
                                                                       SHARES
                                                                     UNDERLYING       LTIP        ALL OTHER
                                              SALARY     BONUS(1)    OPTIONS(2)   PAYOUTS(3)     COMPENSATION
   NAME AND PRINCIPAL POSITION       YEAR      ($)         ($)           (*)          ($)            (5)
   ---------------------------       ----   ---------   ---------    ----------  -----------     ------------
Robert S. Taubman................    2001   $ 750,000   $ 468,800          0     $ 1,196,250     $  25,614(4)
Chairman of the Board. President     2000     750,000     450,000          0               0        25,678
and Chief Executive Officer          1999     750,000     500,625          0               0        23,320
Lisa A. Payne....................    2001   $ 500,000   $ 325,000          0     $   453,750     $  22,444(5)
Executive  Vice President and        2000     500,000     300,000          0               0        21,936
 Chief Financial and                 1999     500,000     337,813    500,000               0       270,332
 Administrative Officer
William S. Taubman...............    2001   $ 474,994   $ 312,500          0     $   453,750     $  25,135(6)
Executive Vice President             2000     468,270     285,000          0               0        25,111
                                     1999     436,547     301,219    500,000               0       272,840
Courtney Lord(7) ................    2001   $ 273,656   $ 240,875          0     $         0     $  15,316(8)
Senior Vice President                2000     272,740     241,313          0               0        44,507
John L. Simon....................    2001   $ 290,616   $ 255,063          0     $   275,000     $  24,506(9)
Senior Vice President                2000     282,500     230,325          0               0        24,353
                                     1999     273,000     239,625          0               0        22,256

----------
(1) Bonus amount awarded under the Senior Short Term Incentive Plan. Awards made pursuant to the Manager's Long-Term Performance Compensation Plan are not reportable on the date of grant and, instead, are reported in the Long-Term Incentive Plan Awards table immediately following.

(2) All Incentive Options were granted under the Incentive Option Plan with respect to Units of Partnership Interest exchangeable for an equal number of shares of Common Stock pursuant to the Continuing Offer.

(3) Reflects payout of 1998 Cash Awards made under the Manager's Long-Term Performance Compensation Plan (the "Performance Plan"). Robert Taubman and William Taubman have elected to defer receipt of the payout amount in accordance with the terms of the Performance Plan. Amounts deferred under the Performance Plan accrue interest until the deferred payment date. The Performance Plan was amended effective January 1, 1999 (the "First Amendment") and further amended effective January 1, 2000 (the "Second Amendment"). Prior to the Second Amendment awards made under the Performance Plan were made in the form of Notional Shares of Common Stock and were reported as restricted stock awards. The Second Amendment, in addition to affecting future awards, modified the 1998 and 1999 awards, particularly with regard to

                                      A1319

     the determination of the payout value of such awards. The payout value of awards under the Performance Plan as revised by the Second Amendment is no longer tied to the value of the Company's Common Stock, but instead is tied to the achievement of a target compounded growth rate of the Company's per share funds from operations over the three year vesting period of the award. As a result of the change, awards are no longer reported as restricted stock awards but instead are reflected in the Long-Term Incentive Plan Award Table following and are denominated as Cash Awards. Because the Second Amendment did not affect awards made in 1996 and 1997 which vested in 1999 and 2000, respectively, these prior awards continue to be restricted stock awards and as such were reported when granted as opposed to when paid. See "Long-Term Performance Compensation Plan" below for more information about the Performance Plan.

(4) Includes $13,692 contributed to the defined contribution plan (the "Retirement Savings Plan") on behalf of Mr. Robert S. Taubman and $11,922 accrued under the supplemental retirement savings plan (the "Supplemental Retirement Savings Plan").

(5) Includes $13,692 contributed to the Retirement Savings Plan on behalf of Ms. Payne and $8,752 accrued under the Supplemental Retirement Savings Plan.

(6) Includes $13,692 contributed to the Retirement Savings Plan on behalf of Mr. William S. Taubman and $11,443 accrued under the Supplemental Retirement Savings Plan.

(7) Mr. Lord first became an executive officer of the Company on January 1, 2000.

(8) Includes $8,592 contributed to the Retirement Savings Plan on behalf of Mr. Lord, and $6,724 accrued under the Supplemental Retirement Savings Plan.

(9) includes $13,692 contributed to the Retirement Savings Plan on behalf of Mr. Simon and $10,814 accrued under the Supplemental Retirement Savings Plan.

                                      A1320

                   LONG-TERM INCENTIVE PLAN -- 2001 AWARDS(1)

                                          NUMBER OF                            ESTIMATED FUTURE PAYOUTS UNDER
                                           SHARES,      PERFORMANCE OR           NON-STOCK PRICE-BASED PLAN
                                          UNITS OR       OTHER PERIOD     ---------------------------------------
              NAME AND                  OTHER RIGHTS   UNTIL MATURATION    THRESHOLD      TARGET        MAXIMUM
         PRINCIPAL POSITION                 ($)            OR PAYOUT          ($)         ($)(2)          ($)
         ------------------             ------------   ----------------   -----------   -----------   -----------
Robert S. Taubman ...................   $  1,122,375     1/1/01-1/1/04    $ 1,122,375   $ 1,290,731   $ 1,459,088
Chairman of the Board, President
and Chief Executive Officer
Lisa A. Payne .......................   $    506,250     1/1/01-1/1/04    $   506,250   $   582,188   $   658,125
Executive Vice President and Chief
Financial and Administrative Officer
William S. Taubman...................   $    506,250     1/1/01-1/1/04    $   506,250   $   582,188   $   658,125
Executive Vice President
Courtney Lord........................   $    240,625     1/1/01-1/1/04    $   240,625   $   276,719   $   312,513
Senior Vice President
John L. Simon .......................   $    240,525     1/1/01-1/1/04    $   240,625   $   276,719   $   312,813
Senior Vice President

----------
(1) Awards were made under the Performance Plan. Awards vest and, unless deferred in accordance with the Performance Plan, are payable on the third January 1 after the date of grant. See "Long-Term Performance Compensation Plan" below for more information about the Performance Plan.

(2) The target is the amount which'would be payable if the target compounded growth rate in per share funds from operations is achieved.

SENIOR SHORT TERM INCENTIVE PLAN

     The Manager's officers and senior management receive part of their annual compensation pursuant to the Manager's Senior Short Term Incentive Plan (the "SSTIP"). Under the SSTIP, the actual amount awarded to a participant depends upon a review and assessment of the employee's and the Company's performance. Performance that meets expectations results in a bonus of approximately 100% of an employee's target amount. Performance beyond expectations may result in an employee receiving up to 150% of his target bonus. Performance below expectations results in a payment of less than the bonus target.

INCENTIVE OPTION PLAN

     TRG maintains the 1992 Incentive Option Plan for its employees with respect to Units of Partnership Interest in TRG. Upon exercise, it is anticipated that substantially all employees will exchange each underlying Unit for one share of the Company's Common Stock under the Continuing Offer. Mr. Robert Taubman, however, has elected to defer

                                      A1321

his receipt of Units of Partnership Interest and right to exchange such Units under the Continuing Offer, see "Certain Employment Arrangements."

     The Company's chief executive officer makes periodic recommendations to the Compensation Committee of the Board, which, after reviewing such recommendations, determines grants. The exercise price of each Incentive Option is equal to the fair market value of a Unit of Partnership Interest on the date of grant. The 1992 Incentive Option Plan was amended in December 2001 to permit a holder of an Incentive Option to pay the exercise price in cash or by surrender of Units of Partnership interest having an aggregate fair market value equal to the exercise price. In the event that the exercise price for an incentive option is paid by surrendering Units of Partnership Interest, only those Units of Partnership Interest issued to the optionee in excess of the number of Units of Partnership Interest surrendered are counted for purposes of determining the remaining-number of Units of Partnership Interest available for future grants of Incentive Options under the 1992 Incentive Option Plan.

     Generally, an Incentive option vests in one-third increments on each of the third, fourth, and fifth anniversaries of the date of grant, although the Compensation Committee may allow an exercise at any time more than six months after the date of grant. If the optionee's employment terminates within the first three years for reasons other than death, disability, or retirement, the right to exercise the Incentive Option is forfeited. If the termination of employment is because of death, disability, or retirement, the Incentive Option may be exercised in full. Outstanding Incentive Options also vest in full upon the termination of the Manager's engagement by TRG, upon any "change in control" of TRG, or upon TRG's permanent dissolution. No Incentive Option may be exercised after ten years from the date of grant. As discussed under "Compensation Committee Report on Executive Compensation," the 1992 Incentive Option Plan has been replaced by the Performance Plan as the primary source of long-term compensation. There were no Incentive Option grants to Named Officers in 2001.

                   AGGREGATED OPTION EXERCISES DURING 2001 AND
                             YEAR-END OPTION VALUES

                                                     NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                                    UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS
                            SHARES       VALUE        OPTIONS AT YEAR END           AT 12/31/01(1)
                         ACQUIRED ON   REALIZED   --------------------------  ----------------------------
       NAME                EXERCISE       ($)     EXERCISABLE  UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
       ----              -----------   --------   -----------  -------------  ------------   -------------
Robert S. Taubman......         0      $      0     3,357,636             0   $ 12,542,746            0

Lisa A. Payne..........         0             0       317,218       283,610        764,742      707,372
Williem S. Taubmen.....    38,500       148,648       484,064       250,000      1,702,098      650,000
Courtney Lord..........         0             0             0             0              0            0
John L. Simon..........    32,919       128,863        21,727             0         23,582            0

----------
(1) In accordance with the SEC's rules, based on the difference between fair market value of Common Stock and the exercise price.

LONG-TERM PERFORMANCE COMPENSATION PLAN

     The Performance Plan was adopted by the Manager and approved by TRG's compensation committee in 1996 (the Compensation Committee of the Board now

                                      A1322

performs such functions). The Company's Performance Plan was amended effective January 1, 1999 (the "First Amendment") and again effective January 1, 2000 (the "Second Amendment"). The following discussion relates to the 2001 grants under the Performance Plan that are reflected in the Long-Term Incentive Plan -- 2001 Awards table.

     The amount of a participant's award is based on individual and Company performance for the fiscal year prior to the date of the award and the individual's position in the Company. Each eligible participant is granted A Cash Award (A "Cash Award") and the final payout value of an award is tied to the achievement of a target compounded growth rate of the Company's per share funds from. operations over the three-year vesting period of the award. If the target is achieved, the payout amount of each Cash Award is increased, subject to a maximum premium of 30%; otherwise the payout amount remains the amount of the original grant. Funds from Operations ("FFO") is defined as income before extraordinary items, real estate depreciation and amortization, and the allocation to the minority interest in TRG, less preferred dividends and distributions. Gains on dispositions of depreciated operating properties are excluded from FFO. In 2001, a $1.9 million charge related to a technology investment was also excluded. Each Cash Award vests on the third January 1 after the date of grant. Upon vesting, the value of the award under the Performance Plan will be paid to the participant in a lump sum, unless the participant elects to defer payment in accordance with the terms of the Performance Plan. The payout amount is determined on the vesting date; and such amount will accrue interest from the vesting date until the deferred payment date.

     Prior to the Second Amendment, awards were made in respect of Notional Shares of Common Stock and the payout value of an award was based on the value of the Company's Common Stock. The Second Amendment affected awards made for fiscal years 1998 and 1999 as well as awards made after the effective date of the Second Amendment. Awards made in 1998 and 1999 were converted from Notional Shares into Cash Awards at a rate based on the value, determined by reference to the price of the Company's Common Stock, of the Notional Shares held by the individual at the time of the Conversion. The 1998 Cash Awards vested and, unless deferred in accordance with the provisions of the Performance Plan, were paid during 2001.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Revenue Reconciliation Act of 1993. The Omnibus Reconciliation Act of 1993 limits to $1 million the amount that may be deducted by a publicly held corporation for compensation paid to each of its named executives in a taxable year, unless the compensation in excess of $1 million is "qualified performance-based compensation." Although TRG and the Manager are now part of the Company's consolidated group for financial reporting purposes, this deduction limit does not affect the Company and does not apply to TRG or the Manager because TRG and the Manager are partnerships for federal tax purposes, and the Company itself has no employees.

Compensation Philosophy. The Manager has had a long-standing philosophy of targeting executive compensation at a level above the average of competitive practice. As part of this philosophy, the mix of compensation elements has emphasized variable, performance-based programs. As a result of this philosophy, the Manager has been

                                      A1323

successful at recruiting, retaining, and motivating executives who are highly talented, performance-focused, and entrepreneurial. The Compensation Committee has continued to apply this philosophy to its decisions on compensation matters. The independent compensation consultant retained by the Compensation Committee has compared the Manager's compensation practices with those of industry competitors and confirmed that the 2001 compensation of the Named Officers was consistent with the Manager's compensation philosophy.

     The Manager's compensation program for executive officers consists of the following key elements: annual compensation in the form of base salary, bonus compensation under the SSTIP, and long-term compensation under the incentive Option Plan and the Performance Plan. The compensation of the Named Officers is determined based on their individual performance and the performance of the Company, TRG, and the Manager.

     Since 1996, awards under the Performance Plan have been selected over Incentive Options as the primary source of incentive compensation to the executive officers. Incentive Option grants have been and will continue to be made in special situations.

Base Salaries. Base salaries for the Manager's executive officers are generally targeted at a level above the average for executives of industry competitors. The salaries of the Named Officers are reviewed and approved by the Compensation Committee based on its subjective assessment of each executive's experience and performance and a comparison to salaries of senior management of industry competitors.

Performance Plan. In 2001, the Compensation Committee made grants of Cash Awards under the Performance Plan to the Named Officers, as shown in the Long-Term Incentive Plan -- 2001 Awards table.

Compensation of Chief Executive Officer. Robert S. Taubman's base salary for 2001 was at an annual rate of $750,000. Mr. Taubman's performance evaluation is based 25% on the Compensation Committee's evaluation of his individual performance and 75% of the Compensation Committee's evaluation of the performance of the Company, which includes the consideration of objective and subjective criteria. Based on that evaluation and the report of the independent consultant, the Compensation Committee confirmed that Mr. Taubman's base salary, his bonus under the SSTIP for 2001 in the amount of $468,800 and his incentive compensation under the Performance Plan, as set forth in the Summary Compensation Table and Long-Term Incentive Plans -- Awards table, were consistent with the Manager's compensation philosophy.

                           THE COMPENSATION COMMITTEE

                           S. Parker Gilbert, Chairman
                                Jerome A. Chazen
                               Peter Karmanos, Jr.

                                      A1324

SHAREHOLDER RETURN PERFORMANCE GRAPH

The following line graph sets forth the cumulative total returns on a $100 investment in each of the Company's Common Stock, the S&P Composite -- 500 Stock Index, and the NAREIT Equity Retail REIT Index for the period December 31, 1996 through December 31, 2001 (assuming, in all cases, the reinvestment of dividends).


                                         COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
                                  TAUBMAN CENTERS, INC., THE NAREIT EQUITY RETAIL REIT INDEX,
                                                    AND THE S&P 500 INDEX

                                                         [LINE GRAPH)

                                                          12/31/96    12/31/97    12/31/98    12/31/99    12/31/00    12/31/01
                        ------------------------------------------------------------------------------------------------------
                        Taubman Centers, Inc.            $  100.00   $  108.29   $  122.75   $  104.00   $  115.48   $  169.09
                        NAREIT Equity Retail REIT Index  $  100.00   $  116.95   $  113.91   $  100.50   $  118.56   $  154.63
                        SLP 500 Index                    $  100.00   $  133.36   $  171.48   $  207.56   $  188.66   $  166.24
                        ------------------------------------------------------------------------------------------------------

     Please note: The stock price performance shown on the graph above is not necessarily indicative of future price performance.

CERTAIN EMPLOYMENT ARRANGEMENTS

     In January 1997, the Manager entered into a three-year agreement with Lisa
A. Payne regarding her employment as an Executive Vice President and the Chief Financial

                                      A1325

Officer of the Manager and her service to the Company in the same capacities. In January 1999 and January 2000, the agreement was extended for an additional year and continues to have automatic, one-year extensions unless either party gives notice to the contrary. In March 2002, Ms. Payne became the Manager's and Company's Chief Financial and Administrative Officer and continued her position as an Executive Vice President of each entity. The employment agreement provides for an annual base salary of not less than $500,000, to be reviewed annually. The agreement also provides for Ms. Payne's participation in the Manager's SSTIP, with a target award of $250,000 and a maximum annual award of $375,000.

     In November 1999, in connection with TRG's acquisition of the outstanding stock of Lord Associates, Inc., the Manager entered into an employment agreement with Courtney Lord pursuant to which Mr. Lord became the Manager's Senior Vice President of Leasing. The agreement terminates on January 1, 2005 unless sooner terminated by either the Company or Mr. Lord for cause or by Mr. Lord due to his death, disability or voluntary termination. The employment agreement provides for an annual base salary of not less than $270,000, to be reviewed annually. The agreement also provides for Mr. Lord's participation in the Manager's SSTIP, with a minimum award of $195,000 for each of the years beginning January 1, 2000 and January 1, 2001 and for a grant (effective January 1, 2000) of a Cash Award having an initial payout value of $137,500 under the Performance Plan. Under the Agreement, the Manager paid Mr. Lord $50,000 as a hiring bonus in 1999 and reimbursed Mr. Lord for certain relocation expenses of approximately $26,500 in 2000. Mr. Lord has agreed that in the event his employment is terminated he will not thereafter compete with the Company for a period (depending on the circumstances surrounding such termination) of between one and two years. In addition, part of the consideration received by Mr. Lord in exchange for his shares of Lord Associates, Inc. included 435,153 Units of Partnership Interest and 435,153 shares of Series B Preferred Stock. Units of Partnership Interest granted to Mr. Lord are subject to vesting as described below and, once fully vested, may be exchanged for shares of the Company's Common Stock under the Continuing Offer. At this time, after taking into account Mr. Lord's exercise of his rights under the continuing Offer with respect to 68,000 Units of Partnership Interest, Mr. Lord has both voting and distribution rights with respect to 193,095 Units of Partnership interest and 193,095 shares of Series B Preferred Stock. Mr. Lord has granted an irrevocable proxy to TG Partners with respect to the remaining Partnership Units and shares of Series B Preferred Stock. The remaining Partnership Units are not entitled to receive partnership distributions and allocations except upon liquidation. Under the terms of the irrevocable proxy executed by Mr. Lord in favor of TG Partners and a letter agreement between Mr. Lord and TRG, the remaining Partnership Units and shares of Series B Preferred Stock will be released from the proxy and such Partnership Units will become entitled to partnership distributions and allocations over a period of five years. Mr. Lord has pledged 65,271 Partnership Units and shares of Series B Preferred Stock to be released from the proxy as collateral for his obligation to remit to TRG a portion of the cash consideration he received in exchange for his shares of Lord Associates, Inc., in the event the acquired business does not meet certain performance criteria. In addition, if Mr. Lord's employment is terminated, the Manager has the right to purchase up to 100% of any Partnership Units which have not been released from the proxy and become entitled to partnership distributions and allocations for a cash lump sum payment of $50,000.

                                      A1326

     In December 2001, the Manager, TRG and Robert S. Taubman entered into an Option Deferral Agreement (the "Deferral Agreement") with respect to an Incentive Option for 2,962,620 Units of Partnership Interest granted to Mr. R. Taubman in 1992 pursuant to the 1992 Incentive Option Plan (the "Option"). The Deferral Agreement provides for the deferral of gains (i.e. the difference between the fair market value of the Units of Partnership Interest subject to the Option and the aggregate exercise price of the Option) that would be recognized by Mr. R. Taubman upon his exercise of the option. Mr. R. Taubman is expected to pay the exercise price for the option by surrendering Units of Partnership Interest held by him in accordance with the terms of the plan as recently amended, see "Incentive Option Plan." Upon exercise of the Option, Mr.
R. Taubman will receive a number of Units of Partnership Interest having a fair market value equal to the aggregate exercise price of the Option and will defer receipt of the remaining Units of Partnership Interest covered by the Option for a period of ten years from the date of exercise. Until the deferred amount has been distributed in full, Mr. Taubman will receive distribution equivalents on the deferred amounts in the form of cash payments as and when TRG makes distributions on actual Units of Partnership Interest outstanding. Beginning with the ten year anniversary of the date of exercise, the deferred Units of Partnership Interest will be paid to Mr. R. Taubman in ten annual installments. The Deferral Agreement will terminate and the deferred Units of Partnership Interest will be paid to Mr. R. Taubman in a single distribution upon the earlier of Mr. R. Taubman's cessation of employment for any reason, a "change in control" of TRG, and TRG's permanent dissolution.

          ITEM 2 -- RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors, upon the recommendation of the Audit Committee, has appointed Deloitte & Touche LLP as the independent auditors to audit the financial statements of the Company for 2002. The Board of Directors recommends that the shareholders vote FOR the appointment of Deloitte & Touche LLP as the Company's independent auditors for the year ending December 31, 2002. Although shareholder approval of the appointment is not required by law and is not binding on the Board of Directors, the Board will take the appointment of Deloitte & Touche LLP under advisement if such appointment is not approved by the affirmative vote of a majority of the votes cast at the annual meeting.

     The Company expects that representatives of Deloitte & Touche LLP will be present at the annual meeting and will be afforded an opportunity to make a statement if they desire to do so. The Company also expects that such representatives of Deloitte & Touche LLP will be available to respond to appropriate questions addressed to the officer presiding at the meeting.

                                  OTHER MATTERS

     The Board of Directors does not know of any other matters to be determined by the shareholders at the annual meeting; however, if any other matter is properly brought before the meeting, the proxy holders named in the enclosed proxy card intend to vote in accordance with the Board's recommendation or, if there is no recommendation, in their own discretion.

                                      A1327

                           COSTS OF PROXY SOLICITATION

     The cost of preparing, assembling, and mailing the proxy material will be borne by the Company. The Company will also request nominees and others holding shares for the benefit of others to send the proxy material to, and to obtain proxies from, the beneficial owners and will reimburse such holders for their reasonable expenses in doing so.

                             ADDITIONAL INFORMATION

PRESENTATION OF SHAREHOLDER PROPOSALS AT 2003 ANNUAL MEETING

     Any shareholder proposal intended to be presented for consideration at the annual meeting to be held in 2003 must be received by the Company at 200 East Long Lake Road, Suite 300, P.O. Box 200, Bloomfield Hills, Michigan 48303-0200 by the close of business on December 10, 2002.

ANNUAL REPORT

     The Annual Report of the Company for the year ended December 31, 2001, including financial statements audited by Deloitte & Touche LLP, independent accountants, and their reports dated February 12, 2002, is being furnished with this Proxy Statement. IN ADDITION, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2001, AS FILED WITH THE SECURITIES EXCHANGE COMMIISSION, WILL BE SENT TO ANY SHAREHOLDER, WITHOUT CHARGE, UPON WRITTEN REQUEST SENT TO THE COMPANY'S EXECUTIVE OFFICES: TAUBMAN CENTERS INVESTOR SERVICES, 200 EAST LONG LAKE ROAD, SUITE 300, P.O. BOX 200, BLOOMFIELD HILLS, MICHIGAN 48303-0200.

     Please complete the enclosed proxy card and mail it in the enclosed postage-paid envelope as soon as possible.

                                   By Order of the Board of Directors,

                                   Robert S. Taubman,
                                   Chairman of the Board, President and
                                   Chief Executive Officer

April 12, 2002

                                      A1328

                              TAUBMAN CENTERS, INC.

                                      PROXY

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                 ANNUAL MEETING OF SHAREHOLDERS -- MAY 30, 2002

     The undersigned appoints each of Robert S. Taubman and Lisa A. Payne, with full power of substitution, to represent the undersigned at the annual meeting of shareholders of Taubman Centers, Inc. on Thursday, May 30, 2002, and at any adjournment, and to vote at such meeting the shares of Common Stock that the undersigned would be entitled to vote if personally present in accordance with the following instructions and to vote in their judgment upon all other matters that may properly come before the meeting and any adjournment. The undersigned revokes any proxy previously given to vote at such meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN FAVOR OF ITEMS (1) AND (2) IF NO INSTRUCTION IS PROVIDED.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE PAID ENVELOPE.

           (CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE.)

                                      A1329

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

1.   ELECTION OF DIRECTORS
     Nominees: 01 Robert S. Taubman and 02 Lisa A. Payne
     (each for a three-year term)

FOR            WITHHOLD              WITHHOLD AUTHORITY
              AUTHORITY            to vote for Nominee(s)
        to vote for all Nominees       named below

[ ]              [ ]                        [ ] ________________

               Please mark    (X)
              your votes as
            indicated in this
                 example

2.   RATIFICATION INDEPENDENT AUDITORS
     Ratification of the selection of Deloitte & Touche LLP as independent auditors for 2002.

           FOR        AGAINST      ABSTAIN
           [ ]          [ ]          [ ]

Please sign exactly as name appears below. When shares are held by joint tenants both should sign. When signing as attorney executor, administrator, trustee, or guardian please give full title as such. If a corporation. partnership, or other business entity, please sign in the name of the entity by an authorized person.

----------------------------------
 Signature

Dated:                             , 2002
      -----------------------------

                                      A1330

                              TAUBMAN CENTERS, INC.

                                      PROXY

             SERIES B NON-PARTICIPATING CONVERTIBLE PREFERRED STOCK

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                 ANNUAL MEETING OF SHAREHOLDERS -- MAY 30, 2002

The undersigned appoints each of Robert S. Taubman and Lisa A. Payne, with full power of substitution, to represent the undersigned at the annual meeting of shareholders of Taubman Centers, Inc. on Thursday, May 30, 2002, and at any adjournment, and to vote at such meeting the shares ofSeries B Non-Participating Convertible Preferred Stock that the undersigned would be entitled to vote if personally present in accordance with the following instruction and to vote in their judgment upon all other matters that may properly come before the meeting and any adjournment. The undersigned revokes any previously given to vote at such meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN FAVOR OF ITEMS (1) AND (2) IF NO INSTRUCTION IS PROVIDED.

 PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED
                             POSTAGE PAID ENVELOPE.

                          (PLEASE SIGN AND DATE BELOW)
--------------------------------------------------------------------------------

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2   Please    [X]
                                                                   mark your
                                                                   vote as
                                                                   indicated
                                                                   in this
                                                                   example

   1. ELECTION OF DIRECTORS                2.  RATIFICATION OF
      AUDITORS                                 INDEPENDENT AUDITORS
      Nominees: Robert S. Tautman and          Ratification of the selection
      Lisa A. Payne                            of Deloitte & Touche LLP
      (each for a three-year term)             as independent auditors for 2002.

 FOR      WITHHOLD           WITHHOLD AUTHORITY       FOR    AGAINST   ABSTAIN
          AUTHORITY        To vote for Nominee(s)
        To vote for ail         Named below
         Ncminees

 [ ]        [ ]                      [ ] _________    [ ]      [ ]       [ ]


                    Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian please give full title as such. If a corporation, partnership, or other business entity, please sign in the name of the entity by an authorized person.

                    ------------------------------------------------------------
                    Signature


                    Dated:                                                , 2002
                          ------------------------------------------------

       [Material in the following Sections is hand-marked to show specific excerpts from certain transcripts.]

                                      A1331

UNITED STATES DISTRICT COURT
EASTERN DISTRICT OF MICHIGAN
-----------------------------------------------------------

SIMON PROPERTY GROUP INC., and
SIMON PROPERTY ACQUISITIONS INC.,

                    Plaintiffs,
          vs.

TAUBMAN CENTERS INC., A. ALFRED
TAUBMAN, ROBERT S. TAUBMAN, LISA
A. PAYNE, GRAHAM T. ALLISON, PETER
KARMANOS JR., WILLIAM S. TAUBMAN,
ALLAN J. BLOOSTEIN, JEROME A. CHAZEN,
and S. PARKER GILBERT,

                             Defendants.

Civil Action No. 02-74799
-----------------------------------------------------------
DEPOSITION OF:                    Professor Lucian Bebchuk
DATE:                             February 19, 2003
LOCATION:                         New York, New York
LEAD:                             Stephen DiPrima, Esquire
REPORTER:                         Jane Rose, CSR-CRR


FINAL COPY, SIGNED 02-21-03
JANE ROSE REPORTING, 1-800-825-3341

                                      A1332

US DISTRICT COURT - MICHIGAN          FINAL             PROFESSOR LUCIAN BEBCHUK
SIMON PROPERTY V. TAUBMAN CENTERS                              FEBRUARY 19, 2003
acquisition offer that they haven't received an acquisition offer for a significant period prior to that.

BY MR. DiPRIMA:

[BEGINNING OF EXCEPT]

        Q. I think the testimony you reviewed on the Rouse offer indicated that the Rouse offer was for the entire partnership and not just Taubman Centers, standing alone.

                Is that correct?

        A. I don't have a clear recollection, and the record is fairly minimal about the Rouse overture.

                And for my analysis, it didn't really matter one way or the other.

        Q. To your knowledge, prior to the '98 restructuring, no one ever made a tender offer for all or part of the shares of Taubman Centers.

                Is that correct?

        A. I'm not aware, and my guess is that there was probably no tender offer for the shares of Taubman Center until now, but it would not have surprised me if a tender offer had come as a prior -- you know, if we didn't have the restructuring, so that I do not think

JANE ROSE REPORTING                                               1-800-825-3341
NEW YORK, NEW YORK                                              www.janerose.net

                                      A1333

US DISTRICT COURT - MICHIGAN          FINAL             PROFESSOR LUCIAN BEBCHUK
SIMON PROPERTY V. TAUBMAN CENTERS                              FEBRUARY 19, 2003
that we have a reason to think that only the restructuring made tender offers considerable.

        Essentially, both before and after, what you had are shares of a company that represents a bundle of assets, and under some circumstances, depending on the appearance of merger that we were discussing before, you could imagine somebody wishing to buy those shares or to buy the company as a whole.

        Q. Are you aware of any situation in which an UPREIT -- a public company in an UPREIT structure that owned a minority interest in a real estate partnership was able to sell its shares at a premium to the market price?

                MR. OTTENSOSER: Objection.

                THE WITNESS: I don't know of any study that focuses on takeovers in the REIT industry, and I personally did not attempt to do such a study.

                But for _the reasons I just explained, I think that a tender offer for a REIT of the nature that you described is not something that economically or businesswise is something that one should rule out as inconceivable or not something that one should

JANE ROSE REPORTING                                               1-800-825-3341
NEW YORK, NEW YORK                                              www.janerose.net

                                      A1334

US DISTRICT COURT - MICHIGAN          FINAL             PROFESSOR LUCIAN BEBCHUK
SIMON PROPERTY V. TAUBMAN CENTERS                              FEBRUARY 19, 2003
expect to happen.

BY MR. DiPRIMA:

        Q. Could you name a company that might have been interested, in your view, in acquiring Taubman Centers on a stand-alone basis prior to the 1998 restructuring?

                MR. OTTENSOSER: Objection.

                THE WITNESS: Whether someone is interested or not would depend on lots of things, and this particular feature of how many members you have in the partnership committee would certainly not be the first one.

                What would matter, among other things, is the price at which the company is right now selling.

                And I could imagine, as a matter of just understanding -- since that's what you are thinking of, understanding the situation, you could imagine a situation in which, right now, SPG is not interested in buying the company, even though the structure is somewhat different than prior to 1998, because the price right now is high, and they don't think they can make a return on it.

                And I could imagine a situation

JANE ROSE REPORTING                                               1-800-825-3341
NEW YORK, NEW YORK                                              www.janerose.net

                                      A1335

US DISTRICT COURT - MICHIGAN          FINAL             PROFESSOR LUCIAN BEBCHUK
SIMON PROPERTY V. TAUBMAN CENTERS                              FEBRUARY 19, 2003
which, as history had it, did materialize, under which, in 1997, SPG would have made an offer for the shares; all you need to do is assume that the price of those shares, in '98, was 20 percent of the price that it actually was. And my guess is that it would make sense for SPG, or for other potential buyers, to make a tender offer for the public company.

                So it would all depend very much on the question of whether that asset, which, in '97, had a series of attributes, whether this asset, the price at which it was selling in '97, was attractive, and this is certainly something that was certainly not inconceivable.

                And as I said, all you need to do is go back to '97, see what the price was it was trading, and assume that the price was just 20 percent of that, and there would have been many potential buyers for this -- for the company.

        Q.      But you can't name any.

        A.      You mean as specific -- who --

        Q.      I'm trying to --

        A.      Who they would be? I mean, I can give you the

JANE ROSE REPORTING                                               1-800-825-3341
NEW YORK, NEW YORK                                              www.janerose.net

                                      A1336

US DISTRICT COURT - MICHIGAN          FINAL             PROFESSOR LUCIAN BEBCHUK
SIMON PROPERTY V. TAUBMAN CENTERS                              FEBRUARY 19, 2003
category. I mean, this could have been even somebody -- I don't want to say that this -- I mean, nobody can predict -- nobody could have predicted a year before SPG came sight now. If you asked me a year ago, "Can you imagine a tender offer," I would say yes.

                If you say, "Can you name me who it is going to be," I wouldn't necessarily say SPG.

                If you asked me would the price provide, I could imagine someone outside the REIT industry; I could imagine Carl Icahn, I could imagine Kirk Kerkorian -- I imagine, if I had enough money, I could make a bid myself.

        Q. I think at this point we are theorizing and imagining and assuming things.

                Is that --

        A. No, I think we are just identifying for ourselves and kind of really reaching an understanding why it is not -- that the '98 restructuring was not a "but for" essential cause for the possibility of a tender offer, because we just identified why, prior to '97, under appropriate circumstances--which are not imaginary situations; they are situations

JANE ROSE REPORTING                                               1-800-825-3341
NEW YORK, NEW YORK                                              www.janerose.net

                                      A1337

US DISTRICT COURT - MICHIGAN          FINAL             PROFESSOR LUCIAN BEBCHUK
SIMON PROPERTY V. TAUBMAN CENTERS                              FEBRUARY 19, 2003
that have to do with the price just being sufficiently low--that you could have a tended offer.

                And we could say SPG would have~ come in '97 had the price been sufficiently low.

[END OF EXCEPT]

        Q. Is it your testimony that a potential acquirer, prior to 1998, would have paid a premium to the market price for Taubman Centers in order to acquire the right to put five people on a thirteen-member partnership committee?

                MR. REISBERG: Objection.

                MR. OTTENSOSER: Objection.

BY MR. DiPRIMA:

        Q.      Is that your testimony?

                MR. REISBERG: Objection.

                THE WITNESS: As I said, it's quite possible. It's even plausible for somebody to pay a lot of money for assets -- or to pay more for assets than they are trading right now, even if those assets are assets that are limited in one way or another.

                So if you have a company - to -- just to clarify this to you, which would

JANE ROSE REPORTING                                               1-800-825-3341
NEW YORK, NEW YORK                                              www.janerose.net

                                      A1338

US DISTRICT COURT - MICHIGAN          FINAL             PROFESSOR LUCIAN BEBCHUK
SIMON PROPERTY V. TAUBMAN CENTERS                              FEBRUARY 19, 2003

[BEGINNING OF EXCEPT]

        Q.      I could.

                When we were talking about what Taubman Centers had to sell prior to the 1998 restructuring, their right was to appoint five members to a thirteen-member partnership committee.

                After the 1998 restructuring, did they not have the power to sell control of the real estate assets owned by the partnership?

                MR. REISBERG: Objection.

                MR. OTTENSOSER: Objection.

                THE WITNESS: I think that the term "controlling" here is a bit too loose for our purposes of understanding what was happening. Because the public company, as we know, doesn't own directly the assets, but we can -- it would be fair to say that if somebody bought all the assets of the public company, then what they would be getting is a larger economic interest also in a smaller pool of underlying assets, as well as the right to appoint five members of the committee.

BY MR. DiPRIMA:

        Q.      Would you agree that obtaining

JANE ROSE REPORTING                                               1-800-825-3341
NEW YORK, NEW YORK                                              www.janerose.net

                                      A1339

US DISTRICT COURT - MICHIGAN          FINAL             PROFESSOR LUCIAN BEBCHUK
SIMON PROPERTY V. TAUBMAN CENTERS                              FEBRUARY 19, 2003
control of the TRG partnership for Taubman Centers as a result of the 1998 restructuring was a benefit to the Taubman Centers 4 shareholders?

                MR. REISBERG: Objection.

                THE WITNESS: Obviously one would have to think about everything in the total framework in which something is happening.

                My ability, sitting here, to make an assessment is only -- I cannot assess, for example, whether the GM exchange was a fair one.

BY MR. DiPRIMA:

        Q.      Let's assume for the sake of my question --

                MR. REISBERG: Excuse me.

                MR. OTTENSOSER: Let him answer the question.

                You can continue.

                THE WITNESS: So obviously, if you have a larger fraction, but of much worse assets, you haven't really improved your positions.

                For our purposes, let's assume

JANE ROSE REPORTING                                               1-800-825-3341
NEW YORK, NEW YORK                                              www.janerose.net

                                      A1340

US DISTRICT COURT - MICHIGAN          FINAL             PROFESSOR LUCIAN BEBCHUK
SIMON PROPERTY V. TAUBMAN CENTERS                              FEBRUARY 19, 2003
that -- it's an underlying assumption. Let's assume that the GM exchange was at least fair to the shareholders of the public company, in the sense that the assets that were given to GMPT were not more valuable than their respective fraction of ownership of economic interest.

                Assuming that's the case, then the -- if you assume that this is the case,then I would say -- if we assume this is the case, then this is the case.

                If we assume the GM exchange is valuable, which I cannot express a view of, then we would be assuming that it is valuable.

                The only assessment that I could make as a corporate governance expert here is just the following two conclusions:

                One is that if the GM exchange was valuable for the public company and its shareholders, they could have accomplished it (without the consent of the Taubman family, and therefore whatever is the value of this, that would not have provided any reason, or any corporate purpose, for granting the Taubman family the Class B shares.

[END OF EXCERPT]

JANE ROSE REPORTING                                               1-800-825-3341
NEW YORK, NEW YORK                                              www.janerose.net

                                      A1341

US DISTRICT COURT - MICHIGAN          FINAL             PROFESSOR LUCIAN BEBCHUK
SIMON PROPERTY V. TAUBMAN CENTERS                              FEBRUARY 19, 2003

                                                                        Page 102
[BEGINNING OF EXCERPT]

                The other -- my other assessment is that even if you hypothetically assumed that the Taubman family had the veto power, that the overall governance and control situations that public shareholders find themselves in now is clearly worse off than it was before, but this is, you know, an assessment -- I brought in a hypothetical case because my assessment is that, assuming the GM exchange was valuable, then the public company and its shareholders could have received it and should have received it, assuming that the directors are doing what's good for the shareholders, without issuance of the Class B shares, which is the focus of my report.

BY MR. DiPRIMA:

        Q. Let's go back to my question, which was whether the Taubman Centers obtaining a majority position in the partnership for the first time as a result of the 1998 restructuring was, in your view, a benefit to the public shareholders.

                And to put it a slightly different way, would the public shareholders rather have 60 percent interest in the

[END OF EXCERPT]

JANE ROSE REPORTING                                               1-800-825-3341
NEW YORK, NEW YORK                                              www.janerose.net

                                      A1342

US DISTRICT COURT - MICHIGAN          FINAL             PROFESSOR LUCIAN BEBCHUK
SIMON PROPERTY V. TAUBMAN CENTERS                              FEBRUARY 19, 2003

[BEGINNING OF EXCERPT]

                       MR. DiPRIMA: Issued or not issued.

                I'm focusing on this feature of the deal in which Taubman Centers goes from a minority position to a majority position, and I'm trying to understand whether Professor Bebchuk believes that would have been a benefit to the public company, putting aside whether it was outweighed by the detriment you see in the issuance of the Series B preferred stock.

                MR. REISBERG: Objection.

                THE WITNESS: I think I answered this question before, but since you are asking, I'm happy to answer it again.

                I said before, even in this hypothetical scenario in which the Taubman family had a veto right, the shareholder would have been made -- the shareholders were made worse off.

                And since you are asking me to explain that, let me do so.

                In the questions we are now assessing, the economic interest is going to be the same regardless of the governance arrangements.

JANE ROSE REPORTING                                               1-800-825-3341
NEW YORK, NEW YORK                                              www.janerose.net

                                      A1343

US DISTRICT COURT - MICHIGAN          FINAL             PROFESSOR LUCIAN BEBCHUK
SIMON PROPERTY V. TAUBMAN CENTERS                              FEBRUARY 19, 2003

        The economic interest is given by -- we already had the GM exchange, and the public shareholders have whatever economic interests they have.

                And then we are asking ourselves, would they be better off with the fact that they now have this -- and assuming everything was just fair, are they better off in a situation in which they have five out of nine, with the Class B shares?

                If we focus just on those governance aspects, that if none of this happens, and the answer is they were made worse off. Because if you think about this in terms of entrenchment, the five members of the board, which you are saying is control, might be slight illusory; it's not as accessible to the public shareholders as you were thinking at first glance.

                And the reason is that even when the company has five members on the partnership committee, and the Taubmans have only four, the Class B shares --

BY MR. DiPRIMA:

        Q.      You are referring to the board

JANE ROSE REPORTING                                               1-800-825-3341
NEW YORK, NEW YORK                                              www.janerose.net

                                      A1344

US DISTRICT COURT - MICHIGAN          FINAL             PROFESSOR LUCIAN BEBCHUK
SIMON PROPERTY V. TAUBMAN CENTERS                              FEBRUARY 19, 2003
now?

        A.      I'm saying the public company has the right to -- right.

                So we eliminated the partnership, and right now we have the board and we have the Taubman family having the right to nominate and having their voting shares.

                Then the public shareholders are, as it were, more in the hands -- to use a metaphor, more in the hands of the Taubman family than before. The public shareholders have less power to control their destiny than before.

                Sure, you might say before you had only five members out of thirteen, but should the public shareholders not like what the Taubmans are doing, there was an easy way through the exercise of their franchise -- for the shareholders' franchise to do things differently with whatever you have.

                After the restructuring, you are -- the public shareholders have lost, to a large extent, their ability to determine their destiny and ultimately what would affect their welfare.

JANE ROSE REPORTING                                               1-800-825-3341
NEW YORK, NEW YORK                                              www.janerose.net

                                      A1345

US DISTRICT COURT - MICHIGAN          FINAL             PROFESSOR LUCIAN BEBCHUK
SIMON PROPERTY V. TAUBMAN CENTERS                              FEBRUARY 19, 2003

                So for this reason, if you just focus on the control dimension, which is your question, they are made strictly and clearly worse off.

BY MR. DiPRIMA:

        Q. I don't think you answered my question, and let me maybe try to go at it a different way. Let's assume --

        A.      Perhaps if I could help your understanding of the situation.

                You can think about the following situation:

                Imagine that you are -- that you could personally either elect two people out of some committee -- as opposed to a management committee. So you could elect two people out of ten, or you could have a situation in which formally you might be able to get three, but somebody else really has control over this, and you can't really, through a meaningful exercise of your powers, select your destiny; then you would be much better off selecting two people than having no say at all, which is what, practically speaking, the public investors find

JANE ROSE REPORTING                                               1-800-825-3341
NEW YORK, NEW YORK                                              www.janerose.net

                                      A1346

US DISTRICT COURT - MICHIGAN          FINAL             PROFESSOR LUCIAN BEBCHUK
SIMON PROPERTY V. TAUBMAN CENTERS                              FEBRUARY 19, 2003
themselves in now.

                Their hands, for any shareholder action, are completely tied without the concept of the Taubman family, that has very different interests than those of the public shareholders.

                So there is, therefore, no question that their situation is made much, much worse off, in my judgment.

[END OF EXCERPT]

        Q. So in your view, it would have been improper for the independent directors of the Taubman Centers to waive -- the fact that Taubman Centers was going from a minority to majority position in deciding to review the 1998 restructuring, to view that as a benefit to the Taubman Center shareholders?

                MR. OTTENSOSER: Objection.

                MR. REISBERG: Objection.

BY MR. Di PRIMA. :

        Q.      Is that your view?

        A.      Again --

        Q.      Maybe I can clarify the question.

                Is that what you are saying, or are you saying that the issuance of the

JANE ROSE REPORTING                                               1-800-825-3341
NEW YORK, NEW YORK                                              www.janerose.net

                                      A1347

UNITED STATES DISTRICT COURT
EASTERN DISTRICT OF MICHIGAN
-----------------------------------------------------------

SIMON PROPERTY GROUP INC., and
SIMON PROPERTY ACQUISITIONS INC.,

                       Plaintiffs,
         vs.

TAUBMAN CENTERS INC., A. ALFRED
TAUBMAN, ROBERT S. TAUBMAN, LISA
A. PAYNE, GRAHAM T. ALLISON, PETER
KARMANOS JR., WILLIAM S. TAUBMAN,
ALLAN J. BLOOSTEIN, JEROME A. CHAZEN,
and S. PARKER GILBERT,

                                       Defendants.

Civil Action No. 02-74799
-----------------------------------------------------------
DEPOSITION OF:         Martin Cicco (Merril Lynch)
DATE:                  February 5, 2003
LOCATION:              New York, New York
LEAD:                  Jonathan Moses, Esquire
REPORTER:              Nancy Mahoney, CSR

FINAL COPY, SIGNED 02-06-03
JANE ROSE REPORTING, 1-800-825-3341

                                      A1348

US DISTRICT COURT - MICHIGAN          FINAL         MARTIN CICCO (MERRILL LYNCH)
SIMON PROPERTY V. TAUBMAN CENTERS                               FEBRUARY 5, 2003

                                                                        Page 119

interest provided a different level of governance because the charter changed at the parent company required a two third vote.

                I think Mike and I have had just debates as to the ramifications of what impact that has, and I think the one he subscribed to is -- and I've had the contention that pre '98 you could have made a bid to acquire all the REIT shares and post '98 that has been the issue.

                That's been the essence of our conversations.

        Q. In pre '98 it was your understanding that the assets were held by the partnership?

        A.      That is correct.

        Q.      That's also true post '98. Correct?

        A.      That is correct, my understanding today, yes.

[BEGINNING OF EXCERPT]

        Q. Based on your experience as an investment banker, do you think any of your clients would be interested in acquiring the REIT shares alone in the structure that existed pre '98?

JANE ROSE REPORTING                                               1-800-825-3341
NEW YORK, NEW YORK                                              www.janerose.net

                                      A1349

US DISTRICT COURT - MICHIGAN          FINAL         MARTIN CICCO (MERRILL LYNCH)
SIMON PROPERTY V. TAUBMAN CENTERS                               FEBRUARY 5, 2003

                                                                        Page 120

                MR. YOUNGWOOD: Objection to form.

        A.      Yes

[END OF EXCERPT]

        Q. Did anyone ever tell you that they were interested in doing that?

        A.      When?

        Q.      Any time pre '98.

        A.      Pre '98? No.

        Q. Did David Simon every say that he would be interested in acquiring the REIT shares alone in your conversations pre '98?

        A.      Pre '98? To my recollection, no.

        Q. Was it your understanding that if -- in David Simon's mind that if a transaction were to occur, again, pre '98, they would have to involve units at the partnership level as well?

                MR. YOUNGWOOD: Objection to form.

        A. Not necessarily. I don't remember -- there was not a specific analysis of that, not necessarily is the answer.

        Q. Do you recall anything else about your conversations with Mr. Kirby?

JANE ROSE REPORTING                                               1-800-825-3341
NEW YORK, NEW YORK                                              www.janerose.net

                                      A1350

                          UNITED STATES DISTRICT COURT
                          EASTERN DISTRICT OF MICHIGAN

SIMON PROPERTY GROUP, INC.,    )
and SIMON PROPERTY             )
ACQUISITIONS, INC.,            )
                Plaintiffs,    )
                               )
            VS.                ) No. 02-74799
                               )
TAUBMAN CENTERS, INC., A.      )
ALFRED TAUBMAN, ROBERT S.      )
TAUBMAN, LISA A. PAYNE,        )
GRAHAM T. ALLISON, PETER       )
KARMANOS, JR., WILLIAM S.      )
TAUBMAN, ALLAN J. BLOOSTEIN,   )
JEROME A. CHAZEN, and S.       )
PARKER GILBERT,                )
                               )
                Defendant.     )
-------------------------------)


                  VIDEOTAPED DEPOSITION OF SIMON PARKER GILBERT

                               New York, New York

                            Thursday, January 9, 2003

Reported by:
Philip Rizzuti
JOB NO. 143921

                          Esquire Depositions Services
                                 1-800-944-9454

                                      A1351

                                     Gilbert

board, and concluded that the offer was not sufficiently attractive to enter into discussions, and I am not even sure that it required a response. I think it kind of just died of it's own weight.

[BEGINNING OF EXCERPT]

        Q.      Do you know whether or not there was a response made to Rouse?

        A. My recollection is that we decided we didn't have to respond to it.

        Q. Was this before or after the closing of the General Motors transaction?

        A. I can't remember whether it was -- I think it was probably before the closing, but I don't remember.

        Q.      Did the company ever make public this initiative by Rouse?

        A.      No. Nor were we advised that we needed to.

[END OF EXCERPT]

        Q. So to go back to my earlier question as to whether there was any concern about an interloper or a new bidder, whether it be Rouse or anyone else coming in as being a factor in the discussions the committee was having in any way?

        A.      I don't recall there being any serious concern.

                          Esquire Depositions Services
                                 1-800-944-9454

                                      A1352

                          UNITED STATES DISTRICT COURT
                      FOR THE EASTERN DISTRICT OF MICHIGAN

LIONEL Z. GLANCY, on behalf of himself and all others similarly situated,
     Plaintiff,                 Civil Action No. 02-75120
vs.                             The Honorable Victoria A. Roberts
ROBERT S. TAUBMAN, WILLIAM S. TAUBMAN,
LISA A. PAYNE, GRAHAM T. ALLISON, PETER
KARMANOS, JR., ALLAN J. BLOOSTEIN, JEROME A.
CHAZEN, AND S. PARKER GILBERT,

     Defendants,

-and-

TAUBMAN CENTERS, INC.

     Nominal Defendant.

***********************************************************
            VIDEO DEPOSITION OF M. TRAVIS KEATH
***********************************************************

     ANSWERS AND DEPOSITION OF M. TRAVIS KEATH, produced as a witness at the instance cf the Defendants, taken in the above-styled and -numbered cause on the 13th day of February, 2003, A.D., beginning at 9:02 a.m., before Lisa Smith, a Certified Shorthand Reporter in and for the State of Texas, in the offices of Value, Incorporated, located at 5221 North O'Connor Boulevard, Suite 830, Irving, Texas, in accordance with the Federal Rules of Civil Procedure and the agreement hereinafter set forth.

                                      A1353

was a separation of relative adjustment agreement that then said -- had kind of a table of contents of various exhibits and schedules and attachments, none of which were attached or appended to the SCC filings, but there was a parenthetical note or whatever that said we're not making this available unless the SCC asks for it, and then we'll provide it if they do, and I didn't see that it was ever provided to the SCC.

     Q. But judging from No. 5 on Page 16 of Exhibit 2, you thought that would be useful in performing the evaluation you were engaged to perform?

     A.     I thought that it could be.

     Q. Did you ever receive the information described in No. 5 on that e-mail?

     A.     No.

[BEGINNING OF EXCERPT]

     Q. What about No. 6? Why were you asking for the partnership agreement prior to and after the '98 restructuring?

     A. Well, this was as I was trying to get a handle still, as I said, on the -- on the transaction, the -- some of the peculiar things about the transaction are that there was very little disclosure. My recollection right now is that on September 30, Taubman said we've done this deal, and by the way, we're gonna have to issue Series B preferred to ourselves, the Taubman family, basically in

                                      A1354
the various minority -- I think they called them minority partners, I believe, was the term they used. That was very puzzling to me that there wasn't -- you know, we had a very large class of securities issued by a public company without any kind of registration, and -- so I couldn't quite figure that out.

          I couldn't figure out why the dealings between the Taubman family and the General Motors Pension Trust obligated the REIT to issue shares to the Taubman family. There were lots of questions like that that came up as I was looking through this stuff that I couldn't answer from the disclosure. So just in the interest of getting a better handle on how things happened, I noted that, you know, here are documents that aren't in the public domain that may have some information to lend to the process.

[END OF EXCERPT]

     Q.   Do you get any of the documents listed in Items 5 through 14?

     A.   Only to the extent that they were available in the SCC filings.

     Q. What was the response of Ms. Weiser when you asked for Items 1 through 14 on the e-mail?

                       MS. WEISER: Objection to the form.

     A. I don't believe she responded to this e-mail, or if she did, I don't remember.

                                      A1355

Ms. Weiser's time, and I was trying not to keep her at the office any later than necessary.

     Q. Did Ms. Weiser or anybody else ever indicate to you the need to work quickly?

     A. Well, I was asked to send it out Federal Express that night, so I needed to get it done that night.


     Q. Would you look at the next page, Mr. Keath? Before I turn to this page, did you feel that you had sufficient time to prepare and edit your declaration?

     A.   Yes.

     Q. Mr. Keath, are these notes your handwritten notes on the second-to-last page of Exhibit 2?

     A.   Yes, they are.

     Q. Mr. Keath, there's what appears to be a notebook page on the left-hand side of the page of the exhibit that we're looking at, and there's an entry about a third of the way down that page. It says 4/30/98, restructuring with a W/GMP complete; do you see that?

     A.   That's actually 9/30/98. It looks like it just didn't copy very well.

     Q. Oh, I'm sorry. Okay. 9/30/98 rather. And there's sort of a block of text there going seven lines of text; do you see that?

     A.   Starting with that restructuring?

[BEGINNING OF EXCERPT]

     Q.   Starting with 9/30/98, there are seven lines of

                                      A1356
text, and then there are two spaces; do you see the seven lines of text I'm referring to?

     A.   Yes.

     Q. It starts with 9/30/98, and it ends with dash, grossly inadequate disclosure; do you see that text?

     A. Yes.

     Q. Okay. Where did the information come from that's written in the text that I just referenced?

     A.   From my review of the publically available information.

     Q. So the text here is -- these are your comments, not information that you were given by any attorney or anyone else?

     A.   That is correct.

     Q.   Do you know when these notes were made?

     A.   Early in the engagement.

     Q. Mr. Keath, in the fourth line of text, it reads, and correct me if I'm wrong, gave Taubman family 37.3 percent of vote of TCO; do you see that?

     A.   Yes.

     Q.   Do you recall where you got that information?

     A.   From the SCC filings and publicly available information.

     Q. Do you have any understanding as to whether that bit of information is correct?

                                      A1357

     A. As we sit here, no, I don't. I'd have to see the last line of where I derived the 37.3 percent figure.

     Q. Mr. Keath, three more lines down, the last line of this block of text reads grossly inadequate disclosure; do you see that?

     A.   Yes.

     Q.   What about disclosure of the -- what were you referring to there?

     A. I was referring to the issuance of a whole new series of capital stock that conveyed a significant voting interest in TCO with what I consider just from, you know, an investor/financial analyst perspective to be grossly inadequate disclosure.

     Q. What would have had to have been disclosed for disclosure of the Series B stock to have been adequate in your opinion?

     A. It would be easier for me to say that there would have to be significantly more disclosure than was in there. 1 don't know that, as we sit here, I could tell you if ABC and D were available; that would have constituted adequate disclosure, but you've seen the various questions that I came up with in the course of analyzing that transaction. I should be able to answer all of those based on disclosure that was made. I shouldn't have -- it shouldn't be a matter of discovery. It should be a matter of public

                                      A1358
record.

     Q. What aspects of the disclosure were inadequate, the characteristics of the Series B stock or the transaction that led up to it? What parts are you focusing on?

     A. Well, again, the questions that I had before. Why is TCO obligated to issue these shares? All that I saw in the disclosure was as a result of the restructuring of GMPT; we are obligated to issue shares to the minority partners, and you just can't get there from here because of what wasn't disclosed in the SCC filings. Why is that? I would want to know that. I would consider it inadequate disclosure until I knew that, until it was enough disclosure that I could determine that.

          You know, how is it that these shares conveying all this voting privilege could be issued with no registration? Ordinarily, issuance of common stock in my experience or -- I'm sorry -- not common stock, but just a new -- a new issue of stock, a new class of stock. There's all kinds of disclosure that goes along with that, and registration statements are very thick and very detailed, and they answer a lot of questions. There was no such registration statement for this, and -- so all those questions go unanswered.

     Q.   What sort of questions are answered on a

                                      A1359
registration statement?

     A. The kind of questions that I've raised in the course of this deposition that you see in my notes, you know, with respect to why did the company become obligated to issue Series B preferred? Why weren't the common shareholders told about it before -- before they were obligated to issue Series B preferred? You know, what's behind the voting interest issue, and why are the common shareholders having to cede so much of a voting interest in their company? They used to have collectively, between all the common shareholders, a hundred percent of the voting power. Now they've got less than two-thirds. Why is that? How did the transaction GMPT lead to that, and how is that fair to the common shareholders? Lots of questions like that that bear on a publically traded security where you would expect a high element of disclosure.

[END OF EXCERPT]

     Q. You just listed a bunch of questions. Do all those questions bear on the value of that security, of a security?

     A. They bear really more on the adequacy of the disclosure than necessarily the value specifically. When I'm valuing a security, again, I like -- I like a lot of information, and if it seems like there's, you know, far too little information, that concerns me, so -- I mean, I don't know if that has any relevance to your valuation

                                      A1360
                                                                             127

UPREIT increased following the transaction?

          MS. WEISER: Objection to the form.

     A.   Yeah, I don't know.

     Q.   (BY MR. LEITMAN) You don't understand the question?

     A.   Mainly because I don't think I understand what you're asking.

     Q.   What's unclear about it?

     A. The ability. You said something about the ability of the shareholders of the REIT, and by that I assume you mean only the common shareholders, after the transaction, to control the assets of the REIT. Did -- did I fairly --

     Q.   The assets of the -- owned by the operating partnership.

     A. Owned by the -- okay, that was the distinction, owned by the operating partnership.

     Q.   Okay. So let me try the question again to try to make it more clear.

     A.   Okay.

[BEGINNING OF EXCERPT]

     Q. It there any aspect, in your understanding, in which the ability of the shareholders of the REIT to exercise control over the assets of the operating partnership increased after the transaction?

     A. The only thing I can think of that you might be referring to there is that when GM Pension Trust went away,

                                      A1361
the remaining asset -- everybody got bigger slices of a smaller pie. Everybody being the TCO common shareholders on the one hand, and the minority partners on the other hand. So the -- the percentage ownership grew of a shrinking portfolio of assets or a diminished portfolio of assets. It didn't, to my knowledge, didn't continue to shrink, but it was kind of instantaneously reduced when the GMPT exchange happened.

     Q. And that gave the -- isn't it fair to say that that gave the REIT shareholders more control over the assets of the operating partnership?

          MS. WEISER: Objection to the form of the question.

     A.   No, I don't think that's a fair statement.

     Q.   (BY MR. LEITMAN) Why not?

     A. Because what in effect happened by virtue of the transaction, is that the -- the TCO common shareholders had their voting interest in their own company diluted below two-thirds, which precluded them from -- from being able to vote on -- on matters of importance to shareholders -- or it didn't preclude them from being able to vote. It precluded them from the ability to have their votes count, because of the virtue of the veto power that was conveyed in that Series B transaction.

[END OF EXCERPT]

     Q.   Mr. Keath, to your knowledge, can the Series B

                                      A1362
other. As I just try to construct a mental model here. And I don't know how to answer the points in between, but it would have to do with to what extent the shareholders can control their own destiny with regard to their ability to reach through, grab the underlying assets, and if they want to cash out, cash out. You know, I guess. I don't know if that's responsive to your question or not. I don't know that I have a better answer than that, though. Sorry.

[BEGINNING OF EXCERPT]

     Q. Mr. Keath, looking at Page 4 of your final declaration, three lines down from the top, this is Exhibit 5, is the line: Such voting power is obviously quite valuable; do you see this?

     A.   Yes.

     Q. And the voting power that you are referring to there is the voting power of the identified minority partners subsequent to the transaction to effectively block the sale of TCO to a potential client; correct?

     A. The voting power of the minority partners in TCO's voting matters, yes.

     Q.   Okay. And you say such voting power is obviously quite valuable;
correct?

     A.   Yes.

     Q.   What is the basis of that assertion?

     A. It -- I think it's highlighted by the remainder of the document where we see that the ability to block this

                                      A1363
transaction keeps shareholders from tendering their shares for $20 and realizing -- what is it, a $5.43 premium, a substantial premium, like around 40 percent. That option is not available to them.

     Q. Let me ask it this way: Is the assertion that such voting power is obviously quite valuable based on anything outside of your final declaration,
Exhibit 5?

     A.   Sure.

     Q.   What?

     A. It's -- it's generally understood that voting power carries with it some value. Sometimes it's easier to analyze that, and sometimes it's not as easy, but it's - it's generally understood and accepted that voting power is valuable.

     Q. Mr. Keath, as we sit here today, can you point out for me any scholarly or professional literature that -- that I could look to to test or support the proposition that the voting power you identify in Paragraph 5C is obviously quite valuable?

          MS. WEISER: 5B?

          MR. LEITMAN) 5B, I'm sorry. Thank you.

     A. Any of the articles or chapters that I mentioned earlier in the deposition.

     Q.   Anything else?

     A.   I'm sure there are plenty of other references,

                                      A1364
probably not that I can call to mind at the moment, but there's no shortage of information out there to -- to support that voting power is valuable.

     Q. I want to be very specific with my question. I understand you have referenced earlier in this deposition literature that in your view supports the view that voting power is valuable. I want to be more specific. Understanding and accepting that answer, I want to be more specific. Do you know of any literature, scholarly or professional, that supports the view that the extent of voting power exercised by the identified minority partners is obviously quite valuable?

          MS. WEISER: Objection to the form.

     A. I -- I seriously doubt that anything has been published, scholarly, professional, or otherwise bearing on the identified minority partners in this transaction.

     Q. (BY MR. LEITMAN) Fair enough. In case I didn't make it clear, I meant the extent of power. What I'm getting at is, here you are referring to an effective blocking position for certain extraordinary transactions, correct?

     A.   Yes.

     Q. Okay. What I'm asking you is very specifically, do you know of any scholarly or professional literature that addresses the value of such a voting position?

                                      A1365

     A. Yes, including the stuff that I mentioned, and I couldn't tell you which one specifically, but the classic example for a matter like this is to say, three shareholders, common stock, 49 percent interest, 49 percent interest, 2 percent interest. That 2 percent interest being characterized as a swing vote, because it may have the power to move position if the two 49 percent interest holders are opposed on a -- on a voting matter.

          So there's some swing vote discussion in the various control value literature, and I think that's pertinent, although it's, you know, 2 percent is not 37 percent. I understand that. But some of the general underlying economic ramifications of the ability of a small interest or at least a less than 50 percent interest to wield an undue amount of influence. Yeah, you'll see -- I would imagine you'll see that repeatedly in the literature that I mentioned and elsewhere.

[END OF EXCERPT]

     Q. Can you specifically point to any others as you sit here today, any other sources of literature?

     A.   Not as we sit here.

     Q. Mr. Keath, do you know of any real world examples in which stock with similar rights and limitations as a Series B preferred stock has been valued?

          MS. WEISER: Objection to the form.

     A.   I can't think of an example of another stock, you

                                      A1366

Inc.'s Articles of Incorporation creating the Series B stock had been filed with the SCC, correct?

     A.   If that's the document that creates the Series B stock.

     Q.   Yes.

     A. I don't know exactly what the genesis of the class of stock is in legal terms.

[BEGINNING OF EXCERPT]

     Q. The article provision concerning the Series B stock has been filed with the SCC by April 1, 1999, correct?

     A.   Okay.

     Q. Are you saying it is not fair to conclude that by virtue of the filing of that document with the SCC, the market is aware of the rights and preferences of the Series B stock?

     A.   Sure.

     Q.   You're saying it is not fair to make that conclusion?

     A.   I'm saying sure, it's not fair to make that conclusion.

     Q.   Okay. Why is that?

     A. Because, again, lOQs are received by investors with relatively little fanfare, and if you think they're gonna go and start reading bylaws, you overestimate how diligent most investors are. That's why I say the SCC

                                      A1367
requires disclosure in the manner it does for a reason, and that's because they want to make it so easy for investors to make themselves informed that you don't have to hunt under every little rock and behind every corner and check every nook and cranny to pull the information. It's got to be right, there ready to go and ahead of time, for that matter, again, in the case of something like a big issuance of a new class of voting stock.

[END OF EXCERPT]

     Q. Are you aware of any code of ethics or regulations or any sort of standards against which the disclosure related to Series B shares should be judged? In other words, you say it's inadequate. Is there an objective standard or set of guidelines that you're judging it against?

     A.   That's beyond the scope of my analysis.

     Q.   That's what I'm asking.

     A. I'm comparing the disclosure that was made to the disclosure that I'm accustomed to seeing for the issuances of new classes of securities. I don't know what all the rules are, but I can tell you that there's a big difference between what I'm accustomed to seeing and what was made available in this instance.

     Q. If we assume that at some point, be it in the fourth quater of 1998 or 1999 or 2000, the market learned of the series B and its rights and preferences and the

                                      A1368

UNITED STATES DISTRICT COURT
EASTERN DISTRICT OF MICHIGAN
-----------------------------------------------------------

SIMON PROPERTY GROUP INC., and
SIMON PROPERTY ACQUISITIONS INC.,

                       Plaintiffs,
     vs.

TAUBMAN CENTERS INC., A. ALFRED
TAUBMAN, ROBERT S. TAUBMAN, LISA
A. PAYNE, GRAHAM T. ALLISON, PETER
KARMANOS JR., WILLIAM S. TAUBMAN,
ALLAN J. BLOOSTEIN, JEROME A. CHAZEN,
and S. PARKER GILBERT,

                                Defendants.

Civil Action No. 02-74799
-----------------------------------------------------------
DEPOSITION OF:         Peter Lowy
DATE:                  February 19, 2003
LOCATION:              New York, New York
LEAD:                  I.W. Winsten, Esquire
REPORTER:              Brad Rainoff, CSR


FINAL COPY, SIGNED 02-20-03
JANE ROSE REPORTING, 1-800-825-3341

                                      A1369

US DISTRICT COURT - MICHIGAN          FINAL                           PETER LOWY
SIMON PROPERTY V. TAUBMAN CENTERS                              FEBRUARY 19, 2003

          MR. WAXMAN: Same objection. Same instruction.

     Q. Isn't it true that Simon or Westf ield do not intend to cause any proposed amendment to the articles of incorporation of Taubman to be presented to Taubman shareholders for a vote?

          MR. WAXMAN: Have you done with your question?

          MR. WINSTEN: Yes.

          MR. WAXMAN: Same objection. Same instruction.

[BEGINNING OF EXCERPT]

     Q. Isn't it true, sir, that as you understand it, the tender offer cannot go through unless there is an amendment to Taubman's charter that is passed but the shareholders by the requisite percentage?

          MR. WAXMAN: That's been asked and answered. You can answer it again.

     A.   You have to asked me again now.

     Q.   You didn't know that that was your question?

          (Question read)

     A.   No.

     Q. Let me have you turn to page one of Exhibit 5, I believe, document number 194. If

JANE ROSE REPORTING                                               1-800-825-3341
NEW YORK, NEW YORK                                              www.janerose.net

                                      A1370

US DISTRICT COURT - MICHIGAN          FINAL                           PETER LOWY
SIMON PROPERTY V. TAUBMAN CENTERS                              FEBRUARY 19, 2003
you look at the last paragraph --

          MR. WAXMAN: Exhibit 6.

          MR. WINSTEN: Excuse me, Exhibit 6. Thank you.

     A.   Sorry, 194?

     Q.   Yes. Last paragraph?

     A.   Okay.

     Q. There is a reference there that to facilitate the offer, there is going to be a request for a special meeting to amend the company's articles to provide that the purchase would not trigger the company's excess share provision, do you see that?

     A.   Yes. Can you just point out to me, actually? Sorry.

     Q.   I am paraphrasing it. Feel free to read all the words.

     A.   Thanks.

          (Pause)

     A.   Okay.

     Q. I want to make sure I understand your testimony. Is it your testimony, sir, that this hostile tender offer can succeed and Simon Property Acquisitions, Inc., can acquire control of Taubman Centers, Inc., without an amendment

JANE ROSE REPORTING                                               1-800-825-3341
NEW YORK, NEW YORK                                              www.janerose.net

                                      A1371

US DISTRICT COURT - MICHIGAN          FINAL                           PETER LOWY
SIMON PROPERTY V. TAUBMAN CENTERS                              FEBRUARY 19, 2003
of the company's articles of incorporation providing that the acquisition doesn't trigger the excess share provision?

     A.   I think that was the question you asked me before.

     Q. I want to make sure I understand that. You are saying you don't need the amendment?

     A.   That's not what you asked me before.

     Q. That's why I am re-asking it, because I was troubled by your answer. It didn't make sense to me. Isn't it true, sir, that in order for your tender offer to go, through the articles of Taubman have to be amended to provide that the acquisition does not trigger the excess share provision?

     A.   Yes.

          MR. WAXMAN: He interpreted your question as there are different paths of getting there. Hope springs eternal that the board will awaken to their fiduciary duty.

BY MR. WINSTEN:

     Q.   Go to page three which is document number 196. Are you there?

     A.   Yes.

     Q.   Do you see there are certain

JANE ROSE REPORTING                                               1-800-825-3341
NEW YORK, NEW YORK                                              www.janerose.net

                                      A1372

US DISTRICT COURT - MICHIGAN          FINAL                           PETER LOWY
SIMON PROPERTY V. TAUBMAN CENTERS                              FEBRUARY 19, 2003
conditions to this offer?

     A.   Yes.

     Q.   Then over the next few pages those conditions are identified?

     A.   Yes.

     Q.   The first condition is the minimum tender condition?

     A.   Yes.

     Q.   That's two-thirds of the total voting power of the company?

     A.   As I understand it, yes.

     Q. And the tender that occurred as of February 14 was not two-thirds of the total voting power as things now stand, isn't that true?

     A. Correct, it was more than -- the bid that we put to the shareholders or the offer we put to the shareholders was $20 a share and two-thirds of the common stock of which we obtained an 85 percent acceptance.

     Q. And unless the court rules in your favor or the board changes its mind, that's not enough to do the deal?

     A.   Correct.

[END OF EXCERPT]

     Q.   So isn't it true that the whole

JANE ROSE REPORTING                                               1-800-825-3341
NEW YORK, NEW YORK                                              www.janerose.net

                                      A1373

US DISTRICT COURT - MICHIGAN          FINAL                    G. WILLIAM MILLER
SIMON PROPERTY V. TAUBMAN CENTERS                               JANUARY 22, 2003

                                                                          Page 1

                          UNITED STATES DISTRICT COURT
                          EASTERN DISTRICT OF MICHIGAN

--------------------------------------------------------------------------------

SIMON PROPERTY GROUP INC,. and
SIMON PROPERTY ACQUISITIONS INC.,

                                 Plaintiffs,

          v.

TAUBMAN CENTERS INC., A. ALFRED
TAUBMAN, ROBERT T. TAUBMAN, LISA
A. PAYNE, GRAHAM T. ALLISON, PETER
KARMANOS JR., WILLIAM S. TAUBMAN,
ALLAN J. BLOOSTEIN, JEROME A. CHAZEN,
and S. PARKER GILBERT,
                            Defendants.
                   Civil Action No. 02-74799
--------------------------------------------------------------------------------

DEPOSITION OF:                   G. William Miller
                                 Pages 1 through 270
DATE:                            January 22, 2003
TAKEN BY:                        Jonathan Moses, Esquire
LOCATION:                        New York, New York
REPORTER:                        Nancy Mahoney, CSR, RPR


FINAL COPY, SIGNED 1 -23-03, NANCY MAHONEY
JANE ROSE REPORTING 1-800-825-3341

JANE ROSE REPORTING                                               1-800-825-3341
NEW YORK, NEW YORK                                              www.janerose.net

                                      A1374

US DISTRICT COURT - MICHIGAN          FINAL                    G. WILLIAM MILLER
SIMON PROPERTY V. TAUBMAN CENTERS                               JANUARY 22, 2003
and qualification for REIT that have to be brought into focus and those usually require protective measures, not unusual.

[BEGINNING OF EXCERPT]

     Q. Are you finished your answer? In connection with your consideration of the Simon/DeBartolo merger, was there any discussion of the Simon family's power as provided by the limited partnership agreement?

     A. I don't recall any specific discussion of it. Certainly it was well understood the Simons were large and important owners and that they had the usual protections against -- in order to maintain the REIT status, in order to protect against the tax events that could impair the lifetime build-up of their assets which have been private.

          When they became public, locking in those recapture provisions were very important, and we understood that generally. Whether there was a specific discussion of those provisions, I don't recall.

     Q. In your experience, based on your involvement with the REIT industry, at least since 1994, having such provisions is not

JANE ROSE REPORTING                                               1-800-825-3341
NEW YORK, NEW YORK                                              www.janerose.net

                                      A1375

US DISTRICT COURT - MICHIGAN          FINAL                    G. WILLIAM MILLER
SIMON PROPERTY V. TAUBMAN CENTERS                               JANUARY 22, 2003
unusual for REIT companies?

     A.   I think that many of them have some form of those aspects.

          Incidentally, the REIT industry goes back to 1990, as you probably know. Until the recent development of the public REITs, most of the experiences in real estate investment trusts have been unsuccessful.

     Q. Am I correct that you were aware at the time of the merger that the Simon family could exercise a veto power over a merger with an unaffiliated company by the public REIT?

     A. I don't recall whether I knew that specific point. I knew -- I must have known, but I don't recall that we focused on that.

     Q. But it wasn't something that troubled you in recommending the board to DeBartolo shareholders -- recommending the merger to DeBartolo shareholders?

     A. It didn't trouble me, and all of it was disclosed and voted on by the shareholders of both companies, and fully -- they were fully exposed and informed of those

JANE ROSE REPORTING                                               1-800-825-3341
NEW YORK, NEW YORK                                              www.janerose.net

                                      A1376

US DISTRICT COURT - MICHIGAN          FINAL                    G. WILLIAM MILLER
SIMON PROPERTY V. TAUBMAN CENTERS                               JANUARY 22, 2003
and voted on them.

          I was a director, but I was not a major holder. If the holders are satisfied, I think I can feel quite comfortable as a director that that's something the shareholders have blessed.

     Q.   But you recommended the merger, correct?

     A.   I did indeed. I did indeed as part of a board.

     Q.   Thank you for that clarification.

          These powers of the Simon family, am I correct that you recommended the merger because you thought those powers were reasonable and customary for the REIT industry?

     A.   I think you're putting words in my mouth.

     Q. I'm trying to clarify.

          MR. POSEN: No, you were putting words in his mouth. Let's not have a conversation. You get to ask questions and he gets to give answers. Don't argue with him.

          MR. MOSES: I don't think I have.

JANE ROSE REPORTING                                               1-800-825-3341
NEW YORK, NEW YORK                                              www.janerose.net

                                      A1377
US DISTRICT COURT - MICHIGAN          FINAL                    G. WILLIAM MILLER
SIMON PROPERTY V. TAUBMAN CENTERS                               JANUARY 22, 2003

          THE WITNESS: What I want to say is that the recommendation that you were asking me about is a recommendation, as you well understand, is a board of directors to the shareholders saying, "We recommend this transaction."

          The shareholders have an absolute right to approve it or reject it. I did not approve it. The shareholders approved it. The board recommended it to shareholders. I didn't recommend it and make it happen. The shareholders made it happen.

[END OF EXCERPT]


BY MR. MOSES:

     Q. Would you have recommended the merger if you thought there was something improper about the governance structure of SPG?

     A.   I would not.

     Q. Since 1996, the time that you've served on the SPG, have you ever voted differently than Mr. David Simon?

     A.   I don't recall that.

     Q.   Have you ever voted differently than Herbert Simon?

     A.   I don't recall that.

     Q.   Have you ever voted differently

JANE ROSE REPORTING                                               1-800-825-3341
NEW YORK, NEW YORK                                              www.janerose.net

                                      A1378

US DISTRICT COURT - MICHIGAN          FINAL                    G. WILLIAM MILLER
SIMON PROPERTY V. TAUBMAN CENTERS                               JANUARY 22, 2003

                                                                         Page 58

consideration?

     A.   I don't recall.

[BEGINNING OF EXCERPT]


     Q. If you could turn to Page 97, again, this is the upper left-hand corner.

     A.   Okay. Yes, sir.

     Q. You see under Class C common stock?

     A.   Right.

     Q. It says, "4,000 shares of Class C common stock will be authorized in the amended SPG charter. Class C common stock will be issued to EJDC for nominal consideration in connection with the transactions contemplated by the merger to enable the DeBartolos to elect two Class C directors"?

     A.   I'm sorry, would you point out -- okay.

     Q. Does that refresh your recollection that the DeBartolos were given their Class C stock for nominal consideration?

     A.   It does indeed. I think this is probably an accurate statement.

     Q. You believe that it was in the best interest of shareholders to give the DeBartolos Class C stock for nominal

JANE ROSE REPORTING                                               1-800-825-3341
NEW YORK, NEW YORK                                              www.janerose.net

                                      A1379

US DISTRICT COURT - MICHIGAN          FINAL                    G. WILLIAM MILLER
SIMON PROPERTY V. TAUBMAN CENTERS                               JANUARY 22, 2003

                                                                         Page 59

consideration?

     A.   It was approved by the shareholders.

[END OF EXCERPT]

     Q.   Did you believe it was in the bet interest of the shareholders?

     A. I think it was in the best interest of the shareholders to get the economic benefits of the merger.

     Q.   And getting the economic benefits of the merger --

     A.   Included this term which they knew about and approved.

          MR. MOSES: I'd like to take a quick break.

          THE VIDEOGRAPHER: Going off the video record now at 11:09.

                                       ---

                                 (Recess taken.)

                                       ---

          THE VIDEOGRAPHER: The time now is 11:22. We're back on the video record.

BY MR. MOSES:

     Q. Mr. Miller, do you understand that one of the issues in this case is whether

JANE ROSE REPORTING                                               1-800-825-3341
NEW YORK, NEW YORK                                              www.janerose.net

                                      A1380

US DISTRICT COURT - MICHIGAN          FINAL                    G. WILLIAM MILLER
SIMON PROPERTY V. TAUBMAN CENTERS                               JANUARY 22, 2003

                                                                        Page 129

"This provision ostensibly, for the purpose of preserving the company's status as a REIT, goes well beyond what is necessary for that purpose as stands between the company's shareholders and the ability to realize the substantial premium for their shares."

     A.   I read that.

     Q. was there any discussion as to whether Simon's excess share provisions go well beyond what is necessary for the purpose of protecting it as REIT?

          MR. POSEN: Discussion where?

          MR. MOSES: At this meeting.

     A.   I don't believe so. We were not dealing with Simon.

[BEGINNING OF EXCERPT]

     Q. Have you ever been involved in discussions as to whether Simon's excess share provisions go well beyond what is necessary for preserving its status as a REIT?

     A. In the context and format you put it in, I don't believe so. In terms of was it considered fair when it was incorporated, yes, because the board has the right to waive it.

[END OF EXCERPT]


     Q.   Do you believe Simon's excess

JANE ROSE REPORTING                                               1-800-825-3341
NEW YORK, NEW YORK                                              www.janerose.net

                                 A1381


                                                                          Page 1


                       UNITED STATES DISTRICT COURT 2
                       EASTERN DISTRICT OF MICHIGAN

       SIMON PROPERTY GROUP, INC.,          )
       and SIMON PROPERTY                   )
       ACQUISITIONS, INC.,                  )        ORIGINAL
                        Plaintiffs,         )       No. 02-74799
                                            )
                     vs.                    )
                                            )
       TAUBMAN CENTERS, INC., A.            )
       ALFRED TAUBMAN, ROBERT S.            )
       TAUBMAN, LISA A. PAYNE,              )
       GRAHAM T. ALLISON, PETER             )
       KARMANOS, JR., WILLIAM S.            )
       TAUBMAN, ALLAN J. BLOOSTEIN,         )
       JEROME A. CHAZEN, and S.             )
       PARKER GILBERT,                      )
                                            )
                        Defendant.          )
       -------------------------------------

                RESTRICTED CONFIDENTIAL VIDEOTAPED DEPOSITION OF

                                 ADAM ROSENBERG

                               New York, New York

                            Friday, January 24, 2003



     Reported by:
     Philip Rizzuti
     JOB NO. 144613A


                      Esquire Depositions Services
                             1-800-944-9454

                                      A1382
                                                                         Page 19

Rosenberg - restricted confidential

         A. I majored in economics and I majored in 3 philosophy.

         Q. Graduated with honors?

         A. Yes.

         Q. What honors?

         A. Magna cum laude; phi beta cappa; philosophy honors program; highest distinction in major.

[Beginning of Excerpt]

         Q. Then I think you continued your education at Harvard Law School?

         A. That is correct.

         Q. Received honors there as well?

         A. Yes.

         Q. Could you describe them, please?

         A. Magna cum laude.

[End of Excerpt]

         MR. HARDIMAN: Everybody gets magna cum laude at Harvard, don't they?

         THE WITNESS: Is that a question?

         MR. HARDIMAN: I'm sorry, I went to Duke.

         Q. Prior to your graduation from law school did you have any jobs that I will call serious grown up jobs?

         A. Yes.

                      Esquire Depositions Services
                             1-800-944-9454

                                    A1383

                                                                         Page 22

Rosenberg - restricted confidential memos. Things of that nature.

         Q. Transactional documents as well?

         A.  Mostly litigation related.

[Beginning of Excerpt]

         Q. When you graduated, you then rejoined the Skadden firm, was it again here in New York?

         A. Yes.

         Q. Were you assigned to a particular department?

         A. Yes.

         Q. What department?

         A. Product liabilit group.

         Q. For what period of time was that your assignment?

         A. Approximately two years.

         Q. During that time tell me the kinds of things that you did for the firm?

         A. Well, I was in a pocket of the department that was focused on environmental insurance related litigation.

         Q. Coverage litigation?

         A. Yes. So I did legal research and memo and brief writing and document production. That kind of stuff.

         Q. Where were you then reassigned after

                          Esquire Depositions Services
                                 1-800-944-9454

                                      A1384

Rosenberg - restricted confidential your first two years?

         A. Into the intellectual property group.

         Q. What kinds of task did you do there?

         A. Similar things on the litigation side, and also got to participate in some transactional work, which is one of the reasons I wanted to change groups.

         Q. What sorts of transactional projects did you have?

         A. Ranging from very small parts of general security offerings or M&A deals, and when I say small parts, I mean from the intellectual property perspective to the extent that patent reps came up or something like that, to transactions that related solely to software or technology or things that were more at their heart related to intellectual property.

         Q. In that sort of work I take it you would be doing some of the drafting of agreements and instruments related to the transactions you were working on; would that be right?

         A. That is fair.

         Q. In that -- let me back up. How long did you spend in the IP end of


                          Esquire Depositions Services
                                 1-800-944-9454

                                      A1385
                                                                         Page 24

Rosenberg - restricted confidential things?

         A. Approximately two years; a little less.

[End of Excerpt]

         Q. I take it you also would, in that context, be conducting legal research and reporting the results of your research to others on the team?

         A. Yes.

         Q. Did you attend closings?

         A. I don't recall. I don't think so.

         Q. Do you recall whether you gathered any factual information necessary to prepare the appropriate agreement provisions, or to assess your client's position in the transaction?

         MR. HARDIMAN: Aren't those two separate questions?

         Q. Let's divide them up if you would like?

         A. Great.

         Q. Let's have it read back and I will pick one half and restate it for you.

         (Record read.)

         Q. I actually don't think it is compound, but I will break it up.

         In connection with the work you did at 25 Skadden in the IP department, were there occasions


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                                 1-800-944-9454

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                                      A1386

                                                                         Page 72

Rosenberg - restricted confidential

[Beginning of Excerpt]

         Q. I want to ask you some questions about your personal beliefs. Is it your personal belief that truthfulness and honesty are important?

         A. Yes.

         Q. Is it your personal belief that truthful, honest communication is what you will strive for?

         A. Yes.

         Q. Does that belief extend to things you say orally?

         A. Yes.

         Q. And to things that you write?

         A. Yes.

         Q. Has it been your training that matters involving your professional practice, both as a lawyer and an investment banker, that client matters are important and should be handled with care?

         A. Yes.

[End of Excerpt]

         Q. Do you consider yourself a flippant person?

         A. Not particularly. But there are times when I have an occasional witty comment. MR. HARDIMAN: We will be the judge of

                          Esquire Depositions Services
                                 1-800-944-9454

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                                 A1387

                                                                        Page 148

Rosenberg - restricted confidential

going to be working on; correct?

         A. Sometimes.

         Q. They might have to do with things that you would be reporting on to other people on the Goldman, Sachs team; is that correct?

         A. I think for the most part the calls and meetings that I was involved in, were calls and meetings that other members of the Goldman, Sachs team were involved in as well.

[Beginning of Excerpt]

         Q. Would it be fair to say that you never consciously put down erroneous or inaccurate statements?

         A. Consciously?

         Q. Yes.

         A. To the extent these notes would help me understand, I tried to help myself understand as best I could.

         Q. In doing to you did not put down consciously false statements; correct?

         A. I think that is fair.

[End of Excerpt]

         Q. I am going to ask you to decode of your handwriting for me?

         A. If I can.

         Q. If you can, I appreciate your help.

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                                 1-800-944-9454

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                                                                        Fagc 187

Rosenberg - restricted confidential

         Q. What does it say, Lisa:

         A. I read it as Jeff and Bob Larson, L-A-R-S-O-N: We lost SH vote issue.

         MR. VON ENDE: Let's take a break to change tape.

         THE VIDEOGRAPHER: We are now going off the record at 2:51 p.m., this is the end of the tape labelled number 2, and we will continue on the tape labeled number 3.

(Recess taken.)

         THE VIDEOGRAPHER: This is the tape labelled number 3 of the videotape deposition of Adam Rosenberg, we are now going on the record, the time is 3:02 p.m.

         Q. Before the break, Mr. Rosenberg, you and I were talking about the document marked as page 892. Do you still have that before you?

         A. Yes, I do.

[Beginning of Excerpt]


         Q. I want to ask a question about your taking practices. It may seem obvious, but would I be correct to assume that you begin at the top of the page and you continue to take notes from the top to the bottom?

         A. For the most part, although I come back


                          Esquire Depositions Services
                                 1-800-944-9454

                                     A1387b

Rosenberg - restricted confidential

and review notes, and as ideas change or I realize I may have gotten something wrong or incomplete, I will come back or fill in or add dash, dash, another thought or an arrow.

         Q. Or something in the margin, a circle?

[End of Excerpt]

         A. A star, other notations.

         Q. But you would agree that your normal practice in putting the text of notes together would be to work from top to bottom?

         A. For the most part.

         Q. Do you have any reason to believe that the note that begins with the word Lisa was put down after the notes that are above it on this page?

         A. Do I have any reason to believe that it was after?

         Q. Yes.

         A. You mean other than what I just said which is my practice is to go from top to bottom.

         Q. Let me rephrase the question so it is clear?

         A. Okay.

         Q. The Lisa message appears further down the page and you have told me that at least in


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Rosenberg - restricted confidential

on the 1998 transaction?

         A. Yes.

         Q. In what capacities?

         A. He was -- I think I testified at that time he was either a senior vice president or a junior managing director, but it was right about the time that he got promoted from vice president to managing director.

[Beginning of Excerpt]

         Q. Was there anyone else other than yourself and Mr. Nydick who worked on both the 1998 transaction and is currently working on the team?

         A. Well, Jay Nydick is not working on the current transaction. I am the only person who worked on the '98 transaction for Goldman, Sachs, who is also working on the current transaction.

[End of Excerpt]

         Q. Okay.

         Have you spoken with Bobby Taubman since his deposition was taken approximately a week ago?

         A. Not on a one on way basis.

         Q. How did you speak to him?

         A. Well, I think I have -- I believe I have been on calls that he has been on. It is possible that the last board meeting was after his deposition, in which case I would have been in a

                          Esquire Depositions Services
                                 1-800-944-9454

                                      A1389


UNITED STATES DISTRICT COURT
EASTERN DISTRICT OF MICHIGAN
-----------------------------

SIMON PROPERTY GROUP INC., and
SIMON PROPERTY ACQUISITIONS INC.,

                   Plaintiffs,
      vs.

TAUBMAN CENTERS INC., A. ALFRED
TAUBMAN, ROBERT S. TAUBMAN, LISA
A. PAYNE, GRAHAM T. ALLISON, PETER
KARMANOS JR., WILLIAM S. TAUBMAN,
ALLAN J. BLOOSTEIN, JEROME A. CHAZEN,
and S. PARKER GILBERT,

                                    Defendants.

Civil Action No. 02-74799
----------------------------------------------
DEPOSITION OF:          David Simon
DATE:                   January 24th, 2003
LOCATION:               Indianapolis, Indiana
LEAD:                   Allan Martin, Esquire
REPORTER:               Patrice Matthews, CSR


FINAL COPY, SIGNED 01-27-03
JANE ROSE REPORTING, 1-800-825-3341

                                      A1390



US District Court - Michigan     FINAL                     David Simon
Simon Property v. Taubman Centers                      January 24, 2003
                                                               Page 125

strictly speaking, this statement was 'a mistake.' It said that the family apparently can block a merger, just not in the same way the Taubmans can." Is this the article that you were making reference to -

         A Yes.

         Q -- in your prior testimony?

         A Yes.

[Beginning of Excerpt]

         Q And is it a fact, sir, that you knew prior to November 18 that your family, the Simon family, has the power to block, or has the veto power that could block a sale of SPG?

         A I was really unaware of it until after this article. We went public in '93; we disclosed the -- our partnership agreement. As far as I know, we've never changed it. We've had a couple of deals where we've had shareholder approval that have approved it. And I've never thought about it much, frankly, and it was all news to me when I read this article.

[End of Excerpt]

         Q. I just want to make sure I've understood your testimony.

         Is it your testimony that prior to November 18, you did not have an understanding that the Simon family could block a sale or merger of


Jane Rose Reporting                                              1-800-825-3341
New York, New York                                              www.janerose.net

                                      A1391




US District Court - Michigan              FINAL                      David Simon
Simon Property v. Taubman Centers                               January 24, 2003


                                                                        Page 137

         Q Would you explain it to me.

         MR. POSEN: Mr. Martin, I'm going to instruct him not to answer. Let's go on to a new subject.

         Q Now, sir, when you read the November 18th, 2002 press statement, did you understand that TCI was taking issue with the SPG press statement of November the 18th. Did you understand that?

         A Yeah. In rereading it, yes.

   Q At or about the time that -- at or about November the 18th, the time that you read Exhibit 55, did you understand that TCI was taking issue with the press statement issued by SPG on November the 18th?

         A Could you restate your question?

         Q Yes. We'll make it very simple. When you read 15 Exhibit 55, did you understand that TCI was taking issue with what SPG had published that day?

         A Yes. In rereading this, yes.

         Q At the time that you read this. You used the word "reread."

         A As I said to you, in -- November 18th, I don't have a specific recollection of dueling press releases and what my reaction to those press releases were.

[Beginning of Excerpt]

         Q When you read the headline, "SIMON PROPE RTY GROUP CONTINUES TO MISLEAD," did you ask anybody what was meant by that headline?

Jane Rose Reporting                                              1-800-825-3341
New York, New York                                              www.janerose.net

                                      A1392



US District Court - Michigan            FINAL                        David Simon
Simon Property v. Taubman Centers                               January 24, 2003


                                                                        Page 138

         A Well, the distinction that I made was that the Simon family did not have the ability to keep anyone from acquiring the SPG stock, unlike the Taubman family.

         So, in other words, if someone wanted to tender and acquire the SPG stock, they -- other than the excess share provision, which, in our case, can be waived by the board and the independent board, that we had no -- Simon family had no blocking position in that transaction. And that's all that we've -- are focused on with respect to Taubman Centers, Inc., or TCO, and the Taubman family does have a blocking position.

         And that's kind of the way I analyzed it from my point of view.

[End of Excerpt]


         Q When you read Exhibit 55, did you have conversation with anyone to discuss with them the merits or demerits of what's indicated in Exhibit 55?

         A I told you the best that I can recall is after the, you know, the New York Times article, I was then concerned about what had transpired, and I focused on it at that time.

         Q Is it fair to say then, sir, that between December -- November 18th and at or about December the 1st you had no conversation that you can recall

Jane Rose Reporting                                               1-800-825-3341
New York, New York                                              www.janerose.net

                                      A1393
                     Simon Property Group v. Taubman Centers


                                                                   Randall Smith
                                                                       2/14/2003


                          UNITED STATES DISTRICT COURT
                          EASTERN DISTRICT OF MICHIGAN
                                SOUTHERN DIVISION

SIMON PROPERTY GROUP, INC.,       )
SIMON PROPERTY ACQUISITIONS,      )                  Civil Action
INC., and RANDALL SMITH,          )                  No. 02-74799

                    Plaintiffs,   )

   V.                             )
TAUBMAN CENTERS, INC.,            )              Judge Victoria Roberts
A ALFRED TAUBMAN, ROBERT          )
S. TAUBMAN, LISA A. PAYNE,        )              Magistrate Judge Moran
GRAHAM T. ALLISON, PETER          )
KARMANOS, JR., WILLIAM S.         )
TAUBMAN, ALLAN J. BLOOSTEIN,      )
JEROME A. CHAZEN, and             )
S. PARKER GILBERT,                )
                     Defendants.  )
                                  )
----------------------------------

                                VIDEO DEPOSITION

DEPONENT:      RANDALL J. SMITH
DATE:          Friday, February 14, 2003
TIME:          9:29 a.m.
LOCATION:      Honigman Miller Schwartz and Cohn, LLP
               2290 First National Building, Detroit MI
REPORTER:      Michele E. French, CSR-3091, RPR, CRR


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



                                      A1394
                     Simon Property Group v. Taubman Centers

                                                                   Randall Smith
                                                                       2/14/2003


         Q. Okay. And do you have any recollection of whether or not you actually reviewed this 1998 annual report when you received it, or any piece of it?

         A. (Reviewing Smith Exhibit 3.) I actually don't have a recollection either way.

[Beginning of Excerpt]


         Q. Okay. Are you aware now, sir, that at page 62 of this annual report, in note 11, there is a reference to the company's issuance of series B preferred stock?

         A. Is it okay if I go ahead and read note 11?

         Q. Absolutely.

         A. (Reviewing Smith Exhibit 3.) Could you please read the question back to me, please.

         Q. I would have bet the ranch on that.

         (Record read as follows:

         QUESTION: "Okay. Are you aware now, sir, that at page 62 of this annual report, in note 11, there is a reference to the company's issuance of series B preferred stock?")

         THE WITNESS: Yes, I've read note 11 on page 62, and in the second paragraph it refers to the series B preferred stock.

         BY MR. WINSTEN:

         Q. Okay. Now, were you aware that this annual report contained this information in note 11 on page 62 before

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


                                      A1395
                     Simon Property Group v. Taubman Centers


                                                                   Randall Smith
                                                                       2/14/2003

your deposition today?

         A. I did not.

         Q. Okay. And, obviously, if you had read page 62 back when you received the annual report, you would have known it then; correct?

         A. If I would have received the annual report and read this paragraph, I probably wouldn't have recognized it because I'm not -- not being a lawyer or really kind of a corporate finance person, I probably would not have understood the paragraph.

         This is really part of my claim because of when the fact that it says here, for example, that the company was obligated to issue. And I do not believe that for $38,400 that the Board of Directors should have sold 29 percent of the voting rights to the Taubman family. And that is probably the most single important reason why I joined the claim, because I just feel that I was harmed, and it had much greater value than that.

         Q. Okay.

         A. I would have loved to pay $38,400 myself and had 29 percent of the voting rights of the company; and I just recently, through the press, understood that.

         Q. Okay. Well, how have you, Randall Smith, been harmed by that?

         A. In 1993, when I purchased my shares, the Taubman

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

                                      A1396
                     Simon Property Group v. Taubman Centers


                                                                   Randall Smith
                                                                       2/14/2003

Corporation Inc. the common shareholders had 99 percent of the voting stock. That's what I acquired.

         From this note, when the Board of Directors sold the series B preferred stock to the Taubman family for only $38,400, my voting rights were reduced from 99 percent to 70 percent; therefore, because of the fact that 30 percent is an effective control of the voting rights, I no longer, along with all the other common shareholders, have the same weight, you might say, in voting.

         In other words, the Taubman family can basically control the outcome, and I have lost -- I have been harmed because I have lost the ability, with the other common shareholders, to basically make our wishes known.

[End of Excerpt]

         Q. Okay. And what you want to do, Randall Smith wants to do, is to sell your shares for $20 to Simon?

         A. There are two things that I would like. I would like the fact that the Simon Westfield offer be considered by the shareholders and that the shareholders have their original rights basically to vote on those.

         As far as I understand it, just recently the Board of Directors have made it more difficult for the shareholders to actually have a general meeting and, basically, vote on that.

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
                                      A1397
                     Simon Property Group v. Taubman Centers


                                                                   Randall Smith
                                                                       2/14/2003

succeed.

         Q. Okay. And so if that offer were to succeed, you would be able to sell your 300 shares for $20 a share and get $6,000?

         A. That is correct.

         Q. Okay. And

         MR. WAXMAN: Don't forget about his mom's shares.

         BY MR. WINSTEN:

[Beginning of Excerpt]

         Q. And from an economic standpoint, the harm that Randall Smith is suffering, am I correct, is that Randall Smith is in jeopardy of not being able to sell his stock for $6,000?

         MR. WAXMAN: Vague, argumentative. You may answer.

         THE WITNESS: That is part of it; but the real harm that I'm asking for is the fact that the Board of Directors, by selling the B preferred shares to the Taubman family for only $38,400, I feel that is worth it millions because it basically controls any outcome, any decision of Taubman Corporation, Inc.

         BY MR. WINSTEN:

         Q. But if you succeed in all your claims, whatever they are, the end result of it all is that Randall Smith gets $6,000; is that correct?

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


                                      A1398
                     Simon Property Group v. Taubman Centers


                                                                   Randall Smith
                                                                       2/14/2003

         A. Okay, $20 times 300 is $6,000. If the shareholders are successful in successful and actually accept and selling their shares to Simon and Westfield, I would have, yes, $6,000.

         Q. Okay. So am I correct then, that it's true that if you succeed in all of your claims here, at the end of day, Randall Smith gets $6,000; that's the outcome?

[End of Excerpt]

                           MR. WAXMAN:     Asked and  answered.

         THE WITNESS: Not the complete outcome because I -- because of the fact that I am asking for the removal of the votes from the Taubman family for their preferred shares so that that outcome could be accomplished.

BY MR. WINSTEN:

         Q. And I hear you on that, but what I'm trying to do is focus on means and ends here for a moment. The end you want, the end that Randall Smith wants, is to be able to sell your shares for $20 a share or a total of $6,000, and the means to accomplish that is with respect to whether -- with respect to potentially invalidating the series B preferred voting power?

         MR. WAXMAN: Asked and answered for a third time. You may answer it again.

         THE WITNESS: As I understand it, yes. other words, if I and the other shareholders are

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


                                      A1399
                     Simon Property Group v. Taubman Centers

                                                                   Randall Smith
                                                                       2/14/2003

BY MR. WINSTEN:

         Q. Okay. And to see who your competitors are in various communities?

         A. I wouldn't necessarily consider them competitors. Basically, I'm interested in the regional mall industry because I follow it.

[Beginning of Excerpt]

         Q. Okay. I ask you to turn to the first page of this Exhibit 4, and the first page is actually the page before page 2, is the one that I'm referring to.

         A. Okay.

         Q. That starts out with the words "proxy statement." Do you see that?

         A. Yes.

         Q. And had you read Exhibit 4 back in spring of 1999, do you see that on this page 1 there are sections entitled, "What counts as voting stock?" And then another section entitled, "What is the series B stock?"

         A. I see those two questions.

         Q. Okay. And do you see under the heading, "What is the series B stock?" an explanation of the series B stock? Do you see that, sir?

         A. Yes. It answers its question. I don't know if it answers it completely, but it says what is the series B stock.

         Q. Okay.

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

                                      A1400
                     Simon Property Group v. Taubman Centers

                                                                   Randall Smith
                                                                       2/14/2003

         A. And that's one of my, you know, issues with the fact that -- that I'm not quite sure I really understand the actual -- being basically kind of naive from the standpoint of the legal aspects of it, I'm not quite sure I understand it.

         Q. Are you -- do you consider yourself a naive person, sir?

         A. Not -- well, I guess it depends on what you're talking about. From a standpoint of legal corporate structure, that's not my field, is what I'm trying to say.

         Q. Okay.

         A. It's not my expertise.

         Q. Do you recall whether or not back in spring of 1999 you focused on the language here on page 1 of this proxy statement in Exhibit 4?

         A. No, I do not recall that.

         Q. I take it, though, that given your mind-set back then as a small investor in Taubman, you weren't terribly concerned about who had voting rights at that time?

         MR. WAXMAN: That's not what he testified to.

         THE WITNESS: I -- I would have been terribly concerned if I understood that for $38,400 that the common shareholders lost 29 percent of their voting rights. As I stated before, I think common sense tells you that it's worth an awful lot more than that, and I


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

                                      A1401
                     Simon Property Group v. Taubman Centers

                                                                   Randall Smith
                                                                       2/14/2003


could not recognize that from this statement.

         BY MR. WINSTEN:

         Q. Okay. This statement does indicate, doesn't it, that the series B shareholders get one vote per share on all matters submitted to the company's shareholders? You see that, don't you?

         A. Yes, but I don't understand that.

         Q. Okay. And do you understand it now?

         A. No. I don't understand for $38,400 why they were -- they were given the vote -- so many voting rights.

[End of Excerpt]

         Q. No. I'm asking you a different question.

         A. Okay.

         Q. Do you understand today that the series B stock entitles its holders to one vote per share on all matters submitted to the company's shareholders? Isn't that why you're suing, sir?

         A. That's what is stated here.

         Q. Okay. But isn't that why you're suing?

         A. No --

         MR. WAXMAN: Counsel, don't argue with the witness, and keep your tone moderate.

         THE WITNESS: I think that --

         BY MR. WINSTEN:

         Q. Sir, here's my question; okay?

         A. Okay.

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

                                 A1402
                Simon Property Group v. Taubman Centers

                                                               Randall Smith
                                                                   2/14/2003

         Q. Please answer the question.

         MR. WAXMAN: I made a legal objection. It misstates the testimony, and I did not instruct him not to answer.

         MR. WINSTEN: There is no objection misstates the testimony when I'm asking a new question.

         MR. WAXMAN: I beg to differ.

         MR. WINSTEN: Could you please re-read the question.

         THE WITNESS: I'm sorry, I need it re-read.
         (Record read as follows:

         QUESTION: "And as a result of that, you're upset about the fact that the series B stock entitles its holders to one vote per share on all matters submitted to the company's shareholders, aren't you?")

         THE WITNESS: No, I do not believe that's my claim.

         BY MR. WINSTEN:

[Beginning of Excerpt]

         Q. Okay. Am I correct that your claim is, in part, that the series B holders did not pay enough money for their series B stock?

         A. Yes, sir, that is one of my....

         Q. Okay.

         A. I don't know how they valued it to get 30 some million

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

                             A1403
                 Simon Property Group v. Taubman Centers


                                                                   Randall Smith
                                                                       2/14/2003


         shares of Taubman Corporation, Inc., I believe it is, for $38,400.

         Q. Okay.

         A. The voting rights.

         Q. Is that the essence of what your complaint is?

         A. And there's an additional complaint, additional issues.

         Q. Okay. What are the additional issues? What are the additional complaints you have, in your own words, beyond the, in your view, the inadequacy of the price paid?

         A. Okay. Because of the price -- because of the series B, myself and the other common shareholders lost their voting --their 99 percent voting rights, which basically is control of the company.

         With the series B, the Taubman family now has a total of 30 percent and, therefore, the control of decisions in the future.

         I believe I lost that, and that is one of my major, major claims.

         Q. Okay.

         A. I've got two others.

         Q. Please go.

         A. Okay. The other one is the fact that the Board of Directors made it much more difficult for me to -- for me and the other shareholders to actually call -- to


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


                                      A1404
                     Simon Property Group v. Taubman Centers


                                                                   Randall Smith
                                                                       2/14/2003

actually call a meeting so that we could actually make a decision on the common shares.

         And, third, that Robert Taubman wouldn't really talk about or meet personally with David Simon to discuss it. I believe as a common shareholder, as chairman of the Taubman Corporation, Inc., that he should have -- that he should basically look in the shareholders' interest and kind of leave it up to us to see if we felt this was a fair offer.

[End of Excerpt]

         Q. When in time -- strike that.

         How did you become a Plaintiff in this lawsuit?

         MR. WAXMAN: Vague.

         THE WITNESS: I was in New York City, and we were in New York because of the week of the -- that Westfield was going to join the Simon offer to the common shareholders. When I say we, a couple of Westfield employees. I was there as a public -- because of the public relations aspect of it.

         I mentioned to our general counsel, Peter Schwartz, that I had 300 shares of Taubman stock, and asked if they're making an SEC filing, wasn't that important, that basically they should know that. And he said, "Yes, you're right."

         In that conversation there were two


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


                                      A1405
                                                                           1

                          UNITED STATES DISTRICT COURT
                          EASTERN DISTRICT OF MICHIGAN
                               SOUTHERN DIVISION

SIMON PROPERTY GROUP, INC. and
SIMON PROPERTY ACQUISITIONS, INC.,

                Plaintiffs,

          vs.                           NO. 02-74799
                                        Hon. Victoria Roberts
TAUBMAN CENTERS, INC., A. ALFRED
TAUBMAN, ROBERT S. TAUBMAN, LISA A.
PAYNE, GRAHAM T. ALLISOIN, PETER
KARMANOS, JR., WILLIAM S. TAUBMAN,
ALLAN J. BLOOSTEIN, JEROME A. CHASEN,
and S. PARKER GILBERT,

                Defendants.
--------------------------------------

                            VIDEOTAPED DEPOSITION OF
                                 ROBERT TAUBMAN



                        Esquire Deposition Services, LLC
                                 (800) 866-5560

                                      A1406

                                                                           64

partnership committee. It was a minority owner of the partnership, of the master partnership, Taubman Realty Group, that literally had no rights other than to appoint those members. It had no special voting or no special rights or anything like that.

         I would assume that if an unsolicited offer came to that board for its shares, that, yes, it would have considered as the board of that REIT that kind of an offer, but, you know, and its full board would have done that and had nine seats as I recall on the board: the five independents, two nominees from the Taubman family and two nominees from General Motors Pension Fund; but why anyone would do that at that moment in time is inconceivable to me.

         Q. It was 11 seats, wasn't it?

         A. I don't believe it was 11.

         Q. On the board, on the public board?

         A. I don't believe it was 11. I think it was nine.

         Q. Okay. The record will -

         A. I'm sure the record will show whatever it was.

[Beginning of Excerpt]

         Q. The Rouse proposal, was that made for the REIT?

         A. Absolutely not. It was made for the

                        Esquire Deposition Services, LLC
                                 (800) 866-5560

                                      A1407

                                                                          65
 partnership.

         Q. There was no mention in the proposal of acquiring shares of the REIT?

         A. Rouse wasn't interested in buying any -- the REIT. Nobody would have been interested in buying the REIT. They were interested in buying the partnership. That was the company, as we testified earlier.

         Q. I'm just asking whether Rouse's indication of interest and letter offered to buy shares of the REIT.

         A. They offered to buy the partnership. Buy. They offered to merge. I'm not sure exactly what the letter said, but the offer would have been not to be a minority partner in the partnership but to be the owner of the partnership.

         There are no rights. The REIT had no rights to control or manage or merge or finance or hypothecate or do anything in the partnership. It only had the right to place its appointees on the partnership committee, and they then represented the REIT and all of its shareholders on that basis.

[End of Excerpt]

         Q. I could have been mistaken. I thought the board of the REIT approved the '98 restructuring.

         A. It probably did.

                        Esquire Deposition Services, LLC
                                 (800) 866-5560

                                     A1408

                            INTENTIONALLY LEFT BLANK

                                      A1409


UNITED STATES DISTRICT COURT
EASTERN DISTRICT OF MICHIGAN



SIMON PROPERTY GROUP INC., and
SIMON PROPERTY ACQUISITIONS INC.,

                                   Plaintiffs,

       vs.

TAUBMAN CENTERS INC., A. ALFRED
TAUBMAN, ROBERT S. TAUBMAN, LISA
A. PAYNE, GRAHAM T. ALLISON, PETER
KARMANOS JR., WILLIAM S. TAUBMAN,
ALLAN J. BLOOSTEIN, JEROME A. CHAZEN,
and S. PARKER GILBERT,

                              Defendants.

Civil Action No. 02-74799
------------------------------------------



DEPOSITION OF:          Philip J. Ward
DATE:                   January 17th, 2003
LOCATION:               New York, New York
LEAD:                   Allan Martin, Esquire
REPORTER:               Jane C. Rose, CSR-CRR




FINAL COPY, SIGNED 01-18-03
JANE ROSE REPORTING, 1-800-825-3341

                                      A1410

US District Court - Michigan                FINAL                    Philip Ward
Simon Property v. Taubman Centers                               January 17, 2003


                                                                         Page 79
 BY MR. MARTIN:

         Q. I would like an answer to my question, sir.

         A. If you would rephrase the question, I will try -- I thought I gave you an answer.

         Q. Do you understand, sir, that the Simon family members have the power to block a merger of SPG with an unaffiliated company, even if public shareholders of SPG believe that that merger is in their best interests?

         MR. POSEN: Asked and answered.

         If you have anything to add, go ahead.

[Beginning of Excerpt]

         THE WITNESS: As an independent director of the company, if we ever came to that circumstance, I believe the independent directors would, regardless of what you say they have, work to accomplish the goals of the public shareholders.

         BY MR. MARTIN:

         Q. Does the operating partnership, the Simon Operating Partnership, provide authority for -- to your knowledge, authority for the Simon family to block a merger of SPG

Jane Rose Reporting                                              1-800-825-3341
New York, New York                                             www.janerose.net

                                 A1411

US District Court - Michigan               FINAL                    Philip Ward
Simon Property v. Taubman Centers                              January 17, 2003


                                                                         Page 80

with an unaffiliated company even if shareholders believe that a merger would be in their best interests?

         A. Yes, subject to the comments I've just made.

         Q. To the best of your knowledge, sir, has SPG ever disclosed that the Simony family can block a merger even if SPG shareholders believe that such a merger is in their best interests?

         A. Yes.

         And it was approved by the shareholders when they went public, it was approved as part of the Simon/DeBartolo merger, and it's been approved since with several transactions by the shareholders.

         Q. What was approved?

         A. What you've just described as the Simons' rights.

         Q. What is the impact of public shareholders approving?

         A. They are aware of that issue that you just described.

[End of Excerpt]

         Q. And to your knowledge, sir, and information, are the public shareholders of TCI


Jane Rose Reporting                                               1-800-825-3341
New York, New York                                              www.janerose.net

                                      A1412


US District Court - Michigan              FINAL                      Philip Ward
Simon Property v. Taubman Centers                              January 17, 2003

                         (Defendants' Exhibit-6 marked.)

BY MR. MARTIN:

[Beginning of Excerpt]


         Q. I'd like to direct your attention to the next exhibit, sir, which is Defendants' Exhibit-6, which I will describe as the restated certificate of incorporation of Simon Property Group Inc.

         Can you identify the document?

         A. Yes.

         Q. What is it?

         A. It's the restated certificate of incorporation of Corporate Property Investors Inc.

         Q. Would you look at the next page, page 2?

         There is a name that appears, "Simon Property Group Inc."

         Do you see that?

         A. Mm-hmm.

         Q. Do you understand that this document is the restated certificate of incorporation of Simon Property Group Inc.?

         A. Yes.

         Q. I'd like you to go to page 23 of


Jane Rose Reporting                                               1-800-825-3341
New York, New York                                              www.janerose.net

                                      A1413

US District Court - Michigan             FINAL                       Philip Ward
Simon Property v. Taubman Centers                               January 17, 2003
the document, and specifically where it refers to "ownership limit shall mean." Do you see that provision?

         A. Yes, I do.

         Q. And there is a percentage number next to the Simon family group.

         Do you see that?

         A. Yes, I do.

         Q. What is the percentage?

         A. 18 percent.

         Q. And then there is a reference, in the case of any other person, there is a percentage.

         What percentage is that?

         A. 8 percent.

         Q. Do you understand that the Simons are permitted to own up to 18 percent of the company, SPG's -- any member of the Simon family group are permitted to own up to 18 percent of SPG capital stock, but any other person is limited to 8 percent?

         A. Yes.

         Q. Now, sir, how does the ownership limit -- which is intended, as you've testified, to preserve status as a REIT. How


Jane Rose Reporting                                               1-800-825-3341
 New York, New York                                             www.janerose.net

                                      A1414

US District Court - Michigan              FINAL                      Philip Ward
Simon Property v. Taubman Centers                               January 17, 2003
does it preserve SPG's status as a REIT to permit any member of the Simon family to own up to 18 percent versus any other person owning up to 8 percent?

         MR. POSEN: Object to the form.

It's argumentative.

         THE WITNESS: I don't know the answer to that question.

         BY MR. MARTIN:

         Q. Do you know what the reason is, sir, for permitting the Simon group -- any member of the Simon group to own up to 18 percent versus 8 percent for any other person?

         A. The reason is that that was what was negotiated and approved by the shareholders of Simon Property Group Inc. as part of this restatement of the partnership.

[End of Excerpt]

         Q To your knowledge, sir, permitting any member of the Simon family to own up to 18 percent, does that, in your view, go beyond what is necessary to preserve the REIT status of SPG?

         A. I don't know the answer to that question.


Jane Rose Reporting                                               1-800-825-3341
New York, New York                                              www.janerose.net

                                      A1415

17

PART 240 TO END
Revised as of April 1, 2002

COMMODITY AND SECURITIES EXCHANGES


Containing a codification of documents of general applicability and future effect

As of April 1, 2002

WITH ANCILLARIES

Published by
Office of the Federal Register
National Archives and Records
Administration


A Special Edition of the Federal Register


Code of Federal Regulations

                                     A1416

SECURITIES AND EXCHANGE COMMISSION                             Section 240.13D-3

1(c) or Section 240.13d-l(d) shall amend the statement within forty-five days after the end of each calendar year if, as of the end of the calendar year, there are any changes in the information reported in the previous filing on that
Schedule: PROVIDED, HOWEVER, That an amendment need not be filed with respect to a change in the percent of class outstanding previously reported if the change results solely from a change in the aggregate number of securities outstanding. Once an amendment has been filed reflecting beneficial ownership of five percent or less of the class of securities, no additional filings are required unless the person thereafter becomes the beneficial owner of more than five percent of the class and is required to file pursuant to Section 240.13d-1.

     (c) Any person relying on Section 240.13d-1(b) that has filed its initial
Schedule 13G (Section 240.13d-102) pursuant to that paragraph shall, in addition to filing any amendments pursuant to Section 240.13d-2(b), file an amendment on
Schedule 13G (Section 240.13d-102) within 10 days after the end of the first month in which the person's direct or indirect beneficial ownership, computed as of the last day of the month, exceeds 10 percent of the class of equity securities. Thereafter, that person shall, in addition to filing any amendments pursuant to Section 240.13d-2(b), file an amendment on Schedule 13G (Section 240.13d-102) within 10 days after the end of the first month in which the person's direct or indirect beneficial ownership, computed as of the last day of the month, increases or decreases by more than five percent of the class of equity securities. Once an amendment has been filed reflecting beneficial ownership of five percent or less of the class of securities, no additional filings are required by this paragraph (c).

     (d) Any person relying on Section 240.13d-1(c) and has filed its initial
Schedule 13G (Section 240.13d-102) pursuant to that paragraph shall, in addition to filing any amendments pursuant to Section 240.13d-2(b), file an amendment on Schedule 13G (Section 240.13d-102) promptly upon acquiring, directly or indirectly, greater than 10 percent of a class of equity securities specified in Section 240.13d-1(d), and thereafter promptly upon increasing or decreasing its beneficial ownership by more than five percent of the class of equity securities. Once an amendment has been filed reflecting beneficial ownership of five percent or less of the class of securities, no additional filings are required by this paragraph (d).

     (e) The first electronic amendment to a paper format Schedule 13D (Section 240.13d-101 of this chapter) or Schedule 13G (Section.240-13d-102 of this chapter) shall restate the entire text of the Schedule 13D or 13G, but previously filed paper exhibits to such Schedules are not required to be restated electronically. SEE Rule 102 of Regulation S-T (Section.232.102 of this chapter) regarding amendments to exhibits previously filed in paper format. Notwithstanding the foregoing, if the sole purpose of filing the first electronic Schedule 13D or 13G amendment is to report a change in beneficial ownership that would terminate the filer's obligation to report, the amendment need not include a restatement of the entire text of the Schedule being amended.

     NOTE TO Section 240.13D-2: For persons filing a short-form statement pursuant to Rule 13d-1(b) or (c), see also Rules 13d-1(e), (f), and (g). (Secs. 3(b), 13(d)(1), 13(d)(2), 13(d)(5), 13(d)(6), 14(d)(1), 23; 48 Stat. 882, 894,
895, 901; sec. 203(a), 49 Stat. 704, sec. 8, 49 Stat. 1379; sec. 10, 78 Stat.
88a; sees. 2, 3, 82 Stat. 454, 455; sees. 1, 2, 3-5, 84 Stat. 1497; secs. 3, 18,
89 Stat. 97, 155 (15 U.S.C. 78c(b), 78m(d)(1), 89m(d)(2), 78m(d)(5), 78m(d)(6),
78n(d)(1), 78w): sec. 23, 48 Stat. 901; sec. 203(a), 49 Stat. 704; sec. 8, 49
Stat. 1379; sec. 10, 78 Stat. 580; sec. 18, 89 Stat. 155; secs. 102, 202, 203,
91 Stat. 1494, 1498, 1499; 15 U.S.C. 78m(g), 78w(a))

    [43 FR 18495, Apr. 28, 1978, as amended at 45 FR 81558, Dec. 11, 1980;
47 FR 49964, Nov. 4, 1982; 58 FR 14683, Mar. 18, 1993; 59 FR 67764, Dec. 30,
1994; 62 FR 36459, July 8, 1997; 63 FR 2866, Jan. 16, 1998)

Section 240.13D-3 DETERMINATION OF BENEFICIAL OWNER.

     (a) For the purposes of sections 13(d) and 13(g) of the Act a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares:

     (1) Voting power which includes the power to vote, or to direct the voting of, such security; and/or,

     (2) Investment power which includes the power to dispose, or to direct the disposition of, such security.

                                     A1417

Section 240.13D-3                                 17 CFR Ch. 11 (4-1-02 Edition)

     (b) Any person who, directly or indirectly, creates or uses a trust, proxy, power of attorney, pooling arrangement or any other contract, arrangement, or device with the purpose of effect of divesting such person of beneficial ownership of a security or preventing the vesting of such beneficial ownership as part of a plan or scheme to evade the reporting requirements of section 13(d) or (g) of the Act shall be deemed for purposes of such sections to be the beneficial owner of such security.

     (c) All securities of the same class beneficially owned by a person, regardless of the form which such beneficial ownership takes, shall be aggregated in calculating the number of shares beneficially owned by such person.

     (d) Notwithstanding the provisions of paragraphs (a) and (c) of this rule:

     (1)(i) A person shall be deemed to be the beneficial owner of a security, subject to the provisions of paragraph (b) of this rule, if that person has the right to acquire beneficial ownership of such security, as defined in Rule 13d-3(a) (Section 240.13d-3(a)) within sixty days, including but not limited to any right to acquire: (A) Through the exercise of any option, warrant or right;
(B) through the conversion of a security; (C) pursuant to the power to revoke a trust, discretionary account, or similar arrangement; or (D) pursuant to the automatic termination of a trust, discretionary account or similar arrangement; provided, however, any person who acquires a security or power specified in paragraphs (d)(1)(i)(A), (B) or (C), of this section, with the purpose or effect of changing or influencing the control of the issuer, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition shall be deemed to be the beneficial owner of the securities which may be acquired through the exercise or conversion of such security or power. Any securities not outstanding which are subject to such options, warrants, rights or conversion privileges shall be deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person but shall not be deemed to be outstanding for the purpose of computing the percentage of the class by any other person.

     (ii) Paragraph (d)(1)(i) of this section remains applicable for the purpose of determining the obligation to file with respect to the underlying security even though the option, warrant, right or convertible security is of a class of equity security, as defined in Section 240.13d-1(i), and may therefore give rise to a separate obligation to file.

     (2) A member of a national securities exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the record holder of such securities and, pursuant to the rules of such exchange, may direct the vote of such securities, without instruction, on other than contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted, but is otherwise precluded by the rules of such exchange from voting without instruction.

     (3) A person who in the ordinary course of his business is a pledgee of securities under a written pledge agreement shall not be deemed to be the beneficial owner of such pledged securities until the pledgee has taken all formal steps necessary which are required to declare a default and determines that the power to vote or to direct the vote or to dispose or to direct the disposition of such pledged securities will be exercised, provided, that:

     (i) The pledgee agreement is bona fide and was not entered into with the purpose nor with the effect of changing or influencing the control of the issuer, nor in connection with any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b);

     (ii) The pledgee is a person specified in Rule 13d-1(b)(ii), including persons meeting the conditions set forth in paragraph (G) thereof;

     and (iii) The pledgee agreement, prior to default, does not grant to the pledgee;

     (A) The power to vote or to direct the vote of the pledged securities; or

     (B) The power to dispose or direct the disposition of the pledged securities, other than the grant of such power(s) pursuant to a pledge agreement under

                                      A1418

SECURITIES AND EXCHANGE COMMISSION                             SECTION 240.13d-6

which credit is extended subject to regulation T (12 CFR 220.1 to 220.8) and in which the pledgee is a broker or dealer registered under section 15 of the act.

     (4) A person engaged in business as an underwriter of securities who acquires securities through his participation in good faith in a firm commitment underwriting registered under the Securities Act of 1933 shall not be deemed to be the beneficial owner of such securities until the expiration of forty days after the date of such acquisition.

(Secs. 3(b), 13(d)(1), 13(d)(2), 13(d)(5), 13(d)(6), 14(d)(1). 23: 48 Stat. 882,
894, 895, 901; sec. 203(a), 49 Stat. 704, sec. 8, 49 Stat. 1379; sec. 10, 78
Stat. 88a; secs. 2. 3, 82 Stat. 454, 455; secs. 1, 2, 3-5 84 Stat. 1497; secs.
3, 18, 89 Stat. 97, 155 (15 U.S.C. 78c(b), 78m(d)(1), 89m(d)(2), 78m(d)(5),
78m(d)(6). 78n(d)(1), 78w)

[43 FR 18495, Apr. 28, 1978, as amended at 43 FR 29768, July 11, 1978: 63 FR
2867, Jan. 16, 1998]

SECTION 240.13D-4 DISCLAIMER OF BENEFICIAL OWNERSHIP.

     Any person may expressly declare in any statement filed that the filing of such statement shall not be construed as an admission that such person is, for the purposes of sections 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by the statement.

(Secs. 3(b), 13(d)(1), 13(d)(2), 13(d)(5), 13(d)(6), 14(d)(1), 23; 48 Stat. 882,
894, 895, 901; sec. 203(a), 49 Stat. 704, sec. 8. 49 Stat. 1379; sec. 10, 78
Stat. 88a; secs. 2, 3, 82 Stat. 454, 455; secs. 1, 2, 3-5, 84 Stat. 1497; secs.
3, 18, 89 Stat. 97, 155 (15 U.S.C. 78c(b), 78m(d)(1), 89m(d)(2), 78m(d)(5).
78m(d)(6), 78n(d)(1), 78w)

SECTION 240.13D-4 ACQUISITION OF SECURITIES.

     (a) A person who becomes a beneficial owner of securities shall be deemed to have acquired such securities for purposes of section 13(d)(1) of the Act, whether such acquisition was through purchase or otherwise. However, executors or administrators of a decedent's estate generally will be presumed not to have acquired beneficial ownership of the securities in the decedent's estate until such time as such executors or administrators are qualified under local law to perform their duties.

     (b)(1) When two or more persons agree to act together for the purpose of acquiring, holding, voting or disposing of equity securities of an issuer, the group formed thereby shall be deemed to have acquired beneficial ownership, for purposes of sections 13(d) and (g) of the Act, as of the date of such agreement, of all equity securities of that issuer beneficially owned by any such persons.

     (2) Notwithstanding the previous paragraph, a group shall be deemed not to have acquired any equity securities beneficially owned by the other members of the group solely by virtue of their concerted actions relating to the purchase of equity securities directly from an issuer in a transaction not involving a public offering: PROVIDED, That:

     (i) All the members of the group are persons specified in Rule 13d-1(b)(1)(ii);

     (ii) The purchase is in the ordinary course of each member's business and not with the purpose nor with the effect of changing or influencing control of the issuer, nor in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b);

     (iii) There is no agreement among, or between any members of the group to act together with respect to the issuer or its securities except for the purpose of facilitating the specific purchase involved; and

     (iv) The only actions among or between any members of the group with respect to the issuer or its securities subsequent to the closing date of the non-public offering are those which are necessary to conclude ministerial matters directly related to the completion of the offer or sale of the securities.

(Secs. 3(b), 13(d)(1), 13(d)(2), 13(d)(5), 13(d)(6), 14(d)(1), 23; 48 Stat. 882,
894, 895, 901; sec. 203(a), 49 Stat. 704, sec. 8, 49 Stat. 1379; sec. 10, 78
Stat. 88a; sees. 2, 3, 82 Stat. 454, 455; secs. 1, 2, 3-5, 84 Stat. 1497; secs.
3, 18, 89 Stat. 97, 155 (15 U.S.C. 78c(b), 78m(d)(1), 89m(d)(2), 78m(d)(5),
78m(d)(6), 78n(d)(1), 78w))

SECTION 240.13D-6 EXEMPTION OF CERTAIN ACQUISITIONS.

     The acquisition of securities of an issuer by a person who, prior to such acquisition, was a beneficial owner of more than five percent of the outstanding securities of the same class as

                                     A1419

23-1-42-1                      BUSINESS CORPORATIONS                        142


SECTION.
23-1-42-5.    Law applicable to control share voting rights.
23-1-42-6.    Notice of control share acquisition.
23-1-42-7.    Shareholder meeting to determine control share voting rights.
23-1-42-8.    Notice of shareholder meeting.
23-1-42-9.    Resolution granting control share voting rights.
23-1-42-10.   Redemption of control shares.
23-1-42-11.   Rights of dissenting shareholders.

                                 INDIANA COMMENT

     INTRODUCTORY COMMENT. The Control Share Acquisitions Chapter, which has no RMA counterpart, was added to give the shareholders of Indiana corporations with more than 100 shareholders and other substantial ties to Indiana (SEE IC 23-1-42-4(a), defining an "issuing public corporation" subject to the Chapter) a right to vote collectively on a potentially fundamental change in the nature of their corporation - namely, its shift to being an entity in which a single shareholder acquires a significant level of dominance over the future governance of the corporation.

     As State corporation laws have traditionally done, the BCL gives shareholders the right to vote on significant matters not in the ordinary course of corporate business, such as mergers (SEE IC 23-1-40-1(a)), share exchanges (SEE IC 23-1-40-2(a)) and sales of all or substantially all of a corporation's assets (SEE IC 23-1-41-2(a)). The Control Share Acquisitions Chapter reflects the General Assembly's recognition that a single shareholder's acquisition of a controlling block of shares can be an equally fundamental, far-reaching event for the corporation, and its decision (consistent with the historic power of the States to establish internal corporate governance rules for corporations created under State law, SEE CORT V. ASH, 422 U.S. 66 (1975)) that it is appropriate for shareholders to vote collectively on this issue as well. Specifically, the Chapter permits disinterested shareholdERS (I.E., shareholders other than the acquirer, officers of the corporation or employees who are also directors of the corporation, SEE IC 23-1-42-3) to decide whether voting power will be given to the acquirer's "control shares" (i.e., shares that would, if permitted to vote, put the acquirer over any one of three thresholds - one-fifth, one-third or one-half, SEE IC 23-1-42-1 of corporate voting power)

     Indiana's authority to enact the corporate governance rules established by the Control Share Acquisitions Chapter was affirmed by The the United States Sureme Court in the land mark case of CTS CORP U DYNAMICS CORP. OF AMERICA,
481 U.S. (69) 95 L. Ed 2d 67 (1987). In CTS both the Federal District Court
SEE 637 F.Supp.389 (N.D. Ill.1986), and Court of Appeals, SEE 794 f.2D 250
(7TH cIR. 1986) had held that the Chapter (a) violated the Supremacy Clause, U.S. CONST. art. VI, cl. 2, because it allegedly conflicted with and therefore was preempted by the Williams Act genera amendments to the Securities Exchange Act of 1934, and (b) violated the Commerce Clause, U.S. CONST. art. I, Section 8, cl. 3, because it allegedly interfered with or imposed impermissible burdens on interstate commerce in corporate securities

     In reversing these lower court decisions, the United States Supreme Court expressly upheld Indiana's constitutional authority to enact the Chapter, holding that the statute (a) was consistent with the Williams Act's shareholder protection purposes, and did not conflict with any provisions of the Federal statute, and (b) was a valid exercise of Indiana's authority to establish the corporate governance rules for Indiana corporations, and did not impermissibly interfere with or burden interstate commerce in corporate securities, which the Court noted exist at all only because the State has authorized them in its corporation law.

     The CTS decision is the first (and, to date, voting only) case in which the United States Supreme Court has upheld the constitutionality owner of a State statute of this sort, often described as a "change of control" statute.

     23-1-42-1. "CONTROL SHARES" DEFINED. As used in this chapter, "control shares" means shares that, except for this chapter, would have voting power with respect to shares of an issuing public corporation that, when added to all other shares of the issuing public corporation owned by a person or in respect to which that person may exercise or direct the exercise of voting power, would entitle that person, immediately after acquisition of the shares (directly or indirectly, alone or as a part of a group), to exercise or direct the exercise of the voting power of of the issuing public corporation in the election of directors within any of the following ranges of voting power.

                                    A1420


143                      CONTROL SHARE ACQUISITIONS                    23-1-42-1


     (1) One-fifth (1/5) or more but less than one-third (1/3) of all voting power.
     (2) One-third (1/3) or more but less than majority of all voting power.
     (3) A majority or more of all voting power

                                 INDIANA COMMENT

     Section 1 defines "control shares" as shares that, when added to an acquiring person's pre-acquisition voting power, would (but for the rules of the Chapter) put that person over any of three thresholds of voting power in the election of directors of "an issuing public corporation" - one-fifth, one-third or a majority.

     The thresholds were not selected arbitrarily. One-fifth (or 20%) is the level of ownership considered significant enough, under equity accounting rules, to permit a corporation to report the results of its investment in another corporation as a line item on its financial statements. It also represents a significant level of dominance that, in a public corporation in which other shareholdings are generally dispersed, can amount to effective control for many purposes. The Commission believed that the second threshold, one-third, is generally recognized as a sufficient block of shares to constitute effective control of such a corporation for most if not all practical purposes. A majority or more of voting power is, of course, literal control. Though the Commission believed these thresholds were appropriate for the purposes of the Control Share Acquisitions Chapter, different thresholds of control can be equally appropriate in other contexts. SEE, E.G., IC 23-1-43-8(b) and Official Comment (10% threshold for purposes of Business Combinations Chapter); 15 U.S.C. Section 78p(a) (10% threshold for short-swing profits rule of section 16a of the Securities Exchange Act).

     Since the definition of "control shares" is tied to whether such shares would, but for the rules of Chapter 42, put an acquiring person over one of the three statutory thresholds of voting power, such shares will cease to be "control shares" in the hands of a subsequent owner who thereafter obtains them from the acquiring person (unless their acquisition by that subsequent owner would itself constitute a "control share acquisition" by that subsequent owner). Hence, even if an acquiring person's "control shares" are not granted voting power by disinterested shareholders under IC 23-1-42-9, such shares will have voting power if thereafter obtained from the acquiring person by a subsequent owner for whom the shares do not constitute "control shares." SEE IC 23-1-42-5 & -9 and Official Comments.

     "Control shares" are NOT "all shares" owned by the acquiring person, but only the shares acquired in the "control share acquisition" (which can be acquired in separate purchases over a considerable period of time, see IC 23-1-42-2) that, when added to the acquiring person's pre-acquisition holdings, put the person over one of the three specified thresholds of voting power. The facts in CTS CORP. V. DYNAMICS CORP. OF AMERICA, 481 U.S. (69), 95 L. Ed. 2d 67
(1987), are illustrative. The acquiring person in CTS owned approximately 9.6% of the issuing public corporation's shares before the acquisition, and then acquired approximately 17.9% in a tender offer, giving it a total of about 27.5%. SEE 95 L. Ed. 2d at 76. Only the 17.9% acquired in the tender offer - which put the acquirer over the one-fifth threshold - were "control shares" whose voting power would be determined, under IC 23-1-42-9, by a vote of the disinterested shareholders.

  In that shareholder vote on the voting power of the "control shares," however, NONE of the acquiring person's shares (I.E., both its shares owned before the acquisition and the "control shares") are permitted to vote. SEE IC 23-1-42-3 and Official Comment. Hence, in the CTS example, the shareholder vote (which the acquiring person in CTS lost after the United States Supreme Court decision) determined the voting power only of the 17.9% that were "control shares"; but none of the acquiring person's shares (i.e., both the 17.9% "control shares" and the 9.6% previously owned) were permitted to vote on the voting power issue.

     Section 1 provides that "voting power" or the Chapter means "voting power in the election of directors." Under the BCL, shares may have either unlimited voting power or "special, conditional, or limited votng rights, or no right to vote, except to the extent prohibited by this article." IC 23-1-25-1(c)(1). Whatever other voting or other rights shares may have, however, if they have voting power "in the election of directors" their acuisition in sufficient amounts will make hem "control shares" subject to the Chapter's rules.

     Section 1 also includes several provisions that make it clear that a person's acquisition of substantive ability to control the voting power over the requisite percentages of shares, and not mere formal, record ownerhip, is the key to determining whether the shares are "control shares." Thus, the section counts both shares "owned by a person" and shares "in respect to which that person may exercise or direct the exercise of voting power"

                                     A1421

23-1-42-2              BUSINESS CORPORATIONS-TYPES                           144

- thereby covering, for example, shares owned by a subsidiary of the acquiring person, or shares that are owned by an unrelated person but as to which the acquiring person has contractual rights to direct their voting. Similarly, the acquisition of control shares may be "directly or indirectly, alone or as part of a group" - meaning that the legal form of the acquisition, or whether the acquisition is made by one person or by two or more persons acting cooperatively or in concert, will not affect application of the Chapter. This is similar to the "group" approach adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934. SEE Reg. 13d-5, 17 C.R.R. Section 240.13d-5.

     These examples are illustrative, not exhaustive. In each case, the relevant inquiry is whether one or more acquiring persons have acquired sufficient practical ability in fact "to exercise or direct the exercise of the voting power of the issuing public corporation" within the statutory ranges, and not simply whether a single person acquires actual record ownership of a certain percentage of shares.

     "Person," as used in this section and elsewhere in the Chapter, has the same meaning it has throughout the BCL under IC 23-1-20-18 - "individual or entity."

                                   ----------

     INDIANA LAW JOURNAL. Target Corporations, Hostile Horizontal Takeovers and Antitrust Injury Under Section 16 of the Clayton Act After Cargill, 66 Ind. L.J. 625.

     NOTRE DAME LAW REVIEW. Target Directors' Fiduciary Duties: An Initial Reasonableness Burden, 61 Notre Dame L. Rev. 722 (1986).

     The Continuing Validity of State Takeover Statutes - A Limited Third Generation, 62 Notre Dame L. Rev. 412 (1987).

     The Proper Relationship Between Federal and State Law in the Regulation of Tender Offers. 66 Notre Dame L. Rev. 241 (1990).

     VALPARAISO UNIVERSITY LAW REVIEW. The Indiana Experiment in Corporate Law:
A Critique, 24 Val. U.L. Rev. 185 (1990).

                               NOTES TO DECISIONS

     CONSTITUTIONALITY OF CHAPTER. This chapter is neither pre-empted by the Williams Act, 15 U.S.C. Sections 78m(d)-(e), 78n(d)M, nor in violation of the commerce clause of the federal Constitution, Art. I, Section 8, cl. 3. CTS Corp.
v. Dynamics Corp. of Am., 481 U.S. 69, 107 S. Ct. 1637, 95 L. Ed. 2d 67 (1987).

     COLLATERAL REFERENCES. "Golden parachute" defense to hostile corporate takeover. 66 A.L.R.4th 138.

     Lockup option defense to hostile corporate takeover. 66 A.L.R.4th 180.

     23-1-42-2. "CONTROL SHARE ACQUISITION" DEFINED-(a) As used in this chapter, "control share acquisition" means the acquisition (directly or indirectly) by any person of ownership of, voting power with respect to, issued and outstanding control shares.

     (b) For purposes of this section, shares acquired within ninety (90) or shares acquired pursuant to a plan to make a control share acquisition are considered to have been acquired in the same acquisition.

     (c) For purposes of this section, a person who acquires shares in the ordinary course of business for the benefit of others in good faith and not for the purpose of circumventing this chapter has voting power only of shares in respect of which that person would be able to exercise or direct the exercise of votes without further instruction from others.

     (d) The acquisition of any shares of an issuing public corporation does not constitute a control share acquisition if the acquisition is consummated in any of the following circumstances:

     (1) Before January 8, 1986.

                                     A1422

Not Reported in A.2d
Fed. Sec. L. Rep. P 96,232
(CITE AS: 1990 WL 161909 (DEL.CH.), 16 DEL. J. C PR P.L. 1425)
((KeyCite Yellow Flag))

UNPUBLISHED OPINION. CHECK COURT RULES BEFORE CITING.

                    Court of Chancery of Delaware, New Castle
                                     County.

                       AVACUS PARTNERS, L.P., INDIVIDUALLY
                          AND DERIVATIVELY ON BEHALF OF
                        INFOTECHNOLOGY, INC., A DELAWARE
                             CORPORATION, PLAINTIFF,
                                       V.
                      EARL W. BRIAN, M.D., JOHN E. KOONCE,
                     JOHN M. ABELES, M.D., DWIGHT GEDULDIG,
                     WALLACE 0. SELLERS, AND INFOTECHNOLOGY,
                          INC., A DELAWARE CORPORATION,
                                   DEFENDANTS.

                                CIV.A. NO. 11001.

                            Submitted: July 25, 1990.
                            Decided: Oct. 24, 1990.

     **1429 Howard M. Handelman, Peter J. Walsh, and John H. Newcomer, Jr., of Bayard, Handelman & Murdoch, P.A., Wilmington, for plaintiff

     Lawrence C. Ashby, and Keith R. Sattesahn, of Ashby, McKelvie & Geddes, Wilington, for defendants Earl W. Brian, M.D., John E. Koonce, John H. Abeles, M.D., Dwight Geduldig, and Wallace O. Sellers.

     Kenneth J. Nachbar, of Morris, Nichols, Arsht & Tunnell, Wilmington, Mitchell A. Karlan, of Gibson, Dunn & Crutcher, New York City, for defendant Infotechnology, Inc.

                               MEMORANDUM OPINION

     ALLEN, Chancellor,

     *1 Avacus Partners, L.P. brings this action individual as a shareholder of Infotechnology, Inc. ("Infotech") and derivatively on behalf of Infotech against the directors of that company. [FN1] Broadly speaking, Avacus alleges that Infotech's directors participated in the misappropriation of a corporate opportunity, wasted corporate assets, and engaged in a series of transactions designed for the principle purpose of entrenching themselves in office. Defendants have moved to dismiss all claims. Infotech argues that Avacus has no standing to challenge the alleged misappropriation of a corporate opportunity because the disputed events occurred before Avacus became a shareholder of Infotech. With respect to the claims of entrenchment and waste, Infotech argues first, that they are derivative in nature so Avacus has no standing to bring them individually, and, second, as derivative claims they must be dismissed because Avacus made no demand before bringing the suit and demand would not have been futile.

     Infotech has filed three affidavits in support of its motion to dismiss, which, under Chancery Rule 12(b)(6), converts the motion into a motion for summary judgment. Thus, I take the facts as those pleaded in the complaint except to the extent they are otherwise established by uncontradicted affidavits. From those sources the following facts appear.

                                    **1430 I.

     The facts are involved. They find their beginning in a failed takeover attempt. In 1985, Infotech and a group of investors (the "1985 Investors Group") attempted to gain control of United Press International, Inc. ("UPI"), which at that time was emerging from bankruptcy. This attempt failed, and UPI was purchased by a Mexican investor and newspaper publisher named Mario Vazquez-Rana.

     Some members of the 1985 Investors Group initiated litigation against Mr. Vazquez-Rana over the bidding for UPI. As part of a settlement agreement in that litigation, Mr. Vazquez-Rana transferred 40% of the common stock of Comtex Scientific Corporation [FN2] to FNN Group, Inc. [FN3] a corporation all of whose shareholders were members of the 1985 Investors Group. FNN Group then transferred a block of Comtex shares

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Not Reported in A.2d                                                     Page 66
*1 (CITE AS: 1990 WL 161909 (DEL.CH.), 16 DEL. J. CORP. L. 1425, **1430)

amounting to 8% of Comtex's stock to a wholly owned subsidiary of Infotech, leaving FNN Group with a 32% share of Comtex's stock. Also as part of the 1986 settlement agreement with Vazquez-Rana, approximately twenty-seven members of the 1985 Investor Group purchased Comtex notes that were convertible into Comtex stock. [FN4] - At that time Infotech entered into put/call agreements with these noteholders permitting them to put the notes to Infotech in exchange for Infotech stock. Infotech entered into a similar agreement with FNN Group and its shareholders.

     After Vazquez-Rana's acquisition of UPI in 1985, that company continued to incur substantial losses. By late 1987, Infotech learned that Vazquez-Rana was willing to sell his interest in UPI allegedly "for a negligible amount" (Am.Cmpl. P37). In January 1988, Dr. Earl Brian, Infotech's CEO, formed WNW Group, Inc. ("WNW Sub") to acquire control of UPI. WNW Sub is a Delaware corporation and is a wholly-owned subsidiary of a Turks and Caicos **1431 corporation, also called WNW Group, Inc. (" WNW Parent"). WNW Parent was owned by approximately nineteen individuals and entities, three of whom were also shareholders of FNN Group, and all of whom were members of the 1985 Investors Group. Infotech became a stockholder of WNW Parent at some point, but it is unclear whether Infotech was a WNW Parent stockholder in January 1988.

     *2 On February 19, 1988, Vazquez-Rana sold a ten-year irrevocable proxy to vote the shares of New UPI, Inc. ("NewUPI") to WNW Sub for $110,000. [FN5] NewUPI owns a controlling interest in UPI, and evidently has no other significant assets. Dr. Brian, apparently acting for WNW Sub, then replaced the officers and directors of UPI with himself and other persons affiliated with him. Infotech immediately began to make direct and indirect loans (via WNW Sub) to UPI, allegedly to fund UPI's working capital needs. Infotech also participated in a $15 million private placement of UPI convertible preferred stock, purchasing at least $2 million of such stock and purchasing an option for an additional $2 million of such stock. The remaining shares were acquired by persons and entities who were shareholders of WNW Parent and FNN Group.

     In September 1988, NewUPI increased its authorized capital and granted an option to WNW Sub to acquire 100,000 shares of common stock allegedly for no consideration. This option provided WNW Sub with the opportunity to own 99% of NewUPI's equity and to reduce Mr. Vazquez-Rana's interest in NewUPI's equity from 95% to less than 1%.

     To review this chain of ownership as of the end of 1988, NewUPI owned a controlling interest in UPI, WNW Sub owned a proxy to vote NewUPI's shares and an option to acquire 99% of NewUPI's equity, and WNW Parent owned WNW Sub. Infotech owned a 20% interest in WNW Parent, and many of the officers and directors of WNW Sub, NewUPI, and UPI were also officers or directors of Infotech.

                                      * * *

     Infotech is a publicly traded company that holds, as its primary asset, a 45% interest in Financial News Network, Inc. ("FNN"). In late 1988, reports in the financial press indicated that there was lively interest in acquiring FNN. One route to that objective could **1432 have entailed a hostile takeover of Infotech. Avacus maintains that the Infotech board responded to these rumors by amending Infotech's corporate by-laws and issuing stock into "friendly" hands to consolidate the board's control over the corporation. At a series of board meetings in early 1989, the Infotech directors discussed amending the corporate by-laws to increase the difficulty of removing directors from office. Chief among these amendments was a provision requiring the vote of 80% of the outstanding stock in order to remove a director from office. The board voted to amend the by-laws at meetings on January 6, and March 23, 1989.

     At a January 6, 1989 meeting the Infotech board also discussed increasing Infotech's


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Not Reported in A.2d                                                     Page 67
*2 (Cite as: 1990 WL 161909 (Del.Ch.), 16 Del. J. Corp. L. 1425, **1432)

ownership in Comtex (recall that Infotech had acquired 8% of that stock after the settlement with Vazquez-Rana) and discussed acquiring UPI for stock. At a meeting on February 3, the Infotech board resolved to exercise its rights under the 1986 put/call agreements to exchange Infotech stock for the Comtex stock owned by FNN Group, as well as for the convertible Comtex notes held by members of the 1985 Investors Group. These exchanges together with Infotech's existing 8% stock interest in Comtex, would apparently give Infotech a controlling interest in Comtex.

     *3 At the February 3, 1989 board meeting, the Infotech board also affirmed its desire to acquire UPI, and the directors instructed management to hire Prudential-Bache to advise the company in that connection.

     In three transactions in February and March of 1989 (the "Comtex Exchanges"), Infotech issued shares of its common stock in exchange for the Comtex stock and notes. The exchange rate was based on a $10 million asset valuation of Comtex obtained from an independent appraiser.

                                      * * *

     Plaintiff alleges that all of this activity was directed at placing Infotech stock in friendly hands to protect against a threatened takeover. Avacus had been acquiring stock; rumors about FNN had been in the press. On February 27, 1989 Avacus delivered a Schedule 13D to Infotech, indicating that it was considering seeking control of Infotech. At 10:00 p.m. that night the Infotech board met to consider the acquisition of UPI by merging WNW Sub into Infotech with Infotech surviving (the "WNW Merger"). The merger was to be structured so that Infotech would issue stock to WNW Parent in exchange for WNW Parent's shares in WNW Sub. WNW Parent would then dissolve, distributing the Infotech stock to its shareholders other than Infotech. Prudential-Bache advised Infotech that it believed **1433 it would be in a position to conclude its work and give an opinion to the effect that the exchange ratio contemplated by the proposed merger agreement was fair to the stockholders of Infotech. The board was informed that the merger agreement provided for an adjustment in the exchange ratio if Prudential-Bache could not render a fairness opinion with respect to the ratio as it was set at that time. The board then approved the proposed merger. Press releases announcing a merger agreement, however, actually were released to the public about five hours before the Infotech board met to pass upon the merger on February 27. The merger agreement was filed with the Secretary of State of Delaware on February 28, the morning after the board meeting approving the merger.

                                     * * *

     Avacus claims that the Comtex Exchanges and the WNW Merger served to entrench the Infotech directors by placing a substantial block of shares in "friendly" hands. A total of twenty-seven individuals and entities received Infotech stock in the Comtex Exchanges and in the WNW Merger. [FN6] All of these shareholders were members of the 1985 Investors Group. All had a history of investing in projects with Dr. Brian.

     Altogether Infotech issued a total of approximately 2 million shares in the WNW Merger and the Comtex Exchanges, increasing the number of its outstanding shares from approximately 7.3 million to approximately 9.3 million. Avacus alleges that these transactions increased the number of shares in the hands of the directors or persons friendly to them from 13% to 32%. The transactions also diluted Avacus's holdings in Infotech from 9.88% to 7.78%.

     Avacus also claims that Infotech received grossly inadequate consideration in exchange for its stock. In the Comtex Exchanges, Avacus claims that Infotech exchanged stock that the directors valued at approximately $5 million for 1,786,181 Comtex shares with a market value of $279,000 and Comtex notes convertible into shares with a market value of about $125,000. In the WNW Merger, Infotech issued shares the directors valued at over $16 million for a company whose primary

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                                  A 1425

Not Reported in A.2d                                                     Page 68
*3 (CITE AS: 1990 WL 161909 (Del.Ch.), 16 Del. J. Corp. L. 1425, **1433)

asset, the option to vote NewUPI's stock, had been acquired one year earlier for $110,000. According to the amended complaint, NewUPI did not appreciate in value during this year since UPI had continued to lose millions of dollars. Moreover, **1434 at the time of the merger, NewUPI owed Infotech $4.5 million, which could constitute additional consideration for the merger.

                                       II.

     *4 The amended complaint contained five counts alleging breach of fiduciary duty or interference with voting rights. [FN7] As characterized by plaintiff:

     Count I alleges that the Directors converted to themselves and/or persons closely associated with them the corporate opportunity to acquire the controlling interest of United Press International, Inc. ("UPI") and that they then financed the operation of UPI with the corporate treasury of Infotech. Am. Cmpl. P.3-5,92.

     Count II alleges that the Directors caused Infotech to enter into an agreement to acquire WNW Group, Inc. (the "WNW Merger") and to issue to themselves and/or persons closely associated with them the equivalent of 19.74 percent of Infotech's then outstanding stock in exchange for grossly and fraudulently inadequate consideration. The Directors failed to candidly disclose the terms and effect of the transaction to the stockholders. A purpose of the transaction and of the nondisclosure was entrenchment. Am.Cmpl. P. 7, 96-97.

     Count III alleges that the Directors caused Infotech to enter into three separate transactions involving stock and notes of Comtex Scientific Corporation (the "Comtex Transactions") and to issue to themselves and/ or persons closely associated with them the equivalent of approximately 5 percent of Infotech's then outstanding stock in exchange for grossly and fraudulently inadequate consideration. The Directors failed to candidly disclose the terms of these transactions to the stockholders. A purpose of these transactions and of the nondisclosure was entrenchment. Am.Cmpl. 17, 101-102.

     **1435 Count IV alleges that the challenged transactions resulted in a dilution of Avacus's Infotech stock and significant reduction in Avacus's voting power. Am.Cmpl. P.1106.

       Count V alleges that the Directors enacted certain by-law amendments for the purposes of entrenchment and protection from liability for their wrongful conduct. Am.Cmpl. P.111.

     Avacus seeks an order canceling the shares issued in the complained of transactions; enjoining the exercise of their voting rights, declaring the transactions void and rescinding the transactions. Avacus also seeks the appointment of a receiver to manage the affairs of Infotech, and an equitable accounting and damages from the Infotech directors for the complained of transactions.

                                     * * *

     Infotech has moved to dismiss the individual claims in Counts II through V and the derivative claim in Count I on the grounds that Avacus lacks standing to litigate all those matters. It has moved to dismiss all the derivative claims on the grounds that pre-suit demand on the board of directors was not excused and was not made. In support of its motion, Infotech has filed several affidavits, which under Chancery Rule 12(b)(6) converts its motion to dismiss into a motion for summary judgment. None of the affidavits touch on Infotech's grounds for seeking dismissal of the various individual claims, however, so these claims will be evaluated under the test for motions to dismiss. [FN8]

     *5 The legal standard for determining the pending application is not controversial. A motion to dismiss will be granted only when no state of facts reasonably foreseeable under the well pleaded allegations of the complaint would entitle plaintiff to relief. Delaware State Troopers Lodge v. O'Rourke, De1.Ch., 403 A.2d 1109 (1979). Generally "mere conclusions" are not to be considered. Grobow v. Perot, Del.Supr., 539 A.2d 180 (1988).


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                                     A1426


Not Reported in A.2d                                                     Page 69
*5 (CITE AS: 1990 WL 161909 (DEL.CH.), 16 DEL. J. Corp. L. 1425, **1435)

     A motion for summary judgment is to be granted only when no material facts are in dispute and the moving party is entitled to **1436 judgment as a matter of law. Bershad v. Curtiss Wright Corp., Del.Supr., 535 A.2d 840, 844 (1987).

     A. Plaintiff has no Standing to Litigate Claims of Misappropriation of Infotech Opportunity

     Count I alleges that the Infotech directors participated in the misappropriation of a corporate opportunity in breach of their fiduciary duties when they caused WNW Sub to purchase a proxy to vote the shares of NewUPI rather than having Infotech itself purchase that proxy. Avacus alleges further that the directors caused Infotech to finance WNW Sub's acquisition of the proxy by loaning money to WNW Sub to cover the operating expenses of UPI. The act of loaning money, if it constitutes a wrong at all, could be seen either as an independent wrong or as a constituent part of the diversion of the claimed corporate opportunity. The amended complaint is consistent with either interpretation, but seems to emphasize the latter.

     How the amended complaint is interpreted on this score is important to Avacus because Avacus was not a shareholder of Infotech on February 19, 1988, when WNW Sub purchased the proxy, but was a shareholder when Infotech loaned money to WNW Sub the following summer. Section 327 of the Delaware General Corporation Law requires that the plaintiff in a derivative suit be a shareholder at the time of the transaction it complains about. Thus, Avacus lacks standing to challenge a wrong to the Company that occurred on February 19. Avacus argues that the wrong it complains about was the acquisition of ownership (rather than control) of NewUPI (and hence of UPI) at a bargain price. WNW Sub did not acquire ownership of NewUPI, it is argued, until September 1988 when
New UPI increased its authorized capital and, apparently for no consideration, granted an option to WNW Sub to vote 99% of NewUPI's stock.

     This attempt to move back the date of the alleged wrong is unavailing in my opinion. Acquisition of control over NewUPI is plainly the relevant event. If that were no wrong to Infotech, on what possible basis could the acquisition of ownership by WNW Sub be thought to be a wrong to Infotech? If, however, acquisition of the proxy was a misappropriation of an opportunity that rightfully belongs to Infotech, then all that flowed from that wrong could be compensable to Infotech. In either event, it is the acquisition of control that is the critical event. When that occurred Avacus was not a stockholder of Infotech. It therefore has no standing to litigate **1437 the claim that the proxy transaction constituted a wrong to the company. See Levien v. Sinclair Oil Corp., Del.Ch., 261 A.2d 911, 921-22 (1969), rev'd on other grounds, Del.Supr., 280 A.2d 717 (1971). [FN9] Avacus asserts that, even if the diversion of the corporate opportunity occurred with the sale of the proxy on February 19, 1988, it nevertheless has standing to challenge the transaction because it is in privity with an individual who did purchase shares on February 19. This individual, Johannes Nyks, the president and general partner of Avacus, placed an order with a broker on February 19 to purchase Infotech stock. He did not take title to these shares, however, until the trade settled. An affidavit filed by Infotech establishes that the trade did not settle until February 26.

     *6 This argument raises the question of when does a purchaser of stock become a stockholder of the firm for purposes of Section 327. This court has had occasion to note that the purpose of Section 327 is to deter individuals from purchasing stock solely to institute litigation. E.g., Newkirk v. W.J. Rainey, Inc, Del.Ch., 109 A.2d 830 (1954). This policy might be easily frustrated if individuals could place orders to purchase stock on the same day the challenged transaction occurred. The wholesome policy of Section 327 will be best promoted by regarding a buyer of stock to qualify as a stockholder under Section 327 only upon the settlement of the trade. Since it appears undisputed that Mr. Nyks did not get title to


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

                                     A1427


Not Reported in A.2d                                                     Page 70
*6 (CITE AS: 1990 WL 161909 (DEL.CH.), 16 DEL. J. CORP. L. 1425, **1437)

his stock until February 26, he also has no standing to challenge Infotech's failure to acquire UPI. Infotech, therefore, is entitled to summary judgment of dismissal on the allegations in Count I pertaining to the acquisition of the proxy to vote NewUPI's shares. [FN1O]

     B. Claims of Entrenchment Are, in the Circumstances Alleged, Individual, Not Corporate Claims

     Count II alleges that the Infotech directors breached their fiduciary duties because they approved the WNW Merger for grossly **1438 inadequate consideration, and for the purpose of entrenching themselves in office. Count III contains identical allegations about the Comtex Exchanges. Count V alleges that the directors breached their fiduciary duties by amending the company's by-laws to entrench themselves in office. These counts were brought individually and derivatively. Count IV alleges that the WNW Merger and the Comtex Exchanges improperly reduced Avacus's voting power. This count was brought individually.

     Infotech moved to dismiss the individual claims in each of these counts, arguing that the claims are for waste and entrenchment and may only be brought derivatively.

                                     * * *

     An alleged wrong involving a corporation is individual in nature when it injures the shareholders directly or independently of the corporation. Kramer v. Western Pac. Indus., Del.Ch., 546 A.2d 348, 351; Moran v. Household Int'l., Inc., Del.Ch., 490 A.2d 1059, 1070 (1985), affd, Del.Supr., 500 A.2d 1346
(1985). A wrong is derivative in nature when it injures the shareholders indirectly and dependently through direct injury to the corporation. Kramer, 348 A.2d at 353.

     To illustrate, if a board of directors authorizes the issuance of stock for no or grossly inadequate consideration, the corporation is directly injured and shareholders are injured derivatively. The claim that this act constituted waste of corporate assets could be asserted only by the corporation itself or, in proper circumstances, by a shareholder derivatively. If, instead, a board issues stock for adequate consideration but with the wrongful intent of entrenching itself, there is no injury to the corporation. The corporation has been fully compensated for its stock. But if one accepts that the stock was issued primarily for entrenchment purposes (to an associate, let's suppose, who had confidentially promised to keep the board in office), it may constitute a wrong to the shareholders. What has arguably been affected is not a corporate property or right, but the right of shareholders to elect the board without unfair manipulation. In all events, whether it is a strong claim or a weak claim, such a claim as may exist is individual, not corporate. The fact that all shareholders have been affected equally does not make this claim of improper interference with the right to vote a corporate claim.

     *7 Claims of waste will always be derivative claims, but claims of entrenchment may be either individual or derivative or both depending on the circumstances. An entrenchment claim will be an individual claim when the shareholder alleges that the entrenching **1439 activity directly impairs some right she possesses as a shareholder, such as the right to vote her shares. [FN11] Shareholders do have a right to vote their shares, however, so a claim that the board improperly acted to entrench itself by issuing stock that impacts the shareholders' voting power may state either an individual or a derivative claim. Lipton v. News Int'l., PLC, Del.Supr., 514 A.2d 1075, 1078-79 (1986); see also Williams v. Geier, Del.Ch., C.A. No. 8456, Berger, V.C. (May 20, 1987) (allegation that a recapitalization plan impaired shareholders' voting power states an individual claim). Assuming the stock is issued for an adequate consideration, the claim will be only individual. If the stock is issued for inadequate consideration, the corporation itself will be directly injured as well and both individual and derivative wrongs might be alleged.


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                                     A1428


Not Reported in A.2d                                                     Page 71
*7 (CITE AS: 1990 WL 161909 (DEL.CH.), 16 DEL. J. CORP. L. 1425, **1439)

     Applying this analysis to the amended complaint, it is clear that the entrenchment claims in Counts II and III are individual in nature, as is the claim of stock dilution in Count IV. The claim in Count V that the board amended the by-laws to entrench itself in office also is an individual claim. The changed by-laws can harm only the shareholders directly because this change in the governance structure of the corporation is a matter that directly involves the shareholders rights to elect and remove directors. The claims of waste in Counts II and III are derivative claims.

     Infotech argues that Avacus cannot ground any individual claims on diminished voting power because Infotech has not eliminated the shareholders' power to vote. This argument, I think, is based on a misreading of the cases discussed above. These cases make clear that arguments about the degree of interference with the shareholders' right to vote go to the validity of a claim, not to its nature as individual or corporate. Lipton, 514 A.2d at 1079 n. 4. That issue cannot be resolved on the current record.

     C. Derivative Claims: Pre-Suit Demand on the Board was Excused in the Circumstances Alleged

     The preceding discussion indicates that Avacus has asserted two possible derivative claims--the claims of waste in Counts II and III **1440 attacking the WNW Merger and the Comtex Exchanges. Infotech argues that it is entitled to summary judgment of dismissal on these claims because demand on the board would not have been futile but nevertheless was not made. [FN12] Avacus alleged several reasons in the amended complaint why demand is excused; I need discuss only one. Accepting the allegations made as true, the disparity between value received by Infotech in the Comtex Exchanges and the WNW Merger and the value it paid out was such that one cannot say now that they were not wasteful. For the reasons that follow, I conclude that this state of affairs excuses pre-suit demand in this instance.

     *8 The test for deciding when demand is excused is whether the facts alleged in the complaint, if true, create a reasonable doubt that 1) the directors are disinterested and independent, and 2) the challenged transaction was otherwise the product of a valid business judgement. Aronson v. Lewis, Del.Supr., 473 A.2d 805, 815 (1984). The first prong of this test appears to be directed to the interestedness of the directors at the time the action was filed, while on the second prong focuses on the board's approval of the challenged transaction. Pogostin v. Rice, Del.Supr., 480 A.2d 619, 624 (1984). If the court concludes that the facts alleged create room for a reasonable doubt about the availability of business judgment protection at either time, then demand is excused. Id. at 624-25.

     I focus here only on the second aspect of the test and conclude that the pleading does raise a reasonable doubt that the Comtex Exchanges and the WNW Merger constituted waste and hence were not the product of a valid business judgment. The question for the court when a plaintiff alleges waste is whether the consideration received by the corporation was "so inadequate that no person of ordinary, sound business judgment would deem it worth that which the corporation paid." Grobow v. Perot, Del.Supr., 539 A.2d 180, 189 (1988); Saxe v. Brady, Del.Ch., 184 A.2d 602, 610 (1962).

     In the Comtex Exchanges, Avacus alleges that Infotech exchanged stock worth $5 million for Comtex shares and notes with a market value of about $400,000. In the WNW Merger, Avacus alleges that Infotech exchanged stock worth $16 million to gain control **1441 of a company whose primary asset, according to the complaint, had been purchased a year earlier for $110,000. In both cases Avacus has alleged a litigable case of waste under the Grobow test. More importantly, Avacus has alleged specific facts that quantify the alleged inadequacy of the consideration received. The facts alleged in the complaint indicate that Infotech paid over 10 times fair market value for a large block of stock and convertible notes of one company,

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Not Reported in A.2d                                                     Page 72
*8 (CITE AS: 1990 WL 161909 (DEL.CH.), 16 DEL. J. CORP. L. 1425, **1441

and that Infotech paid 100 times the price paid a year earlier for control of a second company. To corroborate the claim that the value of these two companies could not possibly justify the amount of consideration paid, the complaint also includes specific allegations about the dismal operating performance of both companies.

     Infotech argues that Avacus can only state a valid claim of waste if the corporation received no consideration for what it paid. As is clear from the statement of the law quoted above, this is not the law of Delaware. I cannot say as a matter of law that transactions as disproportionate as these are alleged to be do not constitute actionable waste.

     Infotech argues further that the board's reliance on a report of an independent appraiser when it set the exchange rate for the Comtex Exchanges, and its reliance on an independent fairness opinion when it approved the WNW Merger, insulates the board from any claim that the decisions were not the product of valid business judgments. Defendants here attempt to raise an evidentiary matter to the status of a rule of law. I cannot say as a matter of law that a plaintiff cannot prove a claim of waste because the board acts on the basis of an independent asset appraisal or fairness opinion. These are matters--the reliability of these opinions (see Smith v. Van Gorkom, Del.Supr., 488 A.2d 858 (1985))--that require adjudication.

     *9 Turning to the record, Infotech cites facts that it maintains rebut Avacus's claim of waste. With regard to the Comtex Exchanges, Infotech argues that the Comtex stock was so thinly traded that its market value was not a good measure of its intrinsic value. While this may be so, it serves only to raise an issue of fact, which itself precludes summary judgment. Next, Infotech argues that the Comtex Exchanges cannot be unfair because the exchange ratio was determined according to agreements entered into in 1986. This, too, raises triable issues of fact. The exchange ratio was set based on an asset appraisal the accuracy of which plaintiff seeks to draw into question.

     Infotech also argues that the facts surrounding the WNW Merger rebut any claim that that transaction was wasteful. Specifically, Infotech claims that a private placement by UPI of stock worth $15 **1442 million indicates that outside investors valued UPI at over $30 million. The record indicates, however, that many of the investors in this private placement may have been shareholders of WNW Parent. In all events, this again, raises triable issues of fact.

                                     * * *

     Finally, Infotech argues that its response to a demand by another dissatisfied shareholder conclusively demonstrates that demand by Avacus would not have been futile. The same month Avacus filed its original complaint, Infotech received a demand from another shareholder challenging the same transactions challenged by Avacus. The Infotech board established a special committee consisting of two newly appointed board members to investigate the transactions. Neither member of the special committee had any prior connections with Infotech or the challenged transactions. The special committee retained independent counsel, and, in April, 1989, issued a report recommending that Avacus not take any action with respect to the challenged transactions. There has been no discovery of the work of that committee.

     Infotech argues that these events establish that demand upon the board would not have been futile. While this argument has some intuitive appeal, it misapprehends the issue presented to the court when a shareholder institutes a derivative litigation without first making a demand upon the board. The court is to decide whether the complaint has alleged "with particularity the efforts, if any, made by the plaintiff to obtain the action he desires from the directors [or] the reasons ... for not making the effort." Chancery Court Rule 23.1. If a shareholder chooses to forego demand, he bears the burden of pleading that demand is excused. The Aronson test sets forth the standards the court should apply to decide whether the shareholder has met this

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Not Reported in A.2d                                                     Page 73
*9 (CITE AS: 1990 WL 161909 (DEL.CH.), 16 DEL. J. CORP. L. 1425, **1442)

burden.

     Once a plaintiff has alleged facts to establish that demand is excused, the corporation is required to meet the different test of Zapata Corp. v. Maldonado before it can prevail on an argument that the suit should be dismissed. Del.Supr., 430 A.2d 779 (1981); Allison on Behalf of G.M.C. v. General Motors Corp., 604 F.Supp. 1106, 1120-21 (D.Del.1985). Zapata shifts to the corporation the burden of proving the independence, good faith, and reasonableness of the special committee's investigation. In addition, it requires the court to decide independently if the committee's decision to dismiss the case should be respected. Zapata, 430 A.2d at 788-89. The Supreme Court created a heightened standard of review in Zapata in recognition that the members of a special committee, even if they otherwise **1443 adhere to the standards of "independence, good faith, and reasonable investigation," may not be able to objectively review their peers on the board. Id. 430 A.2d at 787. In other words, demand may be futile even if the board responds in a procedurally correct manner.

     *10 Zapata establishes a special process that places weight upon the trial court's discretionary judgment. When a shareholder can allege such facts excusing demand (a question that is determined under the test in Aronson ), then the more exacting review of Zapata is required before the board can take control and seek dismissal if it so desires. Avacus has met the requirements of the Aronson test, so the responses of the Infotech board to another shareholder's demand is not sufficient to compel dismissal of Avacus's claims at this point. The case is not in a posture for any responsible decision by the court of the kind Zapata requires.

                                      * * *


     Infotech's motion for summary judgment on Count I of the amended complaint is granted only insofar as that Count purports to allege a claim of misappropriation of a corporate opportunity in WNW Sub's acquisition of control over NewUPI; it is denied insofar as that count alleges corporate wrongs arising from improperly made loans. The motion to dismiss the individual claims of entrenchment in Counts II, III, IV, and V is denied. The motion for summary judgment on the claims of waste in Counts II and III is denied.

     The stay of discovery in this matter is hereby lifted.

          FN1. The company itself is necessarily named as a defendant as well.

          FN2. Comtex is UPI's principal distributor of newswires to electronic data base vendors and publishers. The 40% block of Comtex stock transferred to FNN were shares owned by UPI, and apparently constituted all such shares held by UPI.

          FN3. Perhaps coincidentally, FNN is the acronym used to refer to the company that is Infotech's primary asset, Financial News Network, Inc. FNN Group also has the same address as Infotech, but no direct corporate connection is alleged between Infotech and FNN Group.

          FN4. According to an affidavit submitted by defendants, in early 1989 the WNW Group shareholders numbered nineteen, FNN Group shareholders numbered seven, and the Comtex shareholders numbered twenty-three, but some individuals or entities were members of two or all three of the groups. The record contains no evidence of the number of Comtex noteholders, FNN Group shareholders, and WNW Parent shareholders before that time.

          FN5. This is the allegation in the amended complaint. There is some indication in the record that there may have been additional, contingent consideration. That matter is left unclear currently.

          FN6. See note 4, supra.

          FN7. The amended complaint also contained a Count VI alleging breach of the duty of candor for failing to disclose information about the complained of transactions in the proxy materials issued before the November 20, 1989 shareholders meeting. Avacus's brief states that this claim is moot. It will be dismissed on that ground.


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Not Reported in A.2d                                                     Page 74
*10 (CITE AS: 1990 WL 161909 (DEL.CH.), 16 DEL. J. Corp. L. 1425, **1445)

          FN8. Infotech also argues that the requests to rescind the transactions and cancel the newly issued shares should be stricken because the individuals receiving the stock are indispensable parties but were not joined. This argument is, in effect, an invitation to determine an appropriate remedy should a claim be stated and proved. A more appropriate time to determine the nature of a remedy is after a right to a judgment has been established. Therefore, I will not rule now on the possible availability of rescission-type remedies.

          FN9. Count I can also be read to allege that the Infotech directors breached their fiduciary duties when they thereafter approved loans to WNW Sub and UPI. Plaintiff plainly was a shareholder at the time such loans were made. If they were made for an improper purpose defendants will be liable for any injury to the corporation that arose from them. There is no defect in plaintiffs standing to litigate a claim of that sort. Infotech is not entitled to summary judgment on these latter allegations.

          FN10. This holding makes it unnecessary to decide whether Avacus's privity with Nyks would have given Avacus standing to challenge the loss of corporate opportunity.

          FN11. Cf. Moran v. Household Int'l., Inc., Del.Ch., 490 A.2d 1059, 1070 (1985), aff'd, Del.Supr., 500 A.2d 1346 (1985) where it was held that shareholders have no individual right to receive takeover bids and therefore any wrongfully motivated board activity that deters such bids and protects incumbency states only a corporate action.

          FN 12. Rule 23.1 looks to the allegations in the complaint, therefore a motion made under that rule seems to demand resolution pursuant to the test governing a motion to dismiss. If, however, the allegations of the complaint can satisfy the test of Rule 23.1 but a defendant files affidavits definitively rebutting the allegations of the complaint, the defendant would be entitled to summary judgment dismissing the complaint.

          1990 WL 161909 (Del.Ch.). Fed. Sec. L. Rep. P 96.232, 16 Del. J.
          Corp. L. 1425

END OF DOCUMENT

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                                     A1432


Not Reported in A.2d                                                     Page 76
(CITE AS: 2000 WL 33405937 (MICH.APP.))

Only the Westlaw citation is currently available.

UNPUBLISHED OPINION. CHECK COURT RULES BEFORE CITING.

                          Court of Appeals of Michigan.

                      Estate of Jon W.H. CLARK, by Anita G.
                        McIntyre, Conservator, Plaintiff
                                   Appellant,
                                       v.
                      Walter SAKOWSKI, Defendant-Appellee,
                                       and
                         Lance FERTIG, David Frost, Paul
                      Steinberg, Goldstein Bershad & Fried,
                                    P.C., and
                      John Doe Bonding Company, Defendants.

                                    No. 210508.
                                 Oct. 13, 2000.

     Before: BANDSTRA, C.J., and HOOD and GAGE, JJ.

     PER CURIAM.

     *1 Plaintiff appeals as of right from an order granting summary disposition of his legal malpractice and breach of fiduciary duty claims pursuant to MCR 2.116(C)(10). We affirm in part, reverse in part, and remand for further proceedings.

     Plaintiff's action sought damages arising out of the actions of defendant, an attorney, while acting as plaintiff's guardian, conservator and social security respresentative payee after the Wayne Probate Court declared plaintiff legally incapacitated. The trial court ruled that plaintiff's claims were time barred and that, because plaintiff invoked the doctor-patient privilege to preclude discovery concerning his mental condition, the insanity period of limitations, M.C.L. Section 600.5851; MSA 27A.5851, was inapplicable.

     We first consider plaintiff's contention that the trial court erred in ruling that plaintiff untimely filed the instant action. We review de novo an order granting or denying summary disposition. The applicability of a period of limitations constitutes a question of law that we also review de novo. Solowy v. Oakwood Hosp Corp, 454 Mich. 214, 230; 561 NW2d 843 (1997). A trial court may grant a motion for summary disposition under MCR 2.116(C)(10) if the available pleadings and documentary evidence, viewed in the light most favorable to the plaintiff, reveal no genuine issue of material fact and the moving party is entitled to judgment as a matter of law. Smith v. Globe Life Ins Co, 460 Mich. 446, 454-455; 597 NW2d 28 (1999).

     Plaintiff's first amended complaint contained two claims against defendant,
(1) legal malpractice and (2) wrongful actions regarding plaintiff's social security benefits, which the parties refer to as a breach of fiduciary duty. The trial court's grant of summary disposition disposed of both counts of plaintiffs complaint.

     Legal malpractice actions are governed by a two-year period of limitations. MCL 600.5805(4); MSA 27A.5805(4). Pursuant to M.C.L. Section 600.5838(1); MSA
27A.5838(1), a legal malpractice claim accrues at the time the defendant "discontinues serving the plaintiff in a professional or pseudoprofessional capacity." Defendant's professional responsibilities ended on May 16, 1994, when he was removed as plaintiffs conservator. [FN1] Hooper v. Hill Lewis, 191 Mich.App 312, 315; 477 NW2d 114 (1991) (noting that for purposes of the period of limitations, an attorney discontinues serving the client when either the client or a court relieves the attorney of the obligation, and rejecting plaintiff's contention that discharge required a court order). Because defendant ceased to represent plaintiff after May 1994, plaintiff's cause of action for legal malpractice accrued by May 1994. Therefore, unless the period of limitations was extended or tolled, plaintiff's November 8, 1996 filing of the complaint occurred beyond the two-year period of limitations. [FN2]

          FN1. Although defendant was not officially discharged as plaintiffs guardian until 1997, the successor conservator to defendant acknowledged

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Not Reported in N.W.2d                                                   Page 77
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          her appointment in August 1994.

          FN2. We note that plaintiff does not argue he only discovered his cause of action within six months of the tiling date. See M.C.L.
          Section 600.5838(2); MSA 27A.5838(2).

     If a party is disabled by insanity when his claim accrues, the period of limitations extends for one year "after the disability is removed ... to make entry or bring the action although the period of limitations has run." MCL 600.5851(1); MSA 27A.5851(l). Plaintiff contends that because the probate court had declared him a legally incapacitated person when the instant claims accrued, he must be considered "insane" for the purpose of receiving the extended period of limitations. [FN3] A probate court's finding of legal incapacity for the purposes of appointing a guardian or conservator, however, does not dispositively qualify a person as "insane" under M.C.L. Section 600.5851(2); MSA 27A.5851(2). See also Professional Rehabilitation Associates v State Farm Mutual Auto Ins Co, 228 Mich.App 167, 176; 577 NW2d 909 (1998). Subsection 5851(2)
explicitly declares that an individual's insanity "is not dependent on whether or not the person has been judicially declared to be insane," and this Court has observed that "the definition of insanity in [MCL 600.5851(2); MSA 27A.5851(2)] is somewhat different from the definition of insanity which is applied under the probate code." Geisland v. Csutoras, 78 Mich.App 624, 628; 261 NW2d 537 (1977). Because the probate court's ruling was not determinative of plaintiff's alleged insanity under subsection 5851(2), to establish his insanity plaintiff to needed to produce further evidence that he could not "comprehend[ ] rights he ... [wa]s otherwise bound to know." Id.

          FN3. Plaintiff argues that because defendant did not raise plaintiff's competency as an affirmative defense, it cannot constitute the basis of summary disposition. We clarify that defendant's affirmative defenses raised the period of limitations defense to plaintiff's action, and the trial court dismissed plaintiff's claims on this basis.

     *2 Plaintiff sought and received from the trial court, however, a protective order precluding any discovery concerning his mental condition. As a consequence of receiving this protection, plaintiff cannot "present or introduce any physical, documentary, or testimonial evidence relating to the party's medical history or mental or physical condition." MCR 2.314(B). Because plaintiff cannot meet his burden to establish some genuine issue of fact regarding his alleged insanity beyond the mere fact that a probate court declared him a legally incapacitated person, which in itself is insufficient to establish the insanity contemplated by subsection 5851(2), we conclude that the trial court properly granted defendant summary disposition of plaintiff's time barred legal malpractice claim pursuant to MCR 2.116(C)(10). [FN4) Warren Consolidated Schools v. W R Grace & Co, 205 Mich.App 580, 583; 518 NW2d 508
(1994); Geisland, supra.

          FN4. We note that the trial court erroneously opined that appointments of conservators and guardians for plaintiff after defendant's removal essentially rendered inapplicable M.C.L. Section 600.5851. MSA 27A.5851. The appointment of a guardian for a legally incapacitated person does not constitute a removal of a disability that begins the running of the period of limitations. Professional Rehabilitation, supra.

     With respect to plaintiff's claim that defendant mishandled plaintiff's social security benefit payments, Michigan treats breach of fiduciary duty as a common law tort governed by a three-year period of limitations. MCL 600.5805(8); MSA 27A.5805(8); Miller v. Magline, Inc, 76 Mich.App 284, 313; 256 NW2d 761
(1977). "[A) plaintiff's cause of action for a tortious injury accrues when all the elements of the cause of action, including the element of damage, have occurred and can be alleged in a proper complaint." Travelers Ins Co v Guardian Alarm Co of Michigan, 231 Mich.App 473, 479; 586 NW2d 760 (1998).

     As plaintiff's conservator, defendant was plaintiff's fiduciary. MCL 700.1104(e); MSA 27.11104(e). Plaintiff's breach of fiduciary count of his amended complaint alleged


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Not Reported in N.W.2d                                                   Page 78
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defendant's misuse of plaintiff's social security disability benefits. [FN5]
Plaintiff's amended complaint and a December 1993 letter from plaintiff to defendant indicate plaintiff's awareness that from January through December
1993, defendant allegedly mismanaged plaintiff's monthly social security benefit payments by refusing plaintiffs repeated requests for funds to meet his basic needs. Plaintiff filed this action on November 8, 1996. In light of the applicable three-year period of limitations, [FN6] any alleged breaches by defendant that occurred before November 8, 1993 fall outside the period of limitations and therefore cannot be raised by plaintiff. [FN7] We conclude, however, that to the extent the trial court's grant of summary disposition encompassed alleged breaches of fiduciary duty occurring after November 8, 1993, the trial court erred.

          FN5. From January 1993 until May 1994, defendant acted as plaintiff's social security representative payee.

          FN6. Pursuant to the above analysis, M.C.L. Section 600.5851(1): MSA 27A.5851(l) period of limitations for insane persons does not apply in this case.

          FN7. Whether we consider defendant's refusals throughout 1993 to pay plaintiff any benefits as separate and distinct monthly breaches of defendant's fiduciary duty or as a continuing wrongful act, plaintiff may only timely raise any alleged breaches that occurred after November 8, 1993, within three years of plaintiff's initial complaint filing. See Horvath v. Delida, 213 Mich.App 620, 626-627; 540 NW2d 760
          (1995) (While a continuing wrong, which consists of continual tortious acts, may prevent running of the period of limitations until the wrong is abated, "the damages recoverable are limited to those occurring within the applicable limitation period.").

     Plaintiff also argues that the trial court abused its discretion in denying his motion to strike defendant's answer to the amended complaint. A plaintiff may seek to strike an answer not in conformity with the court rules. MCR 2.115(B). [FN8] We review for an abuse of discretion a trial court's decision on a motion to strike a pleading pursuant to MCR 2.115. Jordan v. Jarvis, 200 Mich.App 445, 452; 505 NW2d 279 (1993). An abuse of discretion occurs when a result is so "palpably and grossly violative of fact and logic that it evidences not the exercise of will but perversity of will, not the exercise of judgment but defiance thereof, not the exercise of reason but rather of passion or bias." Alken-Ziegler, Inc v. Waterbury Headers Corp, 461 Mich. 219, 227; 600 NW2d 638
(1999).

          FN8. According to 1 Dean & Longhofer, Michigan Court Rules Practice, p 347, a motion to strike under MCR 2.115(B) should he allowed at any reasonable time.

     *3 In his answer to plaintiff's first amended complaint, defendant responded to thirty-six of the complaint's fifty numbered paragraphs with a single word, "Proofs," [FNG] and answered seven of the paragraphs with the word "Deny." These answers do not meet the requirements of the court rules. See MCR 2.111(D) ("Each denial must state the substance of the matters on which the pleader will rely to support the denial."); Dacon v. Transue, 441 Mich. 315, 328; 490 NW2d 369 (1992) ("[G]eneral, conclusory allegations ... do not provide reasonable notice."); Stanke v State Farm Mut Automobile Ins Co, 200 Mich.App 307, 316; 503 NW2d 758 (1993) ("[T]he court rules envision more than a simple denial.").

          FN9. Prior to his repeated, simple restatements of "proofs," defendant explained in one paragraph of his answer that he left plaintiff "to their [sic] proofs on the balance of the allegations."

     We observe, however, that plaintiff failed to file his motion to strike until more than ten months had passed since the filing of his initial complaint. [FN10] The motion to strike occurred approximately eight months after defendant filed his original answer, and more than three months after defendant filed the answer to plaintiff's amended complaint. While defendant similarly submitted monosyllabic answers to plaintiff's initial complaint, plaintiff never protested the form of defendant's responses. The record contains


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Not Reported in N.W.2d                                                   Page 79
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an August 21, 1997 letter from plaintiff to defendant stating hat "[y]our answer
[to the amended complaint] does not conform to the Michigan Court Rules," and inquiring "if you will be filing an Amended Answer," but plaintiff did not prior to moving to strike defendant's answer move for a more definite statement seeking clarification of the answer. MCR 2.115(A). Moreover, plaintiff did not explain the manner in which the form of defendant's answer prejudiced him. In light of plaintiff's repeated references in his motion to strike to his inability to successfully conduct depositions of defendant and others, it appears that plaintiff filed the motion to strike defendant's answer in frustration regarding his failure to obtain requested discovery. [FN11] Plaintiff's motion to strike asserted prejudice in preparing for trial arising from his inability to conduct desired depositions. Given plaintiff's delay in filing the motion to strike, [FN12] we cannot conclude that the trial court abused its discretion in refusing to strike defendant's answer. While we recognize that defendant's vague, defective answer provides plaintiff little guidance with respect to defendant's theories and trial strategy and that the ruling regarding plaintiff's motion to strike represents a close call, we are unable to characterize the trial court's ruling as "so palpably and grossly violative of fact and logic that it evidences not the exercise of will but perversity of will, not the exercise of judgment but defiance thereof, not the exercise of reason but rather of passion or bias." Alken-Ziegler, supra.

          FN10. At the time of plaintiffs motion to strike in this case, there was no scheduled trial date.

          FN11. When plaintiff filed his motion to strike, discovery apparently was closed but for outstanding, unsatisfied discovery requests, and the mediation date had passed. MICR 2.313(B)(2)(c) and (D)(1)(a) contemplate the striking of a pleading for a party's failure to attend a scheduled deposition. These subrules provide, however, that the party failing to appear must have disobeyed a court order demanding discovery. MCR 2.313(B)(2). No court order in this case demanded that defendant provide discovery.

          FN12. The trial court's questioning of the timeliness of plaintiff's motion to strike is reflected in the court's following inquiry at the motion hearing: "This case is almost a year old, and this is the first objection to the answer made on this case?"

     We affirm the trial court's grant of summary disposition regarding plaintiff's legal malpractice claim, the trial court's grant of summary disposition regarding defendant's alleged breaches of fiduciary duty occurring before November 8, 1993, and the trial court's denial of plaintiff's motion to strike defendant's answer. We reverse the trial court's grant of summary disposition regarding plaintiff's breach of fiduciary duty claim to the extent that it encompassed defendant's alleged breaches occurring after November 8, 1993, and we remand for further proceedings consistent with this opinion. We do not retain jurisdiction.

2000 WL 33405937 (Mich.App.)

END OF DOCUMENT

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< KeyCite Yellow Flag >

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UNPUBLISHED OPINION. CHECK COURT RULES BEFORE
CITING.

                    Court of Chancery of Delaware, New Castle
                                     County.

                         EMERSON RADIO CORP., A DELAWARE
                             CORPORATION, PLAINTIFF,
                                       V.
                              INTERNATIONAL JENSEN
                            INCORPORATED, A DELAWARE
                          CORPORATION, ROBERT G. SHAW,
                      DAVID G. CHANDLER, DONALD W. JENKINS,
                     ROBERT H. JENKINS, NORMAN H. MCMILLAN,
                      WILLIAM BLAIR LEVERAGED CAPITAL FUND,
                    L.P., A DELAWARE LIMITED PARTNERSHIP, RC
                        ACQUISITION SUB, INC., A DELAWARE
                      CORPORATION, IJI ACQUISITION CORP., A
                        DELAWARE CORPORATION, AND RECOTON
                      CORPORATION, A NEW YORK CORPORATION,
                                   DEFENDANTS.
                     IN RE INTERNATIONAL JENSEN INCORPORATED
                            SHAREHOLDERS LITIGATION.

                           CIV. A. NOS. 15130, 14992.

                            Submitted: Aug. 15, 1996.
                            Decided: Aug. 20, 1996.

     Vernon R. Proctor, Edmond D. Johnson and Michael L. Vild of Bayard, Handelman & Murdoch, P.A., Wilmington; and Jeffrey M. Davis of Wolff & Samson, Roseland, New Jersey, for Plaintiff Emerson Radio Corp.

     Wayne N. Elliott, Michael Hanrahan, and Bruce E. Jameson of Prickett, Jones, Elliott, Kristol & Schnee, Wilmington; Norman M. Monhait of Rosenthal, Monhait, Gross & Goddess, Wilmington; and Wechsler, Harwood, Halebian & Feffer; New York City, for Shareholder Plaintiffs.

     Bruce M. Stargatt, David C. McBride, Bruce L. Silverstein and Martin S. Lessner of Young, Conaway, Stargatt & Taylor, Wilmington; and John R. Obiala and Donald W. Jenkins of Vedder, Price, Kaufman & Kammholz, Chicago, Illinois, for Defendants International Jensen Incorporated and Special Committee of International Jensen Board of Directors.

     R. Franklin Balotti, Daniel A. Dreisbach, and Matthew E. Fischer of Richards, Layton & Finger, Wilmington; and Bruce H. Schneider of Stroock & Stroock & Lavan, New York City, for Defendants Recoton Corporation and RC Acquisition Corp.

     Lewis H. Lazarus, Joseph R. Slights, III, and Michael A. Weidinger of Morris, James, Hitchens & Williams, Wilmington; and Thomas 0. Kuhns and Peter D. Doyle of Kirkland & Ellis, Chicago, Illinois, for Defendants David G. Chandler, William Blair & Company, LLC; and William Blair Leveraged Capital Fund Limited Partnership.

     Richard L. Sutton, Martin P. Tully, and David J. Teklits of Morris, Nichols, Arsht & Tunnell, Wilmington; and Richard B. Thies and Michael R. Diocktermann of Wildman, Harrold, Allen & Dixon, Chicago, Illinois, for Defendant Robert G. Shaw.

                           MEMORANDUM OPINION

     JACOBS, Vice Chancellor.

     *1 Emerson Radio Corporation ("Emerson") and a class of shareholders (the "Shareholder Plaintiffs") of International Jensen Incorporated ("Jensen") seek a preliminary injunction against a proposed merger of Jensen into Recoton Corporation ("Recoton"). At stake is who will acquire Jensen, which has been for sale since 1995.

     After a lengthy auction process only two bidders for Jensen have emerged:
Recoton and Emerson. The successful bidder was Recoton, which entered into agreements with Jensen. Under those agreements (1) Jensen will sell its Original Equipment Manufacturing business ("OEM") for $18.4 million cash plus $7 million of non-cash consideration, to Mr. Robert Shaw ("Shaw"), Jensen's President, Chairman, CEO, and owner of 37% of Jensen's common stock ("OEM sale"); and (2) immediately thereafter,


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                                     A1437


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Jensen will be merged into a subsidiary of Recoton, and as a result (a) Jensen's public shareholders will receive $11 per share cash, and (b) Mr. Shaw and the William Blair Leveraged Capital Fund, L.P., an Illinois Limited Partnership that owns 26% of Jensen's outstanding shares ("Blair Fund"), will receive $8.90 per share cash for their shares ("the Merger"). [FN1]

          FN1. Mr. Shaw will also receive payments pursuant to an employment contract with Recoton, and will become a member of Recoton's board.

     The Jensen shareholders are being asked to approve both transactions (referred to collectively as the "Recoton/Shaw transaction") at a special shareholders meeting noticed for August 28, 1996. Mr. Shaw and the Blair Fund, who together own 63% of Jensen's outstanding shares, intend to vote for the Recoton/Shaw transaction.

     Emerson filed a lawsuit and a motion for preliminary injunctive relief, seeking to halt the consummation of the Recoton/Shaw transaction and to require Jensen to conduct a new auction that would treat all bidders fairly and equally. The Shareholder Plaintiffs filed separate actions (now consolidated) and a motion for a preliminary injunction prohibiting the Blair Fund from voting its stock interest at the shareholders meeting, halting the OEM sale, and directing the Jensen board to correct certain alleged proxy misdisclosures.

     Following extremely expedited discovery and briefing, oral argument was held on August 15, 1996. This is the Opinion of the Court on the pending motions for a preliminary injunction.

                                    I. FACTS

     The history of Jensen's efforts to explore and negotiate a sale of itself goes back over one year. Although the Court earnestly wishes that that history could be quickly summarized, the number of competing proposals and counter proposals, and the manner of their evolution over the past eight months, defies summary presentation. Thus, the factual narrative that follows will be somewhat extended. However, because the narrative does convey the full flavor of how the parties arrived at this point, it should illuminate the issues presented and correspondingly shorten their legal treatment.

                                      * * *


     The critical facts are undisputed. Jensen is a Delaware corporation headquartered in Lincolnshire, Illinois. It designs, manufactures and markets loudspeakers, loudspeaker components, and related audio products for the automotive and home audio markets within the United States and abroad. Jensen's equity consists of 5,738,132 shares of publicly traded common stock, of which 37% is owned by Shaw and 26% is owned by Blair Fund. Thus, Shaw and Blair Fund together own the controlling interest (63%) in Jensen. The remaining 37% is owned by the public.

     *2 Jensen's Board of Directors consisted at all relevant times of Mr. Shaw, David Chandler (a member of the three-person general partnership that manages the Blair Fund), Donald Jenkins (a Chicago attorney), Robert Jenkins (CEO of Sunstrand, a multi-billion dollar company listed on the New York Stock Exchange), and Norman McMillan (a partner in the business consulting firm of McMillan & Doolittle). Other than Mr. Shaw, the Board has at all times consisted of independent, outside directors. [FN2]

          FN2. Although the plaintiffs dispute the characterization of Mr. Chandler as an independent director, Mr. Chandler did not have even an appearance of a material conflict before May 1, 1996, when Blair Fund signed its Voting/Option Agreement with Recoton. See footnote 11, infra, at p. 11. After Blair Fund entered into that agreement, Mr. Chandler immediately resigned from the Special Committee that was formed to negotiate with Emerson and Recoton.

            1. Events Leading to the First Recoton/Shaw Merger Offer

     In April 1995, the Jensen Board decided to


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explore the sale of the company. It engaged Lehman Brothers ("Lehman"), a well known investment banking firm, as its financial advisor.

     Lehman searched for potential acquirors and contacted several potential candidates. Lehman did not engage in a broad based solicitation, but focused instead upon potential acquirors likely to pay a fair price in a negotiated transaction. [FN3] Emerson, which had recently emerged from bankruptcy, was not on Lehman's list of potential acquirors. [FN4] Recoton, a leading supplier of consumer electronic accessory products in North America, was one of the companies Lehman contacted. Recoton, which had previously explored a possible strategic alliance with Jensen between July 1994 and April 1995, expressed interest.

          FN3. One company that expressed an interest in Jensen was Semi-Tech (Global) Company Ltd. ("Global"). Lehman participated in discussions with Global's financial advisor, Bankers Trust, but decided not to pursue the Global opportunity, because Global appeared to be interested in acquiring less than 100% of Jensen, and would not likely be willing to pay a fair price.


          FN4. Bankers Trust also made a presentation to be Jensen's financial advisor in which it provided Jensen a list of 44 potential acquirors. Emerson, which Bankers Trust later came to represent, was not on Bankers Trust's list either.

     Recoton's management met with the Jensen Board on August 21, 1995. Initially, Recoton was interested only in those portions of Jensen's business relating to Jensen's trademarks and branded business, but, after the Jensen Board told Recoton that it wanted to sell all of Jensen, Recoton said that it might be interested in acquiring Jensen in its entirety.

     Throughout the fall of 1995, Recoton and Jensen explored a possible merger. In the course of those discussions, the two companies negotiated an agreement allowing Recoton to conduct due diligence on an exclusive basis, and requiring Jensen to reimburse Recoton's costs if Jensen accepted an alternative transaction. []FN5]

          FN5. In that agreement, Jensen reserved its right to respond to a tender offer, to furnish information concerning its businesses to third parties, and to explore alternative transactions with other interested parties.

     In December of 1995, Recoton informed Jensen that it was not interested in acquiring the OEM business. Recoton then offered to acquire Jensen, exclusive of OEM, for $6.00 per share, and in addition, the proceeds of any separate OEM sale would pass through directly to Jensen's stockholders. On December 5, 1995, the Jensen Board met and considered Recoton's proposal. Although the Jensen Board knew that Recoton did not want to acquire OEM, the Board thought it imprudent to seek out an independent buyer, because a sale of OEM to an unknown party might adversely affect Jensen's relationship with its OEM business customers. Also, the Board did not want to jeopardize any possible merger with Recoton. Consequently, the Jensen Board decided to continue negotiating with Recoton, and instructed Lehman not to seek a potential acquiror for OEM at that point.

     Soon thereafter, the Board's dilemma was resolved, because Mr. Shaw came forward and offered to purchase OEM from Jensen for approximately $15 million cash, subject to certain conditions. [FN6] On December 19, 1995, the Jensen Board (other than Shaw) met to discuss a potential Shaw/OEM sale. At that meeting, the Board designated two of its independent directors to advise Recoton that while its December 5, 1996 bid was not acceptable, Jensen still wished to negotiate. After further negotiations, the independent directors and Recoton agreed on a transaction that contemplated a merger with Recoton and a concurrent sale of OEM to Shaw.

          FN6. At that time the net book value of the OEM business was approximately $25.5 million.

     *3 On December 21, 1995, the Jensen Board met to consider the offers and (with Shaw


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abstaining) approved in principle the proposed Recoton merger and the OEM sale to Shaw. From December 21 to December 29, 1995, Jensen and Recoton negotiated the details of the transactions, and reduced them to writing.

2. The January 3, 1996 Recoton/Shaw Merger Agreement and Emerson's Emergence As
                                    A Bidder

     On January 3, 1996, Recoton and Jensen executed the Merger Agreement, and Jensen and IJI Acquisition (Shaw's acquisition vehicle) executed the OEM Agreement. The principal terms of the Merger Agreement included: (i) $8.90 per share for all Jensen shares, payable 60% in cash and 40% in Recoton common stock; (ii) a $6 million termination fee if Jensen accepted a competing offer; and (iii) a one-year license and an option for Recoton to acquire the "AR" and "Acoustic Research" trademarks for $6 million (the "AR Trademark Agreement"). [FN7] Under the OEM Agreement, Shaw would concurrently purchase OEM for $15 million cash. As part of these contractual arrangements, Shaw waived his right under his 1991 employment contract to receive severance ("golden parachute") payments of up to $4.8 million upon a change of control of Jensen.

          FN7. The $6 million price for the trademarks and the termination fee were intended to offset each other. That is, if Jensen accepted a competing offer. Recoton would receive the AR trademarks in lieu of Jensen paying the $6 million fee.

     The January 3 Merger Agreement was conditioned upon Lehman providing fairness opinions that: (a) the Recoton/Shaw merger consideration was fair to Jensen shareholders, and (b) the Shaw/OEM sale was fair to Jensen. On January 2, 1996, Lehman issued its fairness opinion to that effect.

                         3. Emerson Enters the Picture.

     Shortly after the public announcement of the January 3, 1996 Recoton/Shaw Merger and OEM Agreements, Bankers Trust informed Lehman that its client, Emerson, was interested in possibly acquiring Jensen. On January 11, 1996, Emerson's President, Mr. Eugene Davis, wrote Jensen to advise that Emerson was prepared to offer $8.90 per share cash for all Jensen shares.

     On January 15, 1996, the Jensen Board met to discuss Emerson's proposal. Jensen's legal counsel and Lehman described Emerson's then-current financial situation (based upon available public information) to evaluate Emerson's financial ability to acquire Jensen. Financing capability was an issue of concern because Emerson had just recently emerged from a bankruptcy reorganization and had reported a loss of $13.4 million for the past fiscal year and a loss of $7.7 million for the last reported quarter. The Board concluded that Emerson's proposal was not superior to Recoton's equivalent offer, and because the Board had serious doubts concerning Emerson's ability to finance an acquisition, it decided that there was no basis to pursue further discussions.

     On January 31, 1996, Bankers Trust advised Lehman that Emerson would be able to make an all cash, all shares offer for Jensen materially higher than the value of Recoton's January 3 cash and stock proposal. On February 1, 1996, Lehman and Bankers Trust conferred by telephone. Lehman, as instructed by Jensen management, asked Emerson to furnish the Board an investment bank "highly confident" letter regarding its financing capability, as well as a specific offering price or price range.

                 4. Emerson's Draft Proposals and Due Diligence

     *4 On February 5, 1996, Emerson sent a letter to Jensen's Board advising that Emerson was prepared to make an all cash offer for Jensen of between $9.75 and $10.50 per share. Emerson did not include the previously-requested "highly confident" letter. The Jensen Board instructed management to tell Emerson that the Board would be willing to discuss Emerson's proposal, if Emerson could meet certain conditions that included furnishing a "highly confident" letter


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evidencing Emerson's ability to finance an acquisition.

     On February 29, 1996, Bankers Trust sent a letter to Lehman advising that Emerson and Global (see Footnote 3, infra ), as joint venturers, would offer to acquire Jensen for $9.75 to $10.50 per share, either for cash or a combination of cash and Emerson securities, subject to reasonable due diligence. Because the Jensen Board had confidence in Global's financial capability, it authorized discussions to explore a possible transaction with Emerson/Global. [FN8]

          FN8. Soon thereafter Global lost interest in acquiring Jensen. On April 16, 1996, Emerson notified Jensen that Global was no longer a party to Emerson's acquisition proposal.

     Jensen and Emerson representatives met on March 4, 1996. At that time, Emerson signed a confidentiality agreement containing a standstill provision that precluded Emerson from purchasing Jensen shares. Thereafter, from March 5 through April 16, Emerson conducted due diligence. Emerson essentially completed its due diligence by April 26, 1996.

     On April 4, 1996, Emerson representatives met with Mr. Shaw to discuss the sale of OEM and other issues, including waiving his right to "golden parachute" payments under his employment agreement. Those negotiations, however, proved unsuccessful. [FN9]

          FN9. According to Emerson, Shaw demanded that Emerson pay him the full $4.8 million due under his 1991 employment contract, which Shaw was willing to waive in connection with the Jensen/ Recoton Merger Agreement, because under his agreement with Recoton, he would receive a new employment contract and side benefits from a Jensen/Recoton merger. Shaw would not be receiving those or comparable benefits as part of a Jensen Emerson merger.

     Emerson made its first definitive acquisition proposal on April 16, 1996. Under that proposal, Emerson would acquire Jensen for $9.90 per share cash for all Jensen shares, excluding OEM. Although Emerson preferred not to buy OEM, it said it would acquire all of Jensen, including OEM, if that became necessary. On April 23, 1996, Emerson advised the Board that it would make an offer for Jensen, including OEM. In response, that same day the Jensen Board designated a special committee, consisting of the four Jensen directors other than Shaw (the "Special Committee"), to negotiate a merger and related sale of OEM with Emerson, Recoton and Shaw. Thereafter, between April 17 and April 26, 1996, Emerson was permitted to (and did) conduct additional due diligence relating to OEM.

             5. Events Leading to the May 1 Recoton/Shaw Agreement

     The Special Committee conferred with Emerson on April 23 and April 25, 1996. During those conferences Emerson made clear that it would reduce its $9.90 offering price if either (i) Jensen remained obligated to pay Shaw the full $4.8 million amount due under his employment contract or (ii) if Recoton's contractual right to a license and option to purchase the AR trademarks under the AR Trademark Agreement, remained in effect. On April. 26, 1996, Mr. Chandler, the Special Committee's Chairman, contacted Recoton's CEO in an effort to persuade Recoton to increase its bid by $.35 per share. On April 27, 1996, Emerson forwarded to the Special Committee a commitment letter from Congress Financial Corporation ("Congress") relating to the financing of an Emerson offer. The Congress letter contained conditions and contingencies that the Special Committee found unsatisfactory. [FN10]

          FNIO. For example, as a condition of its financing, Congress required that agreements satisfactory to Congress be reached with Shaw relating to his employment agreement, and with Recoton relating to the AR trademarks. Neither condition had been satisfied, and both were outside the control of the Special Committee.

     *5 On April 28, 1996, the Special Committee met by telephone and retained special Delaware counsel to advise it. Lehman then informed the Committee that given the price


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reductions that would have to be made to Emerson's offer because of the Shaw employment contract and the AR Trademark contingencies, the realistic value of Emerson's offer was $8.25 to $9.25 per share. The Committee was also notified that Recoton might increase its prior offer to $9.15 per share to Jensen's public shareholders if Shaw and Blair were willing to accept $9.00 per share for their stock. Based on that information, the Special Committee decided to defer a decision until April 30, 1996. On April 29, 1996, Emerson was so advised, and was asked to furnish any new input by that time.

     On April 30, 1996, several events occurred. First, Emerson informed the Special Committee that its offer was based on the assumption that Shaw would waive his employment contract benefits. Second, Mr. Shaw's counsel informed Emerson that Shaw expected his 1991 employment agreement to be honored. Third, the Special Committee met and compared the Emerson offer with an enhanced offer by Recoton to pay $9.15 to the Jensen public stockholders, with Shaw and Blair Fund agreeing to accept $9.00 for their stock, and Shaw concurrently acquiring OEM for $15 million. Lehman advised the Committee that Emerson's offer was not better than Recoton's, because Emerson's proposal was subject to the above-described potential price reductions. After considering both offers and Lehman's financial advice, the Special Committee recommended, [FN11] and the Jensen Board approved (with Shaw abstaining), the improved Recoton merger and OEM sale proposal.

          FN11. Mr. Chandler chaired the April 30, 1996 meeting of the Special Committee. At that meeting, Chandler disclosed that Blair Fund was then currently negotiating an agreement with Recoton in which Blair Fund would commit to vote its shares in favor of Recoton's proposal. Mr. Chandler stated his belief that at that time no circumstance existed which compromised his independence or the integrity of his view that Jensen should pursue a merger with Recoton. Mr. Chandler joined in the Special Committee's unanimous recommendation of the Recoton/Shaw proposal. On May 1. 1996, Blair Fund entered into a voting agreement with Recoton (discussed infra ), and Mr. Chandler immediately resigned from the Special Committee.

                      6. The Blair Voting/Option Agreement

     The following day (May 1, 1996), in connection with the Recoton Merger Agreement and related OEM sale, Blair Fund and Recoton entered into an agreement (the "Blair Voting/Option Agreement") in which Blair Fund (i) granted Recoton an option to purchase Blair Fund's 26% stock interest in Jensen for $9.00 per share (plus any increment above $10.00 per share if Recoton later sold those shares at a higher price), and (ii) agreed to vote its shares in favor of the Recoton/Shaw transaction and to give Recoton a proxy to vote its shares in specified circumstances. The Blair Fund entered into the Voting/Option Agreement for the reasons described by Mr. Chandler:

     And we agreed that this was the right thing to do because we were at wits end on how to get Emerson to show us what they could really do. We couldn't get anything out of them. We didn't have a merger agreement. We had been negotiating and had been promised to us that we would have financing commitments by April 27th.

     We didn't get them. They had holes in them, big holes in them which said you got to have the AR agreement signed or you have to have dealt with the acoustic research agreement, and you have to have dealt with Bob Shaw's contract. At the same time Gene Davis was telling us, I don't want to deal with either of those ...

                                     * * *

*6 We considered all relevant information as it related to our ownership position as the shareholder, and we were trying to move the Recoton transaction along. Because in our opinion, the auction process was absolutely totally stalled.

So you tell me what you conclude. We're trying to get a deal done, and it was our opinion that this was going to help get a deal done at an attractive value.


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     Chandler Dep. at 212-216.

                        7. Emerson's May, 1996 Proposals

     On May 1, 1996, Emerson countered by publicly announcing a two-tiered offer similar to the enhanced Recoton/Shaw proposal that the Jensen Board had approved the day before. Under Emerson's May 1 proposal, Emerson would acquire Jensen (including OEM) for (i) $9.90 per share cash payable to Jensen public shareholders, and (ii) $9.00 per share payable to Shaw and Blair Fund. Moreover,
(iii) Emerson would remove all contingencies except for normal and customary conditions of closing, and (iv) Emerson would share with Jensen's public shareholders (other than Shaw and Blair Fund) half of any Emerson recovery in litigation challenging the Shaw 1991 employment agreement and/or the AR Trademark Agreement with Recoton.

     In response, on May 4, 1996, the Special Committee's legal counsel advised Emerson that the Committee could not recommend any offer that required Shaw and Blair Fund to accept, without their consent, less consideration than the public stockholders would be receiving. Moreover, and in any event, such a transaction could not be approved without the support of Shaw or Blair Fund, who together owned 63% of Jensen's outstanding shares.

     On May 6, 1996, Emerson responded by submitting a revised offer as follows:
(i) $9.90 per share cash for all Jensen shares, including the shares held by Shaw and Blair Fund, (ii) Emerson would honor "in an appropriate manner" Shaw's employment contract and the AR trademark agreement with Recoton, (iii) Emerson would deposit a $5 million letter of credit towards any Jensen termination fees, and (iv) Emerson would remove all but the usual and customary closing conditions. In materials forwarded to Jensen the following day, Emerson proposed an additional term, namely that (v) Blair Fund would enter into a voting agreement with Emerson (even though it knew that Blair Fund had already signed a binding agreement with Recoton). [FN12]

          FN12. On the morning of May 6, 1996, Emerson's president held a conference call with stock analysts in which he criticized the Recoton offer and encouraged Jensen shareholders to sue. Three days later, on May 9, the first shareholders action was filed in this Court, alleging breaches of fiduciary duty by Jensen's board of directors for (inter alia ) approving the Jensen/Recoton merger and the OEM sale to Shaw. A second shareholder suit was filed on May 20, 1996, alleging the same claims. Jensen's Board regarded Mr. Davis' public discussion of the Recoton offer as a violation of the confidentiality agreement Emerson had executed in March. On May 10, 1996 the Board authorized Jensen to commence legal action against Emerson and its President for violating the confidentiality agreement. Jensen filed an action in the Federal District Court in Chicago, Illinois. On May 20, 1996, Emerson filed a counterclaim against Jensen and a third party complaint against Shaw in the federal action, alleging fraudulent inducement of the confidentiality agreement and bad faith dealing.

     On May 8, 1996, the Special Committee met to discuss Emerson's latest (May
6) offer. It determined that the problems inherent in negotiating Emerson's offer necessitated Emerson making a good faith deposit of $1.00 per share, plus an additional $3 million. Those deposits were believed necessary to protect Jensen against the risk that it might lose the Recoton deal, and thereafter, the Emerson deal, if the latter were unable to close.

                           8. Recoton's Revised Offer

     During its May 8 meeting, the Special Committee was told that Recoton would increase its offer to $10.00 per share to Jensen's public shareholders, and $8.90 per share to Shaw and Blair Fund. Recoton later did so, and Shaw increased his purchase price for OEM by $1.3 million. Shaw and Blair Fund advised the Special Committee that they favored the revised May 8 Recoton/Shaw offers and opposed the pending Emerson proposals. After further deliberations, by May 10, 1996, the Special Committee had recommended, and the Jensen board had approved (with Shaw abstaining), the Recoton/Shaw May 8 revised offer. [FN13]


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          FN13. By then, the termination fees provided in the Recoton May 8
          Offer had been further reduced to S1.5 million dollars, plus up to $2.5 million in expenses.

                      9. Emerson Ups Its Offers in Response

     *7 On May 13, 1996, Emerson announced (through a press release) two new alternative offers. The first was for $10.25 per share cash for all Jensen shares, including the shares held by Shaw and Blair Fund. The second was for (i) $10.75 per share to all Jensen shareholders including Blair Fund, but excluding Shaw, and (ii) $8.90 per share to Shaw or $10.75 per share if Shaw purchased OEM for a price equal to its then-book value of $27.6 million. Emerson proposed the same termination fee and expense arrangement provided for in the May 10 Recoton Agreement, and stated that its offer was not conditioned upon its having a voting agreement with Blair Fund.

     On May 14, 1996, counsel for the Special Committee wrote Emerson, again advising that the Committee could not recommend Emerson's second alternative proposal under Delaware law without the consent of Shaw and the Blair Fund.

     On May 15, 1996, the Special Committee met to review Emerson's latest offer, and concluded that it needed additional information from Emerson. On May 21, Lehman informed Emerson's financial advisor, Bankers Trust, that the bidding process needed to be brought to a close soon. [FN14] Emerson was formally requested to supply: (a) evidence of its ability to finance an offer, including the removal of all contingencies in its financing, (b) a $30 million financing commitment letter from Bankers Trust, (c) evidence of Emerson's contemplated equity contribution, and (d) a legal opinion that a vote of Emerson's convertible bondholders was not required to effectuate a Jensen/Emerson merger. On May 24, 1996, Emerson was advised that the Special Committee would be meeting on May 29, 1996 to consider which transaction to recommend.

          FNI4. In that letter, Lehman told Bankers Trust that the parties had been negotiating for three months, and that Emerson had yet to provide a contingency-free proposal that was superior to the competing Recoton bids.

     On May 28, 1996, Shaw, and later Emerson, met with representatives of the Special Committee. Recoton and Emerson were told that they should make their highest and best bids by June 3, 1996. Jensen's investment advisor reiterated that advice on May 30 and May 31, 1996.

     On June 3, 1996, Recoton increased its offer to $10.25 per share for Jensen's public stockholders, and to $8.90 per share for Shaw and Blair Fund, predicated on Shaw increasing his offer for OEM by $623,000, to $17,160,000. Shaw confirmed to Lehman that he would pay that price increase. On the morning of June 4, 1996, Emerson faxed its proposed merger agreement, and some of the requested proof of its financing capability, to Jensen's representatives. Certain items were still missing, however. As of June 4, 1996, Emerson had not increased its bid from the $10.25 all cash, all shares, that it had previously bid on May 13, 1996.

     At the Special Committee's June 4, 1996 meeting, Lehman informed the Committee that both sides might be willing to increase their offers, and requested more time to review the submitted materials. Accordingly, the Special Committee decided to defer a decision in order to elicit higher bids. The Special Committee informed Recoton, Shaw and Emerson of its decision the next day, and requested that they submit higher bids (if they so chose), with appropriate documentation, ready for signature, by June 10, 1996.

     *8 On June 10, 1996, Emerson made a new cash and stock proposal for $10.75 per share for all shares--55% in cash, and 45% in a new series of to-be-issued Preferred Stock. Recoton, however, did not submit a new proposal.

     That same day (June 10), the Special Committee met and discussed Emerson's


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latest offer and the fact that Recoton had not moved. Lehman advised the Special
Committee that it appeared Emerson could finance its offers with the help of a $5 million equity investor. Lehman also stated that both offers appeared to be fair, but that Lehman needed more time to investigate the terms of the preferred stock Emerson would issue as part of its latest offer. In Lehman's preliminary view, that stock appeared to be worth significantly less than its face value.
The Special Committee decided to defer a recommendation until June 14, 1996, after its advisors had completed their analysis. On June 12, 1996, Lehman informed Recoton, Shaw and Emerson of the Committee's decision, and again asked them to submit their highest and best bids.

     On June 14, 1996, the Special Committee met. It considered the pending Recoton and Emerson bids, but concluded that no decision could be made because there were problems with each proposal. Lehman advised the Special Committee that because of OEM's recently improved financial picture, it could not render a fairness opinion with respect to the OEM sale and that Shaw would have to offer increased consideration. The problems identified with Emerson's proposal included its lack of majority shareholder (i.e., Shaw's and Blair Fund's) support, and Emerson's insistence that Jensen pay a termination fee to Emerson if Jensen's shareholders did not approve the Emerson offer. Special Committee counsel informed each side of the problems with its respective bid, and that no decision had yet been reached.

     On June 18, 1996, Emerson wrote to the Special Committee, Lehman and Blair, expressing its concern over the Committee's inability to make a decision. Emerson said that it wanted a response to its offers by June 20, and would consider the absence of a response as a rejection of its proposal.

     On June 20, 1996, Lehman, on behalf of the Special Committee, wrote to Shaw, Recoton and Emerson, informing them that Recoton said that it was planning to increase its bid, and encouraging Emerson to do likewise. Lehman added that the Special Committee also wished to bring the auction process to a prompt resolution, but that the Committee could not meet on June 20, 1996 as Emerson had requested.

                    10. Recoton and Shaw Increase Their Bids

     On June 21, 1996, the Special Committee received Recoton's revised bid, which offered $11.00 per share to Jensen shareholders and $8.90 per share to Shaw and Blair. Shaw increased his offer to acquire OEM to $18.4 million. On June 21, Lehman wrote Emerson, Recoton and Shaw to advise that the Special Committee would be meeting on June 23, 1996 to consider Recoton's and Shaw's latest proposal. Emerson informed Lehman that it saw no reason to increase its bid, and that the Special Committee should make its decision based on Emerson's then-submitted proposals.

     *9 The Special Committee met on June 23, 1996, reviewed the Emerson and Recoton offers, and determined that Recoton's $11.00 per share offer to Jensen's public stockholders was higher than any comparable Emerson proposal. The Committee was also informed that both Shaw and Blair Fund would not accept Emerson's proposals because Shaw and Blair Fund were unwilling to accept less consideration for their shares (under Emerson's proposals) than the Jensen public shareholders would receive.

     Lehman then furnished its opinion that from a financial point of view the merger consideration received in the Recoton offer was fair to Jensen's public stockholders, and that the sale of OEM to Shaw was fair to Jensen. [FN 15] The Special Committee recommended, and the Jensen Board (with Shaw abstaining) later approved, the Recoton merger offer of $11.00 per share to Jensen public shareholders and $8.90 per share to Shaw and Blair, and the offer to sell OEM to Shaw.

          FN15. Regarding THE OEM sale, Lehman took into account both the $18.4 million cash consideration, and the fact that (a) Shaw would give up his


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     "golden parachute" payments from the 1991 employment agreement, and (b)
     Shaw would accept approximately $4.4 million less from Recoton for his shares in the merger than it would receive if all of Jensen's stockholders were receiving the same price. On that basis, Lehman determined that Jensen would receive, for the OEM sale, approximately $25.4 million in direct and indirect consideration from Shaw, which was approximately 93 % of OEM's book value.

                      11. Emerson's Post-Auction Proposals

     Although Emerson had decided to stand pat as the auction closed, two days later, on June 25, 1996, it issued a press release announcing a new offer--$12.00 per share to Jensen public shareholders and $8.90 per share to Shaw and Blair Fund. In its press release, Emerson also announced that it intended to conduct a proxy solicitation to defeat the Recoton/Shaw transaction.

     That same day the Special Committee met and discussed, and ultimately recommended the rejection of, Emerson's latest offer, for the same reasons Emerson's previous offers were rejected: (i) Shaw and Blair supported the Recoton transaction and had stated that they would vote against the Emerson proposal, and (ii) under Delaware law, and as a practical matter, the Special Committee could not recommend Emerson's two-tiered proposal that would discriminate against Shaw and Blair Fund, who did not consent to the proposal and represented a majority of Jensen's shares. Moreover, (iii) several terms in Emerson's proposed merger agreement were unacceptable to Jensen and had never been resolved in numerous negotiations. These included Emerson's insistence that Jensen stock options be converted into Emerson stock options rather than being cashed out, and Emerson's insistence that Jensen pay Emerson a termination fee in the (highly likely) event that Jensen shareholders did not vote for the Emerson merger. Because Jensen was insisting that Emerson bear the risk of Jensen's shareholders disapproving a Jensen/Emerson merger, that latter condition was especially problematic.

     Accordingly, the Jensen Board (with Shaw abstaining) approved the Special Committee's recommendation that Emerson's June 25 offer be rejected.

     On July 16, 1996, Emerson wrote to Jensen, expressing its belief that Blair Fund's Voting/Option agreement with Recoton had expired or could be avoided, and asking permission for Emerson to buy Blair Fund's Jensen stock. The standstill provision in the March 4 Jensen/Emerson confidentiality agreement prohibited any such purchases.

     *10 That same day, Emerson issued a press release announcing a revised Emerson offer to pay $12.00 per share to Jensen's public shareholders, $10.00 per share for the shares held by Blair Fund, and $8.90 per share for the shares held by Shaw. In its press release, Emerson asserted that Blair Fund was free to vote for the Emerson transaction.

     On July 17, 1996, Blair Fund's counsel formally advised Emerson of his client's position that its Voting/Option agreement with Recoton remained in effect, and that the Fund was contractually bound to support the Recoton. proposal. On July 18, 1996, the Special Committee again met, considered, and recommended that Emerson's three-tiered offer be rejected, for the reasons previously described. The Committee's counsel informed Emerson of the Committee's decision, and stated that, given Blair Fund's July 17, 1996 letter, Emerson's request for permission to purchase Blair Fund's shares appeared moot.

     On July 23, 1996 Jensen mailed proxy materials to its shareholders seeking their approval of the Recoton/Shaw transaction in connection with the shareholders meeting scheduled for August 28, 1996.

     On July 24, 1996, Emerson issued a press release announcing its offer to purchase OEM for $18.2 million, and proposing to establish a $2.2 million fund that (Emerson claimed) would result in Jensen's public stockholders receiving an additional $1.00 per share if Recoton acquired Jensen (minus OEM) and Emerson acquired OEM.


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     On July 30, 1996, Emerson filed this Delaware action seeking to enjoin the
Recoton/Shaw merger.

     On August 1, 1996, the Special Committee met to consider Emerson's $18.2 million offer for OEM. Recoton's counsel informed the Special Committee that Recoton would not enter into the agreements Emerson was proposing for the OEM sale, nor would Recoton waive the condition to its offer that OEM be sold to Shaw. Shaw's counsel informed the Committee that Shaw would not agree to accept less consideration than the other Jensen shareholders if he was not permitted to acquire OEM.

     The Special Committee then recommended that Jensen reject Emerson's offer for OEM, because (i) the Special Committee already had in hand $11.00 per share for Jensen's public shareholders in the Recoton/Shaw merger transaction, (ii) a sale of OEM to Emerson would result in the loss of that merger transaction, and
(iii) Shaw would not accept less than $11.00 per share from Recoton unless he was purchasing OEM. The Special Committee again concluded that it could not recommend any of Emerson's two-tiered offers if the disadvantaged shareholders did not consent, as Shaw and Blair Fund had said that they would not do. The Jensen Board, with Shaw abstaining, approved the Special Committee's recommendation to reject Emerson's latest merger proposal.

     On August 8, 1996, Emerson commenced a proxy solicitation of Jensen stockholders, seeking their vote in opposition to the Recoton/Shaw merger transaction being recommended by the Jensen Board.

                         12. Emerson's Loss of Financing

     *11 On August 2, 1996, Emerson lost a critical component of its financing for its offer(s)--a fact not known until the discovery taken in connection with the pending motions. Until August 2, Emerson's financing had included (i) a $32 million equity contribution from Emerson (including $5 million from a public offering that has not occurred), (ii) a $32.5 million bridge loan from Bankers Trust, and (iii) a $50 million line of credit from Congress, which was conditioned upon the Bankers Trust financing commitment. On July 4, 1996, Bankers Trust terminated its investment banking relationship with Emerson, and on August 2, 1996, the bridge loan financing commitment expired by its own terms. Thus, insofar as the record discloses, Emerson is presently without the financing it needs to close on the transactions contemplated by its latest offer.

                         II. CONTENTIONS OF THE PARTIES

     To prevail on their motion for a preliminary injunction, the plaintiffs must demonstrate a reasonable probability of success on the merits, irreparable harm that will occur absent the injunction, and that the balance of equities favors the grant of injunctive relief. QVC Network v. Paramount Communications, Inc., Del.Ch., 635 A.2d 1245, 1261 (1993); aff d., Del.Supr., 637 A.2d 34 (1994) ("QVC "); Revlon, Inc. v. MacAndrews & Forbes Holdings, Inc., Del.Supr., 506 A.2d 173, 179 (1985) ("Revlon "). The plaintiffs contend that their showing satisfies all of these criteria; the defendants argue that it satisfies none of them.

     Although they overlap to some extent, the contentions advanced by Emerson and the Shareholder Plaintiffs in support of their respective motions for injunctive relief are distinct. Those contentions are separately described at this point.

     Emerson seeks an injunction (1) prohibiting the Recoton/Shaw merger transaction currently proposed to Jensen's shareholders from being consummated, and (2) directing the Jensen Board to conduct a new auction wherein all bidders are treated equally and fairly. Emerson's argument in support of that requested relief is that the Jensen Board has at all times favored a transaction with Recoton (and Shaw) and has rebuffed Emerson at every turn, even though Emerson consistently made higher bids, and even though Emerson's present bid(s) would result in Jensen's public stockholders receiving the


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highest price being offered for their shares. Emerson contends that the auction the Jensen Board conducted was a sham, and that the directors' persistent refusal to deal fairly with Emerson, and their endorsement of all of Recoton/Shaw inferior proposals, violated the Board's fiduciary duties under Revlon to obtain the highest possible price for shareholders, and under Mills Acquisition Co. v. Macmillan, Inc., Del.Supr., 559 A.2d 1261 (1988) ("Macmillan"), to treat all bidders equally and fairly in carrying out their Revlon duties.

     Moreover, Emerson argues that Shaw and Blair Fund, by committing to vote their majority stock interest to approve the inferior Recoton/Shaw transaction in the face of Emerson's superior proposals, have made shareholder approval of the Recoton/Shaw transactions a foregone conclusion. That conduct, Emerson argues, will preclude Jensen's public shareholders from choosing the transaction that offers the highest value, and breaches the fiduciary duties owed by Shaw and Blair Fund as Jensen's majority stockholders.

     *12 In addition (or in the alternative), Emerson contends that because Jensen's directors abdicated their responsibility to oversee the auction, and have ceded that power to Mr. Shaw who had a conflicting self interest, the defendants' conduct must be scrutinized under the entire fairness standard. Emerson claims that because it made the highest bid, the defendants cannot meet their burden of proving that their recommendation and approval of the inferior Recoton/Shaw transaction is entirely fair to Jensen's public stockholders.

     Finally, Emerson urges that unless the Court grants injunctive relief, Emerson and Jensen's public shareholders will be irreparably harmed, because once the Recoton/Shaw deal closes, Emerson will lose forever its opportunity to acquire Jensen, and the public shareholders will be precluded from realizing the benefit of the highest price bid at a fairly conducted auction.

     The Shareholder Plaintiffs seek a different form of injunction that would
(1) prohibit Blair Fund from voting its shares at the forthcoming stockholders meeting, (2) halt the consummation of the OEM sale to Shaw unless and until there is a separate shareholder vote on that transaction, and (3) require the correction of certain claimed misdisclosures in Jensen's proxy statement. Although that relief is narrower in form than the relief sought by Emerson, in reality it would yield the same result. [FN16]

          FN16. If the OEM transaction is enjoined, the Recoton/Jensen merger could not go forward. because the consummation of the former transaction is a condition precedent for the latter.

     The Shareholder Plaintiffs advance three separate claims in support of their requested relief. First, they argue that the OEM Sale Agreement between Shaw and Jensen requires a separate approving shareholder vote, and that by seeking a single, combined vote on the Merger and the OEM sale, Jensen's directors are violating that contractual requirement. Because the harm threatened by that violation would be irreparable, plaintiffs contend that the OEM sale must be enjoined.

     Second, the Shareholder Plaintiffs claim that Blair Fund owes fiduciary duties to Jensen's public shareholders, which the Fund breached by entering into the May 1, 1996 Voting/Option Agreement that commits the Fund to vote in favor of the Recoton/Shaw transaction regardless of the circumstances. The appropriate remedy for that breach of duty, plaintiffs argue, is an injunction prohibiting Blair Fund from voting any of its stock in connection with the Recoton/Shaw transaction.

     Third, and finally, the Shareholder Plaintiffs contend that Lehman's fairness opinion relating to the OEM sale is not the opinion that is required by the OEM Sale Agreement, and that the proxy disclosures relating to that fairness opinion are materially misleading. Those violations, plaintiffs urge, require corrective disclosure before the OEM sale can be voted upon.


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     The defendants vigorously dispute these arguments. They contend, for various reasons, that there is no legal basis for Emerson's or the Shareholder Plaintiffs' breach of fiduciary duty claims. To recapitulate the defendants' contentions at this point would unnecessarily burden this Opinion. Those contentions will be addressed in the analysis of Emerson's and the Shareholder Plaintiffs' claims that now follow.

                    III. PROBABILITY OF SUCCESS ON THE MERITS

     A. Emerson's Injunction Claims

     *13 The issues posed by Emerson's attack on the Recoton/Shaw transaction are framed by the defendants' arguments in response, which are: First, the defendants' conduct is not subject to scrutiny under the entire fairness or the Revlon/Macmillan standards of review, because (a) the auction process was meticulously conducted, and all critical decisions were recommended by a Special Committee of independent directors that was guided by highly competent and independent legal and financial advisors; (b) the ultimate decision will be made by Jensen's stockholders, who remain free to grant their proxies to Jensen's Board or Emerson as they see fit; and (c) the defendants have erected no barriers to Jensen's shareholders accepting a tender offer by Emerson, should Emerson choose to make one.

     Second, because Emerson owns no Jensen stock, the defendants owe no fiduciary duties to Emerson qua shareholder, nor do the defendants owe a duty to deal with Emerson in its capacity as a bidder. Therefore, Emerson has no standing to raise the fiduciary duty claims upon which its injunction motion is predicated.

     Third, and in any event, whatever may be the review standard, the defendants have satisfied it because the Recoton/Shaw transaction, in fact, represents the "best value reasonably available to the stockholders" (QVC, 637 A.2d at 43), and is therefore also entirely fair.

     For the reasons next discussed, the Court concludes that Emerson has not demonstrated a probability of success on the merits of its claims.

                                   1. Standing

     Any standing Emerson may have to assert its claims can only derive from Emerson's status either as a bidder for Jensen or as a Jensen stockholder. In its capacity as a bidder, Emerson has no claims to raise, because neither Jensen nor its Board owes a duty to an interested potential acquiror to deal with that acquiror. As the Chancellor has aptly put it:

     [I]t is a simple and I would have thought well understood fact that one [in the position of a tender offeror] possesses no legal right to have an owner of an asset supply him with information or negotiate with him. Thus, it simply is not a legal wrong to a would-be buyer for an owner to ignore or reject an offer of sale.

     Gagliardi v. Trifoods Int'l, Inc., Del.Ch., C.A. No. 14725, Mem.Op. at 21, Allen, C. (July 19, 1996). Rather, any duty Jensen's board may have to deal with Emerson as a potential buyer was owed solely to Jensen's stockholders, as a corollary of the Board's fiduciary duty to achieve the highest available value for shareholders. That is why plaintiffs who seek to assert breach of fiduciary duty claims of this kind have been persons to whom such fiduciary duties were owed, i.e., stockholders of the target corporation.

     Defendants argue that because Emerson owns no stock in Jensen, it has no standing to enforce a duty owed only to stockholders. Accordingly, defendants point out, no Delaware court has recognized the standing of a non-stockholder bidder for a target company, to assert fiduciary claims against the target company's directors.

     *14 Emerson responds that for this Court to refuse to entertain its claims when it would entertain them if Emerson owned even one share of Jensen stock, would exalt form over substance. Moreover, Emerson urges, the defendants' standing objection ignores the


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reality that the defendants' conduct is adversely impacting Emerson's substantial economic interest as a bidder in the same way it affects the interests of Jensen's public stockholders. Therefore, Emerson concludes, it has a significant stake in the controversy, which merits recognition of its standing to assert breach of fiduciary duty claims against the Jensen Board, even though the Board's fiduciary duties are owed to the stockholders.

     This question need not be decided to resolve Emerson's motion. That motion can be determined on other grounds with no different result. Moreover, a refusal by this Court to entertain the fiduciary duty claims on this threshold ground would disserve the interests of the parties and the public. Although the Shareholder Plaintiffs do not advance the same claims as Emerson, they do own Jensen stock and they have joined in Emerson's position. And importantly, the merits of the defendants' conduct have now been the subject of discovery, briefing and argument (albeit expedited). For this Court now to refuse to review that conduct would be wasteful of the parties' considerable investment of effort and resources, and deprive Jensen's shareholders and the public of such benefit that this Court's (and any reviewing Court's) determinations might have.

     Accordingly, the Court will proceed on the assumption, but without deciding, that Emerson has standing to assert its claims.

                      2. The Applicable Standard of Review

     As noted, Emerson contends that the defendants' conduct must be reviewed under the entire fairness standard, or, alternatively, under the enhanced scrutiny standard mandated by Revlon and QVC.

                           a. Entire Fairness Standard

     Emerson's entire fairness argument attempts to liken this case to Macmillan, where the board of the target corporation was found to have abdicated its oversight authority over the conduct of an auction to sell the company, thereby enabling the CEO and the management group, whose personal interests were aligned with one of two competing bidders, to control the conduct of the auction and manipulate the board into approving their favored (and lower priced) transaction. The Delaware Supreme Court held that the entire fairness standard would govern in that situation, because the interests of the corporation and its public shareholders had not been represented by disinterested fiduciaries.

     Emerson contends that the same standard should apply here because the Special Committee ceded its oversight authority to Mr. Shaw, who is an interested party. That contention, however, finds no support in the record. Mr. Shaw stepped aside as a representative of Jensen in these matters in late 1995, and played no role in the Board's (or the Special Committee's) deliberations ever since. There is no evidence that Mr. Shaw was able to, or did, exert any influence over those deliberations, nor is it likely that Shaw could have done so, because none of the remaining members of the Committee, or their advisors, were beholden to Mr. Shaw. [FN17] Moreover, the Committee's arm-length relationship to, and independence of, Mr. Shaw, is persuasively evidenced by their having negotiated successive improvements in the bids of Mr. Shaw and Recoton. Accordingly, the plaintiffs' contention that Mr. Shaw took control of the Committee's process, and that the entire fairness standard governs, fails for lack of proof.

          FN17. The plaintiffs contend that Lehman was beholden to Shaw because Shaw participated in Lehman's selection as Jensen's financial advisor and in negotiating the terms of Lehman's engagement. However, there is no evidence that Lehman ever improperly contacted Shaw once he announced his intention to acquire OEM.

                             b. Revlon/QVC Standard

     *15 That leaves for consideration the enhanced scrutiny standard mandated by Revlon and QVC. Here, it is undisputed that Jensen was for sale, that the Special Committee was trying to achieve the highest


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value for it, and that the transaction the Committee has recommended (and the
Board has approved) would result in Jensen's shareholders being cashed out and left with no further opportunity to realize a control premium for their shares. In such circumstances the applicability of the Revlon/QVC review standard would seem uncontroversial. See QVC, 637 A.2d at 42-44.

     The defendants argue, nonetheless, that Revlon is inapplicable because the Board's action in recommending the Recoton/Shaw transaction is not unilateral. That is, the shareholders (not the Board) will ultimately decide who will acquire Jensen, and should Emerson mount a competing tender offer, the defendants have erected no obstacles to its acceptance by Jensen's shareholders.

     In Williams v. Geier, Del.Supr., 671 A.2d 1368, 1376-77 (1996), our Supreme Court recently held that an antitakeover defensive measure will not be reviewed under the enhanced scrutiny standard of Unocal Corp. v. Mesa Petroleum Co., Del.Supr., 493 A.2d 946 (1985), when the defensive measure is approved by shareholders, as opposed to being adopted unilaterally by the directors. Presumably inspired by that ruling, the defendants seek its extension to situations that would, in the absence of shareholder approval, be subject to the enhanced scrutiny required by Revlon and QVC.

     Again, the Court is able to decline the invitation to make new law in this important area, because on these facts there is no need to do so. Although the defendants now argue that Revlon does not apply, in point of fact the Special Committee at all times conducted itself as if it were subject to the value-maximizing duties imposed by Revlon and QVC. The Committee's Delaware counsel candidly conceded that at oral argument. Most importantly, the Revlon issue, no matter how it were decided, would not affect the outcome of this proceeding, because to the extent that the defendants had a Revlon - based duty to maximize value, the record establishes (preliminarily) that that duty was fully discharged. See Section III A.3., below.

     Accordingly, the Court will evaluate the defendants' conduct against the standards prescribed by Revlon, QVC, and Macmillan.

 3. The Merits: Whether the Auction Was Fairly Conducted, and Whether The Value
                         Achieved Was the Best Available

     This brings us to the merits of Emerson's argument, which is that the conduct of the auction was a sham, designed to create the appearance but not the reality of a fair process. The unfairness of the process, Emerson claims, is evidenced by the inadequacy of the result, which is that the Committee and the Board have accepted and recommended the approval of an inferior bid that would provide Jensen's public shareholders $1 per share less than Emerson's competing bid. This argument, in my view, fails as a matter of fact and law.

     *16 Regarding the auction, the lengthy recital of background facts (see
Section I, supra, of this Opinion) establishes that the Committee meticulously conducted itself in good faith, was motivated to obtain the highest available value, and at all times sought to act in an informed manner. The Committee sought all available information to enable it to evaluate the competing bids, and made no decisions until its advisors were able to evaluate that information. The record establishes that the Committee afforded both bidders a full opportunity to make their best and highest bids, not once but on multiple occasions over a seven month period.

     Emerson complains that it was treated in a discriminatory manner. Emerson did receive disparate treatment, but it was for valid reasons, and that treatment did not impede Emerson from making its best bid(s). Although Emerson was not allowed to conduct due diligence until March of this year, that was because it did not sign a confidentiality agreement until March 4, 1996. For six weeks thereafter, Emerson was permitted to conduct due diligence, which was completed by April 26, 1996.

      The Committee also required Emerson to

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furnish evidence of its ability to finance its proposals, but the Committee had valid reasons for concern on that score. Emerson had recently emerged from bankruptcy and had reported a loss of $7.7 million for the last quarter, and a loss of $13.4 million for the past fiscal year. Negotiating with Emerson could put at risk the fully financed transaction that Jensen had already contracted for with Recoton. The Special Committee was, therefore, entitled to assurance that any competing offer would be "for real", i.e., financeable. Upon receiving the necessary financing documentation and Global's commitment to participate, the Committee was willing to--and did--deal with Emerson. Thus, any disparate treatment of Emerson was for the benefit of Jensen's shareholders, and had no adverse impact upon Emerson's ability to compete in the auction. Macmillan, 559 A.2d at 1288.

     Emerson next claims that the Recoton/Shaw transaction does not represent the best available value, because Jensen's public shareholders will receive $11 per share--$1 per share less than they would receive under Emerson's current proposal. However, that argument overlooks the fact that under Emerson's proposal, Shaw and Blair Fund, who own a majority of Jensen's stock, would be forced to accept less for their shares than the public shareholders would receive. Shaw is willing to accept less in the Recoton transaction because he would be acquiring OEM and receiving other benefits from Recoton that Emerson is not offering. And Blair Fund is willing to accept less, because it contractually committed to do so in order to induce Recoton to increase its bid and move the then-stalled auction process toward a resolution. However, neither Shaw nor Blair Fund is willing to accept less consideration for their shares than the public shareholders in a merger with Emerson.

     *17 Emerson's offer of $12 per share to the public shareholders is predicated upon Shaw receiving $8.90 per share and Blair Fund receiving $10 per share. For Shaw and Blair Fund to be treated equally with the public shareholders, the total consideration would have to be reallocated. In such a pro rata reallocation, Jensen's public shareholders (as well as Blair Fund and Shaw), would receive $10.34 per share, not the $12 per share plaintiffs claim. That $10.34 per share amount is less than the $11 per share that the public shareholders will receive under the current Recoton/Shaw proposal.

     Thus (and to express it in Revlon/QVC terms), because of the opposition of Shaw and Blair Fund, the Emerson proposal to pay $12 per share to the public shareholders (and less to Shaw and Blair Fund) is not a transaction that is available to the public shareholders. The only circumstance (if any) in which Emerson's proposal might be available would be if all shareholders, including Shaw and Blair Fund, receive the same per share consideration; but in that event, the public shareholders would receive less than what they are being offered in the Recoton/Shaw proposal. Under either scenario, the highest available transaction is the Recoton/Shaw proposal, and because the defendants have achieved that transaction through a fair auction process, they have satisfied their fiduciary obligations under Revlon, Macmillan and QVC.

     The plaintiffs' response is that if its $12 per share transaction is not "available" to Jensen's public shareholders, it is only because Shaw and Blair Fund have wrongfully caused it to be unavailable by breaching their fiduciary duty. To put it differently, if Emerson's latest offer is unavailable, it is only because Shaw and Blair Fund have breached their fiduciary duty to support that offer or (at a minimum) not to oppose it.

     That argument finds no support in our law, because Shaw and Blair Fund, as individual minority stockholders, have no fiduciary duty to Jensen's remaining stockholders to support Emerson's proposal or any other proposal. If Shaw and Blair Fund could be viewed collectively as a "controlling" stockholder, they would have fiduciary duties to the minority in certain limited circumstances, but the record does not establish that those two shareholders are connected together in any

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Not Reported in A.2d                                                     Page 59
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legally significant way (e.g., by common ownership or contract). But even if
Shaw and Blair Fund were Jensen's "controlling" stockholder, they violate no fiduciary duty by opposing Emerson's proposal or by supporting Recoton's, because even a majority stockholder is entitled to vote its shares as it chooses, including to further its own financial interest. See, e.g., Thorpe v. Cerbco, Inc., Del.Supr., 676 A.2d 436, 444 (1996); Bershad v. Curtiss-Wright Corp., Del.Supr., 535 A.2d 840, 845 (1987); In Re Sea-Land Corp. Shareholders Litigation, Del.Ch., 642 A.2d 792 (1993); Jedwab v. MGM Grand Hotels, Inc., Del.Ch., 509 A.2d 584, 598 (1986).

     *18 Accordingly, Emerson has failed to establish that it will probably succeed in establishing the merits of its claims. The Court now turns to the claims of the Shareholder Plaintiffs.

     B. The Shareholder Plaintiffs' Injunction Claims

                       1. The OEM Shareholder Vote Claims

     The Shareholder Plaintiffs claim first that the OEM Sale Agreement between Shaw and Jensen requires a separate shareholder vote approving that transaction. It is undisputed that at the August 28, 1996 shareholders meeting, the shareholders will be casting a single vote approving (or disapproving) the combined Recotont/Shaw transaction. The Jensen proxy materials plainly disclose that a vote in favor of "the Merger Agreement and the transactions contemplated thereby ... will constitute approval of the Merger and the OEM Asset Sale." See July 23, 1996 Letter from CEO Shaw to Jensen Shareholders, at 2. It is that combined, unitary vote that the plaintiffs contend violates Jensen's contractual obligation to have a separate shareholder vote on the OEM sale, and renders materially false and misleading the proxy disclosures relating to the unified vote.

     The Court concludes that the defendants have no obligation, and the shareholders have no entitlement, to a separate vote on the OEM sale, and that the resulting disclosure claim fails for lack of a valid premise.

     It is conceded that because the OEM transaction is not a sale of substantially all of Jensen's assets, no approving shareholder vote is required under 8 Del.C. ss. 271. Nor is a shareholder vote required by any provision in Jensen's certificate of incorporation. The only reason Jensen's shareholders are being afforded an opportunity to vote on the OEM sale is that the parties to the OEM Agreement have so provided by contract. Therefore, any entitlement Jensen's shareholders may have to a separate vote on the OEM sale, distinct from the vote on the merger, must be found in the OEM Agreement.

     The Shareholder Plaintiffs concede that the OEM Agreement nowhere explicitly mandates a separate shareholder vote on the OEM sale. They insist, nonetheless, that that Agreement must be read to so require. Their argument runs as follows: Section 8.2 of the OEM Agreement provides that "[t]he Agreement and the transaction contemplated hereby shall have been approved and adopted by the vote of the stockholders of [Jensen] in accordance with Section 2.21." (emphasis added). The only transaction "contemplated" by the Agreement is the merger. Therefore, the vote on the OEM sale cannot be combined with the vote on the merger.

     This argument finds no support in the OEM Agreement; moreover, it leads nowhere. The "Agreement" being referred to in Section 8.2 is the OEM Agreement, and the transaction "contemplated" by that Agreement is clearly the OEM sale. Thus, all that Section 8.2 provides is that shareholder approval is required as a condition for the OEM sale becoming effective. Section 8.2 does not speak to the question of whether the shareholder vote must be a "stand alone" vote, or whether it may be combined.

     *19 The Shareholder Plaintiffs argue (somewhat confusingly) that the phrase "transaction contemplated hereby" refers to a transaction contemplated by the Merger Agreement, and that the only transaction contemplated by the Merger Agreement is the

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(Cite as: 1996 WL 483086, *17 (De1.Ch.))

merger. That argument fails on two counts. First, its premise finds no basis in
Section 8.2 of the OEM Agreement, which is the contractual foundation for plaintiffs' position. Second, even if one can read into the OEM Agreement a requirement that the OEM sale be "contemplated" by the Merger Agreement, that requirement is clearly satisfied here. Section 8.3(e) of the Merger Agreement expressly conditions Recoton's obligation to effect the merger upon "the closing of the sale of the assets of the Original Equipment Business pursuant to the OE[M] Agreement ... prior to the Effective Time." The third recital of the Merger Agreement states that contemporaneously with the execution of the Merger Agreement, Jensen and IJI Acquisitions (Shaw's acquisition vehicle) have entered into the OEM Agreement. Finally, the uncontroverted record establishes the contracting parties' understanding that the OEM sale is a transaction contemplated by the Merger Agreement.

     Accordingly, no basis exists in either the OEM or the Merger Agreement to imply a contractual obligation to provide Jensen's shareholders a separate vote on the OEM sale. For that reason, the proxy statement contains no misdisclosures relating to the combined shareholder vote on these transactions.

                2. The Blair Fund/Recoton Voting Agreement Claims

     The Shareholder Plaintiffs next claim that Blair Fund must be enjoined from voting its 26% stock interest at the forthcoming shareholders meeting. To support that claim, the plaintiffs proffer two arguments. First, they argue that the Voting/Option Agreement, requiring Blair Fund to vote its shares for the Recoton transaction, has expired by its own terms. Second, they contend that by entering into the Voting/Option Agreement with Recoton, Blair Fund breached its fiduciary duty to Jensen's shareholders. Neither argument, in my view, has any probability of success.

     To begin with, nowhere have the plaintiffs demonstrated that they have standing to claim that the Voting/Option Agreement has expired. That Agreement is a private contract between Blair Fund and Recoton. It confers no rights upon anyone else, including Jensen's remaining shareholders or Emerson. The parties to that contract take the position that it is still binding. But even if the Voting/Option Agreement is no longer binding, that does not help Emerson, because the only consequence is to leave Blair Fund free to vote its shares as it sees fit. The expiration (or invalidity) of the Voting Agreement is not a basis for this Court to strip Blair Fund of its fundamental right to vote its shares.

     If there exists any Voting/Option Agreement-related claim that the Shareholder Plaintiffs might have standing to raise, it would be that that Agreement constitutes a breach of a fiduciary duty owed by Blair Fund to Jensen's remaining stockholders. The infirmities in that contention are too multifold to cover in any comprehensive way. Time constraints permit discussion of only the major ones.

     *20 First, Blair Fund owes no fiduciary duty, because the Fund is not a fiduciary either for Jensen or its other stockholders. As a stockholder, Blair Fund could attain fiduciary status only if it were a majority shareholder or it if actually controlled the affairs of Jensen. Kahn v. Lynch Communication System, Inc., Del.Supr., 638 A.2d 1110, 1114 (1994); In Re Sea-Land Corporation Shareholders Litigation, Del.Ch., C.A. No. 8453, Jacobs, V.C., Mem.Op. at 8 (May 13, 1988). Blair Fund is not a majority stockholder--it owns only 26% of Jensen's shares--and there is no claim or evidence that the Fund has in any way controlled Jensen's affairs. [FN18]

          FN18. Presumably aware of its inability to satisfy this test, Shareholder Plaintiffs contend that because David Chandler is a director (and, hence, a fiduciary) of Jensen, and because Mr. Chandler is one of the three general partners who control the entity that is the Fund's sole general partner. the Fund acquired fiduciary status on that basis as well. The argument has no legal foundation, and the

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          Shareholder Plaintiffs cite no authority for it. If plaintiffs'
          argument were the law, then whenever a director is affiliated with a significant stockholder, that stockholder automatically would acquire the fiduciary obligations of the director by reason of that affiliation alone. The notion that a stockholder could become a fiduciary by attribution (analogous to the result under the tort law doctrine of respondeat superior ) would work an unprecedented, revolutionary change in our law, and would give investors in a corporation reason for second thoughts about seeking representation on the corporation's board of directors.

     Second, even assuming Blair Fund is a fiduciary, Shareholder Plaintiffs have nowhere shown how its entering into the Voting/Option Agreement breached a duty. At most, the effect of the Agreement was to "lock up" 26% of Jensen's shares in favor of the Recoton deal. Mr. Shaw, however, is under no contractual restraint. Therefore, 74% of Jensen's shares remain free to reject the Recoton proposal if they choose. That Mr. Shaw has decided to vote his shares in favor of that proposal is not a circumstance for which Blair Fund can be charged with legal responsibility, as a fiduciary or otherwise.

     Third, even if (arguendo ) Blair Fund's conduct were found in violation of some fiduciary precept, that would not support the relief that Shareholder Plaintiffs request-sterilization of the Fund's shares. If there is a nexus (i.e., a logical relationship) between the fiduciary violation and that remedy, the Shareholder Plaintiffs have not shown it and the Court is unable to fathom it.

               3. The Claims Relating to Lehman's Fairness Opinion

     Finally, the Shareholder Plaintiffs argue that the proxy disclosures relating to Lehman's fairness opinion in connection with the OEM sale violate the defendants' fiduciary duty of disclosure, because the proxy statement: (a) fails to disclose that Lehman's July 23, 1995 fairness opinion was not the opinion called for by the OEM Agreement, (b) fails to disclose the substance of Lehman's prior January 2, 1996 opinion, and (c) falsely implies that Shaw's agreement to accept less for his shares than the public shareholders, and his agreement with Recoton to waive the change of control payments under his 1991 employment agreement (the "give-ups"), supply additional consideration for the OEM Agreement.

     I conclude that the Shareholder Plaintiffs have shown no probability of success on the merits of these claims. The first disclosure argument lacks merit, because Lehman's July 23, 1996 fairness opinion does, in fact, satisfy the condition in Section 8.3 of the OEM Agreement that Lehman provide "an opinion stating that the transaction contemplated by this Agreement is 'fair from a financial point of view' to [Jensen]." That fairness opinion states that:

     ... from a financial point of view ... since Recoton requires the prior sale of the OEM Business a condition to the consummation of the Proposed [Merger] Transaction, the consideration to be received by [Jensen] in the proposed OEM Sale, within the context of the overall Proposed [Merger] transaction and the consideration to be received by the Public Stockholders in the Proposed [Merger] Transaction, is fair to [Jensen].
*21 July 23, 1996 Jensen Proxy Statement, at Annex IV-3.

Although the July 23, 1996 fairness opinion does not track in haec verba the exact language of Section 8.3, the uncontroverted record establishes that Lehman intended no substantive difference by its choice of words. The record further establishes that the parties to the OEM Agreement (who do not include plaintiffs) are satisfied that the fairness opinion condition has been met. Having independently compared the language of Section 8.3 with the pertinent language of the July 23 fairness opinion, the Court is unable to perceive any difference in their substance.

     The Shareholder Plaintiffs next argue that even if the language of the July 23 fairness opinion is found to satisfy the Section 8.3 condition, the proxy disclosure that relates to it is materially false and misleading, because it implies that the value of Shaw's "give-ups"

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Not Reported in A.2d                                                     Page 62
(Cite as: 1996 WL 483086, *21 (De1.Ch.))


(taking less merger consideration and waiving the "change of control" employment agreement payments), was additional consideration to Jensen for the sale of OEM. That implication, plaintiffs claim, is false because unlike the $18.4 million of cash Mr. Shaw was paying directly to Jensen, any golden parachute payments or merger consideration that Mr. Shaw agreed to forego would not represent consideration flowing directly to Jensen for the sale of OEM.

     I disagree. The proxy statement (at page 47) clearly discloses that Lehman determined that Jensen would receive both direct and indirect consideration equivalent to approximately $25.4 million for its OEM business. The direct consideration is $18.4 million cash. The indirect consideration is $7 million of "give-ups" by Shaw, specifically, $2.6 million of foregone golden parachute payments, and his agreement to accept $4.4 million less for his shares in the Recoton merger than the public shareholders would be receiving. Admittedly, the proxy statement does not explain specifically how that $7 million is the economic equivalent of a direct infusion of cash. Nonetheless, the plaintiffs have not established that Lehman erred by treating the $7 million as consideration flowing to Jensen, nor have they shown that the proxy disclosures concerning this subject were improper.

     The OEM transaction could have been structured in such a way that Mr. Shaw actually received the $7 million (representing $2.6 million in golden parachute payments and the $4.4 million increment represented by receipt of the full $11 per share price for his stock) immediately before and in contemplation of the merger. [FN 19] Had that occurred, Shaw would then have had to pay back that same $7 million directly to Jensen as part of the purchase price for OEM, again before the merger took place. Instead, however, the parties structured the transaction to have the same economic effect but in a different form--the intermediate step involving payment of the $7 million first to Shaw, and then back to Jensen, was simply omitted. Thus, Lehman had a valid basis to treat the $7 million as part of the consideration flowing to Jensen for the sale of OEM to Shaw.

          FN19. For example, Recoton could have acquired Shaw's stock at $11 per share, and Jensen could have paid Shaw the $2.6 million, all immediately before the merger.

     *22 Finally, the Shareholder Plaintiffs contend that the disclosures relating to Lehman's fairness opinion were improper, because they omitted to disclose the substance of Lehman's January 2, 1996 fairness opinion issued in connection with the now-superseded original Merger and OEM Agreements. At that time Lehman opined that the consideration Mr. Shaw would be paying for OEM--$15 million cash, plus the assumption of approximately $1 million of Jensen debt and liabilities--was fair to Jensen.

     The Shareholder Plaintiffs claim that that omission is material, because in January, Lehman was able to opine that $16 million was fair without regard to any "give-ups" by Mr. Shaw, yet in July, Lehman was unable to opine that $18.4 million was fair unless the "give-ups" are also taken into account. Had the substance of the January 2, 1996 fairness opinion been disclosed, plaintiffs say, Jensen shareholders would have been given reason to question the fairness of the consideration being paid for OEM in the transaction as currently proposed.

     In my view, this concept of materiality is flawed. In January of this year, Lehman opined that $16 million was a fair price for OEM. Six months later, in a different transaction involving changed circumstances, Lehman opined that $25.4 million is Fair consideration for a more valuable OEM. If the $7 million of indirect, non-cash consideration for OEM were "bogus," then the plaintiffs' materiality argument might have cogency, but the $7 million, although being received in an indirect form, is genuine. Therefore, to require the disclosure of Lehman's January 2, 1996 fairness opinion would add nothing material to the total mix of information being furnished to Jensen's

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shareholders.

                                     * * *

   For all of these reasons, the plaintiffs have failed to establish that they will probably succeed on the merits of their claims.

                           IV. THE BALANCE OF EQUITIES

     Because the plaintiffs have failed to establish probable success on the merits, the analysis could end here. However, an important additional reason why injunctive relief should be denied requires brief discussion. An injunction would create a risk of harm to Jensen's shareholders that significantly outweighs whatever benefit an injunction would likely confer.

     The avowed purpose of the relief being requested here is to stop the Recoton transaction so that a higher value might be obtained in a fair auction conducted on a level playing field. While that argument has theoretical appeal, it ignores the reality of the situation that confronts Jensen's Board and public stockholders. Jensen has been for sale and has been involved in an auction process for eight months. The marketplace has long been well aware of Jensen's availability, and no obstacles have been erected to prevent any interested bidder from coming forward. Yet only two bidders--Recoton and Emerson--have done so. For months the Jensen Special Committee has negotiated with those bidders, and Jensen now has in hand a firm transaction with Recoton at the highest available price that has been offered thus far.

     *23 If that transaction is enjoined, there is a risk that Recoton may depart the scene, leaving only Emerson in the picture. Given the history, there is no demonstrated likelihood that any other bidder will enter the fray. Yet an auction in which Emerson is the only likely bidder creates a plausible risk that in the end there may be no transaction with anyone. That is because Emerson presently has no financing, and there is no showing that Emerson will be able to finance its present bid or any future higher bid if this Court requires the auction process to begin anew. Therefore, injunctive relief must be denied for the additional reason that the balance of equities weighs heavily against it.

                                  V. CONCLUSION

     For the above reasons, the pending motions for a preliminary injunction are DENIED. IT IS SO ORDERED.

1996 WL 483086 (Del.Ch.)

END OF DOCUMENT

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81 F.3d 167 (Table)                  A1457                                Page 1
Unpublished Disposition

(CITE AS: 81 F.3D 167, 1996 WL 138558 (9th Cir.(Cal.)))
(KeyCite History)

NOTICE: THIS IS AN UNPUBLISHED OPINION.

(The Court's decision is referenced in a "Table of Decisions Without Reported Opinions" appearing in the Federal Reporter. Use FI CTA9 Rule 36-3 for rules regarding the citation of unpublished opinions.)

                 United States Court of Appeals, Ninth Circuit.

                            FEDERAL DEPOSIT INSURANCE
                             CORPORATION, PLAINTIFF,
                                       v.
                         HYDE PARK APARTMENTS, PLAINTIFF
                              intervenor Appellant,
                                       v.
                      Ranbir S. SAHNI, Defendant-Appellee.

                                  No. 94-56673.

                       Argued and Submitted Feb. 5, 1996.
                             Decided March 27, 1996.

     Appeal from the United States District Court, for the Central District of California, D.C. NO. CV-94-00319-GLT (EEx); Judge Gary L. Taylor, District Judge, Presiding.

C.D.Cal.

AFFIRMED.

Before: WALLACE, FERGUSON, and T.G. NELSON, Circuit Judges.

                                MEMORANDUM [FN*]

     **1 The Hyde Park Apartments, a California limited partnership which operates a HUD housing development called the Hyde Park Apartments, appeals the district court's order denying its motion to intervene in litigation between the FDIC and Ranbir S. Sahni. In FDIC V. SALUNI, the FDIC, in its capacity as receiver, filed suit against Sahni to enforce the collection of a $1.2 million debt Sahni owed to Metro North State Bank, a failed bank. As collateral for this loan, Sahni had pledged his interest as sole general partner in ten limited partnerships, including the Hyde Park limited partnership. Upon motion by the FDIC, the district court appointed Timothy Strack as a receiver to protect and preserve the collateral, the apartment complexes, during the pendency of the litigation. Hyde Park moved to intervene in order to challenge the appointment of the receiver and the district court denied the motion. In its order, the district court invited the individual limited partners to intervene in ADC V. STRACK, No. 95-55648. [FN 1]

                                   DISCUSSION

     Hyde Park asserts three claims in this appeal: 1) the district court erred by denying its motion to intervene; 2) the district court erred by not finding Hyde Park to be an indispensable party; and 3) the district court erred by appointing a receiver to manage and control Hyde Park.

A. Intervention as a Matter of Right

     Hyde Park argues that the district court erred by denying its motion to intervene because the partnership has an ownership interest in the subject of the lawsuit and this interest is being impaired. The FDIC contends that this motion to intervene is really a ruse by Sahni to have another opportunity to challenge the district court's order appointing the receiver. The district court apparently agreed with the FDIC. The court denied the motion to intervene as to the limited partnership entity and invited the individual limited partners to intervene.

     The district court's decision regarding intervention as a matter of right is reviewed de novo. IDAHO FARM BUREAU FED'N V. BABBITT, 58 F.3d 1392, 1397
(9th Cir.1995). The rule of intervention as of right is construed broadly in favor of applicants for intervention. UNITED STATES V. OREGON, 839 F.2d 635, 637 (9th Cir.1988). Fed.R.Civ.P. 24(a) provides in


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81 F.3d 167 (Table)                  A1458                                Page 2
(CITE AS: 81 F.3D 167, 1996 WL 138558, **1(9th Cir.(Cal.)))

pertinent part:
     Upon timely application anyone shall be permitted to intervene in an action: ... (2) when the applicant claims an interest relating to the property or transaction which is the subject of the action and the applicant is so situated that the disposition of the action may as a practical matter impair or impede the applicant's ability to protect that interest, unless the applicant's interest is adequately represented by existing parties.
     In SAGEBRUSH REBELLION, INC. V. WATT, 713 F.2d 525 (9th Cir.1983), this court interpreted Rule 24(a)(2) to require the district court to grant a motion to intervene if the applicant meets the following four criteria: 1) timeliness;
2) an interest in the subject matter of the litigation; 3) absent intervention the party's interest may be practically impaired; and 4) other parties inadequately represent the intervenor. ID. at 527.

     **2 In the case at bar the main controversy involves the fourth factor. Hyde Park contends that Sahni, the general partner, does not adequately represent the interests of the limited partnership. The Ninth Circuit has ruled:
     In determining adequacy of representation, we consider whether the interest of a present party is such that it will undoubtedly make all the intervenor's arguments; whether the present party is capable and willing to make such arguments; and whether the intervenor would offer any necessary elements to the proceedings that other parties would neglect. CALIFORNIA
     V. TAHOE REGIONAL PLANNING AGENCY, 792 F.2d 775, 778 (9th Cir.1986).

     In UNITED STATES V. HIGH COUNTRY BROADCASTING CO., 3 F.3d 1244 (9th Cir.1993) (per curiam), CENT. DENIED, 115 S.Ct. 93 (1994), this court held that the denial of the sole shareholder's motion to intervene was appropriate where it was an apparent attempt to avoid the requirement that a corporation could only appear in federal court through licensed counsel. ID. at 1245. In HIGH COUNTRY, Crisler was the sole shareholder and president of the corporation. Crisler, who was not a licensed attorney, attempted to represent High Country in federal court. The court ordered High Country to retain counsel pursuant to 28 U.S.C. ss. 1654. When High Country did not comply with the order, the court ordered a default judgment against the corporation. ID. Crisler attempted to intervene in the action and the district court denied the motion. ID. On appeal the Ninth Circuit affirmed the denial of the motion to intervene and reasoned:

     But here Crisler's application to intervene pro se was nothing more than an end run around section 1654. As High Country's President, statutory agent and only shareholder, Crisler was singularly to blame for High Country's failure to retain counsel. As an intervenor, Crisler sought to accomplish the exact same objectives that he did as High Country's counsel--to represent High Country pro se. To allow a sole shareholder with interests identical to the corporation's to intervene under such circumstances, rather than hire corporate counsel, would eviscerate section 1645. We decline to read Rule 24 as condoning such a result.
     ID. The court supported its conclusion by citing Fed.R.Civ.P. 1 which articulates the broad principle behind the rules of civil procedure. Rule 1 provides, "[these rules] shall be construed and administered to secure the just, speedy, and inexpensive determination of every action." Thus, Rule 1 prevents a party from flouting the spirit of the rules, even if the party fits within their literal meaning. ID.

     The sole shareholder's misuse of Rule 24 in HIGH COUNTRY, is analogous to general partner Sahni's manipulation of Rule 24 in the case at bar. The FDIC opposed Hyde Park's motion to intervene on the grounds that: 1) only the receiver had the authority to hire counsel for Hyde Park; and 2) there was no evidence that the entity of the partnership was anyone other than Sahni, who was already represented by counsel and a party to the litigation.

     **3 In its motion to intervene, Hyde Park was represented by attorney Robert Graham, who admitted that Sahni hired him:
After the receiver had filed a motion for leave to engage counsel at the expense of the


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81 F.3d 167 (Table)                  A1459                                Page 3
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partnership, Mr. Sahni approached me and requested, in his capacity as general partner of Hyde Park Apartments, that I represent Hyde Park for the purposes of protecting the partnership and its limited partners from the unwarranted charge of the legal cost of the receiver.

     At the time that Sahni retained Graham, the court had issued an injunction which required Sahni to "refrain from exercising any rights or powers of the general partner in the limited partnerships, including the power to vote, consent, oversee, manage and otherwise operate the limited partnerships as the general partner." The fact that Sahni hired Graham is evidence that Sahni, and not the entity of the limited partnership, was the real intervenor. Additionally, the parties presented the district court with conflicting evidence of the ownership of Hyde Park and the identities of the other limited partners. Sahni claimed that he owned only a 10% interest in the limited partnership, while the FDIC asserted that Sahni had a 99% interest in the limited partnership.

     The district court fashioned a remedy which effectively prevented Sahni from abusing Rule 24(a)(2) and protected the interests of Sahni's partners. The remedy was to give the individual limited partners the opportunity to intervene. The court did not ignore the fact that a partnership is a separate entity which may sue and be sued in its own name. Cal.Civ.Proc.Code ss. 369.5(a) (West
1996), Fed.R.Civ.P. 17(b). The court also recognized that a limited partner is not a proper party to an action by or against the partnership. Cal.Corp.Code ss. 15526 (West 1996). Nonetheless, the court responded to the unusual circumstances presented in this case. In allowing the limited partners to intervene, the district court relied on California cases in which state courts had permitted limited partners to intervene in litigation where the interests of the limited partners were not being protected. SEE KOBERNICK V. SHAW, 70 Cal.App.3d 914
(1977); LINDER V. VOGUE INV.,INC., 239 Cal.App.2d 338 (1966).

     On appeal the record contains conflicting evidence of the ownership of Hyde Park. Moreover, the record clearly shows that none of the individual limited partners attempted to intervene. The district court's order was a practical solution to ferret out abuse of Rule 24. This court will not permit Sahni to flout procedural rules for his own advantage. SEE HIGH COUNTRY, 3 F.3d at 1245. The issue of the appointment of the receiver was exhaustively addressed by the parties before the district court. Thus, the district court did not err when it denied Hyde Park's motion to intervene and invited the limited partners to intervene as individuals.

     B. Indispensable Party

     On appeal Hyde Park argues that the limited partnership is an indispensable party in FDIC V. SAHNI and therefore the district court should have dismissed the action. [FN2] To determine if an action must be dismissed for failure to join an indispensable party, a court must conduct a two-part analysis: 1) is the absent party "necessary" to the suit; and 2) if the party is necessary and cannot be joined, then is the party "indispensable" so that in equity and good conscience the suit should be dismissed? UNITED STATES EX REL. MORONGO BAND OF MISSION INDIANS V. ROSE, 34 F.3d 901, 907 (9th Cir.1994).

     **4 The determination of whether the absent party is necessary also involves a two-part test which is set out in Fed.R.Civ.P. 19(a). The rule provides in pertinent part: (a) Persons to be Joined if Feasible. A person ... shall be joined as a party in the action if (1) in the person's absence complete relief cannot be accorded among those already parties, or (2) the person claims an interest relating to the subject of the action and is so situated that the disposition of the action in the person's absence may (i) as a practical matter impair or impede the person's ability to protect that interest or (ii) leave any of the persons already parties subject to a substantial risk of incurring double, multiple or otherwise inconsistent obligations by reason of the claimed interest. Fed.R.Civ.P. 19(a). The dispute in the case at bar involves Rule 19(a)(2)(i) which addresses whether the absent party is adequately


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represented in the action. This question parallels the inquiry under Rule 24(a), intervention of right, of whether a party's interests are inadequately represented by the existing parties. SHERMOEN V. UNITED STATES, 982 F.2d 1312, 1318 (9th Cir.1992), CERT. DENIED, 113 S.Ct. 2993 (1993). The purpose of Rule 19(a)(2)(i) "is to protect the legitimate interests of absent parties, as well as to discourage multiplicitous litigation." UNITED STATES EX REL. MORONGO BAND OF MISSION INDIANS V. ROSE, 34 F.3d 901, 908 (9th Cir.1994).

     In the case at bar, the district court did not err by proceeding with the case in the absence of Hyde Park. As discussed above, the interest of the partnership entity was indistinguishable from the interest of its general partner, Sahni, who was already a party to the litigation. Nonetheless, the district court fashioned a remedy to ensure the protection of the individual limited partners' interests which may have been impaired by the appointment of the receiver. The apparent identity of interest between Sahni and the limited partnership compels the conclusion that Hyde Park was not a necessary party who needed to be joined if feasible. Therefore, Hyde Park was not an indispensable party.

                                   CONCLUSION

     The district court's denial of Hyde Park's motion to intervene is AFFIRMED. Since we hold that the district court did not err in denying Hyde Park's motion to intervene, we do not reach the issue of whether the district court erred in appointing a receiver.

          FN* This disposition is not appropriate for publication and may not he cited to or by the courts of this Circuit except as provided by 9th Cir.R. 36-3.

          FN1. Hyde Park's complaint in intervention was filed against Strack. the receiver, not against the FDIC. This may help explain why the district court order stated: "The limited partners are invited, however. To participate on their own behalf in ADC V. STRACK, to protect the interests they have in their contributions to and income from Hyde Park Apartment. The limited partners may file documents in such case to set forth their positions."

          FN2. The FDIC did not address this issue in its brief on the ground that Hyde Park could not raise the issue on appeal because Hyde Park did not list the issue in its motion to appeal and Hyde Park does not have standing. Nonetheless, we address the issue because an appellate court can raise the issue of indispensable parties sua sponte to protect the interests of the absent party. PIT RIVER HOME AND AGRIC. COOP. ASS'N V. UNITED STATES, 30 F.3d 1088, 1099 (9th Cir.1994).

81 F.3d 167 (Table), 1996 WL 138558 (9th Cir.(Cal.)), Unpublished Disposition

END OF DOCUMENT


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(KeyCite History)

Only the Westlaw citation is currently available.

UNPUBLISHED OPINION. CHECK COURT RULES BEFORE CITING.

                         Court of Chancery of Delaware.

                        GIBRALT CAPITAL CORPORATION, FOR
                       ITSELF, AS CLASS REPRESENTATIVE AND
                        DERIVATIVELY ON BEHALF OF DMMMOND
                        FINANCIAL CORPORATION, A DELAWARE
                             CORPORATION, PLAINTIFF,
                                       V.
                      MICHAEL J. SMITH, JIMMY S.H. LEE, ROY
                         ZANATTA, OQ-HYUN CHIN, AND MFC
                                    BANCORP,
                                      LTD.,
                                       AND
                        DRUMMOND FINANCIAL CORPORATION, A
                    DELAWARE CORPORATION, SOLELY as A NOMINAL
                                   DEFENDANT.

                                   NO. 17422.

                            Submitted Jan. 22, 2001.
                              Decided May 8, 2001.
                              Revised May 9, 2001.

     Stephen E. Jenkins and Richard D. Heins, of Ashby & Geddes, Wilmington, Delaware; for Plaintiff.

     Brett D. Fallon, of Morris, James, Hitchens & Williams, LLP, Wilmington, Delaware; and James V. Keamey, of Latham & Watkins, New York, New York; for Defendants Michael J. Smith, Jimmy S.H. Lee, Roy Zanatta, Oq-Hyun Chen and MFC Bancorp Ltd.

     John L. Reed, of Duane, Morris & Heckscher, LLP, Wilmington, Delaware; for Nominal Defendant Drummond Financial Corporation.

                               MEMORANDUM OPINION

JACOBS, Vice Chancellor.

     *1 A shareholder of Drummond Financial Corporation ("Drummond" or "the Company") brings this action both individually and derivatively on Drummond's behalf. The plaintiff claims that the defendants, who controlled Drummond, effected numerous self-dealing stock and bond transactions designed specifically to bleed the Company of its cash. The plaintiff also claims that the defendants usurped a corporate opportunity belonging to Drummond. The plaintiff seeks damages and equitable relief, including the appointment of a liquidating receiver.

     The defendants have moved to dismiss the complaint for failure to state a claim and for lack of personal jurisdiction over Drummond's controlling stockholder. This is the Opinion of the Court on that motion.

                              I. FACTUAL BACKGROUND

     The facts recited herein are based on the well-pled allegations of the complaint.

     This lawsuit grows out of an earlier action brought by the plaintiff, Gibralt Capital Corporation (the "plaintiff"' or "Gibralt"), to inspect Drummond's books and records under 8 DEL. C. ss. 220. Based on the documents produced in that action, Gibralt commenced this lawsuit. After the defendants moved to dismiss the original complaint, Gibralt filed an Amended and Supplemental Derivative and Class Action Complaint and Petition For a Receiver (the "complaint"), which is the subject of the pending motion to dismiss.

     A. The Parties

     Gibralt is a shareholder of Drummond, and at all relevant times has held approximately 2 1 % of Drummond's common stock.

     Drummond, which is a nominal defendant, is a Delaware corporation whose principal place of business is currently Geneva, Switzerland. Drummond's business activities have included merchant banking and asset-based commercial lending. Drummond stock is listed on the NASDAQ system, but trades infrequently.

     Besides Drummond, Gibralt has named five defendants, four of which are Drummond


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directors: Michael Smith ("Smith"), Jimmy Lee ("Lee"), Roy Zanatta ("Zanatta"),
and Oq-Hyun Chin ("Chin").

     Smith is Chairman, President and Chief Financial Officer of Drummond, and has been a director since March 1995. Since June 1996, Smith has also been the President and a director of the corporate defendant, MFC Bancorp, Ltd. ("MFC"), which is Drummond's controlling stockholder. By virtue of those positions, Smith controls Drummond. In late 1996, Mr. Smith became a director of Ichor International ("Ichor"), a publicly traded company that was a controlled subsidiary of Drummond; and he was also a director of Logan International Corporation ("Logan"), a State of Washington corporation that is controlled by MFC.

     Defendant Lee who is a citizen of the Republic of Korea, was appointed to Drummond's board in March 1995, but stepped down in late 1996 or early 1997. [FN1] Lee also was a director of Logan.

          FN1. Complaint. at P. 12.

     Defendant Zanatta is a Canadian citizen who at all relevant times was vice president, secretary and one of Drummond's three directors. Zanatta is also an employee and director of MFC, which paid him over $293,000 of compensation in 1998, and awarded him options for 125,000 MFC shares during the three years before this action was filed. Zanatta is also an officer and director of several other companies that Smith controls.

     *2 Defendant Chin, a citizen of the Republic of Korea, is the: third current director of Drummond. Chin is also a director of MFC.

     The fifth defendant, MFC, is alleged to own a majority of the voting stock of Drummond, and to have exercised actual control over Drummond since at least June 1996. MFC is controlled and dominated by Smith.

     B. The Challenged Transactions

     1. THE PREFERRED STOCK TRANSACTIONS

     A major subject of the complaint is a series of transactions by which the defendants gained 76% voting control over the Company. In June 1996, MFC obtained a large minority stock interest that represented effective control over Drummond. MFC could not acquire more than 35% voting control at that point, however, because of an anti-takeover provision in a bond indenture between Drummond and its bondholders. The defendants could gain voting control only by eliminating that indenture provision, which they did by means of the transactions next described.

     First, in June 1996, the defendants caused Drummond to issue 3 million shares of preferred voting stock, worth $6 million, to MFC. Simultaneously, the defendants caused Drummond to purchase $6 million of preferred stock in Logan, which MFC effectively controlled. Immediately thereafter, the defendants caused Logan to purchase $6 million of MFC's preferred stock. The end result of this "round robin" was 'that each of these entities ended up with the same amount of capital, that it had before the transaction, yet MFC was able to gain control of Drummond without spending any of its own funds, by virtue of the voting preferred stock Drummond had issued to MFC.

     To give this transaction legal effect, MFC caused Drummond to file, with the Delaware Secretary of State, a certificate of designation for the newly-issued preferred stock. That certificate provided that each of those. three million preferred shares had one vote. The certificate further provided, however, that no single stockholder could hold more than 35% of the Company's voting stock unless the indenture was amended.

     Next, in the fall of 1996, the defendants caused Drummond to enter. into an agreement with the agent for the Company's bondholders, which permitted the bond indenture to be amended to allow MFC to control up to 49% of the Company's voting stock. Finally, in 1998, MFC acquired all of Drummond's outstanding bonds at a discount, which purchase enabled MFC to amend the indenture to eliminate the voting power restriction altogether. That


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enabled MFC to increase its voting power in Drummond to its present 76% level.

     In this manner, Gibralt claims, MFC acquired absolute control over Drummond without paying a control premium. Indeed, Gibralt argues, by virtue of these circular preferred-stock transactions, MFC effectively acquired absolute control of Drummond for nothing. Gibralt also claims that two material facts, namely,
(i) MFC's use of the Drummond preferred stock to acquire absolute control of the Company by modifying the indenture, and (ii) Logan's acquisition of MFC preferred stock to complete the circular transactions that resulted in MFC obtaining control over Drummond-were not disclosed to Drvmmond's stockholders.

     2. THE ICHOR TRANSACTIONS

     *3 After the defendants established control over Drummond and Logan, they next effected a series of complex transactions that gave MFC majority control over a Drummond subsidiary, PDG Remediation, Inc., now called Ichor Corporation ("Ichor"). The complaint alleges that the defendants (i) caused Ichor to issue preferred stock to WC and its affiliates on. questionable terms, and (ii) caused Drummond to sell approximately 17% of its Ichor stock: to the defendants and/or their affiliates at a deep discount. These transactions were not disclosed to Drummond's stockholders either.

     3. THE SALE OF THE ENVIRONUR LOAN TO LOGAN

     In the fall of 1996, Drummond had an outstanding loan receivable from Enviropur Waste Refining and Technology, Inc. ("Enviropur"). That loan was secured by, among other things, the assets of a waste-oil recycling facility located in Illinois. In December 1996, MFC and Smith caused Logan (then controlled by MFC) to buy the Enviropur loan from Drummond (also controlled by
MFC) for $2.4 million.

     Logan immediately then sold the loan to Ichor, which then was also majority controlled by Drummond. [FN2] In exchange, Ichor gave Logan a promissory note for $1.4 million, that carried an 8% interest rate; plus 2.5 million shares of Ichor common stock. As a result, Logan obtained 50.3% voting control of Ichor. Moreover, Logan received from Ichor consideration worth $3 million, for an asset Drummond had sold to Logan only moments before, for $2.4 million. [FN3] Thus, plaintiff claims, $600,000 of immediate value, as well as voting control of Ichor, were transferred from Drummond to Logan for no consideration in a transaction that could have been structured to benefit Drummond. That is, Drummond, rather than Logan, could have received the promissory note and the Xchor stock that Ichor had transferred to Logan to acquire the loan. Had that been done, plaintiff alleges, Drummond would have maintained majority control of Kchor.

          FN2. The boards of all three companies were controlled by MFC. Smith and Zanatta. In addition, Lee sat on the Logan board.

          FN3. Assuming that the Ichor shares issued to Logan were valued at S .82 per share-the price Drummond paid for its Ichor stock only weeks before this transaction-and that the promissory note was valued at par. ($1.4 million).

     The only disclosure of this transaction that was made to Drummond shareholders '(months later, when the Company filed its Form 10Q on February 14, 1997) was the fact that Drummond had sold the loan to Logan. Smith, Zanatta and MFC knew that fact, yet did not cause Drummond to disclose that Logan had immediately resold the loan to Ichor for a $600,000 profit.

     4. THE DRUMMOND BOND TRANSACTIONS

     In 1997, the defendants caused the Company to repurchase Drummond bonds from MFC or its affiliates at a substantial premium. That repurchase cost the Company millions of dollars. In addition, in 1998 MFC launched an "exchange offer" whereby MFC offered to exchange its own bonds, having an aggregate par of $16 million, for the outstanding Drummond bonds worth approximately $26 million. Although the Company received no



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benefit from that exchange offer, Drummond, not MFC, paid the costs of the offer. The party that benefited was MFC, which obtained the bonds at a discount, partly by the use of confidential financial information about the Company.

     5. OTHER TRANSACTIONS

     *4 In addition to the transactions previously described, the complaint claims other breaches of duty allegedly committed by the defendants. Specifically, Smith repeatedly caused Drummond to invest in the securities of MFC and Mercer with no benefit to Drummond; and he also caused Drummond to make large, interest-free loans to affiliates of MFC. For example, in 1997, the Company was caused to make interest-free loans and "advances" to Sutton Park. On June 30, 199'7 Drummond was caused to make identical $4.7 million advances to "Blake Limited" and "Harping Management," two entities apparently affiliated with Smith. The defendants are also charged with having caused Drummond to pay excessive fees, commissions and other expenses to MFC, Smith, Zanatta and others.

                                     * * *

     These transactions form the subject matter of the complaint. The relief that Gibralt requests includes damages, an accounting, and the appointment of a receiver to manage Drummond. As earlier noted, the defendants have responded by moving to dismiss for failure to state a claim and for lack of personal jurisdiction over MFC. The bases for this motion are next discussed.

               II. THE PARTIES' CONTENTIONS AND THE GOVERNING LAW

     The complaint alleges two sets of claims. The first is that the defendants failed to disclose to the Drummond shareholders material facts relating to the self-dealing transactions described above. The second set of claims attacks the self-dealing transactions themselves, as constituting breaches by the defendants of their fiduciary duties owed to Drummond and its shareholders.

     The defendants challenge to the complaint is two-fold. First, the defendants argue that the Court lacks personal jurisdiction over MFC, which is said to be a foreign corporation having no ties to Delaware. Second, the defendants contend that all but two of the nine Counts of the complaint fail to state a claim upon which relief may be granted. [FN4] Specifically, the defendants urge that Gibralt's disclosure claims should be dismissed because the alleged non-disclosures were not material, and because the pled facts are insufficient to support an inference of materiality. In addition, the defendants argue that the substantive fiduciary duty claims are themselves not legally cognizable.

          FN4. Counts III and IV are not contested by the defendants at this stage, and will therefore not be discussed. In addition, two claims under Court II, found at P. 74 (a) and (f) of the complaint. are similarly not contested or addressed.

     A motion to dismiss for lack of jurisdiction under Court of Chancery Rule 12(b)(2) presents a factual matter that may be resolved on the basis of the complaint or evidence extrinsic to the complaint. Thus, a Rule 12(b)(2) motion differs from a Rule 12(b)(6) motion in that the Court is not constrained simply to accept the well pleaded allegation of the complaint as true. [FN5]

          FN5. SEE, HART HOLDING CO. V. DREXEL BUNRHAM LAMBERT INC., Del. Ch., 593 A.2d 535.538 (199 1). In this case the motion is resolved on the basis of the allegations of the complaint, as no extrinsic evidence has been presented.

     On a motion to dismiss under Court of Chancery Rule 12(b)(6), however, the Court must take the well-pled facts of the complaint as true and construe them in the light most favorable to the non-moving party. [FN6] A complaint will be dismissed only where it appears with reasonable certainty that under no set of facts that could be proven to support the claims asserted, would the plaintiff be entitled to relief? [FN7] The Rule 12(b)(2) and 12(b)(6) issues are analyzed in accordance with


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These standards.

          FN6. IN RE TRI-STAR PICTURES, INC. LITIG., Del.Supr., 634 A.2D 319, 326 (1993).

          FN7. ID.

                                  III. ANALYSIS

     A. Whether This Court Has Personal jurisdiction Over MFC

     1. UNDER THE DELAWARE LONG; ARM STATUTE

     *5 The Court first addresses the threshold issue of whether this Court has personal jurisdiction over MFC, the corporate defendant. MFC argues that Gibralt cannot establish personal jurisdiction over it in Delaware, because the complaint fails to allege facts that satisfy any of the six jurisdictional criteria in 10 DEL. C. SS. 3 104, Delaware's general long arm statute.

     The plaintiffs claim of personal jurisdiction over MFC rests upon only one of the statutory categories, namely, that MFC "transacted business in Delaware." [FN8] Gibralt argues that by causing Drummond to amend its charter twice, first to expand the Company's authority to engage in other lines of business and second, to designate the terms of the preferred stock; and also by otherwise exercising control over Drummond, MPC "transacted business" in Delaware within the meaning of ss. 3 104(C)(L).

          FN8. 10 DEL. C. $3104(C)(1).

     MFC responds that the 'business" that it allegedly transacted in Delaware, namely, causing Drummond to amend its charter, does not constitute "doing business" within the meaning of the statute. On this issue MFC has the better side of the argument.

     As was stated in UNITED STATES V. CONSOLIDATED RAIL CORP., "[tlhe language of [ss. 3 104(C)(L) ] requires that some action BY THE DEFENDANT occur within the state". [FN9] Here, it is not alleged that MFC took action in Delaware, but only that MFC caused another person to take action in Delaware. The only connection alleged between MFC and Delaware is MFC's ownership of a controlling interest in Drummond stock. As a general rule, ownership of stock in a Delaware corporation, without more, will not suffice to establish general IN PERSONAL: jurisdiction. [FN10] Although transactions between NYC and Drummond did occur, none of those transactions are alleged to have taken place in Delaware. For that reason, I conclude that personal jurisdiction over MFC cannot be predicated upon the Delaware long arm statute, unless MFC can be deemed to have transacted business "through an agent" in Delaware. [FN11)

          FN9. 674 F.Supp. 138,142 (D.Del. 1987) (emphasis added).

          FN10. OUTOKUMPU ENG'G ENTERS., INC. R. KVAERNER ENVIROPOWER-, INC., Del.Super., 685 A.2d 724 n. 1 (1996).
          (1) Transacts any business ... in the State:" (emphasis added).

          FN11. 10 DEL. C. SS. :3104(c)(1): [A] court may exercise personal jurisdiction over any nonresident ... who in person OR THROUGH AN
          AGENT:

     2. UNDER THE CONSPIRACY THEORY

     The theory upon which the plaintiff seeks to obtain personal jurisdiction over MFC under the agency standard of ss. 3 104(cXl) is predicated on the common law "conspiracy theory" of jurisdiction. Under that theory, a nonresident defendant who conspires with a defendant that is subject to jurisdiction in Delaware, to breach a duty owned to the: plaintiff, would also be subject to IN
PERSONAL: jurisdiction in Delaware. [FN12] If Gibralt is able to satisfy the conspiracy theory, jurisdiction under the long arm statute would be proper because the acts of NYC's co-conspirators in Delaware would satisfy the agency standard under ss. 3 104(c)(l).

          FN 12. As this Court has held, "[t]he conspiracy theory works well in tandem with ss. 3 104 because a conspiracy analysis is relevant to determining whether a person has committed acts satisfying ss. 3104 'through an agent.' " HMG/COURTLAND


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     PROPERTIES, INC. V. GRAY, Del. Ch., 729 A.2d 300, 307 (1999).

     To establish personal jurisdiction over MFC under the conspiracy theory, a plaintiff must show that:

     (1) a conspiracy to defraud existed; (2) the defendant was a member of that conspiracy; (3) a substantial act or substantial effect--in furtherance of the conspiracy occurred in the forum state; (4) the defendant knew or had reason to know of the act in the forum state or that acts outside the forum state would have an effect in the forum state; and (5) the act in, or effect on, the forum state was a direct and foreseeable result of the conduct in furtherance of the conspiracy. [FN13]

          FN13. INSTITUTO BANCARIO ITALIANO SPA V. HUNTER ENG'G CO., Dep.Supr., 449 A.2d 210,225 (1982).

     *6 I am satisfied, for the following reasons that the plaintiff has established that MFC meets all of these requirements.

     FIRST, the complaint alleges that a conspiracy existed to obtain majority control of Drummond by amending Drummond's charter to authorize the creation of new preferred stock, tiling the certificate of designation in Delaware, and then issuing the preferred stock to MFC. Specifically, MFC first caused Drummond to amend its charter to allow it to engage in "any lawful activities." That amendment was required to enable Drummond to enter into the merchant banking business. The existence and significance of the conspiracy is alleged to be as follows:

     as a crucial part of their stripping of Drummond's assets,... MFC ... caused Drummond to amend its certificate of incorporation to allow the Company to engage in 'any lawful activity.' The ... primary purpose for this amendment was to allow MFC to gain access to Drummond's cash." [FN14]

          FN14. Complaint, at P. 17.

     Next, MFC caused Drummond to amend its charter a second time, by its filing a certificate of designation defining the terms of the preferred stock that the defendants caused Drummond to issue to MFC.

     SECOND, the complaint alleges that MFC was a member of the conspiracy. It was MFC that is claimed to have caused the Drummond board to undertake the charter amendment and file the certificate of designation.

     THIRD, the filing of the certificate of amendment and the certificate of designation "constituted ... act(s) within the State of Delaware and one step in a part of a conspiracy that allowed the defendants to take other wrongful acts that allowed them to gut Drummond." [FN15) That is, the filing of the two certificates were substantial acts in furtherance of the conspiracy-acts that took place in Delaware and satisfy ss. 3 104(c)(l).

          FN15. Complaint, at P. 17.

     FOURTH, it is alleged that MFC knew of the acts that occurred in Delaware and knew that those acts would have an effect in the forum state; otherwise, MFC would have had no reason to cause Drummond to amend its charter.

     Fifth, those amendments are what enabled the defendants to exercise control over Drummond and, ultimately to accomplish the self-dealing transactions by which Drummond was stripped of its assets. Specifically, the complaint alleges that in 1996, MFC acquire 48% of the outstanding common stock of Logan. In mid-1996, MFC gained effective control over Drummond, and thereafter, used its control over Logan and Drummond to gain absolute voting control of both corporations, by having each company issue new preferred shares having almost identical economic terms. [FN16)

          FN16. MFC bought $6 million of Drummond voting preferred stock; Drummond bought $6 million of Logan voting preferred stock; and Logan bought $6 million of MFC preferred stock. Through these circular issuances of preferred stock, MFC obtained majority control over Logan, and eventually obtained majority control over Drummond as well.


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     MFC caused Drummond to file a certificate of designation, signed by defendant Lee, for the newly issued shares in July 1996. That filing is claimed to have constituted a wrongful act within Delaware, and is an integral part of the chain of events that led to MFC's eventual seizure of absolute control over Drummond in the fall of 1996. That seizure would not have been legally possible without the certificate amendments and the filing of the certificate of designation.

                                      * * *

     *7 I am mindful that the "conspiracy theory" is not invoked lightly, and has only rarely been invoked successfully as a basis for attributed personal jurisdiction under ss. 3 104(c)(l). The complaint in this case, however, alleges facts that are sufficient to implicate that theory of personal jurisdiction as to MFC. The defendants' motion to dismiss MFC for lack of personal jurisdiction will therefore be denied.

     Having resolved the jurisdictional issue, I next address the defendants' several challenges to the legal sufficiency of the plaintiffs claims for relief.

     B. The Disclosure Claims

     Count VIII of the complaint alleges that the defendants violated their fiduciary duty of disclosure in various respects. Specifically, the complaint claims that the defendants, when seeking election to the Drummond board, had a duty to disclose their many conflicts of interest, which duty the defendants breached by electing to disclose only sorne of those conflicts and to conceal the rest from Drummond's stockholders. In addition, the plaintiff alleges five other disclosure violations, which arise out of: (1) the Logan purchase of the MFC preferred stock, (2) the sale of the Enviropur loan to Logan, (3) the omission to report all self-dealing transactions involving fees, commissions and other items, (4) the omission to disclose a $14 million loan by Drummond to MFC, only $12 million of which was repaid, and (5) the omission to disclose the terms of the bond repurchase program.

     For a duty of disclosure claim to survive a motion to dismiss, a plaintiff must allege that the fiduciary (i) disseminated (ii) materially false and misleading information (iii) resulting in (iv) injury to the stockholders. [FN17] The defendants argue that the complaint fails to meet this standard, because it does not sufficiently plead that Drmnmond stockholders would have considered any of the alleged self-dealing transactions to be material. In addition, the 'defendants contend, the complaint fails to plead that Drummond stockholders suffered any actual, quantifiable damage that resulted from any of the omitted disclosures.

          FN17. SEE MALONE R. BRINCAT, Del.Supr., 722 A.2d 5, 9. 12 (1998); SEE ALSO O'REILLY V. TRANSWORLD HEALTHCARE, INC., Del. Ch., 745 A.2d
          902, 920 (1999).

     The plaintiff responds that the complaint establishes that the nondisclosed facts were material because by concealing those facts the defendants were able to continue engaging in self-dealing transactions at the Company's expense. Moreover, Gibralt claims, had Drummond's stockholders been told of the transactions, they could have waged a proxy fight to wrest control of the Company or, alternatively, sued to enjoin the transactions rather than having to bring this action for damages after the fact. In addition, the plaintiff contends that it has adequately pled damage to Drummond and its stockholders, because the complaint alleges that as a result of these transactions, Drummond was rendered insolvent.

     The complaint, in my view, adequately alleges breaches of the defendants' fiduciary duty of disclosure. That pleading makes it clear that the defendants disclosed some, but not all, of their self-interested transactions. An omitted fact is material if there is a substantial likelihood that a reasonable shareholder would consider it important in deciding how to vote. [FN18] The plaintiff must show a substantial likelihood that the disclosure of the omitted fact would have been


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viewed by the reasonable investor as having significantly altered the
"total mix" of information made available. [FN19] Although the complaint does not state IN HAEC VERBA that the undisclosed transactions were material, their materiality is inferable from the facts that are alleged, namely, that (a) the concealment of the undisclosed information enabled the defendants to continue engaging in self-dealing transactions at the Company's expense, and (b) had the plaintiff and Drununortd's other public stockholders been aware of these transactions, that knowledge would likely have influenced how the plaintiff and Drummond's other public stockholders voted. Finally, the nondisclosures, by keeping Gibralt in the dark, prevented it from taking any corrective action such as filing an action for injunctive: relief or waging a proxy fight for control of the Company. For these reasons, I find that the plaintiff has adequately pled that the alleged undisclosed facts were material.

          FN18. TSC INDUSTRIES V. NORTHWAY AV, INC., 426 U.S. 438. 96 S.Ct. 2126 48 L.Ed.2d 757 (1976) (cited with approval in ROSENBLATT V. GETTY OIL CO., Del.Supr., 493 A.2D 929, 944-45 (1985).

          FN19. SEE, LOUDON V. ARCHER-DANIEL+MIDLAND COMPANY, Del.Supr.. 700 A.2D 135, 143 (1997).

     *8 The complaint also fairly alleges resulting injury to the Company and its shareholders. The plaintiff describes a series of transactions undertaken by the defendants that systematically looted Drummond and drove it into insolvency. Taking these allegations as tru-as I must on this motion-they show that the plaintiff was significantly damaged by the loss in value of its investment that was caused by the defendants' wrongdoing.

     For the preceding reasons, Count VIII of the complaint states cognizable disclosure claims and will not be dismissed.

     C. Whether a Receiver Should Be Appointed

     Count IX of the complaint asserts a claim for the appointment of a liquidating receiver for an insolvent corporation under 8 DEL. C. SS. 291.
A corporation is insolvent for purposes of ss. 291 if(i) it is unable to pay its current expenses as they mature in the usual course of business; or (ii) it suffers a deficiency of assets below liabilities (i.e., a negative net worth) with no reasonable prospect that the business can be continued in the face thereof. [FN20]

          FN20. SEE, BANKS V. CHRISTINA COPPER MINES, INC., Del. Ch., 99 A.2d 504 (1953), SEE ALSO SIPLE V. S & K PLUMBING & HEATING, INC., Del. Ch.. C.A. No. 6731, Brown, V.C. (April 13, 1982).

     The defendants contend that Gibralt's claim for the appointment of a receiver must be dismissed, for two reasons. First, they argue that the complaint makes no allegation of insolvency, in the sense that the Company is unable to meet its expenses as they come due. Second, defendants argue that the complaint pleads no threatened imminent loss that can be remedied only by a receivership.

     The plaintiff responds that the complaint does allege that the Company is insolvent, and that two of the defendants have so admitted. [FN21] Gibralt further argues that a receiver is necessary because the defendants continue to control the company and it is they who drove Drummond into insolvency.

          FN21. Complaint at P.P. 64 and 88.

     In my view, the claim to appoint a receiver is legally sufficient. The complaint alleges that Drummond is insolvent: it states that "[i]f Drummond pays the note to MFC, there will be nothing left of Drummond," [FN22] and that "Mr. Zanatta flatly told Gibralt that Drummond intended to eventually redeem all of the bonds from MFC at par, which he acknowledges will leave essentially no value in the company." [FN23] The plaintiff has also sufficiently pled that the activities of the defendants, detailed elsewhere in this Opinion, are what placed Drummond in its current financial crisis. Lastly, a receivership is the only remedy that will oust the defendants from their controlling positions in Drummond. For those reasons, the claim for appointment of a liquidating receiver survives this dismissal motion.


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          FN22. Complaint. at P. 88.

          FN23. Complaint, at P. 64.

     D. Whether the Bond Exchange Usurped A Corporate Opportunity of Drummond

     In Count VI, the plaintiffs claim that in March 1998 MFC exchanged approximately $18 million of its own bonds for Drummond bonds worth $26 million. The Drummond bonds MFC acquired were later exchanged for a promissory note secured by all of Drummond's assets. Drummond paid all the costs of, yet it received no benefit from, that exchange. Ratlher, Gibralt alleges, because the defendants had previously stripped the Company of its cash, Dru mmond was rendered unable to take advantage of the opportunity to buy back its own bonds at the then-low market price. Instead, the defendants captured that opportunity for themselves and forced Drummond to pay their expenses, which conferred no benefit on the Company. As a consequence of this wrongdoing, the plaintiff claims, Drummond is entitled to an order canceling the promissory note and reimbursing it for all the transaction costs the Company was forced to incur.

     *9 The defendants respond that the complaint states no cognizable claim, because it alleges no facts that Drummond was financially able to repurchase its own bonds in early 1998. [FN24] Moreover, the defendants urge, the allegation that Drummond lacked sufficient funds because of the defendants' wrongdoing is both legally irrelevant and an admission that is fatal to the corporate opportunity claim.

          FN24. SEE BENEROFE V. CHA, Del. Ch., C.A. No. 14614, Chandler, C., Mem. Op. at 10 (Feb. 20, 1998) (to state a claim for usurpation of corporate opportunity, plaintiff must allege that corporation had ability to exploit allegedly misappropriated opportunity).

     I concur that the plaintiff has not stated a cognizable claim for usurpation of a corporate opportunity. To plead such a claim, the plaintiff must plead (INTER ALIA ) facts that demonstrate that the company had the financial means to take advantage of the alleged opportunity. [FN25] The pled facts clearly show that Drununond did not have enough cash to repurchase all or even some of the bonds at the time MFC purchased them. For that reason, insofar as it alleges usurpation of a corporate opportunity, Count VI cannot survive this motion.

          FN25. SEE ID.

     Although Count VI does not state a cognizable claim for usurpation of a corporate opportunity, it does not follow that that Count must be dismissed. Conduct that does not run afoul of the corporate opportunity doctrine may nonetheless constitute a violation of the broader, and more fundamental, fiduciary duty of loyalty. [FN26] The conduct alleged in Count VI appears to be of that character. At this stage the Court cannot conclude as a matter of law that the pled facts would not justify a grant of relief under any circumstances. Accordingly, insofar as Count VI alleges a breach of the defendants' fiduciary duty of loyalty, that claim will stand.

          FN26. See, e.g., Johnston v. Greene. Del.Supr., 121 A.2d 919 (1956).

     E. The 1997' Bond Repurchase

     In Count V, the plaintiff alleges that in May 1997, Drummond was caused to repurchase $14.4 million of its bonds for approximately $13.4 million-an amount that was significantly higher than the prevailing market price. [FN27] The bonds were repurchased from MFC and its affiliates, which previously had purchased those bonds at prices significantly below $13.4 million. Gibralt alleges that the purpose of this self-dealing repurchase transaction was to funnel money to MFC and its affiliates at the expense of Drummond. In the alternative, the plaintiff claims that the bond repurchase constituted waste.

          FN27. Drummond is alleged to have paid S82 per hundred, significantly above the market price, which


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          ranged from $54.50 to $72.50 per hundred for the quarter ending June
          30, 1997. Complaint, at P. 52.

     The defendants respond that Gibralt has not stated a cognizable claim for self-dealing, because its allegations neither directly state, nor permit an inference, that the defendants and their affiliates were the sellers of the bonds. [FN28] Because the Court cannot infer that the defendants were the sellers, the defendants argue, the only claim that is alleged is waste. That claim, defendants insist, cannot survive because the complaint does not allege that the price Drummond paid for these bonds was above market, or otherwise was so excessive as to satisfy the demanding test for corporate waste.

          FN28. MCMILLAN V. INTERCARGO CORP., Del. Ch., C.A. No. 16963, Strine, V.C., Mem. Op. at 15 (April 20, 2000) ("neither inferences nor conclusions of fact unsupported by allegations of specific facts ... are accepted as true") (quoting IN RE LUKENS INC. SHAREHOLDER LITIG., Del. Ch.. Cons.C.A. No. 16102, Lamb, V.C., Mem. Op. at 10-11 (Dec. 1,
          1999)).

     I find, contrary to the defendants' position, that the complaint's allegations raise the inference that MFC was the seller of the bonds. The complaint specifically pleads that MFC was the seller of some of the bonds. [FN29] It further alleges that MFC's financial statements disclose the sale of a large block of Drummond bonds, [FN30] and that the plaintiff communicated with every other large Drummond bondholder, each of which denied that it had sold the bonds to Drummond at a premium. Indeed, those bondholders told the plaintiff that the Company had never approached them about a possible bond repurchase. [FN31] Because the other large bondholders were not the sellers, it is logically inferable, by process of elimination, that the seller was MFC- the only other large bondholder. That being the defendants' only argument, the claim survives the motion to dismiss. [FN32]

          FN29. Complaint. at P. 55.

          FN30. ID.

          FN3I. ID. at P. 54.

          FN32. Because the Count survives as a claim for breach of fiduciary duty, the Court need not address whether Count V also states a legally sufficient claim for waste.

     F. The Preferred Stock Issuance

     1. THE THREE-STEU-ACQUISITION OF CONTROL OF DRUMMOND

     *10 Count I claims that the defendants breached their fiduciary duty in connection with MFC's acquisition of control of Drummond. More specifically, Count I alleges that the issuance of voting preferred stock to MFC violated the defendants' fiduciary duties to the Drummond minority, because the transaction had no economic substance and was designed solely to enable MFC to capture absolute control of Drummond without paying a control premium. The plaintiff alleges that Smith (who controlled and was a director of both MFC and Drummond), Zanatta (who was an employee of MFC), and Lee (who had substantial ties to Smith) all had material conflicts of interest when they voted to approve the transactions. Therefore, Gibralt urges, the defendants breached their fiduciary duties of loyalty by approving this self-dealing transaction that conferred no benefit on Drummond.

     The defendants respond, first, that the claim is barred by the doctrine of laches and the three-year statute of limitations in 10 DEL. C. ss. 8106, because
(i) the transaction was fully and completely disclosed to Drummond stockholders in Drummond's June 27, 1996 Form 8-K, yet (ii) the original complaint was not filed until September 17, 1999, over three years later. Gibralt responds that this claim is not barred by the statute of limitations or laches, because the claim was equitably tolled until such time as the stockholders learned or should have discovered the breach of duty. [FN33]

          FN33. Plaintiff relies on KAHN V. SEABOARD CORP., Del. Ch., 625 A.2d 269 (1993).


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     At this stage I am unable to conclude as a matter of law that this claim is time-barred, because the complaint alleges facts that implicate the doctrine of equitable tolling. It is correct that more than three years elapsed between the first of the series of transactions complained of, and the filing of the original complaint. The issuance of the preferred stock was only the first step in a series of transactions, accomplished by defendants, whereby MFC obtained absolute control over Drummond. But, there also were other steps: the defendants caused Drummond to purchase $6 million of Logan preferred stock, and then caused Logan to purchase $6 million of MFC stock. By means of these three transactions, MFC gained absolute control over both Drummond and Logan. The first two of these transactions were publicly disclosed. The problem for defendants is that material facts about the third were not.

     Specifically, the defendants did not disclose the Logan purchase of MFC stock. Had defendants done that, then the true nature of the transaction would have been apparent-the seizure of control, in which event the shareholders would have been on inquiry notice of a potential claim of wrongdoing. But, the defendants' nondisclosure of Logan's participation enabled the other two components of the three-part transaction --which were disclosed-to be portrayed (misleadingly) as simply an investment by MFC in Drummond that enabled Drummond to invest the proceeds in Logan securities.

     The disclosure of one component of this transaction cannot operate to put the stockholders on notice of a claim that the entire transaction constituted a-- breach of duty. [FN34] Here, the entire three-step transaction is what is said to constitute the alleged breach of duty. Because the third step was not disclosed, the statute of limitations was equitably tolled as to the entire claim until such time as the stockholders were properly put on notice that a potentially actionable wrong had been committed. [FN35] What is uncertain on the present record is the precise time when the stockholders of Drummond were put on inquiry notice. Because that is a factual matter which cannot presently be determined from the complaint, Count I will not be: dismissed on the basis that it is time-barred.

          FN34. IN RE MAXXAM, INC. /FEDERATED DEVELOPMENT STOCKHOLDER LITIGATION, Del. Ch. Consol. C.A. No. 12111, Jacobs, V.C., Mem. Op. at 17, n.5 (June 21, 1995).

          FN35. Because the plaintiffs delay in bringing this action is attributable to the defendants' nondisclosure of facts that would have alerted the plaintiff to the existence of a claim, the delay was not "unreasonable." and therefore the defense of laches would not apply.

     2. MODIFICATION OF THE INDENTURE

     *11 The second claim alleged in Count I is that the defendants breached their fiduciary duty by modifying Drummond's bond indenture to delete its anti-takeover provision. The defendants argue that Drummond's shareholders lack standing to assert this claim, because the eliminated provision protected bondholders, not stockholders. In addition, defendants urge, the complaint alleges that MFC, which owned 35% of Drummond's voting stock, already had effective voting control at the time of the indenture revision, and that after the modification, MFC owned 49%. Thus, the defendants argue that because the 14% increase in MFC's voting power had no practical effect on its already formidable ability to influence Drummond's actions, the bond indenture modification caused no harm to the stockholders. Indeed, defendants say, the complaint does not allege that the amendment was either unfair to Drummond or that it benefited MFC at the expense of Dru mond's other stockholders.

     Gibralr: responds that it has standing to challenge the modification of the indenture, whose sole purpose was to enlarge Smith's and MFC's voting control over Drummond, because Drummond's shareholders were intended beneficiaries of the anti-takeover provision in two respects. First, the provision made an unwanted acquisition of Drummond


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more difficult; second, the Company benefited from the value that a potential control premium added to the market price of its stock. In all events, the plaintiff argues, whether or not the indenture amendment harmed Drummond or its stockholders presents a factual issue that cannot be decided at this stage. The plaintiff also argues that MFC'S increase in ownership from 35% to 49% was significant and did harm Drummond's stockholders, because as a practical matter it eliminated the risk that Gibralt and the other public stockholders could join forces to oust MFC from board control.

     I conclude that the elimination of the voting power restriction provision of the indenture, PER se, does not state a cognizable claim. Here, it is claimed that the modification of the indenture resulted in the (deletion of a provision that was designed to prevent the ouster of Drummond's management, by making it more difficult for any bidder to take control of Drummond. That provision was intended to protect Drummond's bondholders. And although Drummond's shareholders may have received some incidental benefit from the indenture provision, the complaint does not allege that the stockholders were its intended third party beneficiaries. Having no standing to enforce the provision, the stockholders would not have an enforceable claim for breach of fiduciary duty arising from the deletion of that provision. If that conduct amounted to a wrong,, any resulting claim belonged to the bondholders. Accordingly, this claim, insofar as it sleeks relief SOLELY by reason of the indenture modification, will be dismissed. [FN36]

          FN36. The dismissal may turn out to be a pyrrhic victory for the defendants, because that claim is dismissed only to the extent it exists as a freestanding claim for relief in isolation, i.e., without regard to the role the indenture modification played in the defendants' larger scheme to gain control of Drummond and to strip its assets. Even though the modification of the indenture, by itself without more, will not warrant relief, that conduct, in combination with the other conduct that is alleged as part of a larger scheme of wrongdoing, would support the plaintiffs broader claim for relief.


     G. Claims Concerning Ichor

     Count II of the complaint alleges that the defendants engaged in four specific transactions, all involving Ichor, that resulted in harm to Drummond which, at the time of these transactions, held 60% of Ichor's stock. Each of these transactions is separately discussed.

     1. THE LINE OF CREDIT TO ICHOR

     *12 The plaintiff first claims that the defendants breached their fiduciary duties to Drummond by causing Drummond to loan Ichor $800,000, at a time when Ichor was in dire financial straits. According to the complaint, that was done to enable Ichor to pay off a $400,000 debt to MFC. The effect of this transaction, Gibralt claims, was to transfer the risk of default from MFC to Drummond.

     The defendants urge that this claim must be dismissed, because the complaint does not allege that the terms of the loan amounted to self-dealing or were unfair to Drummond.

     I conclude that the complaint sufficiently alleges that the transaction amounted to self-dealing by the defendants and was unfair to Drummond. This claim alleges that Drummond was caused to make the loan to Ichor in order to allow MFC to eliminate its loan to "a company going downhill." [FN37] From this it may be inferred that the defendants stand accused of causing Drummond to assume the significant financial risk of default by Ichor in a transaction that benefited MFC but provided no benefit to Drummond.

          FN37. Complaint, at P. 32.

     2. THE ISSUANCE OF "DEATH SPIRAL " PREFERRED STOCK

     The complaint next alleges that after Ichor became a majority-owned subsidiary of Drummond in 1996, the defendants wrested control of Ichor from Drummond by (among other things) causing Ichor to issue "death spiral" preferred stock to the defendants and


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their affiliates. [FN38] The plaintiff alleges that Drummond was harmed by the issuance of the Ichor death spiral preferred stock, because the effect was to dilute Drummond's stock interest in Ichor solely to benefit MFC.

          FN38. "Death spiral" is a term used in the market to describe convertible preferred stock which, unlike normal preferred stock, has no fixed conversion price. Rather, the lower the common price stock drops, the more common shares into which they are convertible. Complaint, at P. 36.

     The defendants argue that this claim must be dismissed for lack of standing. Specifically, defendants contend that a shareholder of one corporation (Drummond) has no right to bring a derivative action on behalf of a "sister" affiliate of that corporation (i.e.Ichor). In addition!, the defendants urge that the claim is on its face impermissibly speculative, because there is no allegation that any dilution ever in fact occur-red.

     In my view, the lack-of-standing argument is without merit, because the claim is asserted on behalf of Drummond, which directly owned 60% of Ichor's stock. Using its control of Drummond, MFC placed two of its representatives, Smith and Zanatta, on the Ichor board. Smith and Zanatta then caused Ichor to issue the "death spiral" stock., which diluted DRUMMOND'S Ichor holdings. Because it is not alleged that MFC was involved in the issuance, Drummond would have no direct claim against MFC for stock dilution damage. But, Drummond would have a direct claim against Ichor and its board (who were also directors of Drummond) for wrongful dilution of Drummond's Ichor stock as a result of this transaction. [FN39] Indeed, that claim is being asserted by Gibralt derivatively on behalf of Drummond. Because Gibralt has standing to sue in that derivative capacity, [FN40] this claim will stand.

          FN39. SEE, IN RE TRI-STAR PICTURES INC., LITIGATION, Del.Supr., 634 A.2d 319, 330 (1993).

          FN40. The argument that the claim must be dismissed because there is no allegation that any dilution has yet occurred, is also defective. First, it is not a "standing" argument, but, rather, goes to the substance of the transaction that forms the basis for the claim. Second, the fact that the outstanding death spiral stock could be converted in the future indicates that the stock, when converted, will cause Drummond harm at some future time, and therefore would be a proper subject of equitable relief that could prevent the harm.


     3. THE CANCELLED GUARANTEE

     *13 Third, the plaintiff claims that the defendants caused Drummond to allow Ichor to cancel a $750,000 guarantee Ichor previously made in favor of Drummond. Sutton Park, an MFC affiliate, received 175,000 preferred shares of Ichor in exchange for $1 million in cash, plus the release of the $750,000 guarantee. The wrongdoing, plaintiff alleges, consisted of the defendants causing Drummond to release the guarantee for no consideration, to enable the defendants' affiliate, Sutton Park, to receive the Ichor shares. Gibralt claims that because it was Drummond that gave value in the form of the release of guarantee, the Ichor preferred shares rightfully belong to Drummond. Moreover, the plaintiff alleges, because the defendants cannot prove the entire fairness of this transaction, the complaint states a cognizable derivative claim against the defendants on Drummond's behalf.

     The defendants respond that because the complaint alleges no facts to support the ccnclusory allegation that the guarantee was in favor of Drummond, tlhe claim fails for lack of an essential premise.

     The defendants are wrong. The complaint alleges, in a nonconclusory way, that the guarantee operated in favor of Drummond, [FN41] and that the defendants caused Drummond to surrender the guarantee for no consideration. [FN42] If these facts are true and their truth must be assumed at this stage then the plaintiff has adequately pled a breach of fiduciary duty that the defendants disloyally exercised their voting control for the benefit of Ichor and Sutton Park and to the detriment of Drummond. Accordingly, this claim survives the motion to dismiss.

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          FN41. Complaint. P. 38. FN42.
          Complaint. P. 38.

     4. THE SALE OF ICHOR SHARES BELOW MARKET PRICE

     Lastly, Gibralt alleges that in June 1998, the defendants caused Drummond to sell 400,000 of its Ichor shares for $1.257 per share, a price that represented a 17% discount from the lowest price at which the stock had ever traded in the market ($1 .50 per share). Gibralt claims that the stock was sold to the defendants and their affiliates, and it bases that conclusion on the fact that no party other than the defendants was in a position to negotiate such a large discount from the market price. In addition, the plaintiff urges, that conduct fits the defendants' historical pattern of self-dealing. Accordingly, Gibralt concludes, causing Drummond to sell a large block of its Ichor shares, at a price far below the market value, to the defendants, states a claim for unlawful self-dealing.

     The defendants contend that this claim must fail for two reasons. First, the defendants argue that the complaint does not allege that the discounted price for such a large block of shares was below market value. Second, the complaint does not state a cognizable claim of self-dealing, because the defendants are not charged with having received anything of value to the exclusion and detriment of Drummond's other shareholders.

     Although the sale of a large block of stock at a below market price does raise suspicion, I conclude that this claim cannot survive this motion. The reason is that the allegations critical to that claim are conclusory. The complaint alleges that "[b]ased upon the large discount to market --- Ichor shares never sold below $1.50 at this time-plaintiff believes, and therefore alleges, that the shares were sold to the defendants or their affiliates." [FN43] Although the plaintiff is entitled to the benefit of any reasonable inference that can be drawn from the well-pled allegations of the complaint, the Court must disregard conclusory allegations unaccompanied by specific averments of supporting fact. [FN44] Here, the plaintiff alleges no specific averments of fact that would support a favorable inference that this transaction involved unlawful self dealing.

          FN43. Complaint, at P. 139.

          FN44. SEE, MCMILLAN, note 26, SUPRA at 15.

     *14 Nor could this claim survive the dismissal motion even if it were viewed as a claim for waste. To withstand a motion to dismiss, the pled facts must demonstrate the sale of Ichor stock was "so completely bereft of consideration that '[s]uch transfer is in effect a gift." ' [FN45] Here, the 17% alleged discount, without more, cannot be said to satisfy that strict standard.

          FN45. IN RE 3 CON, CORP. SHAREHOLDERS LITIG., Del. Ch., C.A. No. 16721, Steele. V.C., Mem. Op. at 11 (Oct. 25, 1999) (citing LEWIS V. VOGELSTEIN, Del. Ch., 699 A.2d 327, 336 (1997)).

                                 IV. CONCLUSION

     Counsel shall confer and submit an appropriate form of order implementing the ruling made in this Opinion.

2001 WL 647837 (Del.Ch.)

END OF DOCUMENT

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                           LEXSEE 2002 Del. LEXIS 723

               OMNI CARE, INC., Plaintiff Below, Appellant, v. NCS
            HEALTHCARE, INC., JON H. OUTCALT, KEVIN B. SHAW, BOAKE A.
          SELLS, RICHARD L. OSBORNE, GENESIS HEALTH VENTURES, INC. and
            GENEVA SUB, INC., Defendants Below, Appellees. ROBERT M.
            MILES, GUILLERMO MARTI, ANTHONY NOBLE, JEFFREY TREADWAY,
             TILLIE SALTZMAN, DOLPHIN LIMITED PARTNERSHIP I, L. P.,
            RAMESH MEHAN, RENEE MEHAN, RENEE MEHAN IRA, SAROJ MEHAN,
          MANEESH MEHAN, RAHUL MEHAN, JOEL MEHAN, LAJIA MEHAN, DARSHAN
          MEHAN IRA, DANSHAL MEHAN (ROLLOVER IRA), ARSH N. MEHAN, ARSH
          N. MEHAN (ROTH IRA), ASHOK K. MEHAN, and ASHOK K. MEHAN IRA, Plaintiffs Below, Appellants, v. JON H. OUTCALT, KEVIN E.
            SHAW, BOAKE A. SELLS, RICHARD L. OSBORNE, GENESIS HEALTH
          VENTURES, INC., GENESIS SUB, INC., and NCS HEALTHCARE, INC.,
                          Defendants Below, Appellees.

                   No. 605, 2002, No. 649, 2002, CONSOLIDATED

                            SUPREME COURT OF DELAWARE

                               2002 Del. LEXIS 723

                          December 10, 2002, Submitted

                           December 10, 2002, Decided

NOTICE:
     *1 THIS OPINION HAS NOT BEEN RELEASED FOR PUBLICATION IN THE PERMANENT LAW REPORTS. UNTIL RELEASED, IT IS SUBJECT TO REVISION OR WITHDRAWAL.

PRIOR HISTORY:
     Court Below: Court of Chancery of the State of Delaware in and for New Castle County. C.A. No. 19800. Court Below: Court of Chancery of the State of Delaware in and for New Castle County C.A. No. 19786.

Order granting motion to dismiss: Omnicare, Inc. v. NCS Healthcare, Inc., 2002 Del. Ch. LEXIS 120 (Del. Ch. Oct. 25, 2002).

Order ruling on voting agreement: Omnicare, Inc. v. NCS Healthcare, Inc., 2002 Del Ch. LEXIS 131 (Del. Ch. Oct. 29, 2002).

DISPOSITION:
Appeal from first order dismissed as moot. Second order reversed and remanded. Third order reversed in part and remanded.

                                  CASE SUMMARY

PROCEDURAL POSTURE: Appellants, a bidder and various stockholders, appealed orders by the Court of Chancery of the State of Delaware in and for New Castle County in two separate proceedings involving a merger between appellees, a corporation and a company.

OVERVIEW: The bidder sought to invalidate a merger agreement between the company and the corporation on fiduciary grounds. The stockholders of the corporation also sought to invalidate the merger on fiduciary grounds. The effect of the trial court's decisions was that the merger had the requisite votes for


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approval. The appellate court held that the trial court properly dismissed the bidder's fiduciary claim based on lack of standing. The fiduciary claims were being asserted by the stockholders. Even if the board of directors attempted to seek a transaction that would yield the highest value reasonably available to the stockholders, its deal protection measures were preclusive and coercive. The directors irrevocably locked up the merger. The trial court's decision permitted implementation of a voting agreement contrary to the parties' fiduciary duty.

OUTCOME: The bidder's appeal was dismissed as moot. The orders were reversed and remanded for the entry of a preliminary injunction consistent precluding the implementation of the merger.

CORE TERMS: merger, stockholder, stock, fiduciary duty, conversion, automatic, preliminary injunction, class action, consolidated appeal, voting power, per share, shareholder, board of directors, approving, standing to assert, summary judgment, set forth, irrevocably, invalidate, expedited, scheduled, casting, charter, bid

LexisNexis(TM) HEADNOTES - Core Concepts

Business & Corporate Entities > Corporations > Directors & Officers > Management Duties & Liabilities
HN1 Even if one assumes that a board of directors attempts to seek a transaction that would yield the highest value reasonably available to the stockholders, deal protection measures must be reasonable in relation to a threat and neither preclusive nor coercive.

JUDGES:
Before VEASEY, Chief Justice, WALSH, HOLLAND, BERGER, and STEELE, Justices constituting the Court en Banc. The Chief Justice and Justice Steele decline to join in the Court's Order and would affirm.

OPINION BY:
Joseph T. Walsh

OPINION:

ORDER

     This 10th day of December, 2002, it appears to the Court as follows:

     (1) NCS Healthcare, Inc. ("NCS"), a Delaware corporation, is the object of competing acquisition bids, one by Genesis Health Ventures, Inc. ("Genesis"), a Pennsylvania corporation, and the other by Omnicare, Inc. ("Omnicare"), a Delaware corporation.

     (2) This is a consolidated appeal from orders of the Court of Chancery in two separate proceedings.

     (3) One proceeding is brought by Omnicare seeking to invalidate a merger agreement between NCS and Genesis on fiduciary duty grounds. In that *2 proceeding, Omnicare also challenges Voting Agreements between Genesis and Jon
H. Outcalt and Kevin B. Shaw, two major NCS stockholders, who collectively own over 65% of the voting power of NCS stock. These Voting Agreements irrevocably commit these stockholders to vote for the merger. The Omnicare action was C.A. No. 19800 in the Court of Chancery and is No. 605, 2002, in this Court.


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     (4) The other proceeding is a class action brought by NCS stockholders seeking to invalidate the merger primarily on the ground that the directors of NCS violated their fiduciary duty of care in failing to establish an effective process designed to achieve the transaction that would produce the highest value for the NCS stockholders. The stockholder action was C.A. No. 19786, 2002 Del. Ch. LEXIS 131, in the Court of Chancery and is No. 649, 2002, in this Court.

     (5) In Appeal No. 605 (the "Omnicare appeal") the Court of Chancery entered two orders. The first decision and order (the "Standing Decision"), dated October 25, 2002, dismissed Omnicare's fiduciary duty claims because it lacked standing to assert those claims. The trial court refused to dismiss Omnicare's declaratory judgment claim, holding that Omnicare had standing, *3 notwithstanding the timing of its purchase of NCS stock to assert its claim, as a bona fide bidder for control, that the NCS charter should be interpreted to cause an automatic conversion of Outcalt's and Shaw's Class B stock (with ten votes per share) to Class A stock (with one vote per share).

     (6) The second decision and order of the Court of Chancery that is before this Court in Appeal No. 605, 2002, is the trial court's order of October 29, 2002 (the "Voting Agreements Decision") adjudicating the merits of the Voting Agreements issue as to which the trial court held Omnicare had standing, as set forth in the preceding paragraph.

     (7) In the Voting Agreements decision on summary judgment, the trial court interpreted the applicable NCS charter provisions adversely to Omnicare's contention that the irrevocable proxies granted in those agreements by Outcalt and Shaw to vote for the Genesis merger resulted in an automatic conversion of all of Outcalt's and Shaw's Class B stock into Class A stock. Omnicare's claim with respect to the Voting Agreements was therefore dismissed.

     (8) Because Outcalt's and Shaw's collective 65% voting power depended on their holdings of Class B stock that *4 had ten votes per share, the ultimate approval of the merger would be in substantial doubt given the fact that the NCS board had recently withdrawn its recommendation in favor of the merger with Genesis in view of a potentially higher bid represented by an Omnicare tender offer. The effect of the trial court's decision that the Voting Agreements did not trigger an automatic conversion of the Class B stock to Class A stock is that the merger of NCS with Genesis has the requisite votes for approval, and the casting of the stockholders' votes on the merger is scheduled to take place at a stockholders' meeting pending decision on this appeal. The trial court's Voting Agreements decision granting summary judgment to the defendants would, if affirmed, remove the automatic conversion obstacle to the casting of Outcalt's and Shaw's 65% voting power in favor of the merger.

     (9) A class action to enjoin the merger was brought by certain stockholders of NCS in the Court of Chancery in 2002 Del. Ch. LEXIS 131, C.A. No. 19786. The trial court denied a preliminary injunction in a decision and order dated November 22, 2002, and revised November 25, 2002 (the "Fiduciary Duty Decision"). That decision is now before this Court *5 upon interlocutory review in 2002 Del. LEXIS 716, Appeal No. 649, 2002. The standing of these stockholders to seek injunctive relief based on alleged violations of fiduciary duties by the NCS directors in approving the proposed merger is apparently not challenged by the defendants. Accordingly, the fiduciary duty claims, including those claims Omnicare sought to assert are being asserted by the class action plaintiffs.

     (10) The proceedings before this Court on appeal have been expedited due to


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exigent circumstances, including the pendency of the stockholders' meeting to consider the NCS/Genesis merger. That meeting had been scheduled for Thursday, December 6, 2002, but was voluntarily postponed to provide this Court with an opportunity to hear and determine this consolidated appeal in an orderly manner.

     (11) The factual background and the bases for the decisions of the Court of Chancery are set forth in its various decisions and orders set forth above and are hereby incorporated by reference without repetition in view of the expedited nature of this appeal.

     (12) The determinations of this Court as set forth in this order are being entered promptly in this summary manner in order to provide clarity and *6 certainty to the parties going forward. The Court intends to explicate these determinations in a written opinion in due course.

     NOW, THEREFORE, IT IS ORDERED by majority decision as follows:

     (A) With respect to the appeal to this Court of that portion of the Standing Decision constituting the order of the Court of Chancery dated October 25, 2002, that granted the motion to dismiss the remainder of the Omnicare complaint, holding that Omnicare lacked standing to assert fiduciary duty claims arising out of the action of the board of directors that preceded the date on which Omnicare acquired its stock, the appeal is DISMISSED AS MOOT on the ground that there are stockholders with standing who have asserted those claims in 2002 Del. LEXIS 716, Appeal No. 649, 2002 that is before this Court in this consolidated appeal.

     (B) With respect to the Fiduciary Duty Decision, the order of the Court of Chancery dated November 22, 2002, denying plaintiffs' application for a preliminary injunction is REVERSED on the ground that, HN1 even if one assumes that the board of directors attempted to seek a transaction that would yield the highest value reasonably available to the stockholders, the deal protection *7 measures must be reasonable in relation to the threat and neither preclusive nor coercive. The action of the NCS board fails to meet those standards because, by approving the Voting Agreements, the NCS board assured shareholder approval, and by agreeing to a provision requiring that the merger be presented to the shareholders, the directors irrevocably locked up the merger. In the absence of a fiduciary out clause, this mechanism precluded the directors from exercising their continuing fiduciary obligation to negotiate a sale of the company in the interest of the shareholders.

     (C) With respect to the Voting Agreements Decision, the order of the Court of Chancery dated October 29, 2002, is REVERSED to the extent that decision permits the implementation of the Voting Agreement contrary to this Court's ruling on the Fiduciary Duty claims.

     (D) These proceedings are REMANDED to the Court of Chancery for the entry of a preliminary injunction consistent with this Order precluding the implementation of the NCS/Genesis merger.


     The Chief Justice and Justice Steele decline to join in the Court's Order and would affirm.

     BY THE COURT:

     /s/ Joseph T. Walsh




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Not Reported in A.2d                                                     PAGE 3
(CITE AS: 1990 WL 201390 (DEL.CH.))
< KeyCite History >

Only the Westlaw citation is currently available.

UNPUBLISHED OPINION. CHECK COURT RULES BEFORE CITING.

        Court of Chancery of Delaware, New Castle
                         County.

         IN THE MATTER OF THE APPRAISAL OF SHELL
                         OIL CO.

                 CIV. A. NO. 8080.

                Submitted: June 25, 1990.
                 Decided: Dec. 11, 1990.

     Clark W. Furlow, and Michele C. Gott, Lassen, Smith, Katzenstein & Furlow, Wilmington, of counsel: H. Lee Godfrey, and Kenneth E. McNeil, Susman Godfrey, Houston, Tex., for petitioners.

     Thomas P. Preston, Judith N. Renzulli, and John L. Olsen, Duane, Morris & Heckscher, Wilmington, of counsel: Edward M. Selfe, Bradley, Arant, Rose & White, Birmingham, Ala., for petitioners.

     Richard L. Sutton, and Thomas C. Grimm, Morris, Nichols, Arsht & Tunnell, Wilmington, of counsel: Rory 0. Milison, Cravath, Swaine & Moore, New York City, for respondent.

                   DECISION AFTER TRIAL IN AN APPRAISAL ACTION

     HARTNETT, Vice Chancellor.

     *1 Petitioners, former minority shareholders of respondent Shell Oil Company ("Shell Oil" or "Shell"), sought an appraisal of the fair value of their shares as of June 7, 1985--the date that Shell's minority shareholders were cashed-out at $58 per share in a short-form merger effectuated by Shell's 94.6% majority stockholder, SPNV Holdings, Inc. ("Holdings"). After weighing all the admissible evidence, the Court finds that at the time of the cash-out merger the fair value of petitioners' shares was $71.20 per share, which is less than the $89 per share value asserted by petitioners and more than the $55 per share asserted by the respondent. The Court further finds that interest should be paid at the rate of 10.0%.

                                        I
                          HISTORY OF THE LITIGATION AND
                                BACKGROUND FACTS

     The underlying factual history is complex and has been addressed by this Court and the Delaware Supreme Court in several opinions. Smith v. Shell Petroleum, Inc., Del.Ch., C.A. No. 8395-NC, Hartnett, V.C. (June 19, 1990) (holding that defendant failed to adequately disclose all material facts to the minority shareholders prior to the cash-out merger); Joseph v. Shell Oil Co., Del.Ch., 482 A.2d 335 (1984); Joseph v. Shell Oil Co., Del.Ch., C.A. Nos. 7450 & 7699-NC, Hartnett, V.C. (April 19, 1985) (Opinion approving proposed settlement of class action); Selfe v. Joseph, Del.Supr., 501 A.2d 409 (1985); Smith v. SPNV Holdings, Inc., Del.Ch., C.A. No. 8395NC, Hartnett, V.C. (Oct. 28, 1987; Revised Nov. 2,.1987) (Opinion denying defendant's motion to dismiss); Smith v. SPNV Holdings, Inc., Del.Ch., C.A. No. 8395-NC, Hartnett, V.C. (April 26, 1989) (Opinion denying defendant's motion for summary judgment). An exhaustive discussion of all the underlying facts in this case is not necessary, because the only litigable issue in an appraisal action brought pursuant to 8 Del.C.SS.262 "is the determination of the value of the appraisal petitioners' shares on the date of the merger." See Cede & Co. v. Technicolor, Inc., Del.Supr., 542 A.2d 1182, 1187 (1988). Rather, a review of the pertinent underlying facts will suffice.

     For over 60 years prior to the cash-out merger, Royal Dutch Petroleum Company ("Royal Dutch") controlled a majority of the outstanding common shares of Shell Oil. In 1982, Royal Dutch began considering the acquisition of the minority shares of Shell and retained Morgan Stanley & Co. ("Morgan Stanley"), an investment banking firm, to prepare an estimate of the value of the

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minority shares of Shell. However, no effort to acquire Shell's minority shares took place at that time.

     In early 1984, Royal Dutch again became interested in acquiring the minority shares of Shell, and Royal Dutch formally retained Morgan Stanley as its financial advisor. On January 24, 1984, Morgan Stanley completed its valuation and concluded that, in its opinion, the value of Shell's minority shares was $53 per share. On the same day, Royal Dutch announced its intention to merge Shell into its subsidiary, SPNV Holdings, Inc., by cashing-out the minority stockholders for $55 per share.

     *2 Immediately after learning of the January 24, 1984 offer, the Board of Directors of Shell created a Special Committee, comprised of six outside directors, to evaluate the merger proposal. The Special Committee then retained Goldman Sachs & Co. ("Goldman Sachs"), a New York investment banker, to estimate the value of Shell's minority shares. The Special Committee also employed the Sullivan & Cromwell law firm as independent legal counsel and H.J. Gruy and Associates, Inc. as its independent petroleum consultants. Ultimately, Goldman Sachs concluded that $80-S85 per share was the "high confidence" range of value of Shell's outstanding common stock, with the lowest fair price being $70 per share. Consequently, the Special Committee rejected the $55 merger offer by Royal Dutch as being unacceptable and indicated it would be willing to negotiate a $75 per share offer, which Goldman Sachs opined was in the low range of fairness.

     Eventually, Royal Dutch withdrew its $55 per share merger proposal and commenced a tender offer for the minority shares of Shell at $58 per share. On April 5, 1984, Shell Oil's Board, by a vote of the Special Committee, also rejected the $58 Tender Offer as inadequate and not in the best interests of Shell Oil or its minority shareholders. On the same day, Shell Oil's President, John F. Bookout, mailed a letter to Shell's minority stockholders advising them of the Board's decision. Also included with the letter was Shell's most recent
Schedule 14D-9, as filed with the Federal Securities and Exchange Commission ("SEC"), which included financial studies developed by Shell's management indicating per share values of $77 to $152 per share, but which were allegedly "based on numerous assumptions, many of which were highly uncertain."

     Shell's Special Committee also requested Mr. Bookout to prepare a "bid" case analysis, which would simulate the type of analysis that Shell Oil normally used when bidding on oil and gas properties. The Special Committee believed that such an analysis would serve as a "cross check" for the other evaluations already performed. The "bid" case, which arrived at a $91 per share value, was not a market analysis, but was derived from Shell's internal asset analysis.

     After the Special Committee rejected the $58 per share tender offer as inadequate, Royal Dutch, through its subsidiary SPNV Holdings, Inc. ("Holdings"), continued to pursue its tender offer and contemplated short-form merger, and a number of minority shareholders of Shell Oil then sought injunctive relief against such an occurrence. In May 1984, this Court granted, in part, plaintiffs application for injunctive relief. Joseph v. Shell Oil Company, Del.Ch., 482 A.2d 335 (1984). The Court held that the Tender Offer materials did not "satisfy the requirement of disclosure of all germane facts with complete candor," and therefore recommended that new fairness studies be undertaken and that all shareholders who had tendered be given an opportunity to withdraw their tender after receipt of revised disclosures. Id. at 342-45.

     *3 In response to the Joseph opinion Morgan Stanley reviewed its fairness opinion and concluded that $55 per share remained fair to Shell shareholders from a financial point of view. After receipt of the additional disclosures ordered by the Joseph opinion, only about 363,000 of the 78,277,566 shares previously tendered (or less than 1/2 of 1% of the outstanding shares) were withdrawn and


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nearly 78 million shares were reconfirmed as being tendered to Holdings for $58 per share. Consequently, Holdings' ownership interest was increased to 94.6% of Shell's outstanding stock. Holdings, however, did not go forward with its short-form merger plans at that time because of the pendency of the Joseph litigation, which continued to attack the transaction.

     In early 1985, the Joseph litigation was settled after substantial discovery and "intensive arms-length negotiations." The settlement provided an additional $2 per share for all members of a subclass of Shell stockholders who had accepted the $58 tender offer and tendered their shares and the same additional $2 per share for the members of another subclass consisting of non-tendering stockholders if they waived their statutory right to opt for a court appraisal of their shares in the forthcoming short-form merger at the $58 per share merger price.

     The consideration for payment of those sums was the release of all claims arising from or related to the subject matter of the consolidated actions (the "Settled Claims"). The release and dismissal of the breach of fiduciary duties claims therefore were to apply to and bind all former stockholders of Shell, even non-tendering stockholders who later opted for a court appraisal. The stockholders who subsequently sought an appraisal were therefore precluded by the terms of the settlement from asserting in any future appraisal action any claim for breach of fiduciary duty encompassed within the Settled Claims.

     This Court then approved the Joseph settlement as being, in its business judgment, intrinsically fair to all members of the class, including both subclasses. Joseph v. Shell Oil Company, Del.Ch., C.A. Nos. 7450 & 7699NC, Hartnett, V.C. (Apr. 19, 1985). The Delaware Supreme Court subsequently affirmed this Court's decision as being supported by the record. Selfe v. Joseph, Del.Supr., 501 A.2d 409, 411 (1985).

     Shortly after this Court approved the Joseph settlement, on May 15, 1985, Holdings transferred ownership of its Shell Oil stock to its wholly-owned subsidiary, Testa Corporation ("Testa"). Subsequently, on June 7, 1985, Holdings caused Testa to be merged into Shell Oil pursuant to 8 Del.C. ss. 253 for $58 per share in cash, unless the holder sought an appraisal (the "short-form merger"). If, however, a stockholder waived the right to seek an appraisal prior to July 1, 1985, the stockholder received the $58 plus $2 per share.

     After the merger, Shell minority shareholders were sent additional disclosure documents, including a "Notice of Merger and Right of Appraisal," an "Information Circular," and a document entitled "Certain Information About Shell." These disclosure documents were later challenged as being defective and in June 1990 this Court held that the 1985 merger disclosure documents were defective because they did not adequately disclose to the then remaining minority shareholders of Shell Oil Company all the material facts a dissenting shareholder reasonably needed to make a fully informed decision whether or not to seek an appraisal. Smith v. Shell Petroleum, Inc., Del.Ch., C.A. No. 8395-NC, Hartnett, V.C. (June 19, 1990), slip op. at 2. The primary disclosure violation occurred because the defendant failed to disclose the existence of oil and gas reserves having a value of approximately $1 billion. Id. See also Smith
v. Shell Petroleum, Inc., Del.Ch., C.A. No. 8395-NC, Hartnett, V.C. (Nov. 26,
1990).

     *4 Approximately 1,005,552.837 shares qualified for an appraisal in this action, which was ordered to be tried separately from the disclosure claims. Smith v. SPNV Holdings, Inc., Del.Ch., C.A. No. 8395-NC, Hartnett, V.C. (Apr. 26, 1989). A seven-day trial was held in January of 1990 on the single issue before the Court--the "fair value of the petitioners' shares on the date of the merger." Cede & Co. v. Technicolor, Inc., Del.Supr., 542 A.2d 1182, 1187 (1988).

     The record in this case is extensive and includes, among other things: approximately 439 trial exhibits of petitioner and 205 trial

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exhibits of respondent, numerous deposition transcripts; over 1,000 pages of trial transcripts; and extensive post-trial briefs.

                           II
                   APPRAISAL STANDARD

     Shareholders who dissent from a cash-out merger and seek an appraisal are entitled to have the Court determine the fair or intrinsic value of their shares. Cavalier Oil Corp. v. Harnett, Del.Supr., 564 A.2d 1137, 1142 (1989). Under Delaware law, the sole remedy available to minority shareholders in a cashout merger, absent challenges to the merger itself, is an appraisal under 8 Del.C.SS. 262. Weinberger v. UOP, Inc., Del.Supr., 457 A.2d 701, 703 (1983). An appraisal action is intended to provide shareholders who dissent from a merger, on the basis of the inadequacy of the offering price, a judicial determination of the "fair value" of their shares. Cede and Co. v. Technicolor, Inc., Del.Supr., 542 A.2d 1182, 1186 (1988); Weinberger, 457 A.2d at 714.

     The standard for determining the "fair value" of a company's outstanding shares was liberalized in Weinberger, which broadened the exclusive use of the "Delaware Block" method to include all generally accepted techniques of valuation used in the financial community. Weinberger, 457 A.2d at 712-13. See also Cavalier Oil Corp., 564 A.2d at 1142; Cede and Co., 542 A.2d at 1186-87. The scope of an appraisal action is limited, however, with the only litigable issue being the determination of the value of petitioners' shares on the date of the merger. Cede and Co., 542 A.2d at 1187. Although the justiciable issue in an appraisal action is a limited one, as the Delaware Supreme Court held in Weinberger, "all relevant factors" are to be considered in determining the fair value of the shares subject to appraisal. Weinberger, 457 A.2d at 713. See also 8 Del.C. ss. 262(h).

     "A proceeding under Delaware's appraisal statute, 8 Del.C.SS. 262, requires that the Court of Chancery determine 'fair value' of the dissenting stockholders' shares." Cavalier Oil Corp., 564 A.2d at 1144. The Delaware Supreme Court has stated that the fairness concept involves two considerations: fair dealing and fair price. Weinberger, 457 A.2d at 711. If the fairness of the merger process, however, is not in dispute, the Court of Chancery's sole task in an appraisal is to value what was taken from the shareholder: "viz. his proportionate interest in a going concern." Cavalier Oil Corp., 564 A.2d at 1144; Tri-Continental Corp. v. Battye, Del.Supr., 74 A.2d 71, 72 (1950).

     *5 In order to reach a going concern value, "the company must be first valued as an operating entity by application of traditional value factors, weighted as required, but without regard to post-merger events or other possible business combinations." Cavalier Oil Corp., 564 A.2d at 1144. See also Bell v. Kirby Lumber Corp., Del.Supr., 413 A.2d 137 (1980). A dissenting shareholder's proportionate interest can be determined only after the company as an entity has been valued. Cavalier Oil Corp., 564 A.2d at 1144. In determining a dissenting shareholder's proportionate interest, "the Court of Chancery is not required to apply further weighting factors at the shareholder level, such as discounts to minority shares for asserted lack of marketability." Cavalier Oil Corp., 564 A.2d at 1144 (emphasis added). The application of a discount to the value of a minority stockholder's shares at the shareholder level is contrary to the requirement that the company be viewed as a "going concern." Cavalier Oil Corp., 564 A.2d at 1145. However, there may be specific circumstances in which the use of a discount at the company level will be upheld. See, e.g., Tri-Continental Corp. v. Battye, Del.Supr., 74 A.2d 71(1950).

     In applying these concepts to the evidence adduced by the parties, it becomes clear that the estimates of the fair value of Shell stock on June 7, 1985, the merger date, by both sides are significantly flawed.

     Nor should this be surprising. Both sides relied on expert witnesses retained by the party offering them. In Kahn v. U.S. Sugar

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Corporation, Del.Ch., C.A. No. 7313-NC, Hartnett, V.C. (Dec. 10, 1985), this
Court made an observation which applies with equal force to the present case:

   "A review of this testimony clearly shows the reason that testimony as to value by experts is of such limited use to a trier of fact.

   It has been succinctly stated:

   "In common law countries we have the contentious, or adversary, system of trial, where the opposing parties, and not the judge as in other systems, have the responsibility and initiative in finding and presenting proof. Advantageous as this system is in many respects, its present application in the procurement and presentation of expert testimony is widely considered a sore spot in judicial administration. There are two chief points of weakness in the use of experts. The first is the choice of experts by the party, who will naturally be interested in finding, not the best scientist, but the 'best witness.' As an English judge has said:

  '... the mode in which expert evidence is obtained is such as not to give the fair result of scientific opinion to the Court. A man may go, and does sometimes, to half-a-dozen experts ... He takes their honest opinions, he finds three in his favor and three against him, he says to the three in his favor, 'will you be kind enough to give evidence?' and he pays the three against him their fees and leaves them alone; the other side does the same ... I am sorry to say the result is that the Court does not get that assistance from the experts which, if they were unbiased and fairly chosen, it would have a right to expect.'

  *6 The second weakness is that the adversary method of eliciting scientific testimony, by direct and cross-examination in open court, frequently upon hypothetical questions based on a partisan choice of data, is ill-suited to the dispassionate presentation of technical data, and results too often in overemphasizing conflicts in scientific opinions which a jury is incapable of resolving.'

   McCormick on Evidence (3rd ed.) Section 17 (1984).

   The valuations expressed by the several expert witneses were all based on numerous value judgments. While the assumptions had a basis, almost every figure used, whether a base figure or a multiplier, could have just as well been a different figure and the selection of the figure to be used necessarily involved a choice or guess by the witness, who in turn was being handsomely paid by one side or the other."

   Kahn, supra, slip op. at 17-18.

   As respondent's primary expert witness candidly admitted at trial, "Valuation is an art rather than a science." [Case Tr. at 1024].

   One thing is clear from the evidence in this trial: whether consciously or unconsciously, the opinions expressed by the expert witnesses significantly reflected the desires of their clients.

   The range of values of the shares at the time of the merger was a high of $89 per share (or even $100) expressed by plaintiff's chief witness and a low of $55 expressed as the value by defendant's chief witness. Supposedly both of these experts were using generally accepted and accurate techniques to evaluate the same corporation.

                                       III
                         PETITIONERS' ASSERTION OF FAIR
                                      VALUE

   Petitioners contend, based on a study conducted by their expert witness, Mr. Kurt Wulff, that the fair value of Shell Oil Company on June 7, 1985 was $100 per share on a buyer's tax cost basis or $89 per share on a seller's tax cost basis.

   Petitioners assert that such a value is consistent with the valuations completed by Shell Oil and Goldman Sachs in 1984-1985 which showed:

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


Not Reported in A.2d              A1485                                  Page 8
(CITE AS: 1990 WL 201390, *6 (Del.Ch.))

                                           Assigned Value
    Date   Study                             (Per Share)
   -----   ----------------                -------------
   1984    Shell GEO Study                 $92-116
   1984    Shell "bid" case                $91
   1984    Goldman Sachs                   $84
   1985    Shell "update"                  $85-104

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

Not Reported in A.2d                 A1486                               Page 9
(CITE AS: 1990 WL 201390, *6 (DEL.CH.))

  Mr. Wulff, who has a bachelor of science degree in chemical engineering, a master's degree in business administration from Harvard Business School and over 20 years of experience in analyzing (and working for) oil and gas companies, was qualified as an expert in the valuation of oil and gas companies. Mr. Wulff's analysis in this case utilized a three-pronged approach. He first calculated the Present Value of Equity for Shell Oil as of 1985 by creating an adjusted balance sheet for Shell. He then compared his Present Value of Equity estimate to a "deal" market in order to predict the discount or premium, if any, the deal market would have placed on Shell's Present Value of Equity. Finally, Mr. Wulff constructed a hypothetical price at which Shell stock would have traded in 1985 if Royal Dutch had not made an offer in 1984.

  *7 Mr. Wulff's three-pronged analysis, which parallels a study by Morgan Stanley for Shell, was based on the underlying premise that Shell was a high-quality company with no other major integrated oil company having a stronger combination of well-run businesses. Since Mr. Wulff viewed Shell as such an outstanding company, he believed it should only be compared to the top of its competition, not the median of its competition as Morgan Stanley decided.

                         WULFF'S PRESENT VALUE OF EQUITY
                                    ANALYSIS

  Mr. Wulff utilized a balance sheet format for analyzing the Present Value of Equity for Shell on a going-concern basis, and concluded that the present value of Shell's equity in June, 1985 was $100 per share on a buyer's tax cost basis and $89 on a seller's tax cost basis. Petitioners contend that Mr. Wulff's approach parallels studies done by Shell, Goldman Sachs and Morgan Stanley.

  Petitioners further assert that if Shell had updated a 1984 "bid" analysis it prepared in 1985, it would have compared favorably to Mr. Wulff s analysis using a seller's tax cost basis:

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Not Reported in A.2d                  A1487                             PAGE 10
(CITE AS: 1990 WL 201390, *7 (Del.Ch.))

                                                            Wulff's 1989
                                                              Shell's              Shell's
                                                             (Seller's             1985
                                                                                   1984
                                                              Tax Cost)          "updated"
                                                                                   "bid"
COMPONENTS OF VALUE                                           Analysis            Analysis
                                                                                   Case
-------------------------------                            ------------        ------------      ------------
Exploration and Production
Assets (Upstream Assets)
   Oil & Gas Reserves
     Proven Reserves                                            $16,800             $15,563
     Probable Reserves                                           $3,200              $2,020
   Exploratory Acreage                                           $1,900              $2,800
   "Other" E & P                                                 $1,800              $4,400
                                                           ------------        ------------      ------------

   Total                                                        $23,700             $24,783           $25,610
Downstream Assets

   Oil Products                                                  $3,700
   Chemical Products                                             $3,600
                                                           ------------        ------------      ------------

   Total                                                         $7,300              $7,600            $7,600
Present Value of Equity
   Total Asset Value                                            $31,000             $32,383           $33,210
   Total Debt                                                   ($3,500)            ($3,544)          ($4,820)
                                                           ------------        ------------      ------------

   Present Value of Equity                                      $27,500             $28,839           $28,390
Value Per Share                                                     $89                 $93               $91
                                                           ============        ============      ============

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Not Reported in A.2d                  A1488                             PAGE 11
(CITE AS: 1990 WL 201390, *7 (DEL.CH.))

   Although the evidence does not support plaintiffs' claim that Shell formally updated its 1984 internal "bid" analysis in 1985, petitioners' reconstruction of such an analysis using internal Shell information is admissible as being relevant to their assertions of fair value, but the weight to be accorded to such evidence must be minimal. See Shell v. Shell Petroleum, Inc., Del.Ch., C.A. No. 8395-NC, Hartnett, V. C. (June 19, 1990). The items contained in Mr. Wulff's adjusted balance sheet for Shell will be addressed seriatim.

   Respondent, however, asserts that Mr. Wulff's technique of equating Present Value of Equity with fair value is not a generally accepted technique in the financial community and is not used by major investment bankers in rendering fairness opinions. Respondent also claims that Mr. Wulff's Present Value of Equity analysis contains inherent flaws in that it: (1) is merely a Liquidation Analysis, which cannot be the sole measure of fair value in an appraisal action. See Bell v. Kirby Lumber Corp., Del.Supr., 413 A.2d 137 (1980); (2) is a subjective measure of value deliberately biased in favor of upward "lurches" in oil prices; and (3) contains numerous errors because Mr. Wulff relied on public data or assumptions rather than specific information provided by Shell. Additionally, respondent charges that Mr. Wulff was not candid in testifying about the fair values of other integrated oil and gas companies and that Mr. Wulff "gerrymandered" data to derive a $100 per share Present Value of Equity for Shell, on a buyer's tax cost basis ($89 on a seller's tax cost basis).

  *8 As will be seen, Mr. Wulff's Present Value of Equity Analysis is seriously flawed. It, however, is a sufficiently accurate and accepted technique to be entitled to considerable weight in determining the fair value of the shares.

   Upstream Assets (Exploration and Production)

   Mr. Wulff began his construction of an adjusted balance sheet for Shell, to be used as part of his Present Value of Equity Model, with a valuation of Shell's "upstream" assets (also known as exploration and production assets), which consist of proved and probable oil and gas reserves, exploratory acreage, and "other" exploration and production assets.

   The first component of Mr. Wulff's upstream assets is Shell's proved and probable reserves, which Mr. Wulff viewed as the most important determinant of Shell's going-concern value because such reserves represent a reasonably predictable stream of earnings that flow from Shell's actual production. In addition, Mr. Wulff asserted that the present value of those reserves was the reason why acquirors were willing to pay premiums substantially above stock trading prices for oil and gas companies in 1984 and 1985.

   The first step in Mr. Wulff's adjusted balance sheet analysis was to adjust the book value of Shell's reserves to reflect actual market value. Mr. Wulff asserted, and the respondent did not dispute, that the standard methodology for determining the present value of oil and gas reserves is the "discounted cash flow" ("DCF") analysis. Mr. Wulff's DCF analysis, as all such analyses, was based on numerous value judgment assumptions, such as: (1) the volume of proved reserves; (2) a production profile (in playout of reserves); (3) future oil and gas prices; (4) future production expenses (including taxes); and (5) a discount rate to compute the present value of future production.

   Mr. Wulff's analysis used oil and gas reserve volumes, as reported in Shell's 1984 annual report and January 1, 1985 reserve report. Mr. Wulff used the net reserve volumes for oil and gas, while the model used by Shell initially used gross volumes, then deducted royalty interest as part of costs. By using the reported net volumes, Mr. Wulff apparently accepted the royalty percentages which Shell used. However, Mr. Wulff, in preparing his analysis, added the 295 million barrels of oil that were mistakenly omitted from Shell's internal discounted cash flow valuation for 1985. Smith v. Shell Petroleum, Inc., C.A. No. 8395-NC, Hartnett, V.C. (June 19, 1990).


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Not Reported in A.2d                  A1489                             PAGE 12
(CITE AS: 1990 WL 201390, *8 (DEL.CH.))

   Mr. Wulff claimed that the reserve volumes reported by Shell and used by him were conservative estimates. Mr. Jack E. Little, executive vice president of Shell's Exploration & Production Division, apparently agreed, because he stated at the Smith v. Shell Petroleum, Inc. trial on the disclosure violations:

   Q: And that chart, if we had it, would show that actually Shell has underestimated future production consistently, correct?

   A: That chart would show--I don't have a copy of it before me. I can't recall exactly from year to year, but that chart would show that in some years, we had underestimated what our production is going to be in the future. Yes, that's correct.

   *9 Id.

   Mr. Wulff also utilized a 20-year production profile in his Presesnt Value of Equity analysis, meaning that all of Shell's reserves were projected to be produced within 20 years. Petitioners assert that Mr. Wulff's 20-year playout of reserve volumes is the same as used in Shell's 1983 long-term forecast ("LTF") model, which was developed by Shell's field engineers. Petitioners contend that Mr. Murphy, the Shell employee responsible for the 295 million barrels, S1 billion error, wrongly played out Shell's adjusted reserves over a 30-year period rather than a 20-year period.

  Petitioners assert that the pricing premises used by their expert, Mr. Wulff, were reasonable because they were even more conservative than Shell's and Royal Dutch's internal pricing premises, although they were more optimistic than Morgan Stanley's premises. Because oil and gas prices are very difficult to accurately predict, the Court cannot definitively determine whether petitioners' or respondent's pricing premises were more appropriate. As it turned out, Morgan Stanley's 1985 premises were closer to actual prices than Mr. Wulff's, but both were overly optimistic.

   Additionally, Mr. Wulff utilized a projected discount rate in his analysis of 13.0%. Although Mr. Wulff's rate is somewhat higher than the rate used by Morgan Stanley, his rate is as justifiable as is the rate used by Morgan Stanley.

   Mr. Wulff concluded that Shell's production costs would be approximately $34 billion over the production period. His estimate consists of two parts--fixed and variable costs. Mr. Wulff estimated fixed costs at about $500 million a year (for the production profile period), assuming that productivity improvements offset inflation. Variable costs, on the other hand, were estimated as a percentage of revenue. Mr. Wulff calculated the percentage so that the fixed and variable components of expense for the first year approximate what Shell reported for the previous year.

   Mr. Wulff also projected that the federal excise or windfall profits tax would decline and eventually disappear in accordance with the provisions of the 1985 tax law. Petitioners assert that the windfall profits tax was designed so that the government received most of the benefit from oil price increases in the early years of the production profile and that producers were to receive the full benefit of price increases in latter years.

   In addition, Mr. Wulff estimated that development costs for proven undeveloped reserves would be about $5 billion, approximately one-fourth for gas and the remainder for oil. Mr. Wulff s model also projected those development outlays to be completed in five years (rather than over the entire 20-year production period), because that rate matched Shell's actual spending in 1984. Mr. Wulff further assumed that such an accelerated rate of development outlays was appropriate because the rate of development outlays typically influences the rate of production. All of Mr. Wulff s assumptions were based on acceptable, but speculative, factors.

   *10 Mr. Wulff based his evaluation of Shell's probable reserves on his premise that Shell


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Not Reported in A.2d                  A1490                             PAGE 13
(Cite as: 1990 WL 201390, *10 (Del.Ch.))

historically understated its volumes of probable reserves. The Shell Oil Company Policy on Reserves Reporting states:

  A review of primary reserve bookings in the Annual Reserves Report over the last five years indicates that the primary development potential has been understated.... The reserves have been understated because of future additions from exploratory prospects and as a result of future or current field studies have not been included in the unproved reserves.

  Mr. Wulff then determined that the value of Shell's probable reserves was at least equal to 20% of Shell's proved reserves. Petitioners contend that Mr. Wulff's estimate is confirmed by Shell's 1984 General Executive Office ("GEO") estimate, which shows the value of its probable reserves at about 20% of the value of proved reserves.

  Mr. Wulff, using a "capitalized cost" method, valued Shell's exploratory acreage at approximately $1.9 to $2 billion. Mr. Wulff apparently based his opinion on his assumption that the historical cost for Shell's exploratory acreage was about $1.733 billion. On the other hand, the respondent contends that the historical cost was actually $1.128 billion, as of 1984. However, respondent's expert, Morgan Stanley, used only 1984 data in its analysis because it was allegedly unable to obtain more recent data from Shell. Respondent contends that there was no substantial change in acreage between 1984 and 1985.

  Petitioners counter that Morgan Stanley's methodology was inaccurate because it assigned no value to Shell's exploratory acreage in Alaska. In 1984, however, Shell spent a substantial sum of money to acquire sealed bid leases on acreage in Alaska, and also devoted nearly 25% of its 1984 domestic exploration expenditures to its Alaska acreage.

   Although the respondent challenges Mr. Wulff's capitalized cost approach, Morgan Stanley, respondent's expert, used the same type of analysis when evaluating the exploratory acreage of Superior and Phillips Oil Companies.

   In addition, Mr. H.J. Gruy (Holdings' expert on reserves), Shell, and Goldman Sachs all used a "sunk cost" method to evaluate Shell's 1984 exploratory acreage, and all three derived a value of approximately $2.6 to $2.7 billion. Mr. Gruy stated at his 1984 deposition that Shell consistently underestimated its exploratory acreage:

   This is very interesting, and in this case a unique experience for me. Shell's history on this over the past 10 or 12 years is that the exploratory acreage in the Gulf, the prospects, have produced on an average 12 percent more than prediscovery estimates. Now, everywhere else I've been, the geologists have been so optimistic about what they were going to find that what you actually found was considerably less. But Shell's history was that they had underestimated what they would find on these offshore blocks by an average of 12 percent.

   [Gruy 1984 Dep. at pp. 72-73 (emphasis added)].

   *11 Petitioners contend that Shell's "updated" 1985 figures actually showed a value of $2.8 billion.

   Instead of a discounted cash flow analysis, Mr. Wulff used book values and annual cash flows as guiding parameters for estimating the value of Shell's "other" exploration and production assets. Mr. Wulff found that there were several segments to Shell's "other" exploration and production assets. As of December 31, 1984, Shell reported as book values for "other" exploration and production assets: (1) $437 million for coal properties; (2) $515 million for other energy exploration and production, which could include geothermal properties or the agricultural value of certain lands; (3) $253 million in international exploration and production investments; and (4) $251 million in international property, plant and equipment.


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Not Reported in A.2d                  A1491                             PAGE 14
(Cite as: 1990 WL 201390, *11(Del.Ch.))

  Mr. Wulff viewed Shell's coal business and international exploration effort, in particular, as new businesses that offered significant growth potential. Since those investments were rather new in 1985, he assumed that the market value of those businesses should have exceeded their book value, which reflected depreciated costs. In addition, because Mr. Wulff believed those businesses had growth potential, he applied a higher multiple of market value to book value than he would have applied for slower growing businesses. Consequently, Mr. Wulff applied a multiple of 1.3 for property value to allocated book value.

  Mr. Wulff also noted that Shell's other exploration and production operations generated a significant cash flow, at only a slightly lower rate than for mature businesses. Mr. Wulff therefore found that Shell's 8% cash flow to property value ratio suggested that Shell could anticipate only modest increases in future cash flow from those properties.

  Ultimately, Mr. Wulff concluded that Shell's "other" exploration and production assets were worth about $1.8 billion, whereas Shell's "updated" internal estimate was $4.4 billion.

                                Downstream Assets

  Petitioners assert that on a seller's tax cost basis, Mr. Wulff's valuation of Shell's downstream assets is extremely close to Goldman Sachs 1984 estimate and Shell's alleged 1985 internal "update" value. Shell's downstream assets consist of its oil and chemical products divisions, including its refining and marketing operations. Mr. Wulff's analysis shows that Shell's downstream assets were worth $8 billion on a buyer's tax cost basis and $7.3 billion on a seller's tax cost basis, while Goldman Sachs' estimate for Shell's downstream business is $7.5 billion and Shell's alleged "update" estimate would indicate a value of $7.6 billion.

   Mr. Wulff valued Shell's oil products division at $4 billion, or $3.7 billion on a seller's tax cost basis, which is almost 1.1 times the book value of those assets. Mr. Wulff viewed such a ratio as reasonable because the cash flow from Shell's oil products division was about 14% of its property value. In addition, Mr. Wulff's analysis was also influenced by the fact that Shell's refinery business was the most profitable of the large oil companies and that according to Shell, "investors [viewed] Shell's refining and marketing business as the best in the industry." Petitioners further assert that Mr. Wulff's valuation was reasonable in light of Goldman Sachs 1984 study, which estimated the value of Shell's oil products division at $5.4 billion--far higher than Mr. Wulff's valuation.

   *12 Respondent criticizes Mr. Wulff's oil products analysis on several grounds. First, respondent contends that Mr. Wulff's study failed to consider capital expenditures needed to keep the oil products division operating, despite the fact that he recognized such expenditures as necessary. Respondent also asserts that if Mr. Wulff had taken into consideration future capital expenditures, Shell's return would have been about 8%, thereby reducing the value placed on Shell's oil products division by Mr. Wulff.

   Respondent further asserts that Mr. Wulff's highly optimistic assumption regarding Shell's oil products division is contradicted by industry newsletters that Mr. Wulff prepared in 1985, which indicate a much less optimistic outlook. In addition, respondent pointed out certain information that Mr. Wulff chose not to use in his analysis, such as: (1) that net income for Shell's oil products division declined from 1981-1985; and (2) that net income for the first five months of 1985 was below net income for the same five months in 1984. Finally, respondent complains that Mr. Wulff's valuation fails to consider the way the stock market was valuing publicly-traded refining companies.

   In preparing his Present Value of Equity analysis, Mr. Wulff estimated the value of Shell's chemical products segment at $4 billion on a buyer's tax cost basis and $3.6 billion on a seller's tax cost basis. Mr. Wulff assigned Shell's chemical products division a


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Not Reported in A.2d                  A1492                             PAGE 15
(Cite as: 1990 WL 201390, *12 (Del.Ch.))

value of 1.3 times allocated book value, because the division had a high ratio of current cash generation and also had, in his opinion, great future growth potential. In addition, Mr. Wulff favorably viewed Shell's substantial capital investment in the chemical products segment during the late 1970's and early 1980's. Furthermore, Mr. Wulff considered that Shell had the largest chemical operation of United States oil and gas companies and that Shell's chemical segment doubled its income between 1983 and 1984.

  Respondent contends that Mr. Wulff's analysis is not as thorough as Morgan Stanley's because he failed to compare Shell to chemical companies that did not own oil and gas properties, and that much of his analysis is too simplistic.

  Mr. Wulff's chemical products study, like his oil products analysis, allegedly failed to recognize needed capital expenditures. Furthermore, respondent contends that Mr. Wulff over-estimated Shell's cash flow and book value because he used inaccurate information. In addition, respondent argues that Mr. Wulff's optimistic forecast for Shell's chemicals business was wrong and is refuted by industry newsletters prepared by Mr. Wulff in 1984 indicating otherwise. Moreover, respondent claims that Mr. Wulff's analysis failed to utilize certain internal Shell data that was available to him and also failed to examine the performance of chemical companies in the stock market.

  The amount of Shell's long-term corporate debt obligations is essentially not disputed. Mr. Wulff, Shell, and Morgan Stanley, used virtually identical numbers. Petitioners emphasize, however, that Shell's corporate debt declined between 1984 and mid-1985 by almost $1 billion--thereby increasing the underlying value of Shell's equity.

   *13 In essence, petitioners Present Value of Equity Analysis, although seriously flawed, must be given considerable weight, provided that the valuation which it supports ($89 per share on a seller's tax cost basis) is discounted to reflect its deficiencies. The Court finds that petitioners' estimate of $100 per share (on a buyer's tax cost basis), cannot be considered because Mr. Wulff's reliance on a buyer's tax basis to justify a $100 per share value was clearly shown to be wrong by respondent. Mr. Wulff ignored that any stepped-up basis to a buyer would have been immediately offset by recapture taxes.

                        WULFF'S COMPARATIVE DEAL MARKET
                                    ANALYSIS

   Because Mr. Wulff"s Comparative Deal Market Analysis is based on his flawed buyer's tax cost basis Present Value of Equity analysis and because of other deficiencies, it is entitled to little weight in determining the fair value of the shares. In his analysis of comparative market transactions in 1984 and 1985, Mr. Wulff claims that there should have been no discount applied to Shell's $100 per share (on a buyer's tax cost basis) Present Value of Equity as he calculated. Petitioners, however, contend that the trend in June 1985 was for oil and gas companies to command a price close to the Present Value of Equity. Mr. Wulff's study compared purchase price plus debt on 17 oil and gas company transactions in 1984 and 1985 with his "before-the-fact" estimates of property values for each company that was actually sold as a going-concern.

   Section 4 of Mr. Wulff s report explains the calculation of this ratio--which he named the "McDep" ratio. Mr. Wulff concluded that the median McDep ratio for the 17 transactions studied was 1.04, which implies a market value for Shell of approximately $106 per share.

   Mr. Wulff's methodology for comparing Shell to the merger market made value judgment assumptions about the relevant time period, the transactions that were comparable, and the method for comparing them. Mr. Wulff limited the relevant time period to 1984-1985 because he believed the takeover trend that began in the 1980's was evolving toward purchase prices nearer to asset values. Respondent's expert, Mr. Case, even admitted that more recent transactions are more


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Not Reported in A.2d                  A1493                             PAGE 16
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reliable because of different economic conditions in earlier years.

   In determining the seventeen comparable transactions, which he selected, Mr. Wulff considered sales of going concerns involving substantial oil and gas reserves. Mr. Wulff viewed the size of a company's oil and gas reserves as particularly relevant in choosing comparable transactions because Shell was predominantly an "upstream" oil and gas exploration company focusing on oil and gas reserves, and anyone purchasing Shell would be very interested in those reserve assets.

   Respondent challenges Mr. Wulff s analysis as inaccurate, however, because respondent claims that Present Value of Equity is not an accurate predictor of the "deal market" price for integrated oil and gas companies. Essentially, respondent argues that Mr. Wulffs analysis is faulty because he assumed that the only truly comparable transactions are those involving integrated oil and gas companies during the period 1980-85. There were only five acquisitions involving integrated oil and gas companies during this period which respondent considers comparable to Shell: DuPont's acquisition of Conoco, U.S. Steel's acquisition of Marathon, Occidental's acquisition of Cities Service, Texaco's acquisition of Getty and Chevron's acquisition of Gulf Oil. Only two of the five acquisitions involving integrated oil and gas companies were included in Mr. Wulff s analysis (Gulf and Getty) and none of the five acquisitions were concluded at a price equal to Mr. Wulff's Present Value of Equity. Mr. Wulff did not consider the Conoco, Cities Service and Marathon transactions because they occurred prior to 1984-85.

  * 14 Without addressing all of the respondent's particular arguments, it is sufficient to note that the respondent points out a number of inconsistencies IN MR. WULFFS deal market analysis based on seventeen allegedly comparable transactions. Despite the inconsistencies in Mr. Wulff s Comparative Deal Market Analysis, it is an acceptable method for evaluating a corporation like Shell.

   It is unfortunately not unusual for expert analyses, when prepared in the context of litigation, to contain certain inconsistencies and biases in favor of the party paying for the analysis. For instance, the liquidation analysis completed by the respondent's trial expert (see infra), Mr. Case, compared Shell's refining and marketing and chemical businesses to "pure" chemical companies, instead of integrated oil and gas companies. Mr. Case also compared Shell's coal business to pure coal companies instead of integrated oil and gas companies. The inconsistencies of Mr. Wulff do not totally discredit the method used in his Comparative Deal Market Analysis, but they do result in it being of little use to the Court.

   In summary, petitioners' Deal Market Analysis is entitled to less consideration in determining the fair value of Shell's stock than is petitioner's Present Value of Equity Analysis.

WULFF'S TRADING MARKET ANALYSIS

   The final evidence of the fair value of Shell on June 7, 1985 proffered by the petitioners is Mr. Wulff s Trading Market Analysis. That analysis is based on the premise that the stock of integrated oil companies typically trade in the stock market at substantial discounts from their intrinsic value, and when an integrated oil and gas company, like Shell, is sold in the deal market, it typically has commanded a large premium over its stock market price. Consequently, petitioners argue that Shell stockholders should receive a similar premium if they are to receive fair value.

   The first step in Mr. Wulff's reconstructed Trading Market Analysis was to calculate what the stock price for Shell in June 1985 would have been if no tender offer had been made. In order to make that calculation, Mr. Wulff used a comparative measure that related stock price to the value of oil and gas reserves, because he concluded that the major factor influencing the stock market prices of integrated oil and gas companies was the value of their reserves. Mr. Wulff's trading market analysis, unlike Morgan Stanley's


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analysis, did not rely on an earnings comparison because he viewed it as highly unpredictable. For example, a company that is expanding rapidly would show low earnings due to heavy expenses, whereas a company curtailing new investment (possibly a bad sign), might have stronger earnings.

   Mr. Wulff concluded that, had there been no tender offer, Shell's stock trading price would have risen by June 1985 to $58 per share, and that at $58 per share, Shell would have ranked among the leading integrated oil and gas companies based on the relative ratio of total stock market value plus debt to overall property value. At trial, Mr. Wulff further pointed out that Shell's average rank among major oil and gas companies in 1983 was third place and to retain that rank in 1985, its stock price would have been in the $58 per share range.

   *15 Mr. Wulff's report indicates that if Shell's stock had traded equal to the composite for seven large integrated companies, its ratio would have been. 62 and its stock price about $56 per share. However, because Mr. Wulff viewed Shell as a higher quality company than the composite, he constructed Shell's stock market capitalization ratio at the composite of Amoco and Atlantic Richfield, .64, or approximately $58 per share.

  Petitioners also assert that Mr. Wulff's analysis is consistent with Shell's internal 1984 analysis which concluded that Shell's stock price would have rebounded from a low of $44 per share on January 23, 1984, the day prior to the first Royal Dutch tender offer, to approximately $56 per share on June 7, 1985. Petitioners further contend that Royal Dutch shrewdly timed its merger offer at a time when Shell's stock price had bottomed out because of a dip in oil stock prices at the beginning of 1984, which was exagerated for Shell due to the announcement of an environmental lawsuit filed against the company.

  Shell's internal 1984 analysis showed the premiums paid over stock trading price for major buy-out transactions such as Gulf, Getty, Marathon, and Conoco. Using Shell's internal analysis, petitioners contend that if Shell had sold at the same premium as Gulf, using Mr. Wulff's $58 per share unaffected trading price, Shell stockholders would have received $126-$143 per share for their shares. Under the same analysis, if Shell sold at the same premium as Getty, Marathon or Conoco, using Mr. Wulff's $58 per share unaffected trading price, Shell stockholders would have received $92-$131 per share.

  Additionally, petitioners point out that even using Morgan Stanley's $44 per share unaffected trading price (see infra), Shell stockholders would have received prices based on Shell's internal calculations of premiums over stock trading prices paid in the following transactions:

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
                    Price for Shell           Price for Shell
                    based on the              based on the
                    Premium Over              Premium Over
                    Average Price             Closing Price
                    12 Months Before          Just Before
Company             First Offer               Final Offer
Gulf                $108                         $96
Getty                 86                          70
Marathon              86                          81
Conoco                87                          87
   Average            91.75                       83.50

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Not Reported in A.2d                 A1496                               Page 19
(Cite as: 1990 WL 201390, *15 (Del.Ch.))


   Therefore, petitioners argue that even Morgan Stanley's "reconstructed" stock trading price confirms values consistent with an $80-to-$100 range for Shell in 1985.

   Respondent counters that Mr. Wulff's Trading Market Analysis is faulty because it is based on the unsound premise that the liquidation value of a company's oil and gas reserves is the major factor to be used in calculating an unaffected market price, for an oil and gas company, like Shell. Respondent's expert, Mr. Case, contended that the stock market in 1985 did not value integrated oil and gas companies on the basis of liquidation value of their reserves. Rather, Mr. Case asserted that stocks traded in 1985 on the basis of price/earnings ratios and price/cash flow ratios. Respondent further argues that many of the details in Mr. Wulff s Trading Market Analysis are incorrect, including the ranking he derived for Shell as opposed to other companies.

  *16 After considering all of the evidence and arguments regarding Mr. Wulff's Trading Market Analysis, I find that it is entitled to no weight in calculating the fair value of Shell's stock as of June 7, 1985. There are numerous flaws in Mr. Wulffs analysis, including his basic premise that the Shell stockholders are entitled to a premium over Shell's value. See Cavalier Oil Corp. v. Harnett, Del.Supr., 564 A.2d 1137 (1989).

  In summary, petitioners' estimate of fair value is seriously flawed and overestimates the value of Shell's stock.

                                       IV
                         RESPONDENT'S ASSERTIONS OF FAIR
                                      VALUE

  As will be seen, respondent's estimate of fair value is also seriously flawed. Although respondent asserts that the $58 per share cash-out merger price was fair in that it exceeds its estimate of the fair value of Shell Oil at the time of the merger, respondent's experts never asserted that a greater value might not also be fair.

  Respondent contends that the $58 per share merger price was even somewhat generous, because respondent's valuation expert, Morgan Stanley & Company ("Morgan Stanley"), determined that $55 per share was the fair value of Shell Oil as of June 7, 1985. Respondent's valuation is mainly based upon the testimony of its expert trial witness, Mr. Robert Case, a managing director at Morgan Stanley. Although Mr. Case gave testimony in support of Morgan Stanley's fairness opinion, it is undisputed that the opinion expressed is that of the Morgan Stanley firm, not Mr. Case's opinion as an individual.

  Morgan Stanley is an international investment banking firm, which has numerous "Fortune 500" companies as clients, including a number of clients in the oil and gas industry. In addition, Morgan Stanley has vast experience in the field of mergers and acquisitions, including major transactions involving oil and gas companies.

  In rendering its most recent fairness opinion, Morgan Stanley performed an analysis of Shell Oil's businesses, building on work it had performed in 1984-85. Morgan Stanley's. five-person team met with Shell management, examined internal plans, nonpublic information, and studied public data regarding Shell and other companies in the oil and gas industry. The Morgan Stanley team then developed a statistical package which forms the basis for Morgan Stanley's fairness opinion, including a determination of the Liquidation Value, Trading Market Value and Merger Market Value of Shell on June 7, 1985.

  Once the statistical analysis was prepared, a preliminary fairness opinion was drafted and reviewed at a firm meeting of senior Morgan Stanley personnel. Upon reviewing each of the analyses in the statistical package, this senior group of Morgan Stanley employees concluded that, as of June 7, 1985, a Liquidation Value for Shell Oil was approximately $57.50 per share; a Merger Market Value was approximately $60 per share; and a Trading Market Value was in the $43-$45 per share range. After discussing


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these valuations, the Morgan Stanley personnel concluded that $55 per share was a fair value for Shell on June 7, 1985.

  *17 Although Morgan Stanley did not assign any specific weightings to its three analyses, it did emphasize its Trading Market Value because a sale or liquidation of Shell was unlikely.

                          MORGAN STANLEY'S LIQUIDATION
                                    ANALYSIS

  The first step Morgan Stanley took in its valuation of Shell was a Liquidation Analysis, which yielded a value for Shell of approximately $57.50 per share. Morgan Stanley's Liquidation Analysis is very similar to Mr. Wulff's "Present Value of Equity" Valuation. To perform its Liquidation Analysis, Morgan Stanley reviewed Shell's assets, which consist of: (1) "Upstream" or Exploration and Production ("E & P") assets--i.e., proved and probable oil and gas reserves (AB1 and B2 reserves, respectively); exploratory acreage; and coal properties; and (2) "Downstream" assets--consisting of the refining and marketing business ("Oil Products") and the chemicals business ("Chemical Products").

                                 Upstream Assets

   Morgan Stanley valued Shell's proved and probable reserves by using a discounted cash flow ("DCF") methodology. Petitioners' expert, Mr. Wulff, also used the DCF methodology for valuing Shell's proved reserves, although he used a "rule-of-thumb" estimate for valuing Shell's probable reserves. To prepare a DCF analysis of Shell's proved and probable reserves, Morgan Stanley, like Mr. Wulff, had to make numerous value judgment assumptions regarding: (1) the volumes of Shell's proved and probable reserves; (2) the production profile for those reserves; (3) the future costs of production and capital expenditures; (4) future prices of oil and gas; and (5) a discount rate based on an estimate of future interest rates.

  Morgan Stanley adopted Shell's internal assumptions for volumes, production profile and costs, because Morgan Stanley believed that Shell was better suited to predict those factors. Morgan Stanley, however, believed that because it was a member of the financial community, it was more skilled at selecting pricing premises and a discount rate.

  The oil and gas volumes utilized by Morgan Stanley were developed internally by Shell based upon its professional engineering studies. In 1984, Shell's internal volume estimates were reviewed by H.J. Gruy & Associates ("Gruy"), an independent petroleum consultant hired by the Shell Special Committee and acknowledged by Mr. Wulff to be an expert in the field. Gruy determined that Shell's proved volumes were correctly calculated, but its probable volumes were overstated.

  Nevertheless, Morgan Stanley used the proved and probable reserve volumes from Shell's January 1, 1985 reserve report without making any of the adjustments suggested by Gruy. Morgan Stanley did, however, adjust Shell's January 1, 1985 volumes in order to bring them forward to June 7, 1985, taking into account production, property acquisitions and timing differences in its DCF valuation.

  Mr. Wulff, petitioners' expert, on the other hand, accepted neither Shell's, nor Gruy's volume determinations, concluding that both estimates were understated. Petitioners contend that if Morgan Stanley's findings were consistent with the studies it did for Phillips Petroleum and Southland Royalty, the difference in volumes would disappear. Morgan Stanley's Phillips and Southland Royalty studies valued proved reserves at an average of 130 percent of a SEC Value for Shell. The SEC Value is a standardized (although somewhat arbitrary) method of stating proved reserves mandated by the Federal Securities & Exchange Commission. It mandates the use of uniform discount rates and pricing premises. 130 percent of Shell's $13.658 billion SEC value for proved reserves would be approximately $17.8 billion, or about $15 per share. Morgan Stanley, however, assigned a "point" liquidation value to Shell's

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proved reserves of $13.078 billion--only 95 percent of the SEC Value.

   *18 Morgan Stanley also assigned a relatively low liquidation value to Shell's probable reserves--only $610 million, whereas Mr. Wulff valued Shell's probable reserves at $3.2 billion. In the Joseph v. Shell (supra), litigation in 1984, Morgan Stanley placed no value on Shell's probable reserves until this Court required it to review probable reserve information. Petitioners, however, assert that if Morgan Stanley valued Shell's probable reserves in the same manner as it valued probable reserves for Southland Royalty, its probable reserve valuation would jump from $610 million to approximately $3.3 billion, or an increase in liquidation value of $9 per share. If petitioners' assertions regarding proved and probable reserves are correct, Morgan Stanley's liquidation value would be increased from about $57.50 per share to approximately S82.00.

   In preparing its Liquidation Analysis, Morgan Stanley used a 30-year production profile prepared by Shell by making adjustments to a Long-Term Forecast it prepared. Shell's Long-Term Forecast, which was developed by Shell engineers, was based on the estimates of the production to be expected from each field. As of June 7, 1985, the merger date, the most recent long-term forecast was based on reserves existing on January 1, 1984. Shell adjusted those figures to reflect reserves acquired between January 1, 1984, and June 7, 1985--all of which were assumed to be produced on the same schedule as the existing reserves.

  As previously noted, Mr. Wulff did not use the 30-year Shell production profile, although petitioners contend that the 20-year production profile used by Mr. Wulff is the same as the profile used in Shell's long-term forecast but for a shorter period. Respondent argues that Mr. Wulff's shorter 20-year production profile is incorrect and that Shell's 30-year production profile was more accurate because it correctly reflected Shell's incentive to produce reserves as fast as economically possible, while considering capital and operating expenses, geological limitations on the wells and regulatory concerns. Because Shell had a 13-year reserve life index, respondent contends a 30-year production profile was appropriate.

  In addition, the respondent contends that it is economically and physically impossible to produce all Shell's proved reserves in a 20-year period. Gruy's work for the Special Committee seems to support respondent's assertion. Even Mr. Wulff conceded that the 20-year case was an oversimplification, and that there would be production beyond twenty years.

  Morgan Stanley estimated total production costs over the relevant period to be $51.2 billion, whereas Mr. Wulff estimated $34 billion, which is even lower than the standardized SEC Value of $36.8 billion.

  Morgan Stanley used Shell's assumptions about the timing and amount of operating costs and capital expenditures, while Mr. Wulff made his own assumptions. For example, Mr. Wulff forecasts that all capital expenditures would be made in the first five years of his 20-year production profile. According to Gruy, however, Mr. Wulff's assumption is unrealistic because capital expenditures are made when needed over the production period, not just within the first five years.

  *19 In addition, Mr. Wulff assumed lower operating costs and capital expenses for Shell than Morgan Stanley. Morgan Stanley, for example, shared Shell's assumption that the federal windfall profits tax would be extended beyond its nominal expiration date, whereas Mr. Wulff assumed the windfall profits tax would terminate in accordance with the timetable set forth in the 1985 federal income tax laws. Mr. Wulff also ignored state income taxes which Shell and Morgan Stanley included. Furthermore, respondent claims that Mr. Wulff ignored the impact of inflation on fixed operating costs because he assumed that productivity improvements would offset inflation. Respondent also contends that Mr. Wulff's estimate of variable costs at 16.3% of

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revenues further ignores inflation because his variable costs do not increase in years when reserves remain the same.

  It is undisputed that oil prices are difficult to predict. Not surprisingly, therefore, each side had a different view on the appropriate oil price premises--as might be expected--with petitioners' premises being very optimistic and respondent's premises being even more conservative than Shell's.

  Morgan Stanley used a "consensus price strip" developed by Mr. Barry Good, a Morgan Stanley managing director, who allegedly provided consistent price premises for deals in which Morgan Stanley was involved. Mr. Good apparently developed his "price strip" by being in daily contact with oil and gas companies, investors, and financial institutions.

  Respondent contends that Mr. Good's price premises were reasonable in 1985 because the premises were similar to a consensus forecast produced by the Society of Petroleum Evaluation Engineers '("SPEE"), and other 1985 forecasts were lower than Morgan Stanley's, such as those proposed by Ashland Oil, Chase Econometries and various banks surveyed by SPEE. On the other hand, respondent claims that Mr. Wulff's price "strip" was unreasonable because it adhered to a forecast of a very rapid price escalation--7.3%, over 50%% greater than the SPEE average 1985 forecast of 4.7%.

  After considering all the relevant evidence in the record regarding oil and gas price premises, I find that both sides were overoptimistic, with the respondent's premises being somewhat more correct. However, in light of the inherent difficulty in predicting future oil and gas prices, I do not find this to be a significant difference. In addition, the difference between the price premises is not significant because lower oil prices do not necessarily lead to lower discounted cash flow valuations as the respondent asserts. Rather, lower oil prices are typically offset in a discounted cash flow analysis by lower discount rates.

  Morgan Stanley used a range of discount rates of 11 to 14%, with a point estimate of 12.4%. Morgan Stanley used a capital asset pricing model, a well-established technique in the financial community, to calculate the cost of capital for Shell, as well as for other companies.

  *20 As previously discussed, petitioners' expert, Mr. Wulff, used a 13% discount rate in his analysis, which also was higher than the discount rate used by Shell in its internal analyses. In light of the closeness in discount rate estimates, I do not find the difference to be significant, because the rate used by Morgan Stanley is as justifiable as the rate used by Mr. Wulff.

  Morgan Stanley used three techniques to value Shell's exploratory acreage, and each method produced very similar values. Morgan Stanley first developed a method in conjunction with DeGolyer & MacNaughton, a recognized firm of independent oil engineers. This analysis showed a total value of $1.042 billion. This method multiplied the sum of the prices Shell paid for the acreage and the capitalized drilling costs by "evaluation factors" developed to reflect the economic value of the acreage.

  Morgan Stanley next looked at Shell's historical cost to acquire its exploratory acreage, which totaled $1.128 billion. An underlying assumption made by Morgan Stanley in this analysis was that the acreage was as valuable in 1985 as when Shell purchased it. However, most of the acreage was not as valuable in 1985 as when purchased because oil price expectations had decreased, thereby decreasing the value of the acreage. Despite the fact that its historical cost analysis for Shell's exploratory acreage was overvalued, Morgan Stanley still used it in deriving an overall value for Shell's exploratory acreage.

  Finally, Morgan Stanley used the "PDPOD" method developed by Shell in 1984, which showed a total value of $1.142 billion. Morgan Stanley's PDPOD analysis, which is similar to a discounted cash flow analysis,

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Not Reported in A.2d                  A1500                              Page 23
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used the same methodologies as Shell's 1984 analysis, but used its own oil price premises because it viewed Shell's premises as too high.

  After reviewing these three analyses, Morgan Stanley concluded the exploratory acreage of Shell that existed on January 1, 1985 was worth about $1.1 billion. To derive a value for Shell's exploratory acreage on June 7, 1985, Morgan Stanley further assumed that Shell's additional leasehold purchases between January 1, 1985 and June 7, 1985 were worth what Shell paid for them. Consequently, Morgan Stanley added them to the $1.1 billion total from January 1, 1985 to arrive at a total acreage value of $1.283 billion.

  The valuation of exploratory acreage is extremely difficult, with such valuations being very tenuous, because acreage values are even more volatile than the values of oil and gas reserves. Even considering this inherent volatility in acreage values, Mr. Wulff's $2 billion estimate in June 1985 seems exaggerated, because he had valued the same acreage in 1984 at $1 billion.

  Morgan Stanley next performed a discounted cash flow analysis of Shell's coal reserves, while also examining prices paid in various acquisition transactions involving coal companies. Morgan Stanley developed its own cost, pricing and discount rate assumptions because it decided that Shell's assumptions (such as real price increases and unit cost decreases), made in 1984, were too optimistic. In 1985, the coal business was not considered very desirable.

  *21 Morgan Stanley relied principally on its discounted cash flow analysis in determining a range of liquidation values for the mining divisions. In deriving a "point" estimate, Morgan Stanley considered the fact that coal properties were low in demand, and therefore chose the low end of the range.

  Mr. Wulff, on the other hand, as previously mentioned, based his analysis on the assumption that Shell's coal properties were worth what Shell paid for them--i.e., book value. However, such an assumption was unrealistic because the coal market declined substantially after Shell purchased its principal operating mine.

  Additionally, petitioners argue that Morgan Stanley ignored Shell's "reinvestment" strategy--i.e., that patience was required due to the lackluster performance of the coal industry at that time. Furthermore, petitioners point out that Shell's coal division compared favorably to other publicly-traded coal companies because it had steam coal, favorable contracts, and no debt.

                                Downstream Assets

  In March 1985, when Morgan Stanley performed the work for its opinion in connection with the settlement of the litigation in Joseph v. Shell, Del.Ch., C.A. Nos. 7450 and 7699-NC, Hartnett, V.C. (April 19, 1985), Shell's most current forecast for its downstream business was the 1985 Short-Term Operating Plan prepared in the fall of 1984 (the "1985 STOP"). At that time, Morgan Stanley reviewed the 1985 STOP and concluded that Shell was overly optimistic in its assumptions. Morgan Stanley, therefore, developed its own forecast for Shell's downstream assets, i.e., its Chemical Products and Oil Products divisions. For its June 7, 1985 opinion, Morgan Stanley used its March 1985 forecast, along with a further downward revision for Chemical Products because of additional deterioration in industry conditions prior to the merger.

  Morgan Stanley's downward projections seem reasonable in light of the declining projections for income.

  Morgan Stanley then performed a detailed analysis of Shell's Chemical and Oil Products segments. For each business, Morgan Stanley performed a Trading Market Valuation, a Discounted Cash Flow Analysis and an Acquisition Multiple Valuation and settled on a combined valuation range of $3.387 to $5.5 billion, with a "point" estimate of $5.067 billion.

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  Morgan Stanley's Trading Market Analysis compared Shell's chemicals business to publicly-traded chemical companies and to the chemical businesses of other integrated oil and gas companies. The publicly-traded chemical companies reviewed by Morgan Stanley had an average return on equity in 1984 of 11.7%, compared to Shell's return of 4.3%. In addition, Shell's return on its chemical assets in 1984 was 3.64%, whereas the average return on chemical assets for the integrated oil and gas companies studied by Morgan Stanley was 5.22%.

  After making those comparisons, Morgan Stanley reviewed the values that the market was placing on publicly-traded companies by examining price-to-earnings, price to cash income before tax, and price to book value ratios for publicly-traded chemical companies. Morgan Stanley then derived an implied trading value for Shell based on the chemical industry's median earnings multiple times Shell's income and by multiplying Shell's book value by an appropriate return on equity, which was calculated by a regression analysis.

  *22 Morgan Stanley also conducted a discounted cost flow analysis and an acquisition analysis for Shell's Chemical Products segment. Morgan Stanley, however, gave its Trading Market Analysis the most weight because it concluded that there would have been little market for Shell's chemical properties in June, 1985, despite that a corporate buyer would have required a discounted cash flow analysis and acquisition analysis.

  Based on these considerations, Morgan Stanley's liquidation value for Shell's Chemical Products segment suggested a range of approximately $1.2-$1.8 billion, plus the book value of Shell's Saudi plant (despite projected losses).

  Petitioners, however, point out several inconsistencies in Morgan Stanley's analysis. First, Morgan Stanley's report indicates that Shell's chemical products segment would be worth $2.75 billion to $7.269 billion (with a $5 billion mid-point) when compared to the "deal market" for other companies on a "multiple of book" basis. Furthermore, Shell had a stronger return on investment in chemical products than other integrated oil companies, thereby implying a higher value for Shell's chemical products division.

  Morgan Stanley next conducted a Trading Market Analysis that compared Shell's Oil Products segment (i.e., Refining and Marketing) to those of other companies. According to Mr. Case, Morgan Stanley's analysis indicated that Shell was not earning an acceptable rate of return, although other integrated companies were performing even more poorly than Shell.

  Once Morgan Stanley made its preliminary comparisons, it then examined the values the market placed on publicly-traded refining and marketing companies, by reviewing price-to earnings, price to cash income before tax and price to book value ratios for such companies. Morgan Stanley then derived an implied trading value for Shell based on the industry's median earnings multiple times Shell's income, and by multiplying Shell's book value by an appropriate return on equity, which was calculated by a regression analysis.

  Morgan Stanley also performed a Discounted Cash Flow Analysis and an Acquisition Analysis for Shell's Oil Products segment. Again, however, Morgan Stanley concluded that, although a corporate buyer would look at those valuations, principal reliance should be placed on the trading market value because there was only a small market for refining assets in June, 1985.

  Morgan Stanley, therefore, concluded that Shell's Oil Products segment had a liquidation value range of $2.3-$3.4 billion, with a point estimate of $3 billion.

  Petitioners contend, however, that Morgan Stanley used its trading market valuation of Shell's oil products segment only because its discounted cash flow and deal market analyses indicated substantially higher values--$3.5 billion to $3.9 billion and $2.4 billion to $9.9 billion, respectively. Additionally, petitioners

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Not Reported in A.2d                  A1502                              Page 25
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claim that Morgan Stanley's analysis contained other inconsistencies and also failed to recognize Shell's oil products segment as the best in the industry.

  *23 While the methodology used by Morgan Stanley in its Liquidation Analysis is acceptable, Morgan Stanley in preparing its estimate obviously made hundreds of assumptions as to the value of a particular asset. In most instances it chose the lower, rather than the higher, value. As indicated, petitioners also pointed out many flaws in Morgan Stanley's Analysis. It is therefore clear that Morgan Stanley's Liquidation Analysis is substantially flawed.

                         MORGAN STANLEY'S MERGER MARKET
                                    ANALYSIS

  Morgan Stanley's Merger or Deal Market Analysis was an effort by it to estimate what price a corporate buyer might have paid for the whole of Shell Oil if Shell had been auctioned off in a sale of control of the company. The respondent contends, and the petitioners do not dispute, that a potential corporate buyer would not only consider the value of the target's underlying assets by performing a Liquidation Analysis, but would also examine the prices that had been paid in comparable transactions in the 1980's. In making its Merger Market Analysis, Morgan Stanley considered a number of transactions to be comparable. Five transactions involved acquisitions of integrated oil and gas companies--the acquisition of Conoco Oil by DuPont, of Marathon Oil by U.S. Steel, of Cities Services Oil by Occidental Petroleum, of Getty Oil by Texaco, and of Gulf Oil by Chevron. These five transactions were the only acquisitions of integrated oil and gas companies in the 1980's and respondent contends that these companies were the most comparable to Shell of any acquired companies.

  Morgan Stanley's analysis, however, also considered two deals involving integrated oil and gas companies that did not involve transfers of control--the recapitalizations of Phillips Petroleum and Unocal. According to Mr. Case, Morgan Stanley considered those recapitalizations in order to be sure that there were no "acquirors out there in the first half of 1985 looking to bid at value levels above those that had been paid historically." [Case Tr. at 983]. Furthermore, Morgan Stanley's study also analyzed the purchase of Superior Oil by Mobil, even though Superior was not an "integrated" company. Although Morgan Stanley gave the Mobil acquisition of Superior little weight in its analysis, it nonetheless considered that transaction relevant because of the size of the deal.

  Petitioners counter that Morgan Stanley's use of only "integrated" companies in its study was faulty because: (1) Shell was predominantly an "exploration" company compared with the integrated companies studied by Morgan Stanley; (2) Shell had a greater percentage of United States proved reserves than Superior Oil, which Morgan Stanley considered a "pure" exploration company; and (3) Shell was a superior company to the integrated companies studied by Morgan Stanley, and therefore, Shell should not have been assigned a median value.

  Petitioners note a number of differences between Shell and the integrated companies studied by Morgan Stanley: (1) Shell's reserve replacement from 1974 to 1982 was 116%, compared to only 49% for Gulf, 47% for Getty, and 67% for Phillips; (2) Shell's replacement cost per barrel was only $6.03 for the relevant period whereas the replacement cost per barrel was $12.63 for Gulf, $16.40 for Getty, and $14.83 for Phillips; (3) Shell's return on investment for oil products for the relevant period was 11.1% compared with 6.4% for Marathon, 6.7% for Cities Services, 7.7% for Conoco and 8.0% for Gulf; and (4) Shell was granted 1107 product technology patents over the relevant period, compared to 678 for Gulf, 2 for Getty, 62 for Marathon, and 120 for Cities Services. Consequently, petitioners urge that Shell should be priced at the top of the range, not at the median.

  *24 From all the facts and circumstances, I find that Morgan Stanley's decision to use

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Not Reported in A.2d                 A11503                              Page 26
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integrated oil companies in order to study comparable transactions for its merger market analysis was appropriate. However, I also find that Shell was a superior company to most of those studied by Morgan Stanley and should have been priced above the median.

  Morgan Stanley's Merger Market Analysis examined the comparable transactions on the basis of four measures, the same measures used by Goldman Sachs in its analysis-adjusted price per net equivalent barrel, price to cash flow, price to "Herold's value", and adjusted price to SEC value. After examining each of these measures, Morgan Stanley determined that $60 per share was a reasonable estimate of the price that would have been paid for Shell had it been sold on the merger market. Respondent contends that at $60 per share, Shell compared favorably to the five most comparable transactions listed above, even though it was unlikely that Shell would be taken over because of the existence of a majority shareholder and the lack of an identifiable buyer.

  Adjusted Price Per Net Equivalent Barrel

  For each of the comparable transactions it used, Morgan Stanley calculated the ratio, adjusted price to net equivalent barrels ("NEB"), for worldwide proved reserves, developed and undeveloped, to determine a reference point for how much the acquiror of a company paid for the oil and gas reserves alone. The adjusted price for the reserves reflects the price paid for the equity plus the debt assumed in the transaction, less an assigned value for the downstream properties, usually book value. The NEB measure represents a "rule of thumb" for converting gas into equivalent amounts of oil. Two conversion ratios are commonly used in the financial community: 6-to-1 and 10-to-1. The 6-to-1 ratio is the thermal heat equivalent value of gas when converting it to oil, and the 10-to-1 ratio is the commercial equivalence.

  The respondent's expert chose the median adjusted price/NEB ratios of the transactions selected and arrived at a value for Shell of $53.50 per share (at 10:1) and $55 per share (at 6:1). At $60 per share, Shell's adjusted price/NEB ratio was above all the transactions except for Superior and Cities Service (on a 10:1 basis).

  Petitioners counter, however, that Morgan Stanley's Merger Market Analysis, if properly performed, yields a value far in excess of Morgan Stanley's $60 per share. Morgan Stanley claimed that the primary reason for using a median value for Shell on the adjusted price/NEB measure is that, essentially, there is no difference in value between domestic barrels of oil (which made up the majority of Shell's reserves) and foreign barrels of oil (which made up a majority of the reserves of Gulf, Getty, Conoco, Marathon, and Superior). In Mr. Case's somewhat simplistic view, the value of domestic and foreign barrels is basically the same because: "There is foreign oil that's more profitable than domestic oil and there is foreign oil that is less profitable than domestic oil." [Case Tr. at 978]. However, at least one of Morgan Stanley's studies of other oil companies indicates a different result. For example, Morgan Stanley's study of Superior Oil indicated that Morgan Stanley valued domestic and foreign barrels very differently:

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Not Reported in A.2d                 A11504                              Page 27
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
U.S. Producing:                         $8.37--$9.49          per   NEB
Canadian Producing:                     $3.30--$3.62          per   NEB
Indonesia Producing:                    $2.64--$3.69          per   NEB
U.K. (North Sea) :                      $1.37 per NEB

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Not Reported in A.2d                  A1505                              Page 28
(Cite as: 1990 WL 201390, *14 (Del.Ch.))


  *25 Petitioners also attack Morgan Stanley's estimate of value because the companies and transactions considered are not sufficiently comparable to Shell for purposes of the adjusted price/NEB ratio. Petitioners correctly point out that the companies considered by Morgan Stanley have much higher percentages of foreign reserves than Shell, and that overseas barrels are generally worth less than domestic barrels for a number of reasons, including higher foreign tax rates and the political risks associated with foreign barrels. Petitioners, however, failed to point out that a good portion of Shell's domestic reserves were California heavy crude, which are valued lower in the market place according to Mr. Case. Such heavy crude reserves are high cost, but not high price.

  Petitioners also assert that Morgan Stanley's adjusted price/NEB ratio is faulty because three of the merger transactions considered in Morgan Stanley's study occurred before 1984, thereby making them less comparable to Shell in 1985. Additionally, petitioners contend that the recapitalizations considered by Morgan Stanley are not comparable because they did not involve the sale or purchase of going concerns.

  Finally, petitioners argue that a more appropriate ratio to apply to Shell is $9.14 per barrel, which was the cost of the acquisition of Gulf Oil by Chevron on an adjusted price/domestic barrels basis. Petitioners assert that applying such a ratio to Shell would yield a price for Shell between $100 and $110 per share.

  Petitioners correctly point out the deficiencies in Morgan Stanley's analysis. Morgan Stanley's analysis is clearly skewed downward because of Morgan Stanley's failure to give adequate weight to Shell's domestic oil reserves. Petitioners reliance, however, on the adjusted price/domestic barrels ratio from the Gulf transaction is also misplaced, because application of that ratio to Shell's domestic reserves tends to overvalue Shell's domestic reserves because a large portion of Shell's domestic reserves are costly California heavy crude.

                            Price to Cash Flow Ratio

  The next measure considered by Morgan Stanley under its Merger Market Analysis is the "price to cash flow ratio", which represents the underlying cash flow that an acquired company was generating in comparison with the per share price paid for it. According to Mr. Case, the median price to cash flow ratio was 4.7 in the transactions examined, which implied a value of $61 per share for Shell. Morgan Stanley's analysis utilized a worldwide reserve life index placing Shell at the median on that basis.

  Petitioners' expert, Mr. Wulff, however, disputed Morgan Stanley's use of a world-wide reserve life index, as opposed to a domestic reserve life index, because such an index mistakenly compares relatively cheap barrels of foreign oil with Shell's more valuable domestic barrels. Petitioners assert that if Morgan Stanley had utilized a domestic reserve life index to reflect the relatively large life of domestic reserves, then Morgan Stanley would have applied a higher price to the cash flow multiple in order to reflect the longer life of those reserves.

  *26 The respondent apparently does not dispute that a company with a longer reserve life will sell at a higher multiple of price to cash flow. Petitioners contend that Morgan Stanley's own study confirms that proposition:

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Not Reported in A.2d                  A1506                              Page 29
(Cite as: 1990 WL 201390, *14 (Del.Ch.))


Company                              Domestic Reserve Life       Price/Discretionary Cash Flow
                                  --------------------------   ----------------------------------
                                   Oil                  Gas
                                  -----                -----
Conoco                             7.3                  9.3                  3.9
Gulf                               8.7                  8.1                  4.5
Getty                             11.4                  9.1                  5.4
Marathon                          10.5                 12.6                  6.8
Shell                             11.3                 13.8                  ---

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Not Reported in A.2d                 A11507                              Page 30
(Cite as: 1990 WL 201390, *14 (Del.Ch.))


  Based on the above table, Mr. Wulff concluded that Shell would logically apply a price to cash flow multiple of 7.5 in comparison to Conoco, Gulf, Getty and Marathon--thereby yielding a value of $98 per share for Shell--if a domestic reserve life index were applied.

  Respondent's methodology, again, placed too much emphasis on Shell's foreign reserves and not enough emphasis on Shell's more valuable domestic reserves. However, petitioners' proposed methodology is also flawed because it improperly ignored Shell's foreign reserves.

                             Price to Herold's Value

  Morgan Stanley next compared its estimate of value to "the Herold's Value Ratio" as part of its Merger Market Analysis. Herold's is a public investment service widely used by the oil and gas industry and the financial community. It provides estimates of the "appraised worth" for oil and gas companies. Although petitioners' expert, Mr. Wulff, objected to the use of this report, he stated that Herold's "is the only public service that will try to give you a feeling for what oil and gas reserves are worth."

  Mr. Wulff further conceded that Herold's Value is an asset appraisal value which is similar to the Liquidation Value he used in his analysis, but is more commonly quoted than his Liquidation Value. In fact, Herold's Value Ratio is a commonly used reference point in the oil and gas industry and was utilized by Mr. Wulff's former employer, Donaldson, Luftkin & Jenrette (an investment banking firm) and by Goldman Sachs. As Mr. Case stated:

  "It's commonly utilized on Wall Street as a gauge of underlying relative asset value. It's not--we've found that it can be off, in some cases way off, on absolute measures, but it is looked at and subscribed to. It's not perfect and it's not a substitute for doing a liquidation analysis, but it's a commonly-used benchmark." [Case Tr. at 974.]

  According to Morgan Stanley's analysis, the median price to Herold's Value Ratio for the integrated oil company transactions studied was 71%, which suggests a $57.58 price per share for Shell. Respondent asserts that at a merger market price of $60 per share, Shell's price to Herold's value ratio exceeded every other transaction studied, except for the Getty Oil and Superior Oil deals.

  Petitioners again attack Morgan Stanley's analysis as a "worst case" scenario. Petitioners rely on internal Shell documents, which Morgan Stanley apparently ignored, that contain a blistering attack on how Herold's Valuation severely undervalued Shell. The "backup book" to Shell's "bid" case indicates that Herold's valuation of Shell was faulty because:

  *27 (1) Shell's reserves were discounted at 15 percent nominal--creating a low reserve value and heavily discriminating against longlife reserves;

  (2) Probable reserves were not available to Herold;

  (3) Coal was valued at only 25 cents a ton;

  (4) The downstream was valued at only four times the average CIBT for the last three years--a particularly depressed value coming off a recession cycle.

  Petitioners contend that despite Shell's own criticism of the Herold's Valuation, Morgan Stanley failed to compensate for the biases by at least valuing Shell at 100% of its "depressed" Herold's valuation, which was $81.50 per share.

  Petitioners argue that such a valuation would not be out-of-line, because Herold's use of a high discount rate, a zero value for probable reserves and an outdated cash flow indicator for products all penalized Shell. Additionally, petitioners point out that Phillips Oil purchased Aminoil in 1983 for 200% of its Herold's valuation.

  After reviewing all the evidence comparing Morgan Stanley's value to Herold's value

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Not Reported in A.2d                 A1508                               Page 31
(Cite as: 1990 WL 201390, *14 (Del.Ch.))


ratio, the Court finds that Morgan Stanley's analysis was too pessimistic, whereas the petitioners' rebuttal evidence was too optimistic, and the true value for Shell lies somewhere between these two extremes.

                           Adjusted Price to SEC Value

  The next statistic reviewed by Morgan Stanley in its Merger Market Analysis was the adjusted price to SEC Value Ratios for the transactions studied. The SEC Value is used in the financial community because it is a discounted cash flow analysis that the Federal Securities and Exchange Commission ("SEC") requires each company to use in evaluating its oil and gas reserves. The adjusted price is calculated in the same manner as previously described for the adjusted price per net equivalent barrel ratio, but it is based on standardized (and somewhat arbitrary) rules imposed by the SEC which are used in order to obtain a level of uniformity in the industry.

  Mr. Case stated that the adjusted price to SEC Value Ratio is a "relatively good way to take into account quality differentials, cost differentials, production profile differentials, and the like, which existed between barrels of oil." [Case Tr. at 974]. Although petitioners attack the use of this ratio, their expert, Mr. Wulff, conceded that the SEC Value provides "a useful measuring tool" and "is consistent from one year to another." [DX 58 at 2].

  Morgan Stanley's analysis indicates that the median SEC Value Ratio for the transactions it studied suggests a value for Shell of $55.13 per share. Consequently, the respondent argues that if Shell had a Merger Market Price of $60 per share, it would have a value higher than every other transaction studied, except for Getty and Superior.

  The adjusted price to SEC Value Ratio clearly has weaknesses that petitioners have noted. It is undisputed that this ratio is not based on assumptions which mirror market assumptions, particularly regarding discount rate and price assumptions. Additionally, Mr. Wulff claimed, and the respondent failed to dispute, that the SEC Value Ratio Price discriminates against the blue-chip, long-life quality of Shell's reserves because it does not consider the likely inflation of oil prices.

  *28 Finally, petitioners assert that the adjusted price to SEC Value Ratio, like most ratios, is subject to extreme manipulation, depending on which transactions are considered relevant in the analysis. For example, Morgan Stanley's December 1984 Phillips Petroleum study evaluated Phillips' upstream assets by comparing Phillips with several "relevant transactions" which differ from the transactions Morgan Stanley considered relevant when preparing its Shell analysis. Morgan Stanley's Shell analysis yielded a median adjusted price to SEC value ratio of 85.2%, which implied a value for Shell of $55.13 per share. However, Morgan Stanley's report on Phillips indicates a median adjusted price to SEC value ratio of 150.2%, which petitioners contend, implies a value for Shell of $82.04 per share.

  Although the SEC Value Ratio has weaknesses, it nonetheless should be considered as one relevant factor. Both petitioners and respondent again have skewed their analyses of this ratio. Consequently, the true value for Shell implied by the adjusted price to SEC value ratio lies between the $55.13 per share asserted by the respondent and the $82.04 per share asserted by petitioners.

                               Earnings Per Share

  In challenging respondent's Merger Market Analysis, petitioners next assert that Morgan Stanley used the wrong earnings per share figure in calculating multiples of earnings for its Merger Market Analysis. Morgan Stanley used a $4.59 earnings figure in its analysis which eliminated non-recurring items. Petitioners contend, however, that in order to be consistent with Morgan Stanley's analyses of other companies, they should have used the $5.64 per share total earnings figure which appeared on the first page of Morgan Stanley's report for Shell, the "Summary Statistical Sheet."

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Not Reported in A.2d                  A1509                              Page 32
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  Mr. Case admitted at trial that the median multiple of earnings calculated for comparable transactions was 13.6 (including recapitalizations) and 14.3 (excluding recapitalizations). These multiples applied to Shell's total earnings figure yields a range of $76.70 per share (estimated Shell' price including recapitalizations--13.6 x $5.64) to $80.65 per share (estimated Shell price excluding recapitalizations--14.3 x $5.64), as opposed to a range of $62.42 ($4.59 x 13.6) to $65.64 ($4.59 x 14.3) per share.

  Petitioners contend that the primary or total earnings figure for Shell of $5.64 per share should have been used consistently throughout Morgan Stanley's study, just as Morgan Stanley had done in its Phillips Petroleum study. Petitioners argue that Morgan Stanley was inconsistent in order to hold down its valuation of Shell.

  Respondent failed to explain Morgan Stanley's inconsistencies and to rebut petitioners' claims. Petitioners' unrebutted assertions are further evidence of Morgan Stanley's attempt to hold down its valuation of Shell.

  After considering all of the flaws in Morgan Stanley's Merger Market Analysis, the Court finds that it is less valid than its Liquidation Value Analysis.

                         MORGAN STANLEY'S TRADING MARKET
                                    ANALYSIS

  *29 The final part of Morgan Stanley's study for the respondent was a Trading Market Analysis, which attempted to determine the unaffected market price of Shell stock absent any speculation about a merger, sale, or acquisition. Respondent asserts that the Trading Market Analysis is an important measure of value because there was no prospect of a sale or liquidation of Shell, and therefore, the trading market was the most likely way that stockholders could have realized value. Furthermore, respondent claims that since there was an established market for Shell's shares, the trading market value must be considered the most likely way that Shell shareholders could have realized value from a going concern. See Application of Delaware Racing Ass'n, Del.Supr., 213 A.2d 203, 211(1965).

  In January, 1984, Holdings made a merger proposal to Shell, which clearly affected Shell's stock price at all dates thereafter. Consequently, Morgan Stanley used two methods to calculate what the unaffected market price of Shell's stock would have been on June 7, 1985, but for the January, 1984, merger proposal and subsequent tender offer. Based on its dual analysis, Morgan Stanley concluded that Shell's stock would have traded within a $43-45 per share range on June 7, 1985.

  Both of Morgan Stanley's methods of calculating unaffected market price of Shell's stock began with the price of Shell's stock 30 days prior to the merger announcement in January, 1984--$40 per share. Petitioners contend, however, that the proper starting point in a trading market analysis is the price of Shell's stock on the day prior to the announcement of the merger proposal, i.e., January 23, 1984, which was $44 per share. See Tannetics, Inc. v. A.J. Indus., Inc., Del.Ch., C.A. No. 5306, Marvel, C. (July 17,
1979), slip op. at 14-15; Gibbons v. Schenley Indus., Inc., Del.Ch., 339 A.2d 460, 468 (1975); In re Olivetti Underwood Corp., Del.Ch., 246 A.2d 800, 804-05 (1968). Petitioners assert that the $44 per share price on January 23, 1984 was unaffected by any leaks regarding the impending merger and tender offer proposals. Additionally, petitioners argue that Shell's stock price in January, 1984 was depressed and was just beginning to rebound prior to the proposed merger announcement. Consequently, petitioners contend that by starting with Shell's stock price 30 days prior to the merger announcement, Morgan Stanley improperly trimmed $4 per share from the starting point of its reconstructed market price analysis.

  Although the cases cited by petitioners tend to support their position, they are not directly on point and therefore do not control this issue. The cases cited merely indicate that

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Not Reported in A.2d                 A11510                              Page 33
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the price "immediately preceding" an offer, i.e., on the day prior to the offer announcement, is the appropriate starting point. Morgan Stanley's use of Shell's stock price 30 days prior to the merger announcement, however, was not improper, as a matter of law, although it appears from all the facts and circumstances, that this was another attempt by Morgan Stanley to hold down its valuation of Shell.

   *30 Morgan Stanley first chose a methodology which adjusted the $40 per share price (which it deemed to be the unaffected trading price) by the average percentage increase in the price of domestic and international oil and gas stocks that had not been affected by takeover bids or restructuring between January 1984 and June 1985. The combined average percentage increase in the price of those stocks from January 1984 to June 1985 was 9.4%, which yielded an unaffected trading price for Shell of $43.75 per share.

  Petitioners argue (as discussed above), that Morgan Stanley should have started its analysis with a $44 per share price and applied the 11.81% average market price increase from January 1984 to June 1985 for the three domestic oil companies on Morgan Stanley's "domestic oil" index. Such an analysis would show that Shell's stock price would have risen from $44 per share to approximately $49 per share by June 7, 1985. In addition, petitioners contend that if Morgan Stanley had used its "S and P Oil Composite" index which it calculated as increasing by 21.3% by June 7, 1985, Shell's stock would have actually been $53.37 per share instead of $44.

  Morgan Stanley's second approach involved a comparison of the price at which the domestic and international integrated oil and gas companies were trading on June 7, 1985, by reference to such measures as price/ earnings and price/cash flow multiples. Respondent claims that applying a median price/earnings multiple to the latest twelve month recurring earnings, yields a $43.20 per share price for Shell.

  In adopting an above median price/earning multiple, Morgan Stanley allegedly considered the high quality of Shell's management because a quality management generates more earnings from its asset base than a lower quality management. Petitioners respond, however, that Morgan Stanley's analysis still understated Shell's June 1985 unaffected market price because it failed to consider that Shell was a superior company yielding better than average performance and that Shell's stock price was temporarily depressed in January, 1984.

  In summary, petitioners contend that Morgan Stanley's Reconstructed Trading Price Analysis, if properly done, would have yielded a range of $49-$58 per share, not $43-$45 per share as respondent asserts. Additionally, petitioners claim that Shell calculated its reconstructed market price in 1984 as $50 per share and that Mr. Wulff estimated a reconstructed price of $58 per share for Shell as of June, 1985.

  Morgan Stanley's conclusion that Shell's unaffected market price on June 7, 1985 was approximately $44 per share seems highly illogical. Such a price represents a zero percent change from the $44 per share closing price for Shell's stock one day prior to the proposed merger announcement on January 24, 1984, notwithstanding a substantial rise in the market price of oil stocks over the relevant period. Joseph v. Shell Oil Co., Del. Ch., 482 A.2d 335, 345
(1984).

  Morgan Stanley's Trading Price Analysis is therefore less valid than is its Liquidation Value Analysis.

                                        V
                             MINORITY DISCOUNT ISSUE

  *31 In reaching its fairness opinion, Morgan Stanley specifically considered the "realistic alternatives" available to the Shell stockholders, including the fact that there was little or no prospect of the sale or liquidation of Shell Oil in which the Shell shareholders would be able to participate. Because the likelihood of Holdings being able to sell or

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Not Reported in A.2d                  A1511                              Page 34
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liquidate Shell was doubtful, Morgan Stanley emphasized trading value as a particularly important measure. According to Mr. Case, "in the absence of a merger proposal, the trading price is a more realistic alternative for the shareholders than a liquidation value or a merger market value."

  Petitioners, however, assert that Morgan Stanley's analysis is synonamous with the minority discount condemned by the Delaware Supreme Court in Cavalier Oil Corp. v. Harnett, Del.Supr., 564 A.2d 1137 (1989). In Cavalier, the appraiser twice discounted the overall value calculated for the two companies involved, because the shares involved represented only a 1.5% minority interest and therefore lacked the ability to control operations and were not liquid. This Court held that such an approach was impermissible because it was tantamount to appraising the value of specific shares rather than a shareholder's proportionate interest in a going concern. Cavalier Oil Corp. v. Harnett, Del.Ch., C.A. No. 7959-NC, Jacobs, V.C. (Feb. 22, 1988), slip OP. AT 21-22, aff'd, Del.Supr., 564 A.2d 1137, 1144-45 (1989).

  It is clear, however, that Morgan Stanley did not utilize such an approach. Contrary to petitioners' unsupported assertions, Morgan Stanley did not discount its Liquidation Value, Merger Market Value or Trading Value analysis in order to reflect a "minority discount." Rather, Morgan Stanley arrived at its $55 per share going concern value by balancing its liquidation, merger market and trading value analyses of Shell, and by considering that it was unlikely that there would be a sale or liquidation of Shell.

  As this Court stated in a related opinion, Smith v. Shell Petroleum, Inc., Del.Ch., C.A. No. 8395-NC, Hartnett, V.C. (June 19, 1990), slip OP. AT 54-56:

  "Recognition of majority control in this manner and consideration of the way in which in the long run the stockholder is most likely to have realized on his investment, is in 'relevant factor' under Weinberger v. UOP, supra, and consistent with Delaware appraisal law. Application of Delaware Racing Ass'n, Del.Supr., 213 A.2d 203, 214 (1965) (market value given substantial weight where there were 'no plans to liquidate' and therefore the most likely way in the long run for an investor to realize on his investment, had he been permitted to continue in the enterprise, would have been through the sale of his shares); see also Tri-Continental Corp. v. Battye, Del.Supr., 74 A.2d 71, 72 (1950); Bell v. Kirby Lumber Corp., Del.Ch., 395 A.2d 730 (1978), aff d in part, rev'd in part on other grounds, Del.Supr., 413 A.2d 137 (1980); Bershad v. Curtiss-Wright Corporation, Del.Supr., 535 A.2d 840, 845 (1987) ("Clearly, a stockholder is under no duty to sell its holdings in a corporation, even if it is a majority shareholder, merely because the sale would profit the minority.").

  *32 In Cavalier the valuation expert, after determining the value of the company, discounted that value because of the lack of marketability of the minority shares. Cavalier, 564 A.2d at 1144-45. The Supreme Court held that it was not appropriate to apply such a discount 'at the shareholder level' after the company as an entity has been valued. Id. However, the Court distinguished such a discount from the application of a discount at the company level which the Court found remains appropriate where, for example (as was the case in Tri-Continental ), the minority shares being appraised have 'no right at any time to demand of the company a proportionate share of the company's assets [so that] a discount had to be applied to the net asset value of the company in order to arrive at the true or intrinsic value of that particular company's stock.' Id.

  The evidence in this case demonstrates that the type of 'minority discount' that Cavalier holds as impermissible--i.e., a discount from the value of the company's shares at the shareholder level to account for a minority stockholder's lack of control--was not applied by Morgan Stanley. Mr. Case testified at trial that in concluding that $58 was fair, Morgan Stanley did not first arrive at a higher per share value and then apply a discount to that value because the shares being valued

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Not Reported in A.2d                  A1512                              Page 35
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were a minority. The plaintiffs therefore did not carry their burden at trial of demonstrating that Morgan Stanley applied such a minority discount.
Consequently, I find that Morgan Stanley's valuation methodology was not incorrect and was adequately disclosed."

  Therefore, based on the evidence adduced at trial and this Court's previous ruling in Smith v. Shell Petroleum, Inc., supra, the Court finds that Morgan Stanley, in reaching its fairness opinion on the value of Shell's stock, did not impermissibly apply a minority discount in violation of Cavalier.

                                       VI
                           MORGAN STANLEY'S POTENTIAL
                         CONFLICTS OF INTEREST/BAD FAITH
                                      ISSUE

  Petitioners also challenged the credibility of Morgan Stanley's fairness opinion by alleging that Morgan Stanley was not a disinterested investment banker in rendering its opinion. In essence, petitioners contend that Morgan Stanley was biased toward recommending a low price as fair to Shell's minority shareholders and deliberately skewed its financial analyses of Shell's fair value, so that it could assure payment of its $3.5 million contingency fee, and that Morgan Stanley was biased in rendering its opinion because Royal Dutch indemnified Morgan Stanley with respect to its opinion. Petitioners also claim that Morgan Stanley had an additional conflict of interest, because it acted as the dealer-manager for Holdings' Tender Offer, whose job was to encourage Shell stockholders to tender.

  In connection with the 1984 Tender offer, Morgan Stanley received a $500,000 flat fee for services rendered, plus an additional contingency fee of $3.5 million because the Tender Offer was successful in obtaining greater than 90% of Shell's outstanding shares. Morgan Stanley also received an additional flat fee of $1 million in connection with work it performed on the short-form merger.

  *33 Because Morgan Stanley was dealermanager for the 1984 Tender Offer and would receive a large contingent fee if the offer was successful, Morgan Stanley clearly had an incentive to skew its analyses to accommodate Holdings. However, no direct facts were adduced showing that Morgan Stanley actually deliberately skewed its analysis of Shell's fair value to attain the result requested by Holdings. The existence of such an obvious conflict of interest, however, does diminish the credibility of Morgan Stanley's opinions. See Smith v. Shell Petroleum, Inc., Del.Ch., C.A. No. 8395-NC, Hartnett, V.C. (June 19, 1990), slip OP. AT 60. Courts have consistently criticized contingent fees and other arrangements creating investment banker conflicts of interest. See, e.g., Joseph
v. Shell Oil Co., Del.Ch., 482 A.2d 335, 344 and 345 (1984); Sandberg v. Virginia Bankshares, Inc., 891 F.2d 1112, 1122 (4th Cir.1989), cert. accepted on other grounds, 58 U.S.L.W. 3677 (April 23, 1990); Dynamics Corp. of America v. CTS Corp., 805 F.2d 705, 710-11, 716 (7th Cir.1986); Berkman v. Rust Craft Greeting Cards, Inc., 454 F.Supp. 787, 791-92 (S.D.N.Y.1978); accord Pinson v. Campbell-Taggert, Inc., Del.Ch., C.A. No. 7499, Jacobs, V.C., slip OP. AT 17-18 (Feb. 28, 1989); Wilen v. Pollution Control Industries, Inc., Del.Ch., Consol.C.A. No. 7254, Hartnett, V.C., slip OP. AT 6 (Oct. 15, 1984).

  Additionally, petitioners allege that "Morgan Stanley precluded a full and fair scrutiny of its analysis by withholding crucial documents until the final days before trial, and [by) not producing others at all." [Plaintiff's Reply Brief at 44]. These purportedly crucial documents essentially dealt with work done for other oil and gas companies (besides Shell) by Morgan Stanley, which petitioners contend would show inconsistencies between how Morgan Stanley valued Shell and how it valued other oil companies. Consequently, plaintiffs argue that this is another reason for this Court to give little, if any, weight to Morgan Stanley's findings.

  Although there appears to have been some lack of good faith in Morgan
Stanley's

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withholding of certain documents until just before trial and in not producing others at all, Morgan Stanley's analyses based on this evidence should not be entirely disregarded, because Morgan Stanley had some legitimate claims of client confidentiality regarding some of the documents withheld. Morgan Stanley's delay, however, does indicate another reason why less weight must be given to Morgan Stanley's fairness opinion because petitioners had a somewhat limited opportunity to conduct a cross examination on the delayed documents. See Campbell v. Caravel Academy, Del.Ch., C.A. No. 7830-NC, Hartnett, V.C. (Apr. 3,
1987), slip op. at 2, (refusal of expert witness to provide petitioners with confidential, but relevant, information diminishes the weight the Court will give to that expert's testimony).

                                       VII
                           CONCLUSION AS TO FAIR VALUE

  *34 The evidence in this appraisal action consists of the conflicting testimony of each sides' experts. The petitioners' expert, Mr. Wulff, asserts that the fair value of Shell on June 7, 1985, based on his Present Valuation of Equity Analysis, was $100 per share on a buyer's tax cost basis or $89 per share on a seller's tax cost basis. As previously noted, Mr. Wulffs use of a buyer's tax basis must be totally rejected. Respondent's expert, on the other hand, contends that $55 per share was "a fair value" although it never stated that a higher value would not also have been a fair value.

  After reviewing all of the relevant and admissible testimony and evidence presented by these experts, it is obvious to me that the dynamics of this litigation and the economic interest of the parties contributed to the wide differences in the expert opinions as to the fair value of Shell Oil on June 7, 1985. As previously noted, expert testimony of this kind must be scrutinized and evaluated with considerable caution.

  This Court, however, is limited in its determination of the fair value of Shell Oil to the record as established by the parties. The Court, therefore, must arrive at a fair value by considering the creditability of the admissible evidence and then giving it a proper weight. Accordingly, the Court must weigh the various valuation methodologies of the two principal experts and the evidence proffered to justify them.

  After considering all of the admissible evidence, including the data used in the valuation models, the Court finds none of the valuations correctly reflect the fair value of Shell Oil on June 7, 1985. Consequently, the Court must reject each of the specific valuations by the experts--either because of flaws inherent in the methodology used, or because the data used in the model was faulty.

  Nevertheless, the Court finds that the petitioners' Present Value of Equity Analysis and the respondent's Liquidation Valuation Analysis are the two most creditable methodologies presented. As previously noted, however, each of these valuations is flawed--not the methodology itself, but in the data used in the particular methodology and in the conclusions drawn. As this Court recently stated, "... methods of valuation ... are only as good as the inputs to the model. Neal v. Alabama By-Products Corp., Del.Ch., C.A. No. 8282-NC, Chandler, V.C. (Aug. 1, 1990), slip op. at 22 (citing S. Pratt, Valuing A Business: The Analysis and Appraisal of Closely Held Companies (2d ed. 1984) at p. 84). Cf. Cede and Co. v. Technicolor, Inc., De1.Ch., C.A. No. 7129NC, Allen, C. (Oct. 19,
1990).

  Clearly the evidence shows that each of the expert's valuations were skewed either high or low because the expert, for the most part when a choice was possible, used the data which would reflect a high or low value, depending on whether the expert was retained by the petitioners or the respondent.

  One option for the Court would be for it to adopt one of the expert valuation methodologies (i.e., either Mr. Wulff s Present Value of Equity Analysis or Morgan Stanley's Liquidation Analysis), and then substitute corrective figures in order to more accurately

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relfect the fair value of Shell Oil. This, however, is not an acceptable alternative here because of the difficulty of interchanging data from differing models.

  *35 I find, however, that Mr. Wulff's Present Value of Equity Analysis, which is really a variation of the Liquidation Analysis used by respondent, is more persuasive and therefore entitled to the greater weight. It contains less distortions or erroneous assumptions than does respondent's best model--its Liquidation Analysis. Mr. Wulffvs estimate of value is also consistent with an estimate of value which he publicly expressed long before he was contacted by the petitioners. It is also noted that none of Morgan Stanley's Analyses resulted a firm figure of $55 per share.

  As discussed previously, however, Mr. Wulff's Present Value of Equity Model is also not without error and distortion. It would therefore be unfair to merely adopt his estimate of value of $89 per share. Even Mr. Wulff conceded that the range of value is $84 to $116 per share.

  I find from all the evidence, therefore, that Mr. Wulff's estimate of $89 per share should be discounted by 20%. This results in a fair value of $71.20 per share. For purposes of information only, it is noted that this figure is not far from the $70 per share "low" value arrived at by Goldman Sachs in 1984 when it prepared an estimate of value for the Independent Committee of Shell appointed to consider the offer of Holdings.

                                      VIII
                           FAIR RATE OF INTEREST TO BE
                                     AWARDED

  The final issue concerns the "fair rate of interest" to be awarded by the Court pursuant to 8 Del.C. SS. 262(h) on the amount determined to be the fair value. Petitioners contend that the fair rate of interest should be 10.0% to 10.5%, compounded semi-annually. Respondent, on the other hand, asserts that the fair rate of interest should be 7.6% to 7.7%, simple interest.

  8 Del.C.SS.262(h) states:

  After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding ... (emphasis added)

  8 Del.C.SS. 262(i) further provides that the interest awarded, if any, may be simple or compound. In addition, the setting of "a fair rate of interest" is a determination reserved to the sound discretion of the Court after considering "all relevant factors". See, e.g., Pinson v. Campbell-Taggart, Inc., Del.Ch., C.A. No. 7499-NC, Jacobs, V.C. (Feb. 28, 1989; Revised Nov. 8, 1989), slip op. at 55; Charalip. v. Lear Siegler, Inc., Del.Ch., C.A. No. 5178-NC, Walsh, V.C. (July 1, 1985), slip op. at 2-3; Lebman v. National Union Electric Corp., Del.Ch., 414 A.2d 824, 828-29 (1980).

  *36 The petitioners rely exclusively upon the report and testimony of their expert on interest rates, Dr. John C. Beyer, President of Robert Nathan & Associates. Mr. Beyer's report examined interest rates from two perspectives--the cost of borrowing by Shell Oil Company and a reasonable rate of return to a reasonable investor during the time period involved.

  Mr. Beyer first examined Shell Oil's cost of borrowing on or about June 7, 1985, and concluded that the range of applicable interest rates was 9.67% to 10.37%. Mr. Beyer's cost of borrowing range is based in part upon bond issuances by Shell Oil on November 12, 1985 (5-year note for $250 million with a coupon rate of 9.5% and an effective yield of 9.57%) and on March 13, 1986 (10-year note for $250

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million with a coupon rate of 8.375% and an effective yield of 8.55%). On the same dates as those bond issuances, the AAA corporate bond rates were 10.53% and 9.0%, respectively.

  After establishing a relationship between Shell's cost of borrowing and the AAA corporate bond rates on November 12, 1985 and March 13, 1986, Mr. Beyer used that relationship and the June 7, 1985 AAA corporate bond rate of 10.92% to derive a range for Shell's cost of borrowing on June 7, 1985. Attachment A to Mr. Beyer's report sets forth the following calculations:

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
                                 11/12/85         6/7/85
                                 --------         ------
Shell bond rate [5-year]    =       9.57   =       9.92
-------------------------        --------         ------
AAA bond rate                      10.53          10.92
                                  3/13/86        6/7/85
                                 --------         ------
Shell bond rate [10-year]   =       8.55   =      10.37
-------------------------        --------         ------
AAA bond rate                       9.00          10.92

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  Mr. Beyer also reviewed the 5-year and 10year Treasury bond rates on June 7,
1985 for comparison, which were 9.67% and 10.19%, respectively. Based on this information, Mr. Beyer concluded that Shell's cost of borrowing range on June 7, 1985, was 9.67% (5-year Treasury bond rate) to 10.37% (Shell's derived 10-year bond rate).

  Mr. Beyer then examined reasonable rates of return to a prudent investor on or about June 7, 1985. Mr. Beyer chose several relatively risk-free investments with medium terms: a 5-year Treasury Bill at 9.67% and a 5-year Certificate of Deposit at 9.8%. Mr. Beyer also noted that a one-year Certificate of Deposit, rolled over each succeeding year, would yield an average return of 7.83%, although he did not weigh this investment as heavily due to its short duration.

  In addition, Mr. Beyer concluded that the selected interest rate should be compounded on an annual or semi-annual basis, because interest on most of the financial assets included in his analysis is paid or earned periodically during the term of the asset (e.g., interest on corporate bonds is generally paid semi-annually). Furthermore, Mr. Beyer stated that the results of his analysis were within the boundaries of another potential benchmark--the average annual return of 11.9% on the Thrift Fund component of Shell's Provident Fund. Mr. Beyer also noted that on June 7, 1985, the Federal Reserve discount rate was 7.5%, thereby setting the "legal rate of interest" under 6 Del.C. ss. 2301 at 12.5%.

  *37 After examining all of the above information, Mr. Beyer concluded that a fair rate of interest would be 10.0% to 10.5%, compounded semi-annually. Mr. Beyer's report, however, does not specifically indicate how he specifically arrived at a 10% to 10.5% figure, and also fails to show whether he assigned weightings to the various interest rates that he studied.

  Despite Mr. Beyer's failure to specifically explain how he arrived at his final opinion, I nonetheless find his report and testimony to be highly credible, because Mr. Beyer's analysis examined both Shell's cost of borrowing and the rate of return that could be earned by a reasonable investor, and most of the specific rates relied upon by Mr. Beyer seemed to be accurate.


  Respondent, on the other hand, relies exclusively on the testimony of its expert, Mr. Robert Case, a managing director of Morgan Stanley & Co., that a fair rate of interest under 8 Del.C. SS. 262(h) is 7.6% to 7.7%, simple interest. Mr. Case's opinion is essentially based on Shell's actual cost of borrowing from June, 1985 until the present, with an assumption that Shell borrowed on a 90-day, short-term, floating rate basis. His analysis, however, does not even consider Shell's cost of borrowing for normal, long-term obligations, which he admitted was 10.9%.

  Respondent argues that Mr. Case's rate is a "good reflection of the borrowing cost of companies with Shell's credit rating." It also asserts that the commercial paper rate used by Morgan Stanley (Mr. Case) is a floating rate that best matches the short-term maturity of the obligation with the time at which Shell would need the funds--which is unknown because the length of the appraisal process is unknown.

  Respondent further asserts that Mr. Case also considered a reasonable rate of return that a prudent investor could have earned from the time of the merger until the present. Respondent claims that in an efficient market, "an investor who is investing in instruments of equivalent risk and maturity will get the same rate as a borrower." Moreover, respondent argues that a trustee who had to invest funds on June 7, 1985 for the pendency of this appraisal proceeding would have chosen to invest in relatively short-term instruments, rather than exposing his fiduciary to "principal risk" in the event that interest rates rose.

  Although Mr. Case claims to have considered a reasonable rate of return to a prudent investor in his opinion, his report fails to overtly reflect this factor. Furthermore, I found Mr. Case's testimony on the fair rate of

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interest to be less credible than Mr. Beyer's testimony for several reasons.
First, Mr. Case stated, at his 1990 deposition, that his interest rate calculations were prepared by an assistant, and that he believed his opinion was that a fair rate was 7.7% compounded semiannually, not the simple interest he actually claimed at trial. Although Mr. Case's mistaken belief was later corrected at the trial, his mistake detracted from the credibility of his opinion. Second, Mr. Case justified choosing a 90-day commercial paper rate because of the uncertain length of the appraisal process, despite the fact that Shell and Royal Dutch informed stockholders that the appraisal proceeding would last a long time.


  *38 In sum, as might be expected, both petitioners' and respondent's interest rate arguments have flaws. The drawback to petitioners' approach is that it failed to consider a shorter-term rate that could have been earned by prudent investors and also lacked specificity as to how the proposed fair rate was arrived at. The respondent's analysis, on the other hand, fails to specifically consider a reasonable rate of return for a prudent investor and Shell's cost of borrowing for longer-term obligations.

  After considering all of the relevant factors and circumstances, I find that a fair and reasonable rate is 10.0% simple interest.

                                       IX
                                   CONCLUSION

  The "fair value" of a share of Shell Oil on June 7, 1985, the date of the short-form merger, was $71.20. Petitioners are entitled to simple interest upon that amount at a rate of 10.0% per annum per share, payable from the date of the merger to the date of payment, in accordance with 8 Del.C.SS. 262(i). The court costs shall be assessed against the surviving corporation. 8 Del. C.SS.262(j).

  A proposed order may be submitted.

  1990 WL 201390 (Del.Ch.)

END OF DOCUMENT

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                                     A1519                                Page 1


                       LEXSEE 2002 U.S. Dist. LEXIS 19195

         LINDA STEWART AND GRANT REYNOLDS VERSUS WILLIAM ALVAREZ, STATE
                FARM MUTUAL AUTOMOBILE INSURANCE COMPANY, ET AL.

                    CIVIL ACTION NO. 02-1159 SECTION "A" (1)

            UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF
                                    LOUISIANA

                           2002 U.S. DIST. LEXIS 19195

                            OCTOBER 7, 2002, DECIDED
                OCTOBER 8, 2002, FILED; OCTOBER 8, 2002, ENTERED


 DISPOSITION:

  * 1 Plaintiffs' Motion to Remand granted. Matter remanded to Civil District Court for Parish of Orleans pursuant to 28 U.S. C.SS.1447(C).

                                  CASE SUMMARY

  PROCEDURAL POSTURE: Plaintiffs, a man and a woman (the couple), were injured when their motorcycle collided with a car that defendant lessee had rented from defendant lessor. The couple sued the lessor, the lessee, and defendant insurers in the Civil District Court for the Parish of Orleans (Louisiana). One insurer served a notice of removal under 28 U.S. C.S. SS.1446(B); the couple filed a motion to remand under 28 U.S. C. S.SS.1447(C).

  OVERVIEW: In its notice of removal, the insurer claimed that it could not determine the jurisdictional amount of the couple's claims. The couple argued that the insurer's notice of removal was untimely. No damage quantum was alleged in the couple's state court petition. However, the severe personal injuries claimed by the woman were specifically alleged, and for each of those injuries various elements of damages were alleged. Thus, the original petition was sufficient to put the insurer on notice that the woman's claim was removable because the petition revealed on its face that the amount in controversy exceeded $75,000. Because the court had original jurisdiction over the woman's claim, 28 U.S. C.S.SS. 1367(B) gave the court supplemental jurisdiction over the man's claim, making the entire matter removable. The 30-day period for removal of both claims under 28 U. S. C. S.SS.1446(B) began to run when the insurer was served with the initial pleading. Because the insurer waited more than 30 days to remove the case, the couple was entitled to remand under 28 U.S. C.S.SS. 1447(C).

  OUTCOME: The couple's motion to remand was granted, and the matter was remanded to the state court.

  CORE TERMS: removal, initial pleading, removable, severe, lumbar, notice, interrogatory, laceration, trauma, amount in controversy, supplemental jurisdiction, jurisdictional amount, trigger, original petition, concussion, herniated, exceeded, cervical, seizures, teeth, disc, original jurisdiction, sufficient to put, affirmatively, answered, quantum, dollar, jurisdictional minimum, ascertained, specificity

LEXISNEXIS(TM) HEADNOTES- CORE CONCEPTS

CIVIL PROCEDURE > REMOVAL > REMOVAL PROCEEDINGS HN1
See 28 US. C. S.SS.1446(B).

CIVIL PROCEDURE > REMOVAL > REMOVAL PROCEEDINGS HN2 The 30-day time period in which a defendant must remove a case starts to run from the defendant's receipt of the initial pleading only when that pleading affirmatively reveals on its face that the plaintiff is seeking damages in excess of the minimum jurisdictional amount of the federal court.

CIVIL PROCEDURE > REMOVAL > REMOVAL PROCEEDINGS HN3 Where the allegations in an initial pleading are sufficient to put s defendant on notice that the case is removable, the absence a more specific jurisdictional dollar allegation will not prevent the 30-day removal period from running.

CIVIL PROCEDURE > REMOVAL > REMOVAL PROCEEDINGS HN4 The allegations contained in an initial complaint


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need not be as certain or unequivocal as what would be required in a subsequent pleading in order to trigger the 30-day removal period.

CIVIL PROCEDURE > REMOVAL > REMOVAL PROCEEDINGS HN5 In Louisiana state courts, an initial pleading cannot contain an allegation as to a specific damage quantum. La. Code Civ. Proc. Ann. art. 893(A)(1).

CIVIL PROCEDURE > JURISDICTION > SUBJECT MATTER JURISDICTION > SUPPLEMENTAL JURISDICTION HN6 When a district court has original jurisdiction over one plaintiff's claim, 28 U. S. C. S.SS.1367 gives the district court supplemental jurisdiction over a co-plaintiff's claim even when the amount in controversy requirement is not met on the second plaintiff's claim.

  COUNSEL:

  For LINDA STEWART, GRANT REYNOLDS, plaintiffs: John Douglas Acomb, Kemp & Brannon, LLC, Metairie, LA.

  For LINDA STEWART, GRANT REYNOLDS, plaintiffs: Richard Massie Martin, Jr., Eaves Law Firm, New Orleans, LA.

  For WILLIAM 3 ALVERNAZ, STATE FARM MUTUAL AUTOMOBILE INSURANCE COMPANY, defendants: Fred Morris Trowbridge, Jr., Porteous, Hainkel & Johnson, New Orleans, LA.

  For JOHN GEORGE SCHWARTZ, defendant: Irving Hirsch Koch, Koch & Koch, LLC, Metairie, LA.

  For SAFECO INSURANCE COMPANY OF ILLINOIS, defendant: Andrew Wallace Eversberg, Stephen Dale Cronin, Guglielmo, Marks, Schutte, Terhoeve & Love, Baton Rouge, LA.


  For PATHFINDER INSURANCE COMPANY, defendant: James L. Bradford, III, Jason LaBorde Rush, Seale, Daigle & Ross, Covington, LA.

  For PATHFINDER INSURANCE COMPANY, defendant: John B. Sanders, Staines & Eppling, Metairie, LA.

JUDGES:
JAY C. ZAINEY, UNITED STATES DISTRICT JUDGE.

OPINIONBY:
JAY C. ZAINEY

OPINION:

  ORDER AND REASONS

  Before the Court is a MOTION TO REMAND (REC. DOC. 2) *2 filed by plaintiffs, Linda Stewart and Grant Reynolds. Defendant, Pathfinder Insurance Company ("Pathfinder"), opposes the motion. The motion, set for hearing on June 5, 2002, is before the Court on the briefs without oral argument. For the reasons that follow, the motion is GRANTED.

       BACKGROUND

  On February 27, 2001, Plaintiffs, Grant Reynolds and Linda Stewart, were riding Reynolds' motorcycle when they collided with an automobile operated by John George Schwartz. Defendant William Alvarez had rented the car from defendant Avis Rent-A-Car. Plaintiffs filed suit in the Civil District Court for the Parish of Orleans against Alvarez, Schwartz, State Farm Mutual Automobile Insurance Company, Safeco Property & Casualty Insurance Companies, and Avis.

  According to the state court petition, Stewart sustained "severe head trauma, laceration, concussion, immediate and subsequent seizures, and herniated lumbar disc." Rec. Doc. 1, Exh. A. Reynolds alleged "severe mouth trauma in which numerous teeth were knocked out, several deep leg lacerations and cervical and lumbar injuries." Both Plaintiffs allege damages for "pain and suffering, loss of society, loss of enjoyment of life *3 and substantial special damages." Id. Reynolds also sought penalties and attorney's fees pursuant to La. R.S. 22:658 against State Farm for its arbitrary and capricious failure to pay his property damage claim. Id.

  On December 10, 2001, Schwartz was the first defendant served. The remaining defendants were served within ten days. It is undisputed that none of the defendants filed a notice of removal within thirty days of service. On March 16, 2001, Plaintiffs filed a supplemental and amending petition adding Pathfinder as a defendant, and on March 12, 2002, Pathfinder was served. The amended petition did not add any new damage claims. It is undisputed that Pathfinder did not remove the case within 30 days of service.

  After serving Pathfinder, Plaintiffs answered the interrogatories of one of the original defendants, State Farm Mutual Automobile Insurance Company. Within 30 days of receipt of Plaintiffs' answers to those interrogatories, Pathfinder filed its Notice of Removal pursuant to the "other paper" provision of 28 U.S.C. 1446(B). Pathfinder claimed that it could not determine the jurisdictional amount of the Plaintiffs' claims until it received *4 a copy of the interrogatory answers. Plaintiffs timely filed the instant motion to remand.

  THE PARTIES' CONTENTIONS

  Plaintiffs argue that Pathfinder's notice of removal









































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was untimely because the original petition was sufficient to alert Pathfinder that the amount in controversy exceeded $75,000.00 thereby making the case removable. nl Plaintiffs also argue that in multiple defendant cases, the decision to remove must be unanimous but because the original defendants did not timely seek removal they are forever precluded from consenting to subsequent attempts to remove. Thus, say Plaintiffs, there can be no unanimity of removal. Plaintiffs also seek costs and attorney's fees in conjunction with the allegedly improper removal.


          n1 Diversity of citizenship has never been in dispute.

     In opposition, Pathfinder argues that the original petition did not demonstrate that Plaintiffs' claims exceeded $75,000. Rather, it was only after Plaintiffs answered the State Farm interrogatories that Pathfinder ascertained *5 that the claims exceeded $75,000. Pathfinder also argues that the other defendants have properly joined in the removal.

    DISCUSSION

  The procedural requirements for removal are outlined in 28 US. C.SS.1446.
Section 1446(b) provides in pertinent part:

HN 1 The notice of removal of a civil action or proceeding SHALL BE FILED WITHIN 30 DAYS after the receipt by the defendant, through service or otherwise, of a copy of the initial pleading setting forth the claim for relief upon which such action or proceeding is based.. .

IF THE CASE STATED BY THE INITIAL PLEADING IS NOT REMOVABLE, a notice of removal may be filed within thirty days after receipt by the defendant, through service or otherwise, of a copy of an amended pleading, motion, order, OR OTHER PAPER FROM WHICH IT MAY FIRST BE ASCERTAINED that the case is one which is or has become removable...

 28 US. C.SS.1446(B) (emphasis added).

  In CHAPMAN V. POWENRMATIC, INC., 969 F.2D 160, 163 (5TH CIR. 1992), the Fifth Circuit explained that HN2 the thirty day time period in which a defendant must remove a case starts to run *6 from the defendant's receipt of the initial pleading only when that pleading "AFFIRMATIVELY REVEALS ON ITS FACE that the plaintiff is seeking damages in excess of the minimum jurisdictional amount of the federal court." The Chapman court rejected the notion of having a district court inquire into a defendant's subjective knowledge of the value of a claim instead opting for more certainty in determining when an initial pleading triggers removal. Id. Some courts hold that Chapman requires a specific dollar allegation to begin the 30-day removal period, e.g., BELL V. JACK IN THE BOX, INC., 2000 US. DIST. LEXIS 1595, 2000 WL 140769 (N.D. Tex. Feb. 7, 2000), but other courts doubt that Chapman was meant to be read so narrowly, e.g., CARLETON V. CRC INDUSTRIES, INC., 49 F. SUPP. 2D 961 (S.D. TEX. 1999). Those latter courts hold that HN3 where the allegations in the initial pleading are sufficient to put the defendant on notice that the case is removable, the absence a more specific jurisdictional dollar allegation will not prevent the 30-day removal period from running. See, e.g., EVETT V. CONSOLIDATED FREIGHTWAYS CORP., 110 F. SUPP. 2D 510 (E.D. TEX. 2000). *7 Adding to the confusion, the Fifth Circuit has recently held that HN4 the allegations contained in the initial complaint need NOT be as certain or unequivocal as what would be required in a subsequent pleading in order to trigger the 30-day removal period. See BOSKY
V. KROGER TEXAS, LP, 288 F.3D 208, 211 (5TH CIR. 2002). HN5 In Louisiana state courts, the initial pleading cannot contain an allegation as to a specific damage quantum. See La. Code Civ. Pro. 893(A)(1). n2

          n2 The Court recognizes that article 893 does allow for a general allegation that the claim does or does not meet some jurisdictional amount. See La. Code Civ. Pro. art. 893(A)(1).

  Turning now to Plaintiffs' state court petition, the Court notes that no damage quantum is alleged. However, Stewart claimed damages for "severe head trauma, laceration, concussion, immediate and subsequent seizures, and herniated lumbar disc." Reynolds claimed damages for "severe mouth trauma in which numerous teeth were knocked out, several deep *8 leg lacerations, including cervical and lumbar injuries" as well as attorneys fees and penalties for statutory violations. Clearly the specificity and detail of the interrogatories foreclosed any doubt as to whether the case was removable but such a conclusion has no bearing on whether the initial pleading itself was sufficient to start the 30-day clock.

  Examining Stewart's allegations, the Court notes that what the initial allegations lack in specificity they make up for in severity. Stewart alleged "severe head trauma, laceration, concussion, immediate and subsequent seizures, and herniated lumbar disc." Notice of Removal, Exh. A. While admittedly lacking in minute detail, Stewart nevertheless alleged significant and severe injuries of a serious nature. These personal injuries were specifically alleged and for each of those injuries various elements of damages were alleged. The Court therefore concludes that the original petition was suf-























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ficient to put Pathfinder on notice that Stewart's claim was removable because the petition "affirmatively reveals on its face" that the amount in controversy exceeds $75,000.00.


  REYNOLDS' allegations require more of a stretch. Reynolds' most severe *9 INJURY was the loss of several teeth. Id. His other significant injury was non-discript cervical and lumbar injury. Even with his claim for the damaged motorcycle and statutory penalties under the Louisiana Insurance Code the Court questions whether his claim even meets the jurisdictional minimum of this Court. n3

          n3 Even considering the detail contained in Reynolds' answers to interrogatories the jurisdictional minimum remains doubtful for his claim. For instance, Reynolds' special medical damages are well under $10,000.00, and he makes no lost wage claim. Nor do Reynolds' lumbar injuries appear to be nearly as severe as Stewart's. Opposition, Exh. B.

  The sufficiency VEL NON OF Reynolds' claim, however, is of no significance given that the amount in controversy for Stewart's claim clearly exceeds $75,000.00 and that her claim was removable based on the initial pleading. Because the Court has original jurisdiction (diversity) over Stewart's claim, 28 U.S.C. SS. 1.367(B) gives the *10 Court supplemental jurisdiction over Reynold's claim, thus making the entire matter removable. n4 Therefore, the 30-day period for removal of both claims began to run when Pathfinder was served with the initial pleading which included Stewart's claims. Because Pathfinder waited more than 30 days to remove the case, Plaintiffs are entitled to remand.

  n4 HN6 When the district court has original jurisdiction over one plaintiff's claim, 28 U.S. C.SS. 1367 gives the district court supplemental jurisdiction over a co-plaintiff's claim even when the amount in controversy requirement is not met on the second plaintiff's claim. See 28 US. C.SS.1367(A)-(B) (supplemental jurisdiction not precluded over claims by plaintiffs joined under Rule 20); STROMBERG METAL W. RKS, INC. V. PRESS MECHANICAL, INC., 77 F.3D 928 (7TH CIR. 1996); FAIRCHILD V. STATE FARM MUT. INS. CO., 907 F. SUPP. 969 (M.D. LA. 1995); SUNPOINT SECURITIES, INC. V. PORTA, 192 F.R.D. 716 (M.D. FLA. 2000); see also IN RE ABBOTT LABS., 51 F.3D 524 (5TH Cir.), reh'g denied, 65 F.3D 33 (5TH CIR. 1995).

    *11

  Finally, Plaintiffs' request for attorney's fees and costs is denied. While the Plaintiffs' petition was sufficient to trigger the 30-day removal period, it was not so clear as to merit sanctions for Pathfinder's untimely removal.

      Accordingly;

  IT IS ORDERED that Plaintiffs' Motion to REMAND (REC. DOC. 2) should be and is hereby GRANTED. This matter is REMANDED to the Civil District Court for the Parish of Orleans pursuant to 28 U.S.C.SS.1447(C).

  New Orleans, Louisiana, this 7th day of OCTOBER, 2002.

     JAY C. ZAINEY
     UNITED STATES DISTRICT JUDGE



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                                     A1523                                Page 1


Not Reported in A.2d
Fed. Sec. L. Rep. P 95,327
(CITE AS: 1990 WL 42607 (DEL.CH.), 16 DEL. J. CORP. L. (KEYCITE CITATIONS)

UNPUBLISHED OPINION. CHECK COURT RULES BEFORE CITING.

                    Court of Chancery of Delaware, New Castle
                                     County.

                      JOHN TOMCZAK AND STUART D. WECHSLER,
                                   PLAINTIFFS,
                                       V.
                        MORTON THIOKOL, INC., CHARLES S.
                       Locke, Robert C. Hyndman, Ralph M.
                                    Barford,
                   William T. Creson, Dennis C. Fill, Everett
                        A. GILMOUR, ROBERT T. MARSH, NEIL
                   MCKAY, BARRY J. SHILLITO, ROBERT S. Small,
                       A. DEAN SWIFT, HARRY H. WETZEL, AND
                      THE DOW CHEMICAL COMPANY, DEFENDANTS.

                                CIV. A. NO. 7861.

                            Submitted Nov. 30, 1989.
                             Decided April 5, 1990.

On Morton Thiokol, Inc. and Individual Defendants' Motion for Summary Judgment:
Granted; on the Dow Chemical Company's Motion for Summary Judgment: Granted.

**930 Joseph A. Rosenthal and Kevin Gross, Morris, Rosenthal, Monhait & Gross, wilmington, of counsel: Michael P. Fuchs, Wolf Popper Ross Wolf & Jones, New York City, for plaintiffs.

Lawrence C. Ashby and Stephen E. Jenkins, Ashby, McKelvie & Geddes, Wilmington, for defendant Morton Thiokol, Inc.

A. Gilchrist Sparks, III, and Thomas C. Grimm, Morris, Nichols, Arsht & Tunnell, Wilmington, for the defendant directors of Morton Thiokol, Inc. of counsel:
Wachtell, Lipton, Rosen & Katz, New York City.

**931 Charles S. Crompton, Jr., and Donald J. Wolfe, Jr., Potter Anderson & Corroon, Wilmington, of counsel: William J.F. Roll, III, Shearman & Sterling, New York City, for defendant The Dow Chemical Company.

                               MEMORANDUM OPINION

HARTNETT, Vice Chancellor.

* 1 In this purported stockholder's derivative action, plaintiffs challenge the sale by defendant Morton Thiokol, Inc. ("Morton Thiokol") of its Texize Household Products Division ("Texize") to defendant, The Dow Chemical Company ("Dow"). The members of Morton Thiokol's Board of Directors are also named as defendants. Plaintiffs allege that the approval of the transaction by the Morton Thiokol directors constituted a breach of their fiduciary duties and a waste of corporate assets, and that the sale was consummated to thwart an alleged Dow takeover threat, so as to perpetuate the individual defendants in office. The plaintiffs also claim that Dow "knowingly aided and abetted" the alleged breach of fiduciary duties by the Morton Thiokol Board by participating in the transaction.

The Morton Thiokol defendants moved for summary judgment, asserting, INTER ALIA, that the decision of Morton Thiokol's Board to sell Texize to Dow is protected from judicial scrutiny by the business judgment rule. Dow also moved for summary judgment on the grounds that it owed no fiduciary duty to the stockholders of Morton Thiokol. Because there are no disputed material facts and because plaintiffs' suit is without merit, as a matter of law, both motions for summary judgment on behalf of the defendants must be granted.

Although the parties have different views of this case, the material facts are not disputed and the primary dispute involves the inferences to be drawn from these facts.

At all times material to the present dispute, the Morton Thiokol Board was comprised of twelve individuals, all of whom are named defendants in this action. Only two of the twelve directors were "inside" directors, that is, members of Morton Thiokol management: Charles S. Locke, Chairman of the Board and





























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                                     A1524                                Page 2

Not Reported in A.2d
(CITE AS: 1990 WL 42607, *1 (DEL.CH.), 16 DEL. J. CORP. L. 924 **931)

Chief Executive Officer, and Robert C. Hyndman, President and Chief Operating Officer. The other ten Morton Thiokol directors were "outside" directors, all of whom were experienced executives.

**932 As a result of a 1982 merger and restructuring, Morton Thiokol had been operating four major business segments: Aerospace, Specialty Chemicals, Salt, and Household Products. The Household Products segment was operated by the Texize Division and marketed a number of household cleaners and insecticides.

After Morton Thiokol's restructuring in 1982, the Specialty Chemicals and Aerospace business segments quickly became Morton Thiokol's chief businesses. In 1983 and 1984, Morton Thiokol experienced dramatic growth, which was attributable to its Specialty Chemicals and Aerospace segments, while the growth of the Texize Household Products segment lagged behind. Consequently, Morton Thiokol's two inside directors, Messrs. Locke and Hyndman, became concerned about the future of the Texize Division, and began considering divestiture of Texize, despite the fact that it was still profitable. They expressed concerns over the ability of Texize to achieve targeted growth rates, the existence of increasing competition, and the fact that Texize was reaching maturity in some of its major markets. The outside directors of Morton Thiokol shared management's concern with the future prospects of Texize, and were aware of the possibility that Texize might be divested.

*2 In addition, the emergence of Morton Thiokol's Aerospace and Specialty Chemicals segments as profitable businesses set Morton Thiokol in a new direction, away from consumer products similar to those sold by Texize with their heavy emphasis on advertising. Immediately following the 1982 restructuring of Morton Thiokol, Goldman Sachs & Co. (the investment banker that advised Morton Thiokol on an on-going basis) discussed with Morton Thiokol's management the lack of "strategic fit" of Texize with the company's other business segments, and the possibility of a divestiture of Texize.


Despite their concerns over the future of Texize, Morton Thiokol's Board continually rebuffed the interest that a number of companies, including Dow, expressed in purchasing the Texize Division. Messrs. Locke and Hyndman claim that Morton Thiokol was not in a hurry to "shop" Texize at that time because Texize was still profitable and because Morton Thiokol's primary emphasis was on growth and that cash received from the sale of Texize would not contribute to growth. Rather, they assert that Morton Thiokol's executive management was interested in pursuing a possible swap of Texize for a business that would strengthen Morton Thiokol's other businesses--preferably specialty chemicals. In the alternative, they believed Morton Thiokol might find an opportunity whereby Texize could be divested and the consideration received in the sale **933 could be immediately redeployed into Morton Thiokol's other businesses. However, no such opportunities immediately arose.

As stated previously, Dow was one of the companies that had expressed interest in acquiring Texize commencing in 1982. Morton Thiokol, however, refused to negotiate with Dow at that time, although Morton Thiokol allegedly informed Dow that it might be interested in a "swap" transaction. Dow, however, remained interested in Texize, and in early 1984, Dow began to make market purchases of Morton Thiokol's common stock, through its investment banker, Morgan Stanley & Co., Inc. ("Morgan Stanley").

On April 9, 1984, Dow filed a Schedule 13D with the Securities and Exchange Commission which set forth that it had. purchased nearly one million shares, or 5.9% of Morton Thiokol's common stock. The Schedule 13D also stated:

"Although the purchases of shares of [Morton Thiokol] Common Stock... have been made for investment, at some future time Dow might decide that it is desirable to seek to acquire [Morton] or to seek to control or otherwise influence the management and policies of


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Not Reported in A.2d
(CITE AS: 1990 WL 42607, *2 (DEL.CH.), 16 DEL. J CORP. L. 924, **933)

[Morton Thiokol]."

After speaking with Paul Oreffice, Dow's Chairman of the Board, Mr. Locke, Morton Thiokol's Chairman of the Board and Chief Executive Officer, was not convinced that Dow was only interested in Morton Thiokol as an investment. Mr. Locke believed that Dow's investment in Morton Thiokol might be the first step of a creeping tender offer which would allow Dow to acquire Morton Thiokol without paying any premium to Morton's stockholders.

*3 On April 10, 1984, Mr. Locke and other members of Morton Thiokol's management met with the corporation's attorneys, Wachtell, Lipton, Rosen & Katz ("Wachtell Lipton"), and Goldman Sachs to discuss Morton Thiokol's options. Goldman Sachs suggested and discussed possible responses to Dow, including continued close monitoring of the situation, an inquiry to Dow concerning its intentions and an examination of possible transactions that could be proposed by Dow or Morton Thiokol. Goldman Sachs also noted that Dow's stock position in Morton, together with its previously expressed interest in Texize, could be viewed as an opportunity to divest Texize. Ultimately, it was decided that Mr. Locke should meet with Mr. Oreffice of Dow.

On April 11, 1984, Mr. Locke and Mr. Oreffice met privately to discuss Dow's intentions regarding Morton Thiokol. Mr. Oreffice **934 affirmed Dow's statement in its Schedule 13D that the purchases were for investment purposes, and consequently, Mr. Locke did not receive any specific commitments from Dow, except that Mr. Oreffice did orally agree that Dow would not buy any more Morton Thiokol stock without first informing Mr. Locke.

During the next regularly scheduled meeting of the Morton Thiokol Board of Directors on April 26, 1984, Mr. Locke reported to the Board on Dow's investment in Morton Thiokol. The meeting focused on the possibility that Dow might be launching a creeping tender offer, with the Board discussing how to deal with Dow, including the option of putting Morton Thiokol "into play" if necessary. Although Morton Thiokol was considered a takeover target, the Board did not formally adopt any defensive measures at the April 26th meeting. The Morton Thiokol Board did, however, adopt a resolution at the April 26th meeting reconfirming the Company's expressed policy of remaining independent. The Morton Thiokol Board allegedly remained open, nonetheless, to the possibility of a takeover at a fair price. Since Dow had not made any offer, Morton Thiokol adopted a "wait and see" approach.

On April 27, 1984, Mr. Locke and Mr. Oreffice again spoke privately to discuss Dow's holdings in Morton Thiokol. During the conversation, Mr. Locke allegedly made a general proposal that Morton Thiokol buy back Dow's interest in Morton Thiokol. Mr. Oreffice informed Mr. Locke that although Dow was never interested in "selling for a quickie profit," he would be interested in a specific buy-back proposal. Mr. Locke then informed Mr. Oreffice that he would instruct Morton Thiokol's investment bankers to make a proposal through appropriate channels.

During the ensuing months, Morton Thiokol's investment banker, Goldman Sachs, explored a range of alternative responses to Dow's accumulation of Morton's stock. Goldman Sachs' study included an analysis of the value of Texize and considered the possible sale of Texize to a third party and the effect of such a sale upon Morton Thiokol. In a May 4, 1984 internal memorandum, Goldman Sachs concluded that the anticipated range of values for a sale of Texize to a third party was $225-250 million. Goldman Sachs' valuation was based upon: (1) an analysis of the historical and projected financial information concerning Morton Thiokol, including budgets, balance sheets, projected growth rates, and after-tax income for each of its four business segments, including Texize; (2) a comparison of Texize with similar companies in terms of products, profitability, capitalization and financial resources; (3) a review of the historic **935 market price performance, market value and


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Not Reported in A.2d
(CITE AS: 1990 WL 42607, *3 (DEL.CH.), 16 DEL. J. CORP. L. 924, **935)

price earnings ratios of stocks of substantially similar companies; and (4) a review of acquisitions of such companies in previous years, including a comparison of the market value of those companies in the acquisitions relative to their earnings and book values.

*4 On May 7, 1984, Goldman Sachs discussed its study with Morton Thiokol's executive management, and distributed a written report. Goldman Sachs cautioned that its valuation was limited because, as a division, Texize was not a publicly listed company and it therefore did not have a market value that could be directly compared with similar companies. Morton Thiokol's management, therefore, decided not to approach Dow or its financial advisor, Morgan Stanley, with a proposal at that time. Rather, Morton Thiokol requested Goldman Sachs to continually monitor the situation and to periodically advise Morton Thiokol regarding its alternatives.

The next several months produced no further purchases of Morton Thiokol stock by Dow. Morton Thiokol's inside directors, however, continued to discuss the possible divestiture of Texize, recognizing that the sale of Texize to Dow might have the added benefit of deterring Dow from any further takeover overtures.

During that period, Morton Thiokol's management learned that the specialty chemical business of Bee Chemical was for sale, and began to explore the possibility of Morton Thiokol acquiring it.

At the Annual Meeting of Morton Thiokol's stockholders in October of 1984 the stockholders approved the Board's declaration of a three-for-one stock split to stockholders, which increased the number of authorized shares from 32 million to 200 million shares. Morton Thiokol claims, however, that such a move was not a defensive measure designed as an anti-takeover device. Rather, it claims that the split was recommended by Goldman Sachs before Dow appeared on the scene, and that the purpose of the split was to allow more people to buy Morton's stock.

On November 7th and 8th, 1984, Dow purchased additional shares of Morton Thiokol stock, bringing its total ownership of Morton Thiokol to approximately 8.23%. On November 9, 1984, Dow amended its Schedule 13D to report its additional purchases, and filed materials necessary under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 (Pub.L. No. 94-435, 90 Stat. 1383, codified as amended in various sections of Titles 15, 18 and 28 U.S.C.). The Hart-Scott-Rodino filing would have allowed Dow, after a 30-day waiting period, to increase its holdings in Morton **936 Thiokol to more than 10%, but less than 15%, of the outstanding shares of Morton Thiokol.

In response to this activity, on November 9, 1984, Morton Thiokol stock traded as high as 94 1/4 --which was a rise in the market of almost 10 points over the price on the preceding two days.

Despite Dow's statements to the contrary, Morton Thiokol's inside directors recognized the possibility that Dow was in the second stage of a creeping tender offer. Consequently, Morton Thiokol's executive management (not its complete Board of Directors) met again with Goldman Sachs on November 9th or 10th to discuss its options, including selling Texize to Dow in exchange for cash and Dow's shares of Morton Thiokol. Goldman Sachs believed that such a sale would have the dual benefits of profitably divesting Texize and removing the threat of a possible creeping tender offer by Dow. On November 11, 1984, Morton Thiokol instructed Goldman Sachs to approach Dow, through Morgan Stanley, to see if Dow was interested in such a deal.

*5 During this critical period, Goldman Sachs conducted a comprehensive analysis, similar to that done in May of 1984, in order to update its prior analysis of Texize, including an evaluation of its operations, financial performance and future projections. The updated analysis was consistent with Goldman Sachs' earlier valuation of Texize, setting an approximate range of values of Texize at $225-250 million. Thus, when Goldman Sachs contacted Morgan Stanley on November 11th


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Not Reported in A.2d
(CITE AS: 1990 WL 42607, *5 (DEL.CH.), 16 DEL. J. CORP. L. 924, **936)

regarding Morton Thiokol's proposed transaction, Goldman Sachs suggested that the aggregate consideration should be $250 million for Texize.

While Morgan Stanley was surprised by such a proposal, it nonetheless reviewed it with Dow. Dow's Chairman and CEO, Mr. Oreffice, viewed $250 million as reasonable because Morgan Stanley had valued Texize within a range of $240-320 million. Consequently, Mr. Oreffice authorized Robert Keil, Dow's Chief Financial Officer, to negotiate the deal, if reasonable. Mr. Keil then instructed Morgan Stanley to advise Goldman Sachs that Dow was interested.

On November 12, 1984, Goldman Sachs provided Morgan Stanley with some non-public information it had regarding Texize. Morgan Stanley was disappointed with the actual performance of Texize, as reflected in this information, because it was lower than Morgan Stanley expected based on its earlier analysis of public information. Mr. Keil of Dow assumed that the merit of the offer must be based on the value of the Morton Thiokol stock held by Dow, and decided that the deal would be desirable if the stock was valued at between **937 $83-92 per share. Consequently, a meeting was set for the next day between Morgan Stanley and Goldman Sachs to further negotiate the transaction.

At the November 13th meeting between Morgan Stanley and Goldman Sachs, Morgan agreed that the value of Texize was $250 million, the value developed previously by Goldman Sachs. The parties then considered alternative methods of valuing the Morton Thiokol stock held by Dow in order to determine the cash component of the deal. Morgan Stanley urged that the value of Morton Thiokol's stock owned by Dow should reflect the then current market price of $92 per share as of the close of business on November 9th. Goldman Sachs, on the other hand, argued that the stock should be valued at $75 per share--which was Dow's average acquisition cost per share.

Ultimately, Morgan Stanley and Goldman Sachs agreed in principle to an exchange of Texize for Dow's 1.4 million shares of Morton Thiokol's stock, plus $131 million in cash, without attributing an express value to the stock. In essence, however, Morton Thiokol paid approximately $85 per share for the Morton Thiokol stock held by Dow. Morton Thiokol and Dow also entered a standstill agreement under which Dow agreed to refrain from purchasing Morton Thiokol's common stock for ten years. When the investment bankers reported back to their respective principals, the management of both Morton Thiokol and Dow agreed to submit the proposal to their respective Boards.

*6 On November 14, 1984, the day prior to the regularly scheduled meeting of Morton Thiokol's Board, Mr. Locke held a dinner meeting for the outside directors. During the meeting, which lasted 2-3 hours, Mr. Locke explained, in general terms, the deal that had been negotiated with Dow and which the Board would formally consider the next day.

At the regularly scheduled Morton Thiokol Board meeting on November 15th, the proposed Letter Agreement between Morton Thiokol and Dow was submitted to the Morton Thiokol Board. Two of Morton's outside directors were absent from the meeting. The Board meeting lasted approximately two hours, with about half that time devoted to considering the proposed transaction. Each of the directors received a copy of the proposed Letter Agreement, and the discussion of the proposed deal included presentations from Mr. Locke, Goldman Sachs, and Wachtell Lipton. Mr. Locke stated his reasons for recommending the transaction and the Board discussed: (1) the long-term prospects for Texize; (2) the capability of Texize **938 to effectively compete in the household products industry; (3) the financial impact of the transaction on Morton Thiokol's balance sheet; and (4) the threat of a creeping tender offer by Dow, which the transaction would eliminate.

A Goldman Sachs representative summarized Goldman Sachs' role in the transaction and detailed the terms of the transaction. After


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                                     A1528                                Page 6


Not Reported in A.2d
(Cite as: 1990 WL 42607, *6 (DEL.CH.), 16 DEL. J. CORP. L. 924, **938)

answering the directors' questions, the Goldman Sachs representative informed the Morton Thiokol Board of Goldman Sachs' opinion that the transaction was fair. An attorney from Wachtell Lipton also advised the Morton Thiokol Board that a decision approving the transaction would fall within the parameters of their business judgment. A number of the outside directors also allegedly did independent calculations as to the value of Texize and all concluded that $250 million was a good price for Morton Thiokol. The Morton Thiokol Board then voted unanimously to approve the sale of Texize to Dow on the terms set forth in the Letter Agreement and such consistent changes as might be approved by the managements of Morton Thiokol and Dow.

The plaintiffs, as Morton Thiokol stockholders, filed their complaint on November 26, 1984, challenging the sale of Texize to Dow. A final agreement, however, was executed by Morton Thiokol and Dow on December 21, 1984 and the transaction closed on January 4, 1985. On the same day, Morton Thiokol acquired Bee Chemical for $77 million in cash.

The plaintiffs then moved for a preliminary injunction seeking to require Dow to hold separately the acquired division, which was denied by Opinion dated February 13, 1985. TOMZCZAK V. MORTON THIOKOL. INC., Del.Ch., C.A. No. 7861-NC, Hartnett, V.C. (Feb. 13, 1985). Shortly thereafter, the defendants filed a Motion to Dismiss for failure of the plaintiffs to have made a pre-suit demand pursuant to Chancery Court Rule 23.1. Before that motion was decided, however, plaintiffs filed a Motion for Leave to File an Amended Complaint, which was granted. TOMCZAK V. MORTON THIOKOL, INC., Del.Ch., C.A. No. 7861-NC, Hartnett,
V. C. (June 4, 1985).

*7 Finally, the defendants' Motion to Dismiss was denied by Opinion dated May 7, 1986. In that Opinion, the Court was bound to accept the allegations of the Amended Complaint as being true and these allegations were found to have raised a reasonable probability that the decision of the Morton Thiokol Board to sell Texize to Dow was not protected by the business judgment rule because the allegations "paint[ed) a picture very similar to that found in SMITH V. VAN GORKOM, Del.Supr., 488 A.2d 858 (1985)." TOMCZAK V. MORTON **939 THIOKOL, INC., Del.Ch., C.A. No. 7861-NC, Hartnett, V.C. (May 7, 1986), slip op. AT 7-8.

All defendants now have moved for summary judgment.

                                       II

Summary judgment is employed to avoid a useless trial where there is no issue of material fact. BERSHAD V. CURTIS-WRIGHT, Del.Supr., 535 A.2d 840 (1987); NICOLET, INC. V. NUTT, Del.Supr., 525 A.2d 146 (1987); H. S. MFG. CO. V. BENJAMIN F. RICH CO., Del.Ch., 164 A.2d 447 (1960). A motion for summary judgment, however, will be granted only where no genuine issue of material fact exists and the moving party is entitled to judgment as a matter of law. Chancery Court Rule 56(c); EMPIRE OF AMERICA RELOCATION SERVICES, INC. V. COMMERCIAL CREDIT CO., Del.Supr., 551 A.2d 433, 435 (1988); WILSON V. JOMA, INC., Del.Supr., 537 A.2d 187, 188 (1988).

The proponent of a motion for summary judgment has the burden to prove clearly the absence of any genuine issue of fact which would affect the result, and any doubt should be resolved against the moving party. BROWN V. OCEAN DRILLING & EXPLORATION CO., Del.Supr., 403 A.2d 1114, 1115 (1979); NASH V. CONNELL, Del.Ch., 99 A.2d 242 (1953); WEINBERGER V. UNITED FINANCIAL CORP. OF CAL., Del.Ch., C.A. No. 5915-NC, Hartnett, V.C. (Oct. 13, 1983), slip op. at 14. But see HAMMUNOND V. COLT IND. OPERATING CORP., Del.Super., 565 A.2d 558 (1989); CELOTEX CORP. V. CATRETT, 477 U.S. 317 (1986); KELLAM ENERGY, INC. V. DUNCAN, D.Del., 668 F.Supp. 861 (1987).

                                       III

The defendants contend that they are entitled to summary judgment because the presumptions of the business judgment rule shield from further judicial scrutiny the decision of the Morton Thiokol directors to sell Morton's Texize Division to Dow. The


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Not Reported in A.2d
(Cite as: 1990 WL 42607, *7 (Del.Ch.), 16 Del. J. Corp. L. 924, **939)

business judgment rule "is a presumption that in making a business decision the directors of a corporation acted on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the company." ARONSON V. LEWIS, Del.Supr., 473 A.2d 805, 812 (1984). SMITH V. VAN GORKOM, Del.Supr., 488 A.2d 858, 872 (1985). The presumption, however, attaches only to the decisions of directors who are fully independent and wholly disinterested. ARONSON, 473 A.2d at 812. When the business judgment rule applies, it insulates directors from liability, and imposes upon the party challenging the decision the burden of rebutting the presumption. **940 ID. "A hallmark of the business judgment rule is that a court will not substitute its judgment for that of the board if the latter's decision can be 'attributed to any rational business purpose.' " UNOCAL CORP. V. MESA PETROLEURRR CO., Del.Supr., 493 A.2d 946, 954
(1985), citing SINCLAIR OIL CORP. V. LEVIEN, Del.Supr., 280 A.2d 717, 720
(1971).

*8 The plaintiffs contend, however, that the Morton Thiokol directors must first meet the two-step "enhanced duty" articulated in UNOCAL CORP. V. MESA PETROLEUM CO., Del.Supr., 493 A.2d 946, 954 (1985), "which calls for judicial examination at the threshold before the protections of the business judgment rule may be conferred." ID. In UNOCAL, the Delaware Supreme Court held that when the business judgment rule applies to the adoption of a "defensive mechanism," in response to a takeover threat, an initial burden of showing that the business judgment rule applies falls upon the directors. ID. See also MORAN V. HOUSEHOLD INT'L, INC., Del.Supr., 500 A.2d 1346, 1356 (1985). If the rule of UNOCAL applies, initially the "directors must show that they had reasonable grounds for believing that a danger to corporate policy and effectiveness existed," and "they satisfy that burden 'by showing good faith and reasonable investigation ...'." UNOCAL, 493 A.2d at 955, citing CHEFF V. MATHES, Del.Supr., 199 A.2d 548, 554-55 (1964). See also MORAN, 500 A.2d at
1356. If the initial burden is satisfied, the directors must also show that the "defensive mechanism" was "reasonable in relation to the threat posed." MORAN, 500 A.2d at 1356, citing UNOCAL, 493 A.2d at 955. Furthermore, a showing by the directors is "materially enhanced," where, as in this case, "a majority of the board favoring the proposal consisted of outside independent directors who have acted in accordance with the foregoing standards." MORAN, 500 A.2d at 1356, citing UNOCAL, 493 A.2d at 955.

The Morton Thiokol directors argue, however, that the "enhanced duty" espoused in UNOCAL does not apply because, in selling Texize to Dow, they were not implementing a "defensive measure" in response to a "pending takeover bid," such as the discriminatory self-tender present in UNOCAL. They further contend that Dow's market purchases of Morton Thiokol stock did not rise to the level of a takeover bid.

The plaintiffs counter that there need not be an actual takeover bid in order for the enhanced UNOCAL standard to apply; rather, they argue that UNOCAL applies if there is an "exercise of corporate power TO FORESTALL A takeover bid." UNOCAL, 493 A.2d at 955 (emphasis added).

**941 The director-defendants' argument that UNOCAL applies only when there is a "pending takeover bid" fails in light of MORAN V. HOUSEHOLD INT'L, INC., Del.Supr., 500 A.2d 1346 (1985). In MORAN, the Delaware Supreme Court applied the UNOCAL standard to the adoption of a defensive mechanism (poison pill) which was put in place "to ward off possible future advances and not [as] a mechanism adopted in reaction to a specific threat." MORAN, 500 A.2d at 1350. Furthermore, the Delaware Supreme Court recently stated that the UNOCAL standard applies to any corporate board decision or action that is "reasonably determined to be defensive." PARAMOUNT COMMUNICATIONS, INC. V. TIME INC., Del.Supr., A.2d , Nos. 284, 279, 283, (Consolidated), Horsey, J. (Feb. 26, 1990, Revised Mar. 9, 1990),
slip op. at 33.

*9 In the -present dispute, Dow made no specific takeover proposal to Morton Thiokol, although Dow had purchased approximately


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

                                     A1530                                Page 8

Not Reported in A.2d
(CITE AS: 1990 WL 42607, *9 (DEL.CH.), 16 DEL. J. CORP. L. 924, **941)

8.23% of Morton Thiokol's outstanding stock through market transactions. Although the Morton Thiokol directors concede that the sale of Texize to Dow had the effect of removing Dow as a potential takeover threat, they assert that their actions should not be viewed as an act that triggers the application of the UNOCAL standard. In essence, they argue that the sale of Texize to Dow had an independent business purpose apart from removing Dow as a takeover threat; that is, the profitable divestiture of a division whose "strategic fit" with the rest of the company had been questioned.

The sale of a single division, like Texize, is clearly different from other defensive measures, like poison pills (MORAN ) and discriminatory self- tenders (UNOCAL ), which are clearly defensive measures with little or no other independent business purposes. From all the facts and circumstances, however, it is clear that Morton Thiokol sold Texize to Dow, at least in part, to remove Dow as a possible takeover threat. It is undisputed that Morton Thiokol's Board feared the possibility that Dow was conducting a creeping tender offer, and that Morton Thiokol instructed its investment banker, Goldman Sachs, to try to negotiate the disputed transaction with Dow's investment banker, Morgan Stanley, just a few days after Dow had increased its stock holdings in Morton Thiokol to 8.23%, and consequently, the UNOCAL standard applies.

In order to receive the protection of the business judgment rule, therefore, the Morton Thiokol directors must satisfy the two prongs of the UNOCAL standard. First, the Morton Board must show that it had "reasonable grounds for believing there was a danger to corporate policy and effectiveness" from Dow. UNOCAL, 493 A.2d at **942 954-55. The Morton Thiokol Board can satisfy this prong by "showing good faith and reasonable investigation." ID. Furthermore, the showing by the directors is materially enhanced where "a majority of the board favoring the proposal consisted of outside independent directors who have acted in accordance with the foregoing standards." MORAN, 500 A.2d at 1356.

Here, the vote by all outside directors present (with 2 absent), coupled with the advice rendered by the investment banker (Goldman Sachs) and legal counsel (Wachtell Lipton), constitute A PRIMA FACIE showing of good faith and reasonable investigation. POLK V. GOOD, Del.Supr., 507 A.2d 531, 537 (1986). See also MORAN, 500 A.2d at 1356; SMITH, 488 A.2d at 872-73. With 8 of the 10 Morton Thiokol directors who approved the sale of Texize to Dow being independent, the plaintiffs bear "a heavy burden of overcoming the presumptions thus attaching to the board's decisions." POLK, 507 A.2d at 537. See also UNOCAL, 493 A.2d at 955; ARONSON, 473 A.2d at 812. Plaintiffs here have failed to adduce any facts sufficient to overcome this PRIMA FACIE showing by the board of their good faith and reasonable investigation.

*10 The second prong of the UNOCAL standard requires the Morton Thiokol directors to establish that their action was "reasonable in relation to the threat posed." UNOCAL, 493 at 955. Here, the threat perceived by the Morton Board was the possibility of a creeping tender offer by Dow which would avoid or minimize the payment of any premium to the stockholders of Morton Thiokol. See generally TELVEST V. BRADSHAW, 697 F.2d 576, 577 n. 1 (4th Cir.1983) (stating that a "creeping tender offer" is an "acquisition device which avoids or minimizes the control premium which a would-be acquiror is usually required to pay in a conventional tender offer"). Removing this threat by profitably divesting Texize was reasonable for several reasons. First, unlike many defensive actions, the sale of Texize to Dow did not have a direct negative impact on the value of Morton Thiokol. The price received by Morton for Texize was within the range of values placed on Texize by Morton's investment banker, Goldman Sachs, and essentially no premium was paid by Morton Thiokol for the stock it repurchased from Dow. Second, Morton Thiokol's management had informally considered the possible divestiture of Texize since Morton Thiokol's restructuring in 1982, although Morton's management determined that it was not in the company's best interests to actively "shop" Texize. When Dow entered



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

                                     A1531                                Page 9


Not Reported in A.2d
(Cite as: 1990 WL 42607, *10 (Del.Ch.), 16 Del. J. Corp. L. 924, **942)

the picture, however, it presented Morton with a good opportunity to divest Texize at a fair price, while at the **943 same time removing a takeover threat. The sale of Texize also gave Morton the opportunity to use some of the cash received in the sale of Texize to purchase Bee Chemical Co., whose specialty chemical business was a better "strategic fit" with Morton's other divisions than was Texize's household products business.

The Morton Thiokol directors have, therefore, met their burden of showing compliance with the "enhanced duties" espoused in UNOCAL. Consequently, Morton Thiokol's decision to sell Texize to Dow is protected from further judicial scrutiny by the presumption of propriety afforded by the business judgment rule, unless plaintiffs can show facts that remove the action of the Board from the protection of the rule. ARONSON V. LEWIS, Del.Supr., 473 A.2d 805 (1984);
TANZER V. INTERNATIONAL GEN. INDUS. INC., Del.Ch., 404 A.2d 382 (1979).

As will be seen, plaintiffs have cited no such facts in the record.

                                       IV

Plaintiffs first argue that the business judgment rule should not shield the Morton Thiokol Board's decision to sell Texize to Dow because "there is substantial evidence that the directors did not act in good faith in the best interests of the corporation and its shareholders, but acted in their own self-interests."

Plaintiffs set forth five reasons in support of their broadly stated claim that the Morton Thiokol Board did not act in good faith and was not disinterested. None of them are persuasive. They are: (1) that the Morton directors were opposing a potential takeover regardless of price because of an April 1, 1984 resolution of the Morton Board to remain independent; (2) that Mr. Oreffice concluded that Morton Thiokol "did not want to be taken over no matter what" based on his discussions with Mr. Locke; (3) that Morton Thiokol ordered Goldman Sachs to come up with an offer to sell Texize to Dow for a price that would provide Dow with a "quickie profit"--a price that was based on Goldman Sachs' perception of what Dow would pay, rather than the inherent and fair value of Texize; (4) that Goldman Sachs failed to set a proper price for the Morton Thiokol stock owned by Dow, because Goldman Sachs set a price for the stock at $2 per share higher than Dow would have sold the stock, thus causing the cash component of the transaction to be lower than it otherwise would have been; and
(5) that Morton Thiokol had rejected earlier expressions of interest in Texize.

*11 The plaintiffs correctly assert that the protections of the business judgment rule "can only be claimed by disinterested directors **944 whose conduct otherwise meets the tests of business judgment." ARONSON V. LEWIS, Del.Supr., 473 A.2d 805, 812 (1984). In order to be disinterested, "directors can neither appear on both sides of the transaction nor expect to derive any personal financial benefit from it in the sense of self dealing, as opposed to a benefit which devolves upon the corporation or all stockholders generally." ID. (citations omitted).

The Morton Thiokol Board that voted to sell Texize to Dow was comprised of ten members, eight of whom were outside directors (normally twelve persons sit on the Morton Thiokol Board, but two outside directors were absent from the meeting at which the sale was approved). Only two inside directors sat on the Morton Thiokol Board--Mr. Locke and Mr. Hyndman. There are no facts indicating that they dominated or controlled the other eight outside directors. As stated in the prior opinion in this case denying plaintiffs' Motion For a Preliminary
Injunction:

"The Board of Directors, however, consists of 12 persons
[10 were present at the meeting] -- 10 [8 were present at the meeting] of whom are outside directors. The record shows no evidence that these 10 [8] directors are controlled by anyone and only two of the directors have been selected since Mr. Locke was hired by the corporation."

                                     A1532                               Page 10


Not Reported in A.2d
(Cite as: 1990 WL 42607, *11 (Del.Ch.), 16 Del. J. Corp. L. 924, **944)

TOMCZAK V. MORTON THIOKOL, INC., Del. Ch., C.A. No. 7861-NC, Hartnett, V.C. (Feb. 13, 1985), slip op. at 11. Since that holding, plaintiffs have failed to adduce any facts suggesting that the inside directors, in any way, dominated or controlled the outside directors or that the outside directors were in any way "beholden" to the inside directors. See ARONSON, 473 A.2d at 815; MAYER V. ADAMS, Del.Ch., 167 A.2d 729, 732, AFF'D., Del.Supr., 174 A.2d 313 (1961).

The plaintiffs have also failed to adduce any evidence showing that a majority of the Morton Thiokol directors were on both sides of the transaction or expected to derive any personal financial benefit from it in the sense of self-dealing. ARONSON, 473 A.2d at 812. In fact, the record conclusively indicates that the eight outside directors had no personal, financial interest in the sale of Texize. Consequently, there could be no self dealing that would make Morton Thiokol's sale of Texize to Dow an "interested transaction" under ARONSON.

Despite the fact that eight of the ten directors who approved the transaction were outside directors, plaintiffs still claim that the Morton Thiokol Board approved the sale of Texize to Dow for **945 entrenchment purposes. Under POGOSTIN V. RICE, Del.Supr., 480 A.2d 619, 627 (1984), however, "[i] t is the plaintiffs burden to allege with particularity that the improper motive in a given set of circumstances, i.e., perpetuation of self in office or otherwise in control, was the sole or primary purpose of the wrongdoer's conduct." Furthermore, in order to overcome the protection afforded directors by the business judgment rule, plaintiffs must point to facts indicating that "the board's action [was] motivated solely or principally for the impermissible purpose of retaining office for personal reasons and not for reasons relating to the corporation's welfare." IN RE ANDERSON, CLAYTON SHAREHOLDERS LITIGATION, Del.Ch., 519 A.2d 680, 688 (1986), citing BENNETT V. PROPP, Del.Supr., 187 A.2d 405 (1962); CHEFF V. MATHES, Del.Supr., 199 A.2d 548 (1964); UNOCAL CORP. V. MESA PETROLEUM CO., Del.Supr., 493 A.2d 946 (1985).

*12 Plaintiffs' Amended Complaint alleges that certain business relationships between Morton Thiokol and various businesses in which seven of the ten outside directors are or were associated with, and the $15,000 per year retainers received by each of the Board members, are evidence of an entrenchment motive. Apparently, however, plaintiffs' allegations were so weak that they declined to even mention those allegations in their Opening Brief. In any case, unsupported allegations are insufficient to establish an entrenchment motive. TANZER V. INTERNATIONAL GEN'L INDUS., INC., Del.Ch., 402 A.2d 382 (1979). The plaintiffs have failed to adduce any evidence indicating that the alleged business relationships between Morton Thiokol and its outside directors or any retainer fees influenced the directors' ability to make independent and impartial decisions regarding Morton Thiokol's sale of Texize to Dow. See, e.g., KAPLAN
V. WYATT, Del.Supr., 499 A.2d 1184 (1985); ARONSON, supra; STEIN V. ORLOFF, Del.Ch., C.A. No. 7276-NC, Hartnett, V.C. (May 30, 1985).

Consequently, the plaintiffs' argument that the Morton Thiokol directors were not "fully independent and wholly disinterested" fails because plaintiffs failed to adduce any facts to support these claims.

                                        V

The plaintiffs next attempt to rebut the presumption of propriety afforded by the business judgment rule by arguing that the Morton Thiokol directors, in approving the sale of Texize to Dow, failed to exercise their business judgment on an informed basis--that is, that they failed to fulfill their duty of due care. Clearly, the plaintiffs bear the burden of overcoming the presumption of the business judgment **946 rule in these circumstances. As the Delaware Supreme Court held in SMITH V. VAN GORKOM, 488 A.2d 858 (1985):

"(T)he party attacking a board decision as uninformed must rebut the presumption that its business judgment was an informed one.

The determination of whether a business

                                     A1533                               Page 11


Not Reported in A.2d
(CITE AS: 1990 WL 42607, *12 (DEL.CH.), 16 DEL. Corp. L. 924, **946 )

judgment is an informed one turns on whether the directors have informed themselves 'prior to making a business decision, of all material information reasonably available to them.' "

SMITH V. VAN GORKOM, 488 A.2d at 872, quoting ARONSON V. LEWIS, Del.Supr., 473 A.2d 805, 812 (1984).

The Delaware Courts have consistently held that the standard for determining whether directors are liable for breaching their duty of care to properly inform themselves is "predicated on concepts of gross negligence." ARONSON, 473 A.2d at 812; SMITH V. VAN GORKOM, 488 A.2d at 873; MORAN V. HOUSEHOLD INT'L INC., Del.Supr., 500 A.2d 1346, 1356 (1985). In the corporate context, gross negligence means "reckless indifference to or a deliberate disregard of the whole body of stockholders" or actions which are "without the bounds of reason." See ALLAUN V. CONSOLIDATED OIL CO., Del.Ch., 147 A. 257, 261 (1929); GIMBEL V. SIGNAL COMPANIES, INC., Del.Ch., 316 A.2d 599, 615, AFF'D., Del.Supr., 316 A.2d 619 (1974); SOLASH V. TELEX CORP., Del.Ch., C.A. Nos. 9518-NC, 9528-NC, 9525-NC,
Allen, C. (Jan. 19, 1988), slip op. at 22-23 (gross negligence is a "high standard" requiring proof of "reckless indifference" or "gross abuse of discretion").

*13 Earlier in this dispute, this Court refused to dismiss the plaintiffs' Amended Complaint because the "[p]laintiffs' allegations paint[ed] a picture very similar to that found in SMITH V. VAN GORKOM, Del.Supr., 488 A.2d 858
(1985), and supported "a claim of violation of fiduciary duty." TOMCZAK V. MORTON THIOKOL, INC., Del.Ch., C.A. No. 7861-NC, Hartnett, V.C. (May 7, 1986), slip op. at 7-8. At that stage of the proceedings, however, this Court was bound to accept the allegations of the plaintiffs' Amended Complaint as being true. At the present stage, however, after over three years of discovery, it is clear that the plaintiffs have failed to adduce any facts to support their allegations of gross negligence.

At the November 14, 1984 dinner meeting, Mr. Locke generally explained the terms of the proposed deal to the outside directors of Morton Thiokol. The following day, at the regularly scheduled board meeting, the proposed Letter Agreement between Morton and Dow regarding the sale of Texize was formally submitted to the Morton **947 Thiokol Board. The November 15th meeting lasted approximately two hours, with about half of the time devoted to considering the proposed sale of Texize to Dow. Each of the Morton directors received a copy of the proposed agreement and the discussion of the proposed deal included presentations from Mr. Locke, Goldman Sachs and Wachtell Lipton.

Mr. Locke voiced his reasons for recommending the transaction and the Morton Board discussed: (1) the long-term prospects for Texize; (2) the capability of Texize to effectively compete in the household products industry; (3) the financial impact of the transaction on Morton Thiokol's balance sheet; and (4) the threat of a creeping tender offer by Dow, which the transaction would eliminate. A Goldman Sachs representative reviewed the terms of the transaction and after answering the directors' questions, informed the Morton Board of Goldman Sachs' opinion that the transaction was fair to Morton Thiokol. Wachtell Lipton also advised the Morton Board that, in its opinion, a decision approving the deal would properly fall within the realm of the directors' business judgment.

In addition, the Morton Thiokol Board had a solid background of information upon which to consider the sale of Texize to Dow. The November 15th board meeting was not the first time the Morton Thiokol directors had discussed the possible divestiture of Texize, although it was the first time that the Board considered a specific proposal. The Morton Board was aware of management's concerns about the profitability of Texize and its "strategic fit" with Morton's other businesses. The directors also knew for over a year before the disputed transaction that the divestiture of Texize was a possibility. In fact, the Morton Thiokol Board had been supplied with enough information on the performance and earnings of Texize so that a number of directors were able to independently assess the merits of the deal in light of their own basic evaluations of

                                     A1534                               Page 12


Not Reported in A.2d
(Cite as: 19901%TL 42607, *13 (Del.Ch.), 16 Del. J. CORP. L. 924, **947)

 Texize.

*14 It is therefore undisputed that the plaintiffs have failed to adduce facts sufficient to support a claim that Morton Thiokol's decision to sell Texize to Dow was grossly negligent. Although Morton Thiokol's decision to sell Texize to Dow may have been made hastily, it was not made in a grossly negligent manner. And even if it could be shown that Dow would have paid somewhat more for Texize, this, standing alone, would not constitute gross negligence by the Morton Thiokol Board.

The plaintiffs, therefore, have failed to rebut the presumption of propriety afforded by the business judgment rule, and consequently, **948 Morton Thiokol's decision to sell Texize to Dow is protected from further judicial scrutiny.

                                       VI

Plaintiffs also allege in the Amended Complaint that the price received by Morton Thiokol for Texize was so low that it constitutes a waste of corporate assets. The assertion is without merit.

As previously noted, the decision of the Morton Thiokol directors to sell Texize to Dow must be afforded the presumption of propriety of the business judgment rule, and the plaintiffs have failed to rebut that presumption. Consequently, the Court is not required to further scrutinize the terms of the transaction, including the fairness of the price. "Fairness becomes an issue only if the presumption of the business judgment rule is defeated." GROBOW V. PEROT, Del.Supr., 539 A.2d 180, 187 (1988), citing ARONSON V. LEIT'IS, Del.Supr., 473 A.2d 805, 812-17 (1984).

Nevertheless, the price received by Morton Thiokol for Texize was not so low as to possibly constitute a waste of assets. In order to prove a claim of waste of assets, a plaintiff must show that "what the corporation has received is so inadequate in value that no person of ordinary, sound business judgment would deem it worth that which the corporation has paid." SAXE V. BRADY. Del.Ch., 184 A.2d 602, 610 (1962). "If it can be said that ordinary businessmen might differ on the sufficiency of the terms, then the court must validate the transaction." ID. The plaintiffs have failed to adduce any facts supporting their claim that the price received by Morton Thiokol for Texize was so low as to be "unconscionable." SAXE, 184 A.2d at 611.

To the contrary, the undisputed evidence shows that the transaction in question was negotiated at arm's-length by Morton Thiokol's and Dow's investment bankers-Goldman Sachs and Morgan Stanley, respectively. The $250 million price agreed on by Goldman Sachs and Morgan Stanley (and eventually Morton Thiokol and
Dow) was at the top of the range of value ($225-$250 million) for Texize determined by Goldman Sachs. The price received by Morton was also within the range of values placed on Texize by Morgan Stanley ($240- $320 million), albeit at the low end of the range. Furthermore, the price paid for the shares repurchased by Morton Thiokol (approximately $85 per share) was below the market price on the last business day before the negotiations began ($92 per share) and was approximately equal to the market price on November 7th when Dow began making additional purchases of Morton Thiokol stock. Moreover, even **949 if the stock had been valued as low as $75 per share (Dow's average acquisition cost) as plaintiffs incorrectly urge, Morton Thiokol still would have received approximately $236 million for Texize, which falls within the range of values placed on Texize by Goldman Sachs.

                                       VII

*15 Plaintiffs' claim for waste was so weak apparently, that they failed to even address that claim in their brief. Plaintiffs instead argued that there is an issue of "whether the Morton directors fulfilled their duties of obtaining the best possible price as mandated by REVLON, INC. V. MACANDREWS & FORBES HOLDINGS, INC., Del.Supr., 506 A.2d 173 (1986)."

The Delaware Supreme Court, however,

                                     A1535                               Page 13

Not Reported in A.2d
(Cite as! 1990 WL 42607, *15 (Del.Ch.), 16 Del. J. Corp. L. 924, **949)

recently held:

"Under Delaware law there are, generally speaking and without excluding other possibilities, two circumstances which may implicate REVLON duties. The first, and clearer one, is when a corporation initiates an active bidding process seeking to sell itself or to effect a business reorganization involving a clear break-up of the company. SEE, E.G., MILLS ACQUISITION CO. V. MACRNILLAN, INC., Del.Supr., 559 A.2d 1261 (1988). However, REVLON duties may also be triggered where, in response to a bidder's offer, a target abandons its long-range strategy and seeks an alternative transaction also involving the breakup of the company. Thus, in REVLON, when the board responded to Pantry Pride's offer by contemplating a "bustup" sale of assets in a leveraged acquisition, we imposed upon the board a duty to maximize immediate shareholder value and an obligation to auction the company fairly. If, however, the board's reaction to a hostile tender offer is found to constitute only a defensive response and not an abandonment of the corporation's continued existence, REVLON duties are not triggered, though UNOCAL duties attach. SEE, E.G., IVANHOE PARTNERS V. NE%T'RNONT MINING CORP., Del.Supr., 535 A.2d 1334, 1345 (1987)."

PAROANROUNT COMMUNICATIONS, INC. V. TIME, INC., Del.Supr., --- A.2d ----, Nos. 284, 279, 283 (Consolidated), Horsey, J. (Feb. 26, 1990; Revised Mar. 9, 1990),
slip OP. AT 28-29.

The sale of Texize to Dow represented the sale of only one of four divisions of Morton Thiokol and did not constitute the sale of the entire company, or even most of the company, nor was Morton seeking to effect a business reorganization involving a clear break-up **950 of the company. Furthermore, the sale of Texize was not a situation where Morton Thiokol, in response to a bidder's offer, abandoned its long-term strategy and sought a transaction involving the break-up of the company. Rather, the Texize transaction was merely the profitable sale of one division of Morton, with the sale being consistent with the company's long-term plans. Consequently, the sale of Texize could not trigger any REVLON duties.


Viewing the undisputed facts in a light most favorable to the plaintiffs, I find that the plaintiffs have failed to adduce any facts sufficient to support their claim for waste of assets or their claim that REVLON applies in this case. Consequently, defendants are entitled to summary judgment on these issues.

                                      VIII

*16 Plaintiffs' final claim is that Dow is liable as an aider and abettor of the alleged violations of fiduciary duty engaged in by the Morton Thiokol directors in approving the sale of Texize to Dow. Plaintiffs' Amended Complaint in paragraph No. 47 states:

"through a preconceived plan and scheme of directly and indirectly threatening to assume control of [Morton] and coercing the directors of Morton to cause it to buy back, at a price substantially in excess of its fair market value, the Morton stock held by Dow, and to sell to Dow at an unconscionably low price the Texize Division, Dow succeeded in obtaining an agreement for the aforesaid wrongful transactions with knowledge that such transactions constituted a breach of the fiduciary duties of the defendant directors."

In essence, plaintiffs argue that Dow improperly pressured Morton into selling Texize to it in return for Dow's Morton Thiokol shares and an inadequate amount of cash. Plaintiffs also seem to assert that Dow somehow actively cooperated or participated in the decision of Morton Thiokol's Board to sell Texize for an allegedly inadequate amount.

A claim for aiding and abetting liability "requires that three elements be alleged and ultimately established: (1) the existence of a fiduciary relationship, (2) a breach of the fiduciary's duty and (3) a knowing participation in that breach any by the defendants who are not fiduciaries." WEINBERGER V. RIO GRANDE INDUS., INC., Del.Ch., 519 A.2d 116, 131 (1986). See also GILBERT V,. EL PASO CO., Del.Ch., 490 A.2d 1050, 1057

                                      A1536

Not Reported in A.2d                                                    Page 14
(CITE AS: 1990 WL 42607, *16 (DEL.CH.), 16 DEL. J. Corp. L. 924, **950)

(1984); PENN MART REALTY CO. V. BECKER, Del.Ch., 298 A.2d 349, 351 (1972).

**951 Here, it is clear that the Morton Thiokol directors stood in a fiduciary relationship to the plaintiffs. As noted previously, however, the plaintiffs have failed to establish the existence of any breach of fiduciary duty by the Morton Thiokol defendants. Even assuming, ARGUENDO, that plaintiffs had established a breach of fiduciary duty by the Morton Thiokol defendants, there is no evidence that Dow "knowingly participated" in any such breach.

As this Court recognized at the preliminary injunction stage, Dow owed no fiduciary duties to Morton Thiokol's stockholders at the time Morton Thiokol sold Texize to Dow. TOMCZAK IV. MORTON THIOKOL, INC., Del.Ch., C.A. No. 7861-NC, Hartnett, V.C. (Feb. 13, 1985), slip op. at 8-9. Dow's 8.23%
holdings in Morton Thiokol prior to the disputed transaction did not approach the threshold of control of Morton Thiokol. WEINBERGER V. UNITED FINANCIAL CORP. OF CALIFORNIA, Del.Ch., C.A. No. 5915-NC, Hartnett, V.C. (Oct. 13,
1983), slip op. AT 29. Although Dow's purchases certainly had the effect of putting economic pressure on Morton Thiokol, what Dow essentially did was to simply pursue arm's-length negotiations with Morton Thiokol through their respective investment bankers in an effort to obtain Texize at the best price that it could. Dow, therefore, is entitled to summary judgment in its favor.

                                       IX

In summary, I find, from the undisputed facts, that Morton Thiokol and the members of its Board of Directors are entitled to summary judgment as a matter of law on all of plaintiffs' claims against them. Furthermore, I find, from the undisputed facts, that Dow is also entitled to summary judgment on all of plaintiffs' claims against it.

*17 IT IS SO ORDERED.

1990 WL 42607 (Del.Ch.), Fed. Sec. L. Rep. P 95,327, 16 Del. J. Corp. L. 924






              Corp. (C) West 2003 No Claim to Orig. U.S. Govt Works

                                                                     Westlaw (R)




                                 END OF DOCUMENT

                                      A1537


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            TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 16)

                              TAUBMAN CENTERS, INC.
                       (Name of Subject Company (Issuer))

                        SIMON PROPERTY ACQUISITIONS, INC.
                           SIMON PROPERTY GROUP, INC.
                             WESTFIELD AMERICA, INC.
                      (Names of Filing Persons (Offerors))

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                         (Title of Class of Securities)

                                    876664103
                      (CUSIP Number of Class of Securities)

  James M. Barkley, Esq.                                 Peter R. Schwartz, Esq.
Simon Property Group, Inc.                               Westfield America Inc.
  National City Center                                 11601 Wilshire Boulevard
115 West Washington Street                                   12th Floor
     Suite 15 East                                      Los Angeles, CA 90025
 Indianapolis, IN 46024                              Telephone: (310) 445-2427
Telephone: (317) 636-1600
                 (Name, Address and Telephone Numbers of Person
  Authorized to Receive Notices and Communications on Behalf of Filing Persons)

                                  ------------

                                   Copies to:

 Steven A. Seidman, Esq.                         Scott V. Simpson, Esq.
 Robert B. Stebbins, Esq.               Skadden, Arps, Slate, Meagher & Flom LLP
Willkie Farr & Gallagher                          One Canada Square
  787 Seventh Avenue                                  Canary Wharf
New York, New York 10019                      London, E14 5DS, England
Telephone: (212) 728-8000                    Telephone: (44) 20 7519 7000

                                  ------------

                           CALCULATION OF FILING FEE

=======================================  =======================================
      TRANSACTION VALUATION*                       AMOUNT OF FILING FEE**
---------------------------------------  ---------------------------------------
         $1,243,725,540                                 $248,745.11
=======================================  =======================================

                                      A1538



* Estimated for purposes of calculating the amount of the filing fee only. Calculated by multiplying $20.00, the per share tender offer price, by 62,186,277 shares of Common Stock, consisting of (i) 52,207,756 outstanding shares of Common Stock, (ii) 2,269 shares of Common Stock issuable upon conversion of 31,767,066 outstanding shares of Series B Non-Participating Convertible Preferred Stock, (iii) 7,097,979 shares of Common Stock issuable upon conversion of outstanding partnership units of The Taubman Realty Group, Limited Partnership ("TRG") and (iv) 2,878,273 shares of Common Stock issuable upon conversion of outstanding options (each of which entitles the holder thereof to purchase one partnership unit of TRG which, in turn, is convertible into one share of Common Stock), based on the Registrant's Preliminary Proxy Statement on Schedule 14A filed on December 20, 2002, the Registrant's Schedule 14D-9 filed on December 11, 2002 and the Registrant's Quarterly Report on Form 10-Q for the period ended September 30, 2002.

** The amount of the filing fee calculated in accordance with Regulation 240.0-11 of the Securities Exchange Act of 1934, as amended, equals 1/50th of one percent of the value of the transaction.

/X/ Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     Amount Previously Paid: $248,745.11

     Filing Party; Simon Property Group, Inc.; Simon Property Acquisitions, Inc.; Westfield America, Inc.

     Form or Registration No.: Schedule TO (File No. 005-42862), Amendment No. 1 to the Schedule TO and Amendment No. 5 to the Schedule TO

     Date Filed: December 5, 2002, December 16, 2002 and January 15, 2003


/ / Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

/ / Check the appropriate boxes below to designate any transactions to which the statement relates.

     /X/  third-party tender offer subject to Rule 14d-1.

     / /  issuer tender offer subject to Rule 13e-4.

     / /  going-private transaction subject to Rule 13e-3.

     / /  amendment to Schedule 13D under Rule 13d-2.

          Check the following box if the filing is a final amendment reporting the results of the tender offer: / /

================================================================================

                                     A1539


                                   SCHEDULE TO

     This Amendment No. 16 amends and supplements the Tender Offer Statement on Schedule TO originally filed with the as Securities and Exchange Commission (the "Commission") on December 5, 2002, as amended and supplemented by Amendment No. 1 thereto filed with the Commission on December 16, 2002, by Amendment No. 2 thereto filed with the Commission on December 27, 2002, by Amendment No. 3 thereto filed with the Commission on December 30, 2002, by Amendment No. 4 thereto filed with the Commission on December 31, 2002, by Amendment No. 5 thereto filed with the Commission on January 15, 2003, by Amendment No. 6 thereto filed with the Commission on January 15, 2003, by Amendment No. 7 thereto filed with the Commission January 16, 2003, by Amendment No. 8 thereto filed with the Commission on January 22, 2003, by Amendment No. 9 thereto filed with the Commission on January 23, 2003, by Amendment No. 10 thereto filed with the Commission on February 7, 2003, by Amendment No. 11 thereto filed with the Commission on February 11, 2003, by Amendment No. 12 thereto filed with the Commission on February 18, 2003, by Amendment No. 13 thereto filed with the Commission on February 21, 2003, Amendment No. 14 thereto filed with the Commission on February 21, 2003 and Amendment No. 15 thereto filed with the Commission on February 27, 2003 (as amended and supplemented, the "Schedule TO") relating to the offer by Simon Property Acquisitions, Inc., a Delaware corporation (the "Purchaser") and wholly owned subsidiary of Simon Property Group, Inc., a Delaware corporation ("SPG Inc."), to purchase all of the outstanding shares of common stock, par value $.01 per share (the "Shares"), of Taubman Centers, Inc. (the "Company") at a purchase price of $20.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 5, 2002 (the "Offer to Purchase"), and the Supplement to the Offer to Purchase, dated January 15, 2003 (the "Supplement"), and in the related revised Letter of Transmittal (which, together with any supplements or amendments, collectively constitute the "Offer"). This Amendment No. 16 to the Schedule TO is being filed on behalf of the Purchaser, SPG Inc. and Westfield America, Inc. ("WEA").

     Capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Offer to Purchase, the Supplement and the Schedule TO, as applicable.

     The item numbers and responses thereto below are in accordance with the requirements of Schedule TO.

Item 11.        ADDITIONAL INFORMATION.

                On February 27, 2003, SPG Inc. and WEA announced their intention to present a proposal to amend the Excess Share Provision in the Company's Charter at the Company's upcoming annual meeting. The full text of a press release, dated February 27, 2003, issued by SPG Inc. and WEA in connection with this announcement is filed herewith as Exhibit (a) (5) (W) .

Item 12.         EXHIBITS.

(a) (5) (W)     Press Release issued by Simon Property Group, Inc. and Westfield
                America, Inc., dated February 27, 2003.

                                     A1540


                                   SIGNATURE

     After due inquiry and to the best of their knowledge and belief, the undersigned hereby certify as of February 27, 2003 that the information set forth in this statement is true, complete and correct.


                                     SIMON PROPERTY GROUP, INC.

                                     By: /s/ James M. Barkley
                                         --------------------------------------
                                         Name:   James M. Barkley
                                         Title:  Secretary and General Counsel


                                     SIMON PROPERTY ACQUISITIONS, INC.

                                     By: /s/ James M. Barkley
                                         --------------------------------------
                                         Name:   James M. Barkley
                                         Title:  Secretary and Treasurer

                                     A1541


     After due inquiry and to the best of its knowledge and belief, the undersigned hereby certifies as of February 27, 2003 that the information set forth in this statement is true, complete and correct.


                                     WESTFIELD AMERICA, INC.

                                     By: /s/ Peter R. Schwartz
                                         --------------------------------------
                                         Name: Peter R. Schwartz
                                         Title: Senior Executive Vice President

                                     A1542


                                 EXHIBIT INDEX


EXHIBIT NO.                                   DESCRIPTION
-----------          ----------------------------------------------------------
(a) (5) (W)          Press Release issued by Simon Property Group, Inc. and
                     Westfield America, Inc., dated February 27, 2003.

                                     A1543


                                                         Exhibit (a) (5) (W)


[SIMON PROPERTY GROUP LOGO]                                   [WESTFIELD LOGO]



 SIMON CONTACT:
                                                              WESTFIELD CONTACT:
 Shelly Doran           George Sard/Paul Caminiti/Hugh Burns  Katy Dickey
 Simon Property         Citigate Sard Verbinnen               Westfield America
   Group, Inc.
 317/685-7330           212/687-8080                          310/445-2407



             SIMON PROPERTY GROUP AND WESTFIELD AMERICA TO PROPOSE
            AMENDMENT TO TAUBMAN CHARTER AT UPCOMING ANNUAL MEETING

        AMENDMENT WOULD ALLOW SPG AND WESTFIELD TO COMPLETE TENDER OFFER
               WITHOUT VIOLATING TAUBMAN'S EXCESS SHARE PROVISION

        ----------------------------------------------------------------

     NEW YORK, FEBRUARY 27, 2003 - Simon Property Group, Inc. (NYSE: SPG) and Westfield America, Inc., the U.S. subsidiary of Westfield America Trust (ASX:
WFA), today announced that they intend to propose, at the upcoming annual meeting of Taubman Centers, Inc. (NYSE: TCO), an amendment to the excess share provision in TCO's charter to permit the consummation of SPG's and Westfield's $20.00 all cash tender offer for all TCO outstanding common shares. The proposed amendment would allow SPG, Westfield and their affiliates to purchase TCO shares without violating the excess share provision in TCO's charter, which currently prevents these entities from acquiring over 8.230 of TCO's shares.

     David Simon, Chief Executive Officer of SPG, and Peter Lowy, Chief Executive Officer of Westfield America, Inc., issued the following joint statement: "Although 85% of TCO's common shares were tendered as of February 14, 2003, the TCO Board has refused to voluntarily remove the impediments to the consummation of the offer. SPG and Westfield believe that TCO's common shareholders should decide the future of TCO and that the TCO Board should facilitate our $20.00 all cash offer. By seeking to amend TCO's excess share provision at TCO's annual meeting, which has been held during May in each of the past 10 years, SPG and Westfield are providing TCO's shareholders the earliest possible opportunity to remove this impediment to our $20.00 per share all cash offer."

     In accordance with TCO's bylaws SPG and Westfield intend to present formal notice to TCO in March 2003 of the proposed Charter amendment, in addition to any other matters they intend to present for approval by TCO's shareholders at the annual meeting.

                                     A1544

        The offer has been extended until midnight, New York City time, on March 28, 2003, unless further extended. The offer was previously scheduled to expire on February 14, 2003.

        The complete terms and conditions of the offer are set forth in the Offer to Purchase, as amended, and the related Letter of Transmittal, copies of which are on file with the SEC and available by contacting the information agent, MacKenzie Partners, Inc. at (800) 322-2885. Merrill Lynch & Co. is acting as financial advisor to SPG and Westfield America, Inc. and is the Dealer Manager for the Offer. Willkie Farr & Gallagher is acting as legal advisor to SPG and Skadden, Arps, Slate, Meagher & Flom LLP is acting as legal advisor to Westfield America, Inc. Simpson Thacher & Bartlett is acting as legal advisor to Merrill Lynch & Co.

ABOUT SIMON PROPERTY GROUP
Headquartered in Indianapolis, Indiana, Simon Property Group, Inc. is a real estate investment trust engaged in the ownership and management of income-producing properties, primarily regional malls and community shopping centers. Through its subsidiary partnerships, it currently owns or has an interest in 242 properties containing an aggregate of 183 million square feet of gross leasable area in 36 states, as well as eight assets in Europe and Canada and ownership interests in other real estate assets. Additional Simon Property Group information is available at Http://about.simon.com/corpinfo/index.html.

ABOUT WESTFIELD AMERICA, INC.
Westfield America, Inc. is a United States subsidiary of Westfield America Trust (ASX: WFA), the second-largest property trust listed on the Australian Stock Exchange. WFA owns a majority interest in the Westfield America portfolio of 63 centers, branded as Westfield Shoppingtowns. Westfield Shoppingtowns are home to more than 8,400 specialty stores and encompass 64 million square feet in the states of California, Colorado, Connecticut, Florida, Illinois, Indiana, Maryland, Missouri, Nebraska, New Jersey, New York, North Carolina, Ohio and Washington.

                                      # # #

IMPORTANT INFORMATION
This news release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any TCO shares, and is not a solicitation of a proxy. Simon Property Group and Simon Property Acquisitions, Inc., a wholly owned subsidiary of Simon Property Group, filed a tender offer statement on Schedule TO with the Securities and Exchange Commission on December 5, 2002 (as amended), with respect to the offer to purchase all outstanding shares of TCO common stock. Investors and security holders are urged to read this tender offer statement as amended because it contains important information. Investors and security holders may obtain a free copy of the tender offer statement and other documents filed by SPG and Westfield America, Inc. with the Commission at the Commission's web site at Http://www.sec.gov. The tender offer statement and any related materials may also be obtained for free by directing such requests to MacKenzie Partners, Inc. at (800) 322-2885.

                                      A1545

FORWARD-LOOKING STATEMENTS
This release contains some forward-looking statements as defined by the federal securities laws which are based on our current expectations and assumptions, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, projected or implied. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

                                      A1546

                          UNITED STATES DISTRICT COURT
                          EASTERN DISTRICT OF MICHIGAN

----------------------------------------------x
SIMON PROPERTY GROUP, INC.,
SIMON PROPERTY ACQUISITIONS, INC.,
AND RANDALL J. SMITH,

                Plaintiffs,

                 -against-

TAUBMAN CENTERS, INC., A. ALFRED                 CIVIL ACTION NO. 02-74799
TAUBMAN, ROBERT S. TAUBMAN, LISA                 JUDGE VICTORIA A. ROBERTS
A. PAYNE, GRAHAM T. ALLISON, PETER
KARMANOS, JR., WILLIAM S. TAUBMAN,
ALLAN J. BLOOSTEIN, JEROME A.
CHAZEN, AND S. PARKER GILBERT,

                Defendants.
----------------------------------------------x

                          AFFIDAVIT OF KEITH R. PAULEY
                          ----------------------------
COUNTY OF BALTIMORE )
                    )     ss.:
STATE OF MARYLAND   )

         Keith R. Pauley, being duly sworn, deposes and says as follows:

     1. I am a Managing Director and the Chief Investment Officer of LaSalle Investment Management (Securities), L.P. ("LaSalle"). I make this affidavit based upon personal knowledge and in support of plaintiffs' motion for a preliminary injunction. LaSalle is a real estate investment manager that primarily invests in the securities of Real Estate Investment Trusts and real estate operating companies. LaSalle currently has approximately $3 billion in assets under management.

2. LaSalle has been a shareholder of Taubman Centers, Inc. ("TCI") since approximately 1993. LaSalle currently owns approximately 2.3 million shares of

                                      A1547

common stock of TCI. This represents approximately 4.5% of the outstanding common stock of TCI.

     3. On February 13, 2003, LaSalle tendered 2,178,488 shares of TCI common stock into the all cash offer made by Simon Property Group, Inc. and Westfield America, Inc. to purchase all outstanding shares of TCI common stock for $20 per share.

     4. LaSalle's decision to tender was not dictated by any internal policies or pre-existing rules. Rather, our decision to tender was because: a) LaSalle believes the $20 per share tender offer represents an attractive price to exit our investment in TCI and b) LaSalle is eager to encourage the TCI board and TCI management to explore strategic alternatives in order to maximize the value of TCI shares.

                                               /s/ Keith R. Pauley
                                               ---------------------------
                                               Keith R. Pauley
                                               Managing Director and Chief
                                                 Investment Officer
                                               LaSalle Investment Management
                                                 (Securities), L.P.

    /s/ Lisa A. Garrison
    --------------------
    Lisa A. Garrison
    Notary public

    Sworn to me this 26th day of
    February, 2003, in the County
    of Baltimore and State of Maryland.

    My Commission expires: 3-1-2004
                           --------

                                     A1548

                          UNITED STATES DISTRICT COURT
                          EASTERN DISTRICT OF MICHIGAN

----------------------------------------------
SIMON PROPERTY GROUP, INC.,
SIMON PROPERTY ACQUISITIONS, INC.,
AND RANDALL J. SMITH,

                Plaintiffs,

                - against -

TAUBMAN CENTERS, INC., A. ALFRED                 CIVIL ACTION NO. 02-74799
TAUBMAN, ROBERT S. TAUBMAN, LISA                 JUDGE VICTORIA A. ROBERTS
A. PAYNE, GRAHAM T. ALLISON, PETER
KARMANOS, JR., WILLIAM S. TAUBMAN,
ALLAN J. BLOOSTEIN, JEROME A.
CHAZEN, AND S. PARKER GILBERT,

                Defendants.
----------------------------------------------

                          AFFIDAVIT OF ROBERT H. STEERS

COUNTY OF NEW YORK )
                   ) ss.:
STATE OF NEW YORK  )


         Robert H. Steers, being duly sworn, deposes and says as follows:

     1. I am Chairman of Cohen & Steers Capital Management, Inc ("Cohen & Steers"). I make this affidavit based upon personal knowledge. This affidavit is submitted solely for the purpose of explaining why Cohen & Steers tendered its shares of common stock of Taubman Centers, Inc. ("TCI") into the all cash offer made by Simon Property Group, Inc. ("SPG") and Westfield America, Inc. to purchase all outstanding shares of TCI common stock for $20 per share (the "Tender Offer") prior to the then-expiration date of February 14, 2003.

                                      A1549


     2. Cohen & Steers was founded in 1986 as the first U.S. investment advisor focused exclusively on real estate securities. The firm is a leading U.S. manager of portfolios dedicated to investing primarily in Real Estate Investment Trusts ("REITs"). Cohen & Steers currently has approximately $7 billion in assets under management. Its current clients include pension plans, endowment funds and registered investment companies, including the eight funds that currently make up the Cohen & Steers family of funds.

     3. Cohen & Steers, on behalf of its client accounts, held 3,216,375 shares of common stock of TCI as of February 3, 2003 (approximately 6% of TCI's outstanding common stock) and continues to hold shares of TCI common stock. Cohen & Steers first invested in shares of TCI common stock in 1995.

     4. Cohen & Steers was under no obligation to tender its shares of TCI common stock into the Tender Offer. Rather, our goal is and always will be to maximize our clients' interests consistent with our fiduciary duty.

     5. Cohen & Steers' decision to tender into the Tender Offer was neither automatic, nor dictated by pre-existing policies of the firm. To the contrary, Cohen & Steers has actively analyzed a potential transaction between SPG and TCI since SPG first made public its desire to pursue a business combination. We have met with management of SPG to ensure ourselves that SPG could adequately finance a business combination with TCI and also to gather as much information as we could regarding the longer-term plans of SPG should a transaction with TCI be successfully completed.

     6. At the same time, we met on a number of occasions with the management of TCI and provided a letter to each of the TCI directors seeking to substantiate the decision of management and the board not to pursue a transaction with SPG. Because TCI's

                                      A1150

management and board did not present us with sufficient information, we made the decision prior to February 14, 2003 that it would be in the best interests of our clients if we tendered all of the shares of TCI common stock into the Tender Offer.


     7. Of course, if the management of TCI had provided its common stockholders with what we would view as a credible plan to take the stock price to at least the $20 per share level, or if another party had emerged with a greater than $20 per share offer prior to February 14, 2003, our decision to tender into the Tender Offer might have been different.

     8. Because we owe a fiduciary duty to our clients and our goal is to maximize their interests, we must continually review this situation. We have no pre-ordained bias toward TCI, SPG, or Westfield or any interest in controlling any of these entities. We view the decision to have tendered as no different than any sound portfolio management decision in which a third party offers to purchase shares of stock at what we view to be an attractive price relative to the prospect of choosing to pass on that trade and hold onto those shares.


                                                    /s/ Robert H. Steers
                                                    -------------------------
                                                    Robert H. Steers

  /s/ Jay J. Chen
--------------------
   Notary Public

Sworn to me this 27th day of
February, 2003

          Jay J. Chen
Notary Public State of New York
          No 31-5012248
  Qualified in New York County
Commission Expires June 15, 2003